As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-212499

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAVIUM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0558625
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2315 N. First Street

San Jose, CA 95131

(408) 943-7100

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Vincent P. Pangrazio, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

(408) 943-7100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Arthur Chadwick Vice President of Finance & Administration and Chief Financial Officer, Cavium, Inc. 2315 N. First Street San Jose, California 95131 (408) 943-7100	Kenton J. King, Esq. Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500	Michael L. Hawkins, Esq. Vice President, General Counsel and Corporate Secretary QLogic Corporation 26650 Aliso Viejo Parkway Aliso Viejo, California 92656 (949) 389-6000	Mark D. Peterson, Esq. Andor Terner, Esq. O’Melveny & Myers LLP 610 Newport Center Drive 17th Floor Newport Beach, California 92660 (949) 760-9600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	10,210,562(1)	N/A	$403,687,719(2)	$40,651.36(3)(4)

(1)	Represents the maximum number of shares of Cavium, Inc. (“Cavium”) common stock estimated to be issuable upon consummation of the offer and the merger, calculated by totaling (A) 8,705,892, which is the product obtained by multiplying the exchange ratio of 0.098 by 88,835,631 shares of common stock of QLogic Corporation (“QLogic”), which is the sum of (i) 83,898,078, the number of shares of QLogic common stock outstanding as of July 8, 2016, plus (ii) 3,270,261, the number of shares of QLogic common stock underlying vested restricted stock units outstanding as of July 8, 2016 (including 103,357 shares of QLogic common stock underlying unvested restricted stock units held by QLogic’s non-employee directors that will vest in full immediately prior to the effective time of the merger), plus (iii) 1,447,292, the number of shares of QLogic common stock underlying QLogic stock options with exercise prices of $14.74 or below outstanding as of July 8, 2016, plus (iv) approximately 220,000 shares of QLogic common stock which constitutes the maximum number of shares that may be issued prior to the completion of the offer and the merger under QLogic’s 1998 Employee Stock Purchase Plan, as amended and restated effective May 28, 2015, and (B) 1,504,669, which is the product obtained by multiplying (i) the sum of (a) the exchange ratio of 0.098, plus (b) the quotient obtained by dividing (x) $11.00, the per-share cash consideration that will be paid by Cavium to QLogic stockholders in the offer and the merger, by (y) $38.26, the volume weighted average trading price of Cavium common stock as reported on Nasdaq for the five (5) consecutive trading days ending on July 8, 2016, by (ii) 3,903,097, which is the sum of (i) 3,270,261, the number of shares of QLogic common stock underlying unvested restricted stock units outstanding as of July 8, 2016 (excluding 103,357 shares of QLogic common stock underlying unvested restricted stock units held by QLogic’s non-employee directors that will vest in full immediately prior to the effective time of the merger), plus (ii) 632,836, the number of shares of QLogic common stock underlying unvested performance restricted stock units outstanding as of July 8, 2016, assuming achievement of target-level performance with respect to each performance period, performance cycle or measurement cycle applicable thereto; and then rounding up. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Cavium securities as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of QLogic common stock to be exchanged in the offer and the merger, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of (i) $14.89, the average of the high and low sales prices per share of QLogic common stock on July 11, 2016, as reported by Nasdaq, and (ii) 92,738,728, the estimated number of shares of QLogic common stock to be exchanged in the offer and the merger, less (b) the product of (x) $11.00, the per-share cash consideration that will be paid by Cavium to QLogic stockholders in the offer and the merger, and (y) 88,835,631, the estimated number of shares of QLogic common stock to be exchanged in the offer and the merger for the transaction consideration.
(3)	The amount of the filing fee, calculated in accordance with Rule 457(f) under the Securities Act, equals 0.0001007 multiplied by the proposed maximum offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer or the merger and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED JULY 27, 2016

Offer by

QUASAR ACQUISITION CORP.,

a direct wholly owned subsidiary of

CAVIUM, INC.,

to exchange each outstanding share of common stock of

QLOGIC CORPORATION

for

$11.00 in cash

and

0.098 shares of common stock of Cavium, Inc.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 9, 2016, UNLESS EARLIER EXTENDED OR TERMINATED.

Cavium, Inc. (“Cavium”), through its direct wholly owned subsidiary, Quasar Acquisition Corp. (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of QLogic Corporation (“QLogic”), par value $0.001 per share, that is validly tendered in the offer and not properly withdrawn:

•	$11.00 in cash, without interest and less any applicable withholding taxes; and

•	0.098 shares of Cavium common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Cavium common stock, without interest and less any applicable withholding taxes.

We refer to the above as the “transaction consideration.”

The Offeror’s obligation to accept for exchange, and to exchange, shares of QLogic common stock for cash and shares of Cavium common stock in the offer is subject to a number of conditions, including there having been validly tendered and not properly withdrawn at least the number of shares of QLogic common stock that, together with any shares of QLogic common stock owned by the Offeror, represents at least a majority of the outstanding shares of QLogic common stock. See “Merger Agreement — Conditions to the Offer” for a description of all such conditions.

The offer is being made pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated June 15, 2016, among Cavium, the Offeror and QLogic. A copy of the merger agreement is attached to this document as Annex A.

The offer is the first step in Cavium’s plan to acquire control of, and ultimately all of the outstanding equity in, QLogic. As a second step in such plan, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, Cavium intends to consummate a merger of the Offeror with and into QLogic, with QLogic surviving the merger (the “merger” and together with the offer, the “transactions”). The purpose of the merger is for Cavium to acquire all shares of QLogic common stock that it did not acquire in the offer. In the merger, each outstanding share of QLogic common stock that was not acquired by the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. After the merger, QLogic, as the surviving corporation, will be a direct wholly owned subsidiary of Cavium, and the former stockholders of QLogic will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”). Accordingly, if the offer is completed (such that the Offeror owns at least a majority of the outstanding shares of QLogic common stock), no stockholder vote will be required to complete the merger.

The board of directors of QLogic unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, QLogic and its stockholders. The board of directors of QLogic has also unanimously resolved to recommend that the stockholders of QLogic accept the offer and tender their shares of QLogic common stock to the Offeror pursuant to the offer.

The board of directors of Cavium also unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Cavium and its stockholders.

Cavium common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “CAVM,” and QLogic common stock is listed on Nasdaq under the symbol “QLGC.” You are encouraged to obtain current market quotations for Cavium common stock and QLogic common stock in connection with your decision whether to tender your shares in the offer.

If the merger is completed, holders of QLogic common stock will have appraisal rights under Delaware law. To exercise appraisal rights, a QLogic stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer and the Merger —Dissenters’ Rights.”

For a discussion of certain factors that QLogic stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 24.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Cavium nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Cavium or the Offeror.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is July 27, 2016.

ADDITIONAL INFORMATION

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), this document incorporates by reference important business and financial information about Cavium, QLogic and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.

This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number:

Investor Relations

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

(408) 943-7100

http://www.cavium.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five (5) business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of August 9, 2016, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is August 2, 2016.

See also “Where To Obtain Additional Information.”

QLogic has supplied all information contained or incorporated by reference in this document relating to QLogic, and Cavium has supplied all information contained or incorporated by reference in this document relating to Cavium. Both QLogic and Cavium have contributed information relating to the offer and the merger.

Certain information relating to QLogic appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by QLogic with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to QLogic stockholders.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of shares of QLogic common stock may have regarding the offer and the merger, as such terms are defined below, and answers to those questions. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other documents to which we have referred or incorporated by reference because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”

As used in this document, unless otherwise indicated or the context requires: “Cavium” (or “we,” “us” and “our”) refers to Cavium, Inc., a Delaware corporation, and its consolidated subsidiaries; the “Offeror” refers to Quasar Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Cavium; “QLogic” refers to QLogic Corporation, a Delaware corporation, and its consolidated subsidiaries; “Cavium common stock” refers to the common stock of Cavium, par value $0.001 per share; “QLogic common stock” refers to the common stock of QLogic, par value $0.001 per share; “Cavium shares” refers to shares of Cavium common stock; and “QLogic shares” refers to shares of QLogic common stock.

Who is offering to buy my QLogic shares?

Cavium, through the Offeror, is making this offer to exchange (the “offer”) for each share of common stock of QLogic that is validly tendered in the offer and not properly withdrawn $11.00 in cash and 0.098 shares of common stock of Cavium.

Cavium is a provider of highly integrated semiconductor processors that enable intelligent processing for wired and wireless networking, communications, storage, cloud, wireless, security, video and connected home and office applications. A range of Cavium’s products also include a rich suite of embedded security protocols that enable unified threat management, or UTM, secure connectivity, network perimeter protection, and Deep Packet Inspection, or DPI. Cavium sells its products to providers of networking equipment that sell into the enterprise, datacenter, service provider and broadband and consumer markets. In the enterprise market, Cavium’s products are used in routers, switches, wireless local area networks, or WLAN, and UTM. In the datacenter market, Cavium’s products are used in servers and server load balancers. In the service provider market in wired infrastructure, Cavium’s products are used in edge routers, cable modem termination system head-ends and media gateways, and in wireless infrastructure in 3G/4G base stations, radio network controllers, small cell and evolved packet core nodes. In the broadband and consumer market, Cavium’s products are used in home gateways, wireless High-Definition Multimedia Interface, or HDMI, WLAN, small office/home office and UTM. Cavium’s products are systems on a chip, or SoCs, which incorporate single or multiple processor cores, a highly integrated architecture and customizable software that is based on a broad range of standard operating systems. Cavium focuses its resources on the design, sales and marketing of Cavium’s products and outsources the manufacturing of Cavium’s products.

Cavium has a broad portfolio of multi-core processors to deliver integrated and optimized hardware and software embedded solutions to the market. Cavium’s software and service revenue is mainly from the sale of software subscriptions of embedded Linux operating system, related development tools, application software stacks, support and professional services.

What is Cavium proposing?

Pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger (the “merger agreement”), entered into by Cavium, the Offeror and QLogic on June 15, 2016, Cavium proposes to acquire control of, and ultimately all of the outstanding equity in, QLogic.

The offer is the first step in Cavium’s plan to acquire all of the outstanding QLogic shares, and the merger (as defined below) is the second step in such plan.

In the offer, if a sufficient number of shares of QLogic common stock are validly tendered into the offer and not properly withdrawn such that, together with any shares of QLogic common stock owned by the Offeror, Cavium will own at least a majority of the then-outstanding shares of QLogic common stock, subject to the satisfaction or waiver of the other conditions to the offer, Cavium will accept for exchange, and exchange, the shares validly tendered and not properly withdrawn in the offer. Then, as soon as practicable thereafter and as the second step in Cavium’s plan to acquire all of the outstanding QLogic shares, Cavium will consummate a merger of the Offeror with and into QLogic with QLogic surviving the merger (the “merger”). The purpose of the merger is for Cavium to acquire all remaining shares of QLogic common stock that it did not acquire in the offer. In the merger, each outstanding share of QLogic common stock that was not acquired by the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration, as such term is defined below. After the merger, QLogic, as the surviving corporation, will be a direct wholly owned subsidiary of Cavium, and the former stockholders of QLogic will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly, if the offer is completed, no stockholder vote will be required to consummate the merger.

Why is Cavium proposing the offer and the merger?

Cavium is proposing the offer and the merger to acquire control of, and ultimately the entire equity interest in, QLogic. The board of directors of Cavium unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Cavium and its stockholders. See “The Offer and the Merger — Cavium’s Reasons for the Offer and the Merger” for more information.

Does the board of directors of QLogic support the offer and the merger?

Yes. The board of directors of QLogic unanimously resolved to recommend that QLogic stockholders accept the offer and tender their shares of QLogic common stock to the Offeror pursuant to the offer. The board of directors of QLogic also unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, QLogic and its stockholders.

See “The Offer and the Merger — QLogic’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of QLogic” for more information. A description of the reasons for this recommendation is also set forth in the Schedule 14D-9 that is being mailed to you together with this document.

What are the classes and amounts of QLogic securities that the Offeror is offering to acquire?

Cavium, through the Offeror, is seeking to acquire all issued and outstanding shares of QLogic common stock, par value $0.001 per share.

What will I receive for my shares of QLogic common stock?

Cavium, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of QLogic common stock that is validly tendered in the offer and not properly withdrawn:

•	$11.00 in cash, without interest and less any applicable withholding taxes (the “cash consideration”); and

•	0.098 shares of Cavium common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Cavium common stock, without interest and less any applicable withholding taxes (the “stock consideration”).

We refer to the cash consideration and stock consideration above collectively as the “transaction consideration.”

If you do not tender your shares into the offer but the merger is completed, you will also receive the transaction consideration in exchange for your shares of QLogic common stock.

Will I have to pay any fee or commission to exchange my shares of QLogic common stock?

If you are the record owner of your shares of QLogic common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of QLogic common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What are the conditions to the offer?

The Offeror and Cavium are not obligated to consummate the offer unless the following conditions, among others, have been satisfied:

•	Minimum Tender Condition — QLogic stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of QLogic common stock that, together with any shares of QLogic common stock then owned by the Offeror, represents at least a majority of all then-outstanding QLogic shares (the “minimum tender condition”);

•	Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•	Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened in writing by the SEC;

•	Listing of Cavium Common Stock — the Cavium shares to be issued in the offer and the merger having been authorized for listing on the NASDAQ Global Select Market (“Nasdaq”), subject to official notice of issuance;

•	Accuracy of QLogic’s Representations — the representations and warranties of QLogic contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	QLogic’s Compliance with Covenants — QLogic having complied with or performed in all material respects with its covenants under the merger agreement;

•	No Legal Prohibition — other than with respect to foreign antitrust laws, no governmental entity having jurisdiction over Cavium, the Offeror or QLogic having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•	No Material Adverse Effect — no Company Material Adverse Effect (as defined in the merger agreement, also referred to herein as a “QLogic Material Adverse Effect”) having occurred and continuing to exist as of immediately prior to the expiration of the offer; and

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

For a more complete description of the conditions to the offer, see the section entitled “Merger Agreement — Conditions to the Offer.”

Cavium’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the debt commitment letter (described elsewhere in this document) is subject to the satisfaction of the conditions set forth in the debt commitment letter). See “The Offer and the Merger — Source and Amount of Funds.”

How long will it take to complete the proposed offer and the merger?

The offer and the merger are currently expected to be completed in the third calendar quarter of 2016, subject to the satisfaction or waiver of the conditions described in “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”

Until what time can I tender my shares of QLogic common stock in the offer?

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of August 9, 2016, unless earlier extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means August 9, 2016, unless and until the Offeror has extended or re-extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws, in which event the term “expiration date” means the latest time and date at which the offer, as so extended or re-extended by the Offeror, will expire.

Subject to the provisions of the merger agreement, and unless QLogic otherwise consents or the offer or the merger agreement is terminated, (i) the Offeror will extend the offer for any period required by the U.S. federal securities laws and the rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past November 12, 2016, subject to extension to the date three business days following the conclusion of the marketing period (as defined in the merger agreement) (such date, the “termination date”)), (ii) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than ten (10) business days from the previously scheduled expiration date, except that the Offeror shall not be required to, but may in its sole discretion, extend the offer for more than two (2) periods of ten (10) business days, if all conditions other than the minimum tender condition are satisfied, (iii) if, on the scheduled expiration date, each offer condition has been satisfied, or waived by Cavium or the Offeror if permitted by the merger agreement, and the marketing period has not ended, then the Offeror has the right to extend the offer to the business day immediately following the end of the marketing period or to such later date as may be required by the applicable rules, regulations, interpretations or positions of the SEC or its staff; and (iv) if, immediately prior to the scheduled expiration date, each offer condition has been satisfied, or waived by Cavium or the Offeror if permitted by the terms of the merger agreement, and the proceeds of the debt financing as defined are not available to Cavium and the Offeror, in an amount sufficient (in combination with all funds held by or otherwise available to Cavium and the Offeror, including the cash on hand of QLogic) to consummate the transactions contemplated by the merger agreement, then the Offeror has the right, and if requested by QLogic, the obligation, to extend the offer for no more than two (2) periods of up to ten (10) business days each (the length of such period to be determined by Cavium, but in any event no later than five (5) business days prior to the termination date), and shall do so if requested by QLogic. However, in no event will the Offeror be required to extend the offer to a date that is after the termination date nor will the Offeror be permitted to extend the offer past the termination date without QLogic’s prior written consent.

If the merger agreement is terminated, the Offeror will promptly terminate the offer.

Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of QLogic.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”

How do I tender my shares of QLogic common stock?

To validly tender shares of QLogic common stock held of record, QLogic stockholders must:

•

if such shares are in certificated form or are held in book entry form directly with QLogic via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered QLogic shares to Computershare Trust Company, the exchange agent for the offer, at its address set forth elsewhere in this document and the letter of transmittal, all of which must be received by the exchange agent prior to the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of QLogic common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.

We are not providing for guaranteed delivery procedures. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.

For a more complete discussion of the procedures for tendering your shares of QLogic common stock, see “Exchange Offer Procedures — Procedures for Tendering.”

Until what time can I withdraw tendered shares of QLogic common stock?

You may withdraw your previously tendered shares of QLogic common stock at any time until the offer has expired and you may withdraw them at any time on or after that date until the Offeror accepts shares for exchange. Once the Offeror accepts your tendered shares for exchange, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your QLogic shares, see “Exchange Offer Procedures — Withdrawal Rights.”

How do I withdraw previously tendered shares of QLogic common stock?

To withdraw previously tendered shares of QLogic common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.

To withdraw previously tendered shares of QLogic common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.

For a more complete discussion of the procedures for withdrawing your QLogic shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered shares of QLogic common stock?

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will thereafter promptly exchange, all shares of QLogic common stock validly tendered and not properly withdrawn prior to the expiration date.

The Offeror will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such QLogic shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

What happens if I do not tender my shares of QLogic common stock?

If Cavium completes the offer, it intends to complete the merger as soon as practicable following the completion of the offer. Upon consummation of the merger, each share of QLogic common stock that has not been tendered and accepted for exchange in the offer, unless appraisal under Delaware law for such shares has been properly demanded, and other than shares held in treasury by QLogic or shares held by Cavium or any subsidiary of Cavium, will be converted in the merger into the right to receive the transaction consideration.

If the offer is completed, will QLogic continue as a public company?

No. If the merger takes place, QLogic will no longer be publicly traded, and QLogic will be held as a direct wholly owned subsidiary of Cavium. Cavium is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as soon as practicable following its acceptance for purchase of shares of QLogic common stock in the offer. The merger will be governed by Section 251(h) of the DGCL, and accordingly, if the offer is completed, no stockholder vote will be required to consummate the merger. As such, Cavium does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Will I have the right to have my shares of QLogic common stock appraised?

Appraisal rights are not available in connection with the offer, and QLogic stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger. However, if the Offeror accepts shares in the offer and the merger is completed, holders of shares of QLogic common stock will be entitled to exercise appraisal rights in connection with the merger if they did not tender their shares in the offer and satisfy the other requirements prescribed by Delaware law.

QLogic stockholders who (i) did not tender their shares in the offer, (ii) demand appraisal of their shares of QLogic common stock in accordance with Section 262 of the DGCL and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to receive a judicial determination of the fair value of their shares of QLogic common stock (as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash in lieu of receiving the transaction consideration. Any such judicial determination of the fair value of shares of QLogic common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of shares of QLogic common stock. The value so determined could be higher or lower than the price per QLogic share paid by Cavium or the Offeror pursuant to the offer and the merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value for the purposes of appraisal under applicable Delaware law.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that is being mailed to you together with this prospectus/offer to exchange constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by QLogic stockholders desiring to exercise appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex B to the Schedule 14D-9. See “The Offer and the Merger — Dissenters’ Rights.”

Who should I contact if I have questions about the offer?

You may contact Alliance Advisors LLC, the information agent, by phone toll-free at (855) 928-4483 or by email at reorg@allianceadvisorsllc.com.

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to QLogic stockholders. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”

Purpose of the Offer and the Merger (Page 34)

The purpose of the offer and the merger that have been agreed to between Cavium and QLogic is for Cavium to acquire control of, and ultimately the entire equity interest in, QLogic. The offer is the first step in Cavium’s plan to acquire all of the outstanding shares of QLogic common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of QLogic common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of QLogic common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.

Transaction Consideration (Page 34)

The transaction consideration consists of:

•	$11.00 in cash, without interest and less any applicable withholding taxes; and

•	0.098 shares of Cavium common stock, together with cash in lieu of any fractional shares of Cavium common stock, without interest and less any applicable withholding taxes.

QLogic stockholders will not receive any fractional shares of Cavium common stock in the offer or the merger, and each QLogic stockholder who otherwise would be entitled to receive a fraction of a share of Cavium common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof, based on the volume weighted average closing sale price of one share of Cavium common stock as reported on Nasdaq for the five consecutive trading days ending on and including the trading day prior to the closing of the merger.

The Offer (Page 89)

Cavium, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of QLogic common stock that is validly tendered in the offer and not properly withdrawn.

The Merger (Page 91)

The merger will be completed as soon as practicable following the Offeror’s acceptance of shares tendered in the offer if the offer is completed, assuming the satisfaction or waiver of the other conditions at such time. If the offer is completed, the merger will be subject to Section 251(h) of the DGCL, which means that no vote of QLogic stockholders will be required to complete the merger. Accordingly, Cavium anticipates that, if the offer is completed, the merger will be completed on the same day as the offer.

In the merger, the Offeror will merge with and into QLogic, with QLogic surviving the merger. At the effective time of the merger, each outstanding share of QLogic common stock that was not acquired by the Offeror in the offer (other than shares held by stockholders of record that have properly demanded appraisal of their shares under Delaware law and have not withdrawn such demand or otherwise lost their right to appraisal, shares held in treasury by QLogic or shares held by Cavium or any subsidiary of Cavium) will be converted into the right to receive the transaction consideration. After the merger, QLogic will be held as a direct wholly owned subsidiary of Cavium, and the former stockholders of QLogic will no longer have any direct ownership interest in the surviving corporation.

The Companies (Page 33)

Cavium

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

(408) 943-7100

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance up to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband and access and service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India and China.

Cavium was incorporated in Delaware in 2006 and became a public company in 2007. Its shares are traded on Nasdaq under the ticker symbol “CAVM.”

Offeror

Quasar Acquisition Corp.

c/o Cavium, Inc.

2315 N. First Street

San Jose, California 95131

(408) 943-7100

The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Cavium. The Offeror was incorporated on June 13, 2016 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.

QLogic

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

(949) 389-6000

QLogic is a global leader and technology innovator in high performance networking, delivering adapters, switches, routers and ASICs that power today’s data, storage and server networks for leading Global 2000 corporations. The company delivers a broad range and diverse portfolio of networking products that include Converged Network Adapters for the emerging Fibre Channel over Ethernet (“FCoE”) market, Ethernet adapters,

Fibre Channel adapters and switches, iSCSI adapters and routers. QLogic products are powering solutions from today’s leading technology providers such as Cisco, Dell, EMC, HP, IBM, NetApp and Oracle, and are delivered to small-to-medium sized businesses and large enterprises globally through a comprehensive network of channel partners.

QLogic was incorporated in the state of Delaware in 1992. It became a publicly traded company in 1994. Its shares trade on Nasdaq under the ticker symbol “QLGC.”

Conditions to the Offer and the Merger (Pages 114, 116)

Completion of the offer and the merger is subject to certain conditions, including, among others:

•	Minimum Tender Condition — QLogic stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of QLogic common stock that, together with any shares of QLogic common stock then owned by the Offeror, represents at least a majority of all then-outstanding QLogic shares;

•	Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the merger under the HSR Act having expired or been terminated;

•	Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the Securities Act and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened in writing by the SEC;

•	Listing of Cavium Common Stock — the Cavium shares to be issued in the offer and the merger having been authorized for listing on Nasdaq, subject to official notice of issuance;

•	Accuracy of QLogic’s Representations — the representations and warranties of QLogic contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	QLogic’s Compliance with Covenants — QLogic having complied with or performed in all material respects with its covenants under the merger agreement;

•	No Legal Prohibition — other than with respect to foreign antitrust laws the failure to comply with which would not reasonably be expected to materially reduce the benefits of the merger to Cavium, no governmental entity having jurisdiction over Cavium, the Offeror or QLogic having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•	No Material Adverse Effect — no Company Material Adverse Effect (as defined in the merger agreement, also referred to herein as a “QLogic Material Adverse Effect”) having occurred and continuing to exist as of immediately prior to the expiration of the offer; and

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

Treatment of QLogic Common Stock and Equity Awards (Page 91)

Consideration for Options

At the effective time of the merger, each outstanding and unvested QLogic option to purchase shares of QLogic common stock (each a “QLogic stock option” and together, the “QLogic stock options”) (other than any such unvested QLogic stock option that is an underwater option (as defined below)), shall, without any further action on the part of any holder thereof, be assumed by Cavium and converted into an option to purchase, on the same terms and conditions as were applicable under such QLogic stock option, that number of shares of Cavium common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of QLogic common stock subject to such unvested QLogic stock option and (B) the “equity conversion ratio” (defined as the sum of (i) 0.098, which represents the number of shares of Cavium common stock payable per share of QLogic common stock in the offer (the “exchange ratio”) and (ii) the quotient obtained by dividing (x) the cash consideration by (y) the volume weighted average trading price of Cavium common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger (the “Cavium measurement price”)), at an exercise price per share of Cavium common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the per-share exercise price for the QLogic common stock subject to such QLogic stock option, by (2) the equity conversion ratio (each, as so adjusted, a “converted Cavium option”). An “underwater option” means a QLogic stock option (whether vested or unvested) with an exercise price equal to or greater than the sum of (a) the cash consideration and (b) the “share consideration value” (defined as the product of the exchange ratio and the Cavium measurement price).

The converted Cavium options shall have the same vesting schedule and other terms and conditions as the corresponding QLogic stock options; provided, that Cavium shall convert QLogic stock options into converted Cavium options in such a manner as to ensure that the converted Cavium options are not subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), as a result of the assumption and conversion and that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted Cavium options will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016 between QLogic and the holder of the applicable QLogic stock option that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control). For a description of the Change in Control Severance Agreements with QLogic’s named executive officers, see below under the heading “Interests of Certain Persons in the Offer and the Merger — Other Arrangements with Executive Officers.”

At the effective time of the merger, each outstanding and vested QLogic stock option with an exercise price less than the sum of (a) the cash consideration and (b) the share consideration value (including those QLogic stock options that become vested by their terms immediately prior to or as of the effective time of the merger) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive the vested option consideration (as defined below) (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding shall first be applied against the cash portion of the vested option consideration). Following the effective time of the merger, any such cancelled QLogic stock option shall no longer be exercisable for shares of QLogic common stock and shall entitle the holder of such QLogic stock option only to the payment, if any, described in this paragraph, which shall be made by the surviving corporation within ten (10) business days after the effective time of the merger. For the avoidance of doubt, at the effective time of the merger, each outstanding QLogic stock option that is an underwater option shall, without any further action on the part of any holder thereof, be cancelled, and the holder thereof shall receive no payment on account thereof. “Vested option consideration” means (x) an amount of cash equal to the positive difference, if any, between the “total cash consideration” (defined as the product of (i) the cash consideration and (ii) the number of shares of QLogic common stock subject to such vested QLogic stock option immediately prior to the effective time of the merger) less the “total cash exercise price” (defined as, with respect to each vested QLogic stock option, the aggregate exercise price of such vested QLogic stock option, multiplied by a fraction, the numerator of which is the cash consideration and the denominator of which is the sum of (I) the cash consideration and (II) the share consideration value), and (y) a number of shares of Cavium common stock equal to (A) the positive difference, if any, between the “total share consideration” (defined as, with respect to each vested QLogic stock option, the product of (X) the share consideration value and (Y) the number of shares of QLogic common stock subject to such vested QLogic stock option immediately prior to the effective time of the merger) less the “total share exercise price” (defined as, with respect to each vested QLogic stock option, the aggregate exercise price of such vested QLogic stock option reduced by the total cash exercise price), divided by (B) the Cavium measurement price, in each case as determined with respect to the particular vested QLogic stock option.

Consideration for Restricted Stock Units

At the effective time of the merger, by virtue of the merger, the unvested QLogic restricted stock units that vest based solely on the holder’s continued service with QLogic or one of its subsidiaries (the “QLogic RSUs”) outstanding immediately prior to the effective time of the merger shall be converted into that number of Cavium restricted stock units of Cavium common stock (“converted RSUs”) equal to the product of (A) the number of shares of QLogic common stock subject to such unvested QLogic RSUs and (B) the equity conversion ratio. Any converted RSUs so issued shall be subject to the same terms and conditions as were applicable under such QLogic RSUs; provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted RSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016 between QLogic and the holder of the applicable QLogic RSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

At the effective time of the merger, each outstanding and vested QLogic RSU (including those QLogic RSUs that become vested by their terms immediately prior to or as of the effective time of the merger) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested QLogic RSU) (i) an amount in cash equal to the product of (A) the cash consideration multiplied by (B) the total number of shares of QLogic common stock subject to such QLogic RSU, and (ii) a number of shares of Cavium common stock equal to the product of (A) the exchange ratio and (B) the total number of shares of QLogic common stock subject to such QLogic RSU. Following the effective time of the merger, any such cancelled QLogic RSU shall entitle the holder of such QLogic RSU only to the payment described in this paragraph, which shall be made by the surviving corporation within ten (10) business days after the effective time of the merger; provided, that such payment shall be made at such other time or times following the effective time of the merger consistent with the terms of the QLogic RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

Consideration for Performance-Based Restricted Stock Units

At the effective time of the merger, by virtue of the merger, the unvested QLogic restricted stock units that are subject to both time-based and performance-based vesting requirements (the “QLogic PRSUs”) outstanding immediately prior to the effective time of the merger shall be assumed and converted into that number of restricted stock units of Cavium common stock, rounded down to the nearest whole share (“converted PRSUs”) equal to the product of (x) the number of shares of QLogic common stock subject to such QLogic PRSUs, with such number determined as of the last trading day prior to the closing date based on achievement as of such date of the performance vesting terms applicable to such QLogic PRSUs with respect of the performance period applicable to such QLogic PRSUs and (y) the equity conversion ratio. Any converted PRSUs so issued shall vest based on the vesting date set forth in the award agreement applicable to the QLogic PRSUs, subject only to the continued service of the grantee with the surviving corporation, Cavium or an affiliate through the applicable vesting date but shall not be subject to any performance-based vesting terms following the effective time of the merger, and shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such QLogic PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes the transactions shall constitute a change of control); provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. Each converted PRSU that vests after the effective time of the merger shall be settled in shares of Cavium common stock; provided, that in the event that Cavium shall reasonably determine at any time prior to the effective time of the merger that it would not be permitted to consummate the transactions contemplated by the merger agreement without the prior approval of Cavium’s stockholders under applicable laws or the rules of Nasdaq, Cavium shall have the power to provide that any such converted PRSU that vests after the effective time of the merger shall be settled by a cash payment equal to the value of a share of Cavium common stock at the time of such settlement. For the avoidance of doubt, the converted PRSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic PRSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

Treatment of Employee Stock Purchase Plan (Page 94)

QLogic’s 1998 Employee Stock Purchase Plan, as amended and restated effective May 28, 2015 (the “ESPP”) will continue to be operated in accordance with its terms and past practice, provided, that if the closing of the merger is expected to occur prior to the end of an “Offering Period” (as defined in the ESPP), QLogic will provide for an earlier “Purchase Date” (as defined in the ESPP) concurrent with the closing date of the merger (a “New Purchase Date”) as reasonably close to the closing date of the merger as is administratively practicable with respect to each “Purchase Period” (as defined in the ESPP) then in progress in accordance with Section 10.5 of the ESPP, and each then-outstanding option under the ESPP with respect to such Offering Period will be exercised on the New Purchase Date (making such pro-rata adjustments as may be necessary to reflect the shortened Offering Period). The New Purchase Date will be as reasonably close to the closing date of the merger as is administratively practicable, and QLogic will provide notice of the New Purchase Date to each participant as provided in the ESPP. After June 15, 2016, no new participants are permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on June 15, 2016, and no new Offering Period will commence under the ESPP.

Regulatory Approvals (Page 66)

Completion of the offer and the merger is subject to the expiration or termination of the waiting period applicable to the offer and the merger under the HSR Act. Under the HSR Act, the purchase of QLogic common stock in the offer may not be completed until the expiration of a thirty (30) calendar day waiting period, which began when Cavium filed a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) on June 29, 2016, unless the FTC and Antitrust Division grant early termination of such waiting period. The required waiting period with respect to the offer and the merger is expected to expire at 11:59 p.m., New York City time, on or about July 29, 2016, unless the FTC and Antitrust Division grant early termination of the waiting period, or Cavium receives a request for additional information or documentary material prior to that time. The parties to the merger agreement are required to use their respective reasonable best efforts to consummate the offer and the merger, including by taking all reasonable actions necessary to obtain any antitrust or other regulatory approvals.

Source and Amount of Funds (Page 77)

Cavium estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of QLogic common stock sought in the offer (which is 100% of the outstanding shares of QLogic common stock on a fully diluted basis) and complete the merger is approximately $922.0 million, plus related fees and expenses. Cavium anticipates that the funds needed to complete the offer and the merger will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing. In connection with entering into the merger agreement, Cavium executed a commitment letter (the “commitment letter”), dated June 15, 2016, with JPMorgan Chase Bank, N.A., that provides a commitment, subject to the execution of definitive documentation and the satisfaction of certain conditions, for a $650,000,000 senior secured term B loan facility and a $100,000,000 senior secured interim term loan facility (together, the “new credit facilities”). Cavium expects to enter into definitive documentation for the new credit facilities concurrently with the consummation of the transactions. The new term loan B facility will mature six years after the closing date. The new interim term loan facility is expected to mature on February 15, 2017.

Cavium’s obligation to consummate the offer and the merger is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the commitment letter is subject to the satisfaction of the conditions set forth in the commitment letter, which are summarized in “The Offer and the Merger — Source and Amount of Funds”).

Listing of Cavium Common Stock (Page 79)

Cavium will submit the necessary applications to seek to cause the shares of its common stock to be issued as transaction consideration in the offer and the merger to be approved for listing on Nasdaq. Approval of this listing is a condition to completion of the offer and the merger.

Comparative Market Price and Dividend Matters (Page 122)

Cavium common stock is listed on Nasdaq under the symbol “CAVM,” and QLogic common stock is listed on Nasdaq under the symbol “QLGC.” The following table sets forth the closing prices of Cavium common stock and QLogic common stock on Nasdaq as reported on June 15, 2016, the last day of trading prior to the public announcement of the execution of the merger agreement, and on July 25, 2016, the most recent practicable trading date prior to the filing of this document. The table below also shows the implied value of one share of QLogic common stock on such dates, which was calculated by adding (1) the per-share cash consideration of $11.00 and (2) the product of the exchange ratio of 0.098 multiplied by the closing price of Cavium common stock on such date.

	Per-Share QLogic Closing Price	Per-Share Cavium Closing Price	Implied Transaction Value of QLogic Share
June 15, 2016	$13.54	$48.00	$15.70
July 25, 2016	$15.21	$43.56	$15.27

The market value of the stock portion of the transaction consideration will change as the market value of Cavium common stock fluctuates during the offer period and thereafter. QLogic stockholders should obtain current market quotations for shares of QLogic common stock and Cavium common stock before deciding whether to tender their QLogic shares in the offer.

Ownership of Cavium After the Offer and the Merger (Page 64)

Cavium estimates that former stockholders of QLogic will own, in the aggregate, approximately 12.48% of the shares of Cavium common stock outstanding immediately following completion of the offer and the merger.

Comparison of Stockholders’ Rights (Page 146)

The rights of Cavium stockholders are different in some respects from the rights of QLogic stockholders. Therefore, QLogic stockholders will have different rights as stockholders once they become Cavium stockholders.

U.S. Federal Income Tax Consequences (Page 139)

The exchange of QLogic common stock for cash and shares of Cavium common stock will generally be a taxable transaction for U.S. federal income tax purposes. Holders of QLogic common stock should read the section entitled “U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer or the merger to a particular holder will depend on such holder’s particular facts and circumstances. QLogic stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of QLogic common stock for the transaction consideration pursuant to the offer or the merger.

Accounting Treatment (Page 79)

In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), Cavium will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.

Questions About the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the merger.

The information agent for the offer is:

Alliance Advisors LLC 200 Broadacres Dr., 3rd Floor Bloomfield, NJ 07003 Stockholders May Call Toll Free: (855) 928-4483 Email: reorg@allianceadvisorsllc.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAVIUM

The following table sets forth certain selected financial information for Cavium as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013, and the selected consolidated balance sheet data as of December 31, 2015 and 2014 are derived from, and qualified by reference to, the audited consolidated financial statements included in Cavium’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the selected consolidated balance sheet data as of December 31, 2013, 2012 and 2011 are derived from Cavium’s audited consolidated financial statements, which are not incorporated by reference into this document. The selected consolidated statements of operations for the three months ended March 31, 2016 and 2015, and the selected consolidated balance sheet data as of March 31, 2016 are derived from, and qualified by reference to, Cavium’s unaudited consolidated financial statements included in Cavium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference into this document. You should read the summary selected financial data together with Cavium’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cavium’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where to Obtain Additional Information.”

Selected Consolidated Statements of Operations Data and Selected Consolidated Balance Sheet Data

	Three Months Ended		Year Ended December 31,
	March 31, 2016	March 31, 2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$101,882	$101,778	$412,744	$372,978	$303,993	$235,480	$259,205
Cost of revenue	33,866	35,799	143,767	138,359	114,679	102,602	104,281

Gross profit	68,016	65,979	268,977	234,619	189,314	132,878	154,924

Operating expenses:
Research and development	50,455	58,422	203,778	171,690	134,596	109,943	92,197
Sales, general and administrative	20,925	20,671	78,926	70,404	64,088	71,794	66,771
Goodwill impairment	—	—	—	—	—	27,680	—

Total operating expenses	71,380	79,093	282,704	242,094	198,684	209,417	158,968

Loss from operations	(3,364)	(13,114)	(13,727)	(7,475)	(9,370)	(76,539)	(4,044)

Other expense, net:
Interest expense	(208)	(410)	(1,241)	(1,472)	(1,502)	(646)	(229)
Change in estimated fair value of notes payable and other	—	—	—	(14,888)	—	—	—
Other, net	14	(66)	(410)	(347)	(879)	(157)	(179)

Total other expense, net	(194)	(476)	(1,651)	(16,707)	(2,381)	(803)	(408)

Loss before income taxes	(3,558)	(13,590)	(15,378)	(24,182)	(11,751)	(77,342)	(4,452)
Provision for (benefit from) income taxes	275	301	1,682	1,633	1,937	36,321	(4,485)

Net income (loss)	(3,833)	(13,891)	(17,060)	(25,815)	(13,688)	(113,663)	33
Net loss attributable to non-controlling interest	—	—	—	(10,520)	(10,723)	(1,031)	—

Net income (loss) attributable to the Company	$(3,833)	$(13,891)	$(17,060)	$(15,295)	$(2,965)	$(112,632)	$33

	Three Months Ended		Year Ended December 31,
	March 31, 2016	March 31, 2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Earnings per share attributable to the Company:
Net income (loss) per common share, basic	$(0.07)	$(0.25)	$(0.31)	$(0.29)	$(0.06)	$(2.26)	$0.00
Shares used in computing basic net income (loss) per common share	56,932	54,882	55,589	53,451	51,596	49,886	48,311
Net income (loss) per common share, diluted	$(0.07)	$(0.25)	$(0.31)	$(0.29)	$(0.06)	$(2.26)	$0.00
Shares used in computing diluted net income (loss) per common share	56,932	54,882	55,589	53,451	51,596	49,886	50,771

	As of March 31, 2016	As of December 31,
		2015	2014	2013	2012	2011
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$129,629	$134,646	$131,718	$127,763	$76,784	$63,225
Working capital	207,843	196,772	177,453	151,071	109,682	111,427
Total assets	439,974	433,993	408,860	367,985	331,504	360,257

Capital lease and technology license obligations	24,218	30,466	45,896	33,395	41,332	7,104
Notes payable and other	—	—	—	13,512	5,012	—
Other non-current liabilities	6,692	6,379	5,767	4,275	4,391	8,708
Common stock and additional paid-in capital	561,890	543,312	489,035	443,641	398,184	352,153
Total stockholders’ equity	368,645	353,900	316,683	286,584	244,092	310,693

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF QLOGIC

The following table sets forth certain selected financial information for QLogic as of the end of and for the periods indicated. The selected consolidated statements of operations data for the fiscal years ended April 3, 2016, March 29, 2015 and March 30, 2014 and the selected consolidated balance sheet data as of April 3, 2016 and March 29, 2015 are derived from, and qualified by reference to, the audited consolidated financial statements included in QLogic’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended March 31, 2013 and April 1, 2012 and the selected consolidated balance sheet data as of March 30, 2014, March 31, 2013 and April 1, 2012 are derived from QLogic’s audited consolidated financial statements, which are not incorporated by reference into this document. The selected consolidated statements of operations data for the three months ended April 3, 2016 and March 29, 2015 were derived from subtracting the consolidated statement of operations for the fiscal year ended April 3, 2016 and March 29, 2015, respectively, and the consolidated statement of operations for the nine months ended December 27, 2015 and December 28, 2014, respectively. You should read this summary selected financial data together with QLogic’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and QLogic’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future.

Selected Consolidated Statements of Operations Data and Selected Consolidated Balance Sheet Data

	Three Months Ended		Year Ended
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015	March 30, 2014	March 31, 2013	April 1, 2012
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$119,424	$133,043	$458,913	$520,198	$460,907	$484,538	$558,608
Cost of revenue	48,059	55,497	187,464	214,146	150,800	159,180	177,704

Gross profit	71,365	77,546	271,449	306,052	310,107	325,358	380,904

Operating expenses:
Research and development	31,287	36,157	128,774	144,260	147,010	156,097	138,768
Sales and marketing	14,236	16,690	56,618	64,330	68,367	78,512	77,370
General and administrative	6,621	7,238	25,454	32,512	32,097	32,899	35,299
Special charges(1)	1,192	5,648	11,806	10,520	74,853	—	—

Total operating expenses	53,336	65,733	222,652	251,622	322,327	267,508	251,437

Operating income (loss)	18,029	11,813	48,797	54,430	(12,220)	57,850	129,467
Interest and other income, net	856	594	1,929	763	3,260	4,007	3,959

Income (loss) from continuing operations before income taxes	18,885	12,407	50,726	55,193	(8,960)	61,857	133,426
Income tax expense (benefit)	646	1,259	4,260	4,600	9,306	(11,704)	13,983

Income (loss) from continuing operations	18,239	11,148	46,466	50,593	(18,266)	73,561	119,443

Discontinued operations:
Income (loss) from operations, net of income taxes	—	—	—	—	—	(425)	910
Gain on sale, net of income taxes	—	—	—	—	—	—	109,083

	Three Months Ended		Year Ended
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015	March 30, 2014	March 31, 2013	April 1, 2012
	(in thousands, except per share data)
Income (loss) from discontinued operations	—	—	—	—	—	(425)	109,993

Net income (loss)	$18,239	$11,148	$46,466	$50,593	$(18,266)	$73,136	$229,436

Income (loss) from continuing operations per share:
Basic	$0.22	$0.13	$0.55	$0.58	$(0.21)	$0.79	$1.17
Diluted	$0.22	$0.13	$0.54	$0.57	$(0.21)	$0.78	$1.16
Income (loss) from discontinued operations per share:
Basic	$—	—	$—	$—	$—	$(0.01)	$1.08
Diluted	$—	—	$—	$—	$—	$—	$1.07
Net income (loss) per share:
Basic	$0.22	$0.13	$0.55	$0.58	$(0.21)	$0.78	$2.25
Diluted	$0.22	$0.13	$0.54	$0.57	$(0.21)	$0.78	$2.23
Shares used in computing income (loss) per common share
Basic	82,911	87,298	85,122	87,584	87,612	93,560	101,766
Diluted	83,980	88,969	86,110	88,463	87,612	93,998	102,711

(1)	Special charges included in the historical statements of operations for the periods presented consists of:

•	In the three months ended April 3, 2016, special charges of $1.2 million pertaining to exit costs.

•	In the three months ended March 29, 2015, special charges of $5.6 million consists of $3.6 million of exit costs and $2.1 million of asset impairment charges related to property and equipment.

•	In fiscal 2016, special charges of $11.8 million consists of $9.8 million of exit costs and $2.0 million of asset impairment charges related to property and equipment.

•	In fiscal 2015, special charges of $10.5 million consists of $6.9 million of exit costs, $3.1 million of asset impairment charges related to property and equipment, and $0.5 million of other charges.

•	In fiscal 2014, special charges of $74.9 million consists of $41.0 million for the portion of a license payment it attributed to the use of the related technology in periods prior to the date of the license agreement, $26.5 million of exit costs and $7.3 million of asset impairment charges primarily related to property and equipment.

	As of
	April 3, 2016	March 29, 2015	March 30, 2014	March 31, 2013	April 1, 2012
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$125,408	$115,241	$91,258	$95,532	$164,516
Marketable securities	229,439	201,174	186,783	359,974	373,439
Working capital	402,330	378,229	314,289	505,211	605,672
Total assets	823,868	848,655	798,263	825,163	913,418
Total stockholders’ equity	747,378	747,016	693,426	734,277	759,843

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth Cavium’s selected unaudited pro forma condensed combined financial information as of March 31, 2016 and for the year ended December 31, 2015 and the three months ended March 31, 2016.

The selected unaudited pro forma condensed combined financial information is based upon the historical financial statements of Cavium, after giving effect to the merger with QLogic. The selected unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the merger with QLogic. The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2016 combines the historical balance sheet of Cavium, giving effect to the merger with QLogic, and the financing transactions, as if they had been completed on March 31, 2016. The selected unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 2015 and the three months ended March 31, 2016, gives effect to the merger with QLogic, and the financing transactions, as if they had occurred on January 1, 2015.

The merger will be accounted for using the acquisition method of accounting. The pro forma adjustments reflect adjustments required under GAAP for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization expense, interest expense and income tax expense. The actual adjustments to Cavium’s consolidated financial statements upon the closing of the merger will depend on a number of factors, including additional information available and Cavium’s net assets on the closing date of the merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The selected unaudited pro forma condensed combined statements of operations do not reflect any non-recurring charges or gains that Cavium may record in connection with the merger. However, these estimated non-recurring items will be reflected in Cavium’s statement of operations for the period during which the merger will take place.

The selected unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the information included under the headings “The Merger Agreement,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Data of Cavium” and “Selected Historical Consolidated Financial Data of QLogic”, as well as Cavium’s consolidated financial statements and related notes thereto and QLogic’s consolidated financial statements and related notes thereto, each of which are incorporated by reference in this document.

Selected Unaudited Pro Forma Statements of Operations Data and Selected Pro Forma Balance Sheet Data

	Pro Forma
	Twelve Months Ended December 31, 2015	Three Months Ended March 31, 2016
	(unaudited)
Consolidated Statements of Operations Data:
Net revenue	$871,657	$221,306
Cost of revenue	399,531	99,305

Gross profit	472,126	122,001

Operating expenses:
Research and development	331,267	81,684
Sales, general and administrative	179,295	44,602

Total operating expenses	510,562	126,286

Loss from operations	(38,436)	(4,285)

Other income (expense), net:
Interest expense	(37,672)	(8,798)
Other, net	1,734	924

Total other expense, net	(35,938)	(7,874)

Loss before income taxes	(74,374)	(12,159)
Provision for income taxes	(1,420)	(1,867)

Net loss	$(72,954)	$(10,292)

Earnings per share:
Net loss per common share, basic	$(1.14)	$(0.16)
Shares used in computing basic net loss per common share	63,812	65,155
Net loss per common share, diluted	$(1.14)	$(0.16)
Shares used in computing diluted net loss per common share	63,812	65,155

Pro Forma
As of March 31, 2016
(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$63,116
Marketable securities	229,439
Working capital	314,263
Total assets	1,690,408
Current and long-term debt	731,153
Current and non-current capital lease and technology license obligations	24,218
Other non-current liabilities and deferred tax liability	24,003
Common stock and additional paid-in capital	901,602
Total stockholders’ equity	773,547

UNAUDITED COMPARATIVE PER SHARE DATA

The following table reflects historical information about basic and diluted earnings per share and cash dividends per share for the year ended December 31, 2015 and three months ended March 31, 2016, in the case of Cavium, and for the fiscal year ended April 3, 2016 and three months ended April 3, 2016, in the case of QLogic, and the book value per share as of March 31, 2016 in the case of Cavium and April 3, 2016 in the case of QLogic, in each case, on a historical basis, and for Cavium and QLogic on an unaudited pro forma combined basis after giving effect to the offer, the merger and the debt financing. The pro forma data of the combined company assume the merger of QLogic with Cavium and were derived by combining the historical consolidated financial information of Cavium and QLogic as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Information.”

QLogic stockholders should read the information presented in the following table together with the historical financial statements of Cavium and QLogic and the related notes, which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this document. The pro forma data are unaudited and for illustrative purposes only. QLogic stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Cavium Historical	QLogic Historical	Pro Forma Combined	Pro Forma Equivalent QLogic Share(1)
Net income (loss) per share attributable to common stock holders for the fiscal year ended December 31, 2015 for Cavium and the fiscal year ended April 3, 2016 for QLogic:
Basic earnings (loss) per share	$(0.31)	$0.55	$(1.14)	$(0.11)
Diluted earnings (loss) per share	(0.31)	0.54	(1.14)	(0.11)
Cash Dividends declared per share for the fiscal year ended December 31, 2015 for Cavium and for the fiscal year ended April 3, 2016 for QLogic:	—	—	—	—
Net income (loss) per share attributable to common stock holders for the three months ended March 31, 2016 for Cavium and the three months ended April 3, 2016 for QLogic:
Basic earnings (loss) per share	$(0.07)	$0.22	$(0.16)	$(0.02)
Diluted earnings (loss) per share	(0.07)	0.22	(0.16)	(0.02)
Cash Dividends declared per share for the three months ended March 31, 2016 for Cavium and the three months ended April 3, 2016 for QLogic:	—	—	—	—
Book Value per share as of March 31, 2016 for Cavium and April 3, 2016 for QLogic:	$6.43	$8.99	$11.80	$1.16

(1)	The pro forma equivalent QLogic share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.098.

RISK FACTORS

QLogic stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender their QLogic shares pursuant to the offer.

Risks Relating to the Offer, the Merger and Cavium Common Stock

The stock portion of the transaction consideration is fixed and will not be adjusted. Because the market price of Cavium common stock may fluctuate, QLogic stockholders cannot be sure of the market value of the transaction consideration they will receive in exchange for their QLogic shares in connection with the offer and the merger.

In connection with the offer and the merger, QLogic stockholders will receive cash and a fixed number of shares of Cavium common stock for each of their shares of QLogic common stock (0.098 Cavium shares for each QLogic share). Because the number of shares of Cavium common stock being offered as part of the transaction consideration will not vary based on the market value of Cavium common stock, the portion of the market value of the transaction consideration that QLogic stockholders will receive in the offer or the merger that is based on the value of Cavium common stock will vary based on the price of Cavium common stock at the time the transaction consideration is received. The market price of Cavium common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Cavium common stock could result from a variety of factors beyond Cavium’s control, including, among other things, the possibility that Cavium may not achieve the expected benefits of the acquisition of QLogic as rapidly or to the extent anticipated; the effect of Cavium’s acquisition of QLogic on Cavium’s financial results may not meet the expectations of Cavium, financial analysts or investors; the addition and integration of QLogic’s business may be unsuccessful, take longer or be more disruptive than anticipated; or Cavium’s creditworthiness may be adversely affected as a result of Cavium’s increased indebtedness incurred to finance the offer and the merger.

Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your shares of QLogic common stock pursuant to the offer, you will not know the exact market value of the stock portion of the transaction consideration that will be issued if the Offeror accepts such shares for payment.

See “Comparative Market Price and Dividend Matters” for more information. You are urged to obtain current market quotations for shares of QLogic common stock and for shares of Cavium common stock.

The offer remains subject to conditions that Cavium cannot control.

The offer is subject to a number of conditions, including the minimum tender condition, receipt of required regulatory clearance under the HSR Act, lack of legal prohibitions against consummation of the merger, the listing on Nasdaq of the shares of Cavium common stock to be issued in the offer and the merger, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of QLogic’s representations and warranties made in the merger agreement, subject to specified materiality standards, and QLogic’s material compliance with its covenants under the merger agreement, the absence of a Company Material Adverse Effect having occurred that is continuing to exist as of immediately prior to the expiration of the offer, and the non-termination of the merger agreement. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Cavium may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”

If the offer and the merger are completed, QLogic stockholders will receive Cavium common stock as part of the transaction consideration and will accordingly become Cavium stockholders. Cavium common stock may be affected by different factors than QLogic common stock, and Cavium stockholders will have different rights than QLogic stockholders.

Upon consummation of the offer and the merger, QLogic stockholders will receive shares of Cavium common stock as part of the transaction consideration and will accordingly become Cavium stockholders. Cavium’s business differs from that of QLogic, and Cavium’s results of operations and the trading price of Cavium common stock may be adversely affected by factors different from those that would affect QLogic’s results of operations and stock price.

In addition, holders of shares of Cavium common stock will have rights as Cavium stockholders that differ from the rights they had as QLogic stockholders before the offer and the merger. For a comparison of the rights of Cavium stockholders to the rights of QLogic stockholders, see “Comparison of Stockholders’ Rights.”

QLogic stockholders will have a reduced ownership and voting interest in Cavium.

Immediately following consummation of the offer and the merger, QLogic stockholders will collectively own approximately 12.48% of the outstanding shares of Cavium common stock. Consequently, QLogic stockholders will not be able to exercise as much influence over the management and policies of Cavium as they currently exercise over QLogic.

Cavium may fail to realize any or all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

The benefits of the offer and the merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the offer and the merger could adversely affect Cavium’s results of operations or cash flows, cause dilution to the earnings per share of Cavium, decrease or delay the expected benefits of the offer and the merger and negatively affect the price of Cavium common stock.

Cavium and QLogic will incur direct and indirect costs as a result of the offer and the merger.

Cavium and QLogic will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Cavium expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Cavium and QLogic. Factors beyond Cavium’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the offer and the merger could adversely affect each company’s business, regardless of whether the offer and the merger are completed.

In addition, Cavium and QLogic will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the surviving company to the merger, and Cavium will be required post-closing to devote significant attention and resources to successfully align the business practices and integrate the operations of Cavium and QLogic. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the offer and the merger.

Cavium’s actual financial positions and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this document.

The unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Cavium’s actual financial position or results of operations would have been had the offer and the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financial statements of Cavium, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer and the merger. The assets and liabilities of QLogic have been measured at fair value based on various preliminary estimates using assumptions that Cavium’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and are not necessarily indicative of financial position or results of operations in future periods or that would have been realized in historical periods presented.

In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Cavium’s financial condition or results of operations following the closing. Any potential decline in Cavium’s financial condition or results of operations may cause significant variations in the share price of Cavium. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Cavium will incur significant indebtedness in connection with the offer and the merger, which will decrease Cavium’s business flexibility and increase its interest expense.

Cavium had no consolidated indebtedness as of July 21, 2016. Cavium’s pro forma indebtedness as of December 31, 2015, after giving effect to the offer and the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $731.2 million. Cavium’s substantially increased indebtedness following completion of the offer and the merger could have the effect, among other things, of reducing Cavium’s flexibility to respond to changing business and economic conditions and will increase Cavium’s interest expense. Cavium will also incur various costs and expenses associated with the debt financing. The amount of cash required to pay interest on Cavium’s increased indebtedness levels following completion of the offer and the merger, and thus the demands on Cavium’s cash resources, will be greater than the amount of cash required to service the indebtedness of Cavium prior to the offer and the merger. Cavium’s increased indebtedness following completion of the offer and the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Cavium relative to other companies with lower indebtedness levels. If Cavium does not achieve the expected benefits and cost savings from the offer and the merger, or if the financial performance of the combined company does not meet current expectations, then Cavium’s ability to service its indebtedness may be adversely impacted.

It is expected that a portion of the debt financing will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could further adversely affect Cavium’s cash flows.

Moreover, Cavium may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Cavium’s ability to arrange additional financing will depend on, among other factors, Cavium’s financial position and performance, as well as prevailing market conditions and other factors beyond Cavium’s control. Cavium cannot assure you that it will be able to obtain additional financing on terms acceptable to Cavium or at all.

The definitive documentation governing the debt financing has not been finalized. However, it is expected that the definitive documentation governing the debt financing will contain various affirmative and negative covenants that impose restrictions on Cavium and certain of its subsidiaries and that may affect their ability to operate their businesses. In addition, such documentation is expected to contain financial covenants that will require Cavium to maintain certain financial ratios. See “The Offer and the Merger — Source and Amount of Funds.” The ability of Cavium and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Cavium’s repayment obligations.

The merger agreement limits QLogic’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement contains provisions that, subject to certain exceptions, limit QLogic’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation of Acquisition Proposals.” In addition, under specified circumstances, QLogic is required to pay a termination fee of $47.8 million if the merger agreement is terminated. See “Merger Agreement — Termination Fee” and “— Expenses.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of QLogic from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire QLogic than it might otherwise have proposed to pay.

If the value of Cavium’s business, together with any synergies to be achieved from Cavium’s acquisition of QLogic, is less than the value of the transaction consideration, the trading price of shares of Cavium common stock could decrease.

If investors believe that the value of the cash consideration and stock consideration to be exchanged for QLogic shares in connection with the offer and the merger, together with transaction costs, is greater than the value of QLogic’s business, together with any synergies expected to be achieved from Cavium’s acquisition of QLogic, the trading price of Cavium common stock could decrease and the offer and the merger could have a dilutive effect on the value of shares of Cavium common stock held by Cavium stockholders (including former QLogic stockholders).

Uncertainty during the pendency of the offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning Cavium and/or QLogic or re-negotiate agreements with Cavium and/or QLogic, and completion of the offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the surviving company or Cavium.

The offer and the merger will be completed only if specified conditions are met, many of which are outside the control of Cavium and QLogic. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the offer and the merger, both as to whether they will be consummated and when. This uncertainty may cause suppliers, customers or other business partners of Cavium and/or QLogic to delay or defer decisions concerning such company’s products or businesses, or may seek to change existing agreements with Cavium and/or QLogic, which could negatively affect their respective businesses, results of operations and financial conditions.

Additionally, if the offer and the merger are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the surviving company or Cavium. These decisions could have an adverse effect on the business of the combined company.

Cavium’s acquisition of QLogic could trigger certain change-of-control or similar provisions contained in QLogic’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.

QLogic may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the offer or the merger would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, Cavium may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Cavium may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to QLogic’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Cavium of operating QLogic’s business or decrease the expected benefits of the merger to the surviving company and Cavium.

The stock prices of Cavium and QLogic common stock may be adversely affected if the offer and the merger are not completed.

If the offer and the merger are not completed, the prices of Cavium common stock and QLogic common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the merger will be completed and have value.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the merger.

The success of the acquisition of QLogic will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the surviving company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Cavium and QLogic during the pendency of the offer and the merger or after their completion. Cavium and QLogic, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the surviving company. In addition, competitors may recruit employees during Cavium’s integration of QLogic. If the companies are unable to attract, retain and motivate personnel that are critical to the successful integration and future operation of the companies, the surviving company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of QLogic to Cavium.

The financial analyses and forecasts considered by QLogic and its financial advisor may not be realized.

While the financial projections utilized by QLogic and its advisor in connection with the offer and the merger and summarized in this registration statement were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of QLogic made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of QLogic and Cavium and will be beyond the control of the surviving company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the offer and the merger are completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such projections cover multiple years, the information by its nature becomes less predictive with each successive year.

Risks Related to Cavium’s Business

You should read and consider the risk factors specific to Cavium’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 22, 2016 and in Part

II, Item 1A of Cavium’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed with the SEC on April 29, 2016, and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.

Risks Related to QLogic’s Business

The announcement and pendency of QLogic’s agreement to be acquired by Cavium may have an adverse effect on QLogic’s business, operating results and QLogic’s stock price.

QLogic’s announcement of having entered into the merger agreement and Cavium’s and Offeror’s commencement of the offer could cause a material disruption to QLogic’s business. Additionally, QLogic is subject to additional risks in connection with the announcement and pendency of the offer and the merger, including, but not limited to, the following:

•	market reaction to the announcement of the offer and the merger;

•	changes in the respective business, operations, financial position and prospects of either company or the combined company following consummation of the merger;

•	market assessments of the likelihood that the offer and the merger will be consummated;

•	the amount of cash and the number of shares of Cavium common stock comprising the transaction consideration will not be adjusted for changes in QLogic’s business, assets, liabilities, prospects, outlook, financial condition or results of operations during the pendency of the merger agreement, including any successful execution of QLogic’s current strategy as an independent company or in the event of any change in the market price of, analyst estimates of, or projections relating to, QLogic common stock;

•	potential adverse effects on QLogic’s relationships with QLogic’s current customers, suppliers and other business partners, or those with which QLogic is seeking to establish business relationships, due to uncertainties about the offer and the merger;

•	pursuant to the merger agreement, QLogic is subject to certain restrictions on the conduct of QLogic’s business prior to consummation of the merger, which restrictions could adversely affect QLogic’s ability to realize certain of QLogic’s business strategies or take advantage of certain business opportunities;

•	potential adverse effects on QLogic’s ability to attract, recruit, retain and motivate current and prospective employees who may be uncertain about their future roles and relationships with us following the completion of the merger, and the possibility that QLogic’s employees could lose productivity as a result of uncertainty regarding their employment following the merger;

•	QLogic has incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the offer and the merger, and many of these fees and costs are payable by us regardless of whether the merger is consummated;

•	the possibility of disruption to QLogic’s business, including increased costs and diversion of management time and resources that could otherwise have been devoted to other opportunities that may have been beneficial to us; and

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of Cavium common stock and QLogic common stock.

Since a portion of the offer consideration consists of Cavium common stock, QLogic’s stock price will be adversely affected by a decline in Cavium’s stock price and any adverse developments in Cavium’s business. Changes in Cavium’s stock price and business may result from a variety of factors, including changes in its business operations and changes in general market and economic conditions. These factors are beyond QLogic’s control.

The failure of the offer and the merger to be completed may adversely affect QLogic’s business and QLogic’s stock price.

Cavium’s and Offeror’s obligation to accept for exchange, and to exchange, shares of QLogic common stock for the transaction consideration in the offer is subject to a number of conditions, including (i) at least a majority of the outstanding shares of QLogic common stock, when added to shares of QLogic common stock already owned by the Offeror, having been validly tendered into (and not withdrawn from) the offer prior to the expiration date of the Offer, (ii) the exchange of shares of Cavium common stock pursuant to the offer and the merger having been registered pursuant to a registration statement filed by Cavium with the SEC and declared effective by the SEC, (iii) shares of Cavium common stock issuable pursuant to the offer and the merger having been authorized for listing on Nasdaq, (iv) the expiration or termination of any applicable regulatory waiting periods and/or receipt of regulatory clearance, (v) the absence of any order or ruling prohibiting the consummation of the merger, and (vi) subject to certain exceptions, the accuracy of the other party’s representations and warranties and compliance with covenants. In addition, the obligation of Cavium and the Offeror to consummate the offer and the merger is also subject to the satisfaction or waiver of the condition that no Company Material Adverse Effect (as defined in the merger agreement) on QLogic shall have occurred since the date of the merger agreement. There can be no assurance that these conditions to the completion of the offer will be satisfied, or that the merger will be completed on the proposed terms, within the expected timeframe or at all. In addition, other factors, such as Cavium’s ability to obtain the debt financing it needs to consummate the merger, may affect when and whether the merger will occur. If the offer and the merger are not completed, QLogic stock price could fall to the extent that QLogic’s current stock price reflects an assumption that the offer and the merger will be completed. Furthermore, if the offer and the merger are not completed, QLogic may suffer other consequences that could adversely affect QLogic’s business, results of operations and stock price, including the following:

•	QLogic could be required to pay a termination fee of $47.8 million to Cavium under certain circumstances as described in the merger agreement;

•	QLogic would have incurred significant costs in connection with the offer and the merger that QLogic would be unable to recover;

•	QLogic may be subject to negative publicity or be negatively perceived by the investment or business communities;

•	QLogic may be subject to legal proceedings related to the transactions contemplated by the merger agreement;

•	any disruptions to QLogic’s business resulting from the announcement and pendency of the offer and the merger, including any adverse changes in our relationships with QLogic’s customers, suppliers, other business partners and employees, may continue or intensify in the event the merger is not consummated; and

•	QLogic may not be able to take advantage of alternative business opportunities or effectively respond to competitive pressures.

Other Risks Related to QLogic’s Business

You should also read and consider the risk factors specific to QLogic’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of QLogic’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016, as filed with the SEC on May 26, 2016 and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that Cavium’s management or QLogic’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither Cavium nor QLogic undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to Cavium, QLogic or any person acting on Cavium’s or QLogic’s behalf are qualified by the cautionary statements in this section.

Factors that could have a material adverse effect on Cavium’s or QLogic’s operations and future prospects or the consummation of the offer and the merger, many of which are difficult to predict and beyond the control of Cavium or QLogic, include, but are not limited to:

•	failure to satisfy the conditions to consummate the offer and the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the offer and the merger to close in a timely manner or at all for any other reason;

•	the availability of financing for the acquisition on the terms anticipated or at all;

•	the ability of Cavium to successfully integrate QLogic following completion of the acquisition;

•	realization of the expected benefits of the acquisition in a timely manner or at all;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	effects of the pendency of the acquisition on relationships with employees, suppliers, customers and other business partners;

•	Cavium acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

•	risks related to Cavium’s and QLogic’s international operations and sales, including political instability, trade restrictions and sanctions, restrictions in the transfer or repatriation of funds, currency fluctuations and availability of transportation services;

•	potential non-realization of expected orders or non-realization of backlog;

•	failure to make sales indicated by Cavium’s and QLogic’s book-to-bill ratio;

•	intense competition in the semiconductor industry and resultant downward price pressure;

•	the effect of events such as natural disasters and related disruptions on Cavium’s and QLogic’s operations;

•	the concentration of the factories that service the semiconductor industry;

•	delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities;

•	dependence on third parties for key functions;

•	increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all;

•	changes to laws or regulations;

•	changes in generally accepted accounting principles;

•	principal, liquidity and counterparty risks related to Cavium’s or QLogic’s holdings in securities;

•	potential effects of system outages;

•	inability to fulfill customer demand and resulting loss of customers;

•	variations in customer order preferences;

•	difficulties foreseeing future demand;

•	rises in inventory levels and inventory obsolescence;

•	environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims;

•	difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage;

•	difficulties and costs of protecting patents and other proprietary rights;

•	the hiring and retention of qualified personnel in a competitive labor market;

•	difficulties in closing or disposing of operations or assets or transferring work, assets or inventory from one plant to another;

•	the inherent uncertainty associated with financial or other projections;

•	the timing of Cavium’s and QLogic’s new product introductions;

•	Cavium’s and QLogic’s dependence on a few significant customers, which may vary the size of their orders;

•	volatility in Cavium’s stock price, which may lead to higher stock compensation expenses;

•	general economic and political conditions in the countries in which Cavium operates or Cavium’s products are sold or used;

•	the timing, size and mix of orders from customers;

•	gain or loss of significant customers or market share;

•	server refresh cycles, including the timing, rate of market acceptance and growth in volume shipments of products based on the new technology;

•	industry consolidation among Cavium’s and QLogic’s competitors, customers or suppliers;

•	the availability and sale of new products;

•	variations in product development costs, especially related to advanced technologies; and

•	actual events, circumstances, outcomes and amounts differing from judgments, assumptions and estimates used in determining the value of certain assets (including the amounts of related valuation allowances), liabilities and other items reflected in our consolidated financial statements.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES

Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance up to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband and access & service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India, and China.

Cavium was incorporated in Delaware in 2006 and became a public company in 2007. Its shares are traded on Nasdaq under the ticker symbol “CAVM.”

The address and telephone number of Cavium’s principal executive offices is 2315 N. First Street, San Jose, California 95131, (408) 943-7100.

Cavium also maintains a website at www.Cavium.com. Cavium’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Offeror

The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Cavium. The Offeror was incorporated on June 13, 2016 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.

The address and telephone number of the Offeror’s principal executive offices is c/o Cavium, Inc., 2315 N. First Street, San Jose, California 95131, (408) 943-7100.

QLogic

QLogic is a global leader and technology innovator in high performance networking, delivering adapters, switches, routers and ASICs that power today’s data, storage and server networks for leading Global 2000 corporations. The company delivers a broad range and diverse portfolio of networking products that include Converged Network Adapters for the emerging Fibre Channel over Ethernet (FCoE) market, Ethernet adapters, Fibre Channel adapters and switches, iSCSI adapters, and routers. QLogic products are powering solutions from today’s leading technology providers such as Cisco, Dell, EMC, HP, IBM, NetApp and Oracle, and are delivered to small-to-medium sized businesses and large enterprises globally through a comprehensive network of channel partners.

QLogic was incorporated in the state of Delaware in 1992. It became a publicly traded company in 1994. Its shares trade on Nasdaq under the ticker symbol “QLGC.”

The address and telephone number of QLogic’s principal executive offices is 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, (949) 389-6000.

QLogic also maintains a website at qlogic.com. QLogic’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER AND THE MERGER

General

Cavium, through the Offeror, which is a direct wholly owned subsidiary of Cavium, is offering to exchange the transaction consideration for each outstanding share of QLogic common stock validly tendered in the offer and not properly withdrawn. The offer is for 100% of the outstanding shares of common stock, par value $0.001 per share, of QLogic.

The transaction consideration consists of:

•	$11.00 in cash, without interest and less any applicable withholding taxes; and

•	0.098 shares of Cavium common stock, together with cash in lieu of any fractional shares of Cavium common stock, without interest and less any applicable withholding taxes.

QLogic stockholders will not receive any fractional shares of Cavium common stock in the offer or the merger, and each QLogic stockholder who otherwise would be entitled to receive a fraction of a share of Cavium common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof. See “Merger Agreement — Treatment of QLogic Common Stock and Equity Awards.”

The purpose of the offer and the merger is for Cavium to acquire control of, and ultimately the entire equity interest in, QLogic. The offer is the first step in Cavium’s plan to acquire all of the outstanding shares of QLogic common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of QLogic common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of QLogic common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.

Background of the Offer and the Merger

As part of their ongoing evaluation of QLogic’s business, members of QLogic’s senior management and QLogic’s board of directors, respectively, from time to time engage in the review and assessment of QLogic’s operations and financial performance, industry conditions and regulatory developments that may impact QLogic’s long-term strategic goals and plans, including the review of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives as a means to enhance stockholder value.

Prior to market open on July 9, 2015, QLogic reported preliminary financial results for the first fiscal quarter ended June 28, 2015 that were below QLogic’s guidance and analyst expectations. The closing price of QLogic’s common stock on July 8, 2015, the last trading day prior to that announcement, was $13.98, and on July 9, 2015, the first trading day after that announcement, the closing price of QLogic’s common stock was $11.00.

After market close on July 30, 2015, QLogic reported financial results for the first fiscal quarter ended June 28, 2015 and provided guidance for the second fiscal quarter that was below analyst expectations. The closing price of QLogic’s common stock on July 30, 2015, the last trading day prior to that announcement, was $11.38, and on July 31, 2015, the first trading day after that announcement, the closing price of QLogic’s common stock was $8.87.

On August 19 and August 20, 2015, QLogic’s board of directors held a regularly scheduled meeting, at which members of QLogic’s senior management were in attendance. At this meeting, in connection with the resignation of QLogic’s prior President and Chief Executive Officer, the QLogic board of directors appointed Christine King as QLogic’s Executive Chairman and appointed Jean Hu as QLogic’s acting Chief Executive

Officer, in addition to her role as QLogic’s Chief Financial Officer. QLogic’s management reviewed for the QLogic board of directors QLogic’s business plan and its expected financial results for the first half of fiscal year 2016, which were below management’s internal and analysts’ expectations. After discussion of QLogic’s long-term prospects, QLogic’s board of directors directed Ms. King and Ms. Hu to: (i) as a matter of highest priority, develop a strategic plan to improve QLogic’s operating performance and financial results with a focus on QLogic’s core business, (ii) perform a strategic evaluation of QLogic’s business, and (iii) consider strategic options including acquisitions and divestitures and a sale of QLogic (including discussing available options with a financial advisor).

Prior to market open on August 21, 2015, QLogic announced the foregoing management changes.

Between August 17 and August 21, 2015, the Chief Executive Officer of Party A contacted each of John Dickson, QLogic’s Lead Director, Ms. King and Ms. Hu, and indicated that Party A was interested in engaging in preliminary discussions regarding a strategic combination of the two companies. Ms. King responded that her near term focus was on enhancing the value of QLogic and its operations, but that she would be open to discussing a potential strategic transaction with Party A at a later time.

On August 21, 2015, the Chief Executive Officer of Party B called Ms. King to express an interest in a potential strategic transaction between Party B and QLogic. Ms. King responded that her near term focus was on enhancing the value of QLogic and its operations, but that she would be open to discussing a potential strategic transaction with Party B at a later time.

On August 27, 2015, a representative of Party C, a private equity investor, called Ms. King and expressed an interest in an opportunity for Party C to work with QLogic. Ms. King responded that her near term focus was on enhancing the value of QLogic and its operations, but that she would be open to discussing working with Party C at a later time.

During the fall of 2015, Ms. King and Ms. Hu engaged in preliminary discussions with various potential financial advisors, including a meeting with Qatalyst Partners on September 18, 2015.

On October 2, 2015, the Chief Executive Officer of Party D contacted Ms. King to discuss a potential strategic transaction between Party D and QLogic. The Chief Executive Officer of Party D expressed an interest in further discussions regarding a strategic transaction and learning more about QLogic, and the two parties followed up by scheduling a dinner meeting for November 2, 2015.

On October 3, 2015, the Chief Executive Officer of Party A emailed Mr. Dickson with background information on Party A and described the strategic rationale for a transaction between Party A and QLogic. Mr. Dickson forwarded these presentations to Ms. King.

After market close on October 22, 2015, QLogic reported its financial results for the second fiscal quarter ended September 27, 2015. The closing price of QLogic’s common stock on October 22, 2015 was $11.15, and on October 23, 2015, the next trading day after that announcement, the closing price of QLogic’s common stock was $13.25.

On October 30, 2015, at the request of Party A, Ms. King and the Chief Executive Officer of Party A met and discussed the potential benefits of a strategic transaction between QLogic and Party A. At this meeting, the Chief Executive Officer of Party A also provided an overview of Party A’s business.

On November 2, 2015, Ms. King had a dinner meeting with the Chief Executive Officer of Party D to discuss a potential strategic transaction between Party D and QLogic, including Party D’s potential sources of funds for a transaction. The Chief Executive Officer of Party D expressed an interest in setting up a management meeting to further explore a potential all cash strategic transaction between Party D and QLogic.

On November 4, 2015, the Chief Executive Officer of Party A emailed Ms. King with a presentation regarding a potential strategic transaction between Party A and QLogic, which presentation included an illustrative example of a potential business combination of Party A and QLogic. Ms. King requested that the Chief Executive Officer of Party A provide information regarding Party A for Ms. King to share with QLogic’s board of directors at an upcoming meeting, and the Chief Executive Officer provided that information. On November 10, 2015, the Chief Executive Officer of Party A emailed Ms. King and requested an update from Ms. King following QLogic’s board of directors’ meeting.

On November 9, 2015, the Chief Executive Officer of Party D emailed Ms. King expressing an interest in continuing discussions regarding a potential strategic transaction between Party D and QLogic, and requesting that the two companies enter into a confidentiality agreement with respect to a potential strategic transaction.

On November 12, 2015, the QLogic board of directors held a regularly scheduled meeting, at which members of QLogic’s senior management and representatives of Qatalyst Partners were in attendance. At this meeting, Ms. King reviewed for the QLogic board of directors the improvements in the state of QLogic’s business since the management changes on August 20, 2015 and strategic challenges facing QLogic. Ms. King also reviewed for QLogic’s board of directors the various discussions that she had had to date with each of Party A, Party B, Party C and Party D. Representatives of Qatalyst Partners reviewed for QLogic’s board of directors current industry dynamics as well as recent mergers and acquisitions activity in the semiconductor industry and a summary of certain strategic alternatives potentially available to QLogic. After discussion regarding the Qatalyst Partners presentation and the communications between Ms. King and the various potential third parties to date, QLogic’s board of directors directed QLogic’s management to continue to explore potential strategic alternatives, including a potential sale of QLogic. The QLogic board of directors also directed management to focus its efforts primarily on Party D, as a potential all-cash offeror, and Party A, a potential cash-and-stock offeror, each of whom had already expressed an interest in a strategic transaction with QLogic, and secondarily on other potential buyers that QLogic’s senior management and Qatalyst Partners had jointly identified. The QLogic board of directors also discussed that strategic bidders would likely be in a position to offer a higher price than financial sponsors due to available synergies. In addition, the QLogic board of directors authorized QLogic’s management to retain Qatalyst Partners as QLogic’s financial advisor at such later time as QLogic’s management believed that the status of any of QLogic’s discussions with potential buyers so warranted, subject to satisfactory resolution of any potential conflicts, and based on Qatalyst Partners’ qualifications, expertise and reputation, and its knowledge of the business and affairs of QLogic and the industry in which QLogic operates.

On November 13, 2015, Ms. King called the Chief Executive Officer of Party D to inform the Chief Executive Officer of Party D that the QLogic board of directors had authorized QLogic’s management to meet with representatives of Party D regarding a potential strategic transaction, and the parties discussed scheduling the meeting.

Also on November 13, 2015, a representative of Party E, a private equity firm, emailed Ms. King to schedule a telephone conversation to discuss a potential transaction between Party E and QLogic. On November 20, 2015, Ms. King and a representative of Party E had a telephone conversation in which Party E expressed an interest in a potential transaction with QLogic. Ms. King provided a summary of QLogic’s business, and the representative of Party E suggested scheduling a meeting of the parties’ respective management teams.

On November 16, 2015, Ms. King responded to the earlier inquiry from the Chief Executive Officer of Party A to discuss meeting again in the near future to further discuss a potential strategic transaction. Ms. King and the Chief Executive of Party A had several short communications subsequent to this date regarding, among other things, execution of a confidentiality agreement and scheduling of a management meeting.

Also on November 16, 2015, QLogic and Party D entered into a confidentiality agreement with respect to a potential strategic transaction.

On November 23, 2015, members of QLogic’s senior management team, including Ms. King and Ms. Hu, met with members of Party D’s senior management team to further discuss a potential strategic transaction between Party D and QLogic. At this meeting, QLogic’s management team provided an overview of QLogic’s business.

On December 7, 2015, Ms. King contacted the Chief Executive Officer of Party D to follow up on their prior discussions, and the Chief Executive Officer of Party D informed Ms. King based on feedback from Party D’s board of directors that Party D would need additional time to consider the due diligence received to date in connection with a potential strategic transaction.

On December 8, 2015, at the prior request of a representative of Party C, Ms. King and Ms. Hu met with the representative of Party C at an investors’ conference that both parties were attending to discuss Party C’s potential interest in QLogic. Ms. King and Ms. Hu provided Party C with an update on publicly available information regarding QLogic’s business prospects.

Also on December 8, 2015, at the same investors’ conference, Ms. King and Ms. Hu initiated an informal conversation with Syed Ali, the President, Chief Executive Officer and Chairman of the board of directors of Cavium, to introduce themselves and describe for Mr. Ali QLogic’s business.

On December 13, 2015, the Chief Executive Officer of Party D called Ms. King and informed her that Party D’s board of directors had determined not to pursue a potential strategic transaction with QLogic at that time, but indicated that it may reconsider at a later time. Subsequent to this time, Party D publicly announced that it had entered into a definitive agreement for a strategic transaction with a third party.

Shortly thereafter, Ms. King and Ms. Hu contacted a representative of Qatalyst Partners to engage Qatalyst Partners as QLogic’s financial advisor, consistent with QLogic’s board of directors’ instruction and authorization on November 12, 2015. QLogic did not execute a formal engagement letter with Qatalyst Partners until March 17, 2016.

On January 5, 2016, QLogic and Party A entered into a mutual confidentiality agreement with respect to a potential strategic transaction.

On January 8, 2016, representatives of Qatalyst Partners, Ms. King and Ms. Hu discussed a list of parties, including both strategic bidders and financial sponsors, that might be interested in a potential transaction with QLogic based on potential strategic interest (based on an evaluation of industry dynamics, complementary technologies, complementary customer bases, complementary markets served and/or potential synergies) and estimated financial capability. Consistent with QLogic’s board of directors’ direction from the November 12, 2015 meeting, the representatives of Qatalyst Partners, Ms. King and Ms. Hu agreed that the focus would be principally on strategic bidders. Ms. King and Ms. Hu reviewed for Qatalyst Partners the various discussions that had occurred to date with each of the parties that had contacted QLogic since August 2015. Representatives of Qatalyst Partners provided their perspectives on a potential process that would involve engaging with parties that QLogic’s board of directors determined are appropriate, based upon the interest they expressed to date or their potential strategic interest, as well as their ability to execute a potential transaction. Representatives of Qatalyst Partners also provided their preliminary analysis of a combination between QLogic and Party A.

On January 13, 2016, Ms. King updated QLogic’s board of directors regarding the recently completed fiscal quarter, the status of discussions with the various parties regarding a potential transaction with QLogic, and the planned process, as discussed with Qatalyst Partners, for contacting additional potential parties for a transaction. The Board affirmed the direction it provided at the November 12, 2015 meeting that QLogic’s management team and representatives of Qatalyst Partners initiate contact with these parties regarding a potential transaction with QLogic.

On January 15, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners met with members of Party A’s senior management team and Party A’s financial advisor. At that meeting, Party A’s management team provided an overview of Party A’s business, and QLogic’s management team provided an overview of QLogic’s business and its financial projections.

Also on January 15, 2016, Ms. King and the Chief Executive Officer of Party A exchanged emails containing preliminary materials regarding potential synergies that might result from a strategic transaction between Party A and QLogic.

On January 17, 2016, the Chief Executive Officer of Party A emailed Ms. King to indicate that Party A’s board of directors had met and supported a potential strategic transaction between Party A and QLogic and that Party A would like to move forward with a potential strategic transaction.

On January 18, 2016, the Chief Executive Officer of Party A contacted a representative of Qatalyst Partners to discuss Party A’s continued interest in a potential strategic transaction with QLogic and to provide information regarding Party A’s ability to finance an acquisition.

Between January 18 and February 4, 2016, representatives of Qatalyst Partners, consistent with the direction of QLogic’s board of directors, communicated with representatives of five potential strategic acquirers, Party B, Party F, Party G, Party H and Party I, to inquire whether they would be interested in evaluating a potential strategic transaction with QLogic. Each of Party B, Party F, Party G, Party H and Party I subsequently determined not to proceed with a potential strategic transaction with QLogic (with Party I making that determination after entering into a confidentiality agreement with QLogic on February 2, 2016 and participating in a management meeting with QLogic and Qatalyst Partners on February 3, 2016).

On January 22, 2016, the Chief Executive Officer of Party A and Ms. King further discussed via telephone the feedback from Party A’s board of directors, and the Chief Executive Officer of Party A reiterated that Party A was interested in a potential strategic transaction, and the parties discussed scheduling a due diligence meeting.

On January 27, 2016, Ms. King and Ms. Hu provided a telephonic update to QLogic’s board of directors regarding the status of discussions with Party A and other potential buyers. The Board reaffirmed its direction to QLogic’s management and representatives of Qatalyst Partners to continue to engage in discussions with Party A and to initiate contact with other potential buyers regarding a potential transaction to insure that QLogic considered and pursued all feasible strategic opportunities.

After market close on January 28, 2016, QLogic reported its financial results for the third fiscal quarter ended December 27, 2015. The closing price of QLogic’s common stock on January 28, 2016 was $12.05, and on January 29, 2016, the next trading day after that announcement, the closing price of QLogic’s common stock was $12.82.

On February 1, 2016, Ms. King received a follow up inquiry from a representative of Party E regarding a potential transaction, and Ms. King directed the representative to contact Qatalyst Partners for any further discussions regarding a transaction with QLogic.

On February 2, 2016, members of QLogic’s senior management team met with members of Party A’s senior management team in order for Party A to conduct additional due diligence regarding QLogic. At that meeting, the representatives of QLogic responded to Party A’s due diligence questions and provided additional due diligence information.

On February 3, 2016, Ms. Hu met with the Chief Financial Officer of Party A to discuss potential synergies of a strategic transaction between QLogic and Party A. Ms. Hu also responded to Party A’s due diligence questions and provided additional due diligence information.

On February 10, 2016, following discussions with QLogic regarding, among other topics, regulatory matters, a representative of Party E communicated to a representative of Qatalyst Partners that Party E had determined not to continue to pursue a potential transaction with QLogic at that time.

On February 12, 2016, the Chief Executive Officer of Party A called Ms. King to express Party A’s desire to conduct additional due diligence regarding QLogic and to note that Party A was in the process of arranging financing for a potential strategic transaction with QLogic. On February 15, 2016, Ms. King provided the Chief Executive Officer of Party A with additional due diligence documentation relating to QLogic’s contractual arrangements, and Ms. Hu provided financial projections for QLogic, in response to Party A’s due diligence request.

On February 16, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners met with members of Party A’s senior management team and Party A’s financial advisor, to further discuss a potential strategic transaction between Party A and QLogic. At this meeting, Party A presented its business and market overview and business plan and presented a preliminary proposal to acquire QLogic for cash and stock. Based on the closing price of Party A’s common stock on February 12, 2016 and the number of fully-diluted equity securities outstanding for each of Party A and QLogic as of that date, Party A’s proposal implied a total value of approximately $12.83 per share of QLogic’s common stock consisting of approximately $5.79 in cash and approximately $7.04 in stock per share. QLogic’s closing stock price on February 12, 2016 was $12.03.

Also on February 16, 2016, Ms. King contacted the Chief Executive Officer of Party J to inquire whether Party J would be interested in evaluating a potential strategic transaction with QLogic. The Chief Executive Officer of Party J indicated that Party J was not interested in a strategic transaction with QLogic at that time.

On February 18, 2016, QLogic’s board of directors held a regularly scheduled meeting, at which members of QLogic’s senior management and representatives of Qatalyst Partners were in attendance. At this meeting, QLogic’s board of directors discussed the strategic overview of QLogic and its product lines and various strategic options that QLogic might pursue, including related risks for each of the strategic options. In addition, representatives of Qatalyst Partners presented an update on discussions with the potential parties that had been presented to QLogic’s board of directors at the November 12, 2015 Board meeting and the efforts by Qatalyst Partners to engage other potential parties. Representatives of Qatalyst Partners also summarized for QLogic’s board of directors the proposal from Party A, including the value of Party A’s proposal based on price fluctuations of Party A’s stock. Representatives of Qatalyst Partners also presented to QLogic’s board of directors a framework for a comparison of strategic alternatives, which included an evaluation of management’s stand-alone plan against Party A’s proposal. In addition, representatives of Qatalyst Partners reviewed various financial metrics and business information of QLogic, Party A and other selected companies, and discussed the potential impact of a combination of QLogic and Party A. The Board requested that senior management and representatives of Qatalyst Partners provide additional financial modeling of QLogic based on opportunities to maximize cash flow and accelerate stock buyback activity, prior to responding to the proposal from Party A and scheduled a subsequent Board meeting for February 25, 2016.

On February 25, 2016, QLogic’s board of directors held a special meeting, at which members of QLogic’s senior management and representatives of Qatalyst Partners and O’Melveny & Myers LLP (“O’Melveny”), QLogic’s legal counsel, were in attendance. A representative of O’Melveny described QLogic’s board of directors’ fiduciary duties in connection with evaluating various strategic alternatives for QLogic. Representatives of Qatalyst Partners provided additional information to QLogic’s board of directors in response to requests from QLogic’s board of directors at the February 18, 2016 Board meeting and then reviewed Party A’s proposal for a strategic combination. The Board also discussed considerations in assessing mixed stock and cash bids compared to all cash bids in a business combination. Representatives of Qatalyst Partners also discussed other opportunities to increase stockholder value, including by means of a stock buyback and/or a cash dividend. Following this discussion, QLogic’s board of directors instructed management and representatives of

Qatalyst Partners to provide additional due diligence information to Party A along with a counter-proposal of approximately $16.75 in cash and stock, with the exact cash per share and exchange ratio in the counter-proposal within the parameters provided by QLogic’s board of directors to be determined by Ms. King and representatives of Qatalyst Partners when delivered to Party A. The Board also authorized management and representatives of Qatalyst Partners to continue their process with respect to other potential parties.

On February 26, 2016, representatives of Qatalyst Partners and representatives of Party A’s financial advisor scheduled a meeting between the management teams of Party A and QLogic for the week of February 29, 2016 (which was later rescheduled to March 7, 2016) in order for QLogic to provide additional information regarding QLogic’s business and to provide QLogic’s board of directors’ feedback on Party A’s proposal.

On February 28, 2016, representatives of Party A’s financial advisor contacted representatives of Qatalyst Partners to discuss due diligence matters based on Party A’s due diligence review to date and noted that any increase from Party A’s February 16, 2016 offer would be dependent on Party A’s satisfaction after additional due diligence regarding QLogic’s business. On February 29, 2016, the Chief Executive Officer of Party A called Ms. King to reiterate these points.

On March 2, 2016, Ms. King, Ms. Hu and Mike Hawkins, QLogic’s Vice President, General Counsel & Secretary, provided a telephonic update to QLogic’s board of directors regarding the status of discussions with Party A and other potential buyers. The Board directed QLogic’s management, in conjunction with Qatalyst Partners, to continue to engage with other potential buyers regarding a potential transaction with QLogic.

On March 7, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners met with members of Party A’s senior management team and Party A’s financial advisor, to conduct additional due diligence regarding a potential strategic transaction between Party A and QLogic. At this meeting, QLogic reviewed its financial projections along with additional due diligence information. Also at this meeting, representatives of Qatalyst Partners provided Party A with a counter-proposal of approximately $16.75 per share (consisting of $6.00 per share in cash plus a fraction of a share of Party A common stock valued at $10.75 based on the closing stock price of Party A’s stock on March 4, 2016). QLogic’s closing stock price on March 4, 2016 was $13.20. In response, the Chief Executive Officer of Party A indicated that Party A would need to conduct further due diligence to determine whether or not it would continue discussions regarding a strategic transaction before it would consider QLogic’s counter-proposal. Following this meeting, on March 8, 2016, Ms. King provided the Chief Executive Officer of Party A with additional information in response to Party A’s due diligence requests at the March 7, 2016 management meeting.

On March 8, 2016, a representative of the financial advisor for Party K called a representative of Qatalyst Partners and advised that Party K was interested in discussing a potential strategic transaction between Party K and QLogic and in scheduling a management meeting.

On March 10, 2016, representatives of Qatalyst Partners contacted representatives of Party A’s financial advisor to discuss QLogic’s March 7, 2016 counter-proposal, and the representatives of Party A’s financial advisor reiterated that Party A was considering whether it would be willing to continue to move forward with discussions regarding a strategic transaction with QLogic.

On March 14, 2016, the Chief Executive Officer of Party A emailed Ms. King and indicated that Party A would need additional time to consider QLogic’s counter-proposal, as well as to review the additional due diligence information QLogic had provided, and reiterated that Party A was considering whether it would be willing to continue to move forward with a strategic transaction with QLogic.

On March 19, 2016, the Chief Executive Officer of Party A called Ms. King to reject QLogic’s March 7, 2016 counter-proposal and inform her that Party A had determined not to move forward with a strategic transaction with QLogic as Party A was ultimately unable to justify a strategic combination of the two companies.

On March 23, 2016, QLogic and Party K entered into a mutual confidentiality agreement with respect to a potential strategic transaction.

On March 24, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners met with members of Party K’s senior management team and Party K’s financial advisor to discuss a potential strategic transaction between Party K and QLogic. At this meeting, QLogic’s management team reviewed QLogic’s business for Party K’s management team. Subsequent to this meeting, on April 4, 2016, the Chief Executive Officer of Party K informed a representative of Qatalyst Partners that Party K was interested in a potential strategic transaction with QLogic but that Party K would need to perform additional due diligence related to QLogic’s Fibre Channel business.

Between late March 2016 and early April 2016, at the direction of QLogic’s senior management and consistent with direction previously provided by QLogic’s board of directors, representatives of QLogic and Qatalyst Partners communicated with representatives of four additional potential strategic acquirers, Party L, Party M, Party N and Party O, to inquire whether they would be interested in evaluating a potential strategic transaction with QLogic. Only Party O indicated at that time that it was interested in a potential strategic transaction with QLogic.

On March 31, 2016, Ms. King called a representative of Party C to request information about one of Party C’s portfolio companies that QLogic had internally identified as being a potential acquisition target for QLogic.

During the course of the trading day on April 8, 2016, a report from anonymous sources appeared in multiple press reports stating that QLogic had hired Qatalyst Partners to explore strategic alternatives including a potential sale. The closing price of QLogic’s common stock on that day was $13.66 per share, compared to a closing stock price on April 7, 2016 of $12.79.

Also on April 8, 2016, Ms. King contacted the Chief Executive Officer of Party B. The Chief Executive Officer of Party B acknowledged that day’s press reports and told Ms. King that Party B was not interested in pursuing a potential strategic transaction with QLogic at that time.

On April 10, 2016, Mr. Ali contacted a representative of Qatalyst Partners in response to the April 8 press reports regarding QLogic and expressed an interest in a potential strategic transaction with QLogic.

On April 11 and April 21, 2016, representatives of two financial sponsors contacted a representative of Qatalyst Partners in response to the April 8 press reports regarding QLogic and expressed an interest in a potential transaction with QLogic. The representative of Qatalyst Partners informed each of the respective representatives that if such financial sponsor determined based on a review of publicly available information that it could offer a price for an acquisition of QLogic that would be competitive with that which a strategic bidder could make, then Qatalyst Partners could arrange a management meeting between such financial sponsor and QLogic. No further communications were received from either of these financial sponsors by Qatalyst Partners or QLogic.

On April 12, 2016, Ms. King called a representative of Party C to further inquire about the portfolio company of Party C that QLogic had internally identified as being a potential acquisition target. On April 14, 2016, Ms. King and the representative of Party C exchanged agendas for a management meeting describing what QLogic wanted to learn about the portfolio company and what Party C wanted to learn about QLogic.

On April 18, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, met with members of Party K’s senior management team to further discuss a potential strategic transaction between Party K and QLogic. During this meeting, QLogic’s management team provided a corporate and business overview of QLogic and its products.

On April 19, 2016, QLogic and Cavium entered into a mutual confidentiality agreement with respect to a potential strategic transaction.

Also on April 19, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners met with members of Cavium’s senior management team, including Mr. Ali and Art Chadwick, Cavium’s Chief Financial Officer, to discuss a potential strategic transaction between Cavium and QLogic. At this meeting, QLogic’s management team reviewed for Cavium’s management team QLogic’s business and its financial projections.

On April 20, 2016, Mr. Ali called a representative of Qatalyst Partners and Ms. King and indicated that Cavium would like to perform additional due diligence regarding QLogic. Mr. Ali also indicated that Cavium would be engaging J.P. Morgan Securities LLC (“JP Morgan”) as its financial advisor and as a potential source of financing for a potential transaction with QLogic.

Also on April 20, 2016, Ms. King, Ms. Hu and Mr. Hawkins provided a telephonic update to QLogic’s board of directors regarding the status of discussions with the various parties. Following this telephonic update and until QLogic’s board of directors meeting on May 26, 2016, Ms. King also provided telephonic updates to Mr. Dickson on an approximately weekly basis.

On April 21, 2016, QLogic and Party O entered into a mutual confidentiality agreement with respect to a potential strategic transaction.

Also on April 21, 2016, QLogic and Party C entered into a mutual confidentiality agreement with respect to a potential transaction.

On April 22, 2016, members of QLogic’s management team, including Ms. King and Ms. Hu, and representatives of Qatalyst Partners, met with members of Party O’s senior management team at which QLogic’s management team reviewed for Party O’s management team QLogic’s business.

Also on April 22, 2016, QLogic first sent business level due diligence materials to Cavium.

On April 25, 2016, a follow-up meeting was held among members of QLogic’s senior management team, including Ms. King and Ms. Hu, representatives of Qatalyst Partners, members of Cavium’s senior management team, including Mr. Ali and Mr. Chadwick, and representatives of JP Morgan, in response to Cavium’s request to better understand QLogic’s business, overall business plan and other business-related matters.

On April 26, 2016, members of QLogic’s senior management team, including Ms. King and Ms. Hu, met with representatives of Party C, to discuss a potential transaction between Party C and QLogic. At this meeting, QLogic’s management team reviewed for Party C QLogic’s business, Party C reviewed for QLogic the portfolio company that QLogic had internally identified as being a potential acquisition target, and the parties discussed Party C’s interest in a potential transaction with QLogic.

From April 26 through May 10, 2016, Party C engaged in a due diligence review of QLogic.

From April 26 through June 14, 2016, Cavium and its representatives had several in-person meetings and conference calls relating to technical, competitive and business due diligence (including a review of QLogic’s preliminary financial results for fiscal year 2016 and business outlook for fiscal year 2017) and otherwise engaged in a due diligence review of QLogic, QLogic and its representatives engaged in a due diligence review of Cavium, and the parties and their respective representatives had numerous discussions regarding their businesses.

On April 29, 2016, a representative of Qatalyst Partners contacted a representative of Party O to receive feedback from Party O on the April 22 management meeting. Later that day, the representative of Qatalyst Partners received a message from a representative of Party O indicating that Party O was not interested in a transaction with QLogic at that time as Party O believed that a lack of potential synergies made a potential strategic transaction financially challenging.

Between mid-April 2016 and early May 2016, representatives of QLogic and Qatalyst Partners communicated with representatives of five additional potential strategic acquirers, Party P, Party Q, Party R, Party S and Party T, to inquire whether they would be interested in evaluating a potential strategic transaction with QLogic. None of those parties expressed an interest at that time in a potential strategic transaction with QLogic.

On May 2, 2016, Ms. King corresponded with Mr. Ali regarding projected synergies from a potential strategic transaction between QLogic and Cavium.

After market close on May 5, 2016, QLogic reported its financial results for the fourth fiscal quarter and fiscal year ended April 3, 2016. The closing price of QLogic’s common stock on May 5, 2016 was $11.78, and on May 6, 2016, the next trading day after this announcement, the closing price of QLogic’s common stock was $13.61.

On May 9, 2016, Ms. King and Mr. Ali communicated by telephone regarding QLogic’s businesses.

On May 13, 2016, a representative of Party C contacted Ms. King and expressed an interest in an acquisition of QLogic for approximately $14.00 per share in cash. QLogic’s closing stock price on May 12, 2016 was $13.01. The representative of Party C noted that they had already commenced due diligence and that they would require exclusivity as part of their offer. On May 16, 2016, the representative of Party C reiterated the same information to a representative of Qatalyst Partners. The representative of Party C indicated to both Ms. King and the representative of Qatalyst Partners that Party C would not be willing to materially increase its offer, indicating that the maximum amount that it would be willing to offer was up to approximately $14.50 per share in cash.

Also on May 13, 2016, a representative of Party C contacted Ms. King and two members of QLogic’s board of directors, Balakrishnan Iyer and Scott Mercer, to confirm that Party C was interested in pursuing a potential transaction with QLogic.

On May 14, 2016, Cavium’s board of directors met to discuss, among other things, the potential acquisition of QLogic. At the meeting, representatives of JP Morgan gave a presentation to Cavium’s board regarding the potential acquisition. Additionally, JP Morgan provided information regarding its relationship with both Cavium and QLogic in connection with its potential engagement by Cavium’s board. Following discussions concerning the potential transaction, Cavium’s board approved entry into an engagement letter with JP Morgan and authorized Mr. Ali to continue technical and legal due diligence on QLogic.

On May 16, 2016, Ms. King and Mr. Ali communicated by telephone. Mr. Ali provided an update regarding Cavium’s board meeting that was held the day before and its continued interest in a potential strategic transaction. Ms. King and Mr. Ali also discussed further due diligence matters and their plans for follow-up meetings.

On May 18, 2016, Cavium’s board of directors met again to discuss with representatives of JP Morgan the potential transaction with QLogic. Following discussion, Cavium’s board authorized, among other things, Mr. Ali to submit a non-binding proposal to acquire QLogic consistent with the terms discussed by the board of directors of Cavium.

On May 20, 2016, Mr. Ali called Ms. King to discuss certain due diligence matters and request additional due diligence information.

On May 23, 2016, Party C submitted a written indicative offer of $14.00 per share in cash, requested four to six weeks of exclusivity and noted that the transaction closing would not be subject to a financing condition. QLogic’s closing stock price on May 20, 2016 was $13.30.

On May 24, 2016, Mr. Ali called Ms. King to preview Cavium’s indication of interest, including a verbal summary of the high-level terms. Later that day Cavium submitted an indication of interest to acquire QLogic’s outstanding common stock for $15.00 per share, consisting of $10.50 in cash and $4.50 in stock (based on a fixed exchange ratio at signing), conditioned on exclusivity through the announcement date of a transaction, and noting that the transaction closing would not be subject to a financing condition. QLogic’s closing stock price on May 23, 2016 was $13.45. Concurrently with the indication of interest, Cavium provided QLogic with a letter from JP Morgan indicating a high level of confidence in the ability of Cavium to raise up to $750 million in financing in connection with the potential transaction. The indication of interest specified that the proposal would expire at 5:00 pm Pacific Time on May 27, 2016. Also on May 24, 2016, Mr. Ali asked Ms. King whether she would be open to joining Cavium’s board of directors after the closing of a potential transaction. Ms. King replied that she would be open to joining Cavium’s board of directors, subject to scheduling conflicts with her other board responsibilities. Mr. Ali noted that Cavium’s board of directors would need to consider Ms. King’s qualifications and make a formal nomination at the appropriate time.

On May 26, 2016, QLogic’s board of directors held a regularly scheduled meeting, at which members of QLogic’s senior management and representatives of Qatalyst Partners and O’Melveny were in attendance. At this meeting, Ms. King reviewed with QLogic’s board of directors a situational assessment, QLogic’s business outlook, strategic opportunities and a stand-alone operating model and discussed possible acquisition opportunities. A representative of O’Melveny reviewed for QLogic’s board of directors its fiduciary duties in connection with evaluating various strategic alternatives for QLogic, including a discussion of requests for exclusivity arrangements and certain considerations when comparing cash consideration to stock and cash consideration. A representative of Qatalyst Partners updated QLogic’s board of directors on the status of discussions with various potential bidders, noting that a total of 23 potentially interested parties had been contacted (or had contacted QLogic), including those who approached Qatalyst Partners after the April 8 press reports regarding QLogic. Of the 23 potentially interested parties, 19 were strategic bidders and the other four were financial sponsors, and as of that date, only two remained in discussions with QLogic, one of which was a strategic buyer and the other a financial sponsor. Members of QLogic’s board of directors then disclosed to QLogic’s board of directors certain limited partner investor relationships that they had with funds set up by Party C. The Board then discussed (as had been previously reviewed with QLogic’s board of directors by Mr. Hawkins) that Qatalyst Partners was previously engaged by Cavium in 2012, that members of the Qatalyst Partners team advising QLogic had worked on that engagement, and that such engagement had been terminated. Qatalyst Partners confirmed that it had not provided any substantive services to Cavium in the last two years and had not received any monetary or other consideration from Cavium. Ms. King also described for QLogic’s board of directors the informal discussion she had with Mr. Ali on May 24, 2016 regarding whether Ms. King would be open to joining Cavium’s board of directors. Satisfied that none of these relationships required any further action, QLogic’s board of directors then discussed and considered the proposals received from Cavium and Party C, and representatives of Qatalyst Partners reviewed with QLogic’s board of directors certain illustrative transaction statistics, certain factors, among others, that QLogic’s board of directors could consider in comparing an all-cash offer to a cash-and-stock offer, and illustrative post-announcement share price scenarios for Cavium’s stock and how that might impact the merger consideration given the use of a fixed exchange ratio. The QLogic board of directors discussed with Qatalyst Partners the impact that the deal announcement might have on Cavium’s stock price and therefore on the potential merger consideration. Representatives of Qatalyst Partners then reviewed with QLogic’s board of directors a presentation to assess QLogic’s stand-alone valuation as well as the potential value of a combination with Cavium. Representatives of Qatalyst Partners also presented to QLogic’s board of directors an overview of Cavium and its business. The QLogic board of directors discussed the risks associated with the proposals from each of Cavium and Party C compared to the risks associated with continuing to run the business on a stand-alone basis. The QLogic board of directors noted that Cavium had already conducted substantial business and legal due diligence whereas Party C expected to need four to six weeks to conduct due diligence. The QLogic board of directors also indicated that, given the extensive marketing effort that had been undertaken by QLogic and Qatalyst Partners, it was open to a relatively short exclusivity period if agreement on price could be reached. The QLogic board of directors then directed Ms. King to negotiate with Cavium to potentially increase the proposed consideration.

Later on May 26, 2016, Ms. King called Mr. Ali to negotiate the offer price and exclusivity period reflected in Cavium’s May 24 indication of interest. Ms. King asked that Cavium raise its offer to between $16.00 and $16.50 per share. Following a discussion, Mr. Ali indicated that he would discuss with Cavium’s board of directors an offer price of $15.50 per share, after which Cavium’s board of directors met telephonically and after a consideration of a number of factors agreed to the submission of a “best and final” offer of $15.50 per share, consisting of $11.00 in cash and $4.50 in stock per share. Mr. Ali subsequently communicated to Ms. King a “best and final” offer of $15.50 per share, consisting of $11.00 in cash and $4.50 in stock per share (based on a fixed exchange ratio at signing), and an exclusivity period until June 23, 2016. QLogic’s closing stock price on May 25, 2016 was $13.70.

Later on May 26, 2016, QLogic’s board of directors meeting reconvened and Ms. King reported that Cavium was willing to increase the cash portion of its offer from $10.50 to $11.00 per share, for an aggregate pre-signing deal value of $15.50 per share, conditioned on an exclusivity period through June 23, 2016. After consideration of a number of factors, including Party C’s proposal and the risks in continuing to run the business on a stand-alone basis, QLogic’s board of directors unanimously approved QLogic entering into an exclusivity period with Cavium until June 23, 2016 and asked management to work with Cavium in completing due diligence and negotiating a merger agreement. The QLogic board of directors also asked management and Qatalyst Partners to conduct additional due diligence on Cavium.

Following the May 26, 2016 meeting of QLogic’s board of directors, a representative of Qatalyst Partners provided feedback to a representative of Party C informing that representative of the exclusivity arrangement being entered into with another party.

Between May 26, 2016 and May 27, 2016, representatives of O’Melveny and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Cavium’s legal counsel, negotiated the terms of the exclusivity agreement. On May 28, 2016, QLogic and Cavium entered into an exclusivity agreement dated as of May 27, 2016, providing for exclusivity through June 23, 2016 in connection with the negotiation of a potential strategic transaction.

Between May 31, 2016 and June 15, 2016, representatives of O’Melveny and Skadden participated in numerous conference calls to discuss the transaction structure, due diligence matters, and transaction timing and process.

On May 31, 2016, QLogic made available to Cavium and its representatives an online data room containing certain information concerning QLogic.

On June 4, 2016, Cavium made available to QLogic and its representatives an online data room containing certain information concerning Cavium.

On June 7, 2016, Cavium’s board of directors, together with members of Cavium’s senior management team and representatives of JP Morgan, met to discuss updates regarding the proposed transaction with QLogic.

Later on June 7, 2016, representatives of Skadden sent the initial draft merger agreement to representatives of O’Melveny, which draft included, among other things, a termination fee equal to 3.5% of the proposed transaction consideration payable in the event that, among other situations, QLogic were to terminate the merger agreement to enter into an alternative transaction and also included a reverse break fee in the event that Cavium were to fail to close the transaction when the closing conditions had been met because it had not been able to obtain its financing, and provided Cavium with the right to extend the tender offer when the closing conditions had been met if it had not obtained its financing.

On June 9, 2016, a meeting was held among the members of QLogic’s senior management team, including Ms. King and Ms. Hu, representatives of Qatalyst Partners, members of Cavium’s senior management team, including Mr. Ali and Mr. Chadwick, and representatives of JP Morgan. Ms. Hu presented information regarding QLogic’s financial information for purposes of the financing due diligence being conducted by JP Morgan’s credit team, and Mr. Ali and Mr. Chadwick presented information regarding Cavium’s business and financial information for purposes of QLogic’s due diligence of Cavium. During a dinner attended by QLogic’s and Cavium’s respective senior management teams following this meeting, Mr. Ali asked Ms. King whether she would still be open to joining Cavium’s board of directors after the closing of the potential acquisition of QLogic by Cavium, noting that Cavium’s board of directors would still need to consider Ms. King’s qualifications and make a formal nomination. Ms. King indicated that she would still be open to joining Cavium’s board of directors.

On June 10, 2016, representatives of O’Melveny sent a revised draft merger agreement to representatives of Skadden, which draft, among other things, proposed a 3% termination fee and a 10% collar for the exchange ratio for the stock portion of the merger consideration and eliminated all the provisions that were conditioned on the availability of Cavium’s financing, including the reverse break fee.

On June 11, 2016, at the request of Cavium’s board of directors, a representative of JP Morgan emailed a representative of Qatalyst Partners to inform Qatalyst Partners that Cavium had discussed internally and determined that the 10% collar that was proposed in QLogic’s June 10 draft merger agreement was not acceptable.

Between June 12, 2016 and June 14, 2016, representatives of O’Melveny and Skadden participated in several conference calls to discuss their respective positions on the terms of the merger agreement.

On June 13, 2016, representatives of Skadden sent a revised draft merger agreement to representatives of O’Melveny, which draft, among other things, proposed a 3.5% termination fee and restored certain provisions relating to the availability of Cavium’s financing to provide Cavium with flexibility in scheduling the marketing period for its financing around the historically slow capital markets period in late August.

Also on June 13, 2016, representatives of O’Melveny sent an initial draft of the disclosure schedules to the merger agreement to representatives of Skadden. Between June 13, 2016 and June 15, 2016, O’Melveny and Skadden participated in conference calls and exchanged revisions to the disclosure schedules.

Also on June 13, 2016, QLogic’s board of directors held a special meeting, at which members of QLogic’s senior management and representatives of O’Melveny and Qatalyst Partners were in attendance. At this meeting, a representative of Qatalyst Partners updated QLogic’s board of directors on the process and status of discussions with Cavium. Ms. Hu then reviewed a summary of the due diligence conducted on Cavium, including a review of business opportunities and risks, discussed potential synergies of a combined company, and discussed the accounting due diligence that had been undertaken on QLogic’s behalf by QLogic’s auditors. Mr. Hawkins then summarized several legal due diligence matters. A representative of Qatalyst Partners then reviewed with QLogic’s board of directors certain information regarding Cavium, including business unit overview and products. QLogic’s board of directors discussed Cavium’s current financial plan, expectations for the current quarter and the next quarter, and short-term and long-term business opportunities and challenges. A representative of O’Melveny then presented to QLogic’s board of directors an overview of the proposed transaction and summary of the merger agreement and discussed key provisions of the draft received from

Skadden and areas of ongoing negotiation. After discussion, QLogic’s board of directors asked management to conduct additional due diligence on Cavium’s expected financial results for the current quarter and the next quarter.

Later on June 13, 2016, representatives of O’Melveny sent a revised draft merger agreement to representatives of Skadden, which draft, among other things, proposed a 3.25% termination fee and revised certain provisions related to deal certainty and related matters.

On June 14, 2016, representatives of Skadden sent a revised draft merger agreement to representatives of O’Melveny, which draft, among other things, again proposed a 3.5% termination fee and revised certain other provisions.

Also on June 14, 2016, QLogic’s board of directors held a special meeting, at which members of QLogic’s senior management and representatives of O’Melveny and Qatalyst Partners were in attendance. At this meeting, Ms. King presented an update on the additional due diligence performed at QLogic’s board of directors’ direction with respect to Cavium’s expected financial results. A representative of Qatalyst Partners then reviewed for QLogic’s board of directors the transaction consideration and discussed the premium to market based on current stock prices and based on the unaffected stock price before the April 8 press reports regarding QLogic. The representative of Qatalyst Partners then reviewed for QLogic’s board of directors the financial analyses performed by Qatalyst Partners that would support a fairness opinion regarding the transaction. Representatives of O’Melveny then summarized the status of the merger agreement negotiations since the June 13 meeting and reviewed the draft board resolutions that would, among other things, approve the merger agreement and related matters. The QLogic board of directors then discussed the adoption of an exclusive forum bylaw provision and its potential benefits to QLogic and its stockholders. A representative of O’Melveny then reviewed for QLogic’s board of directors the interests of QLogic’s directors and officers in the transaction (including with respect to the impact of the transaction on existing executive compensation arrangements) and discussed with QLogic’s board of directors that Mr. Ali had asked Ms. King whether she would be open to joining Cavium’s board of directors after the closing and that, if Cavium’s board of directors were to formally nominate Ms. King, in connection with that appointment, Ms. King would receive regular board fees and compensation consistent with that provided to other independent board members of Cavium.

Later on June 14, 2016, at QLogic’s board of directors’ direction, representatives of O’Melveny sent a revised draft merger agreement to representatives of Skadden, which draft, among other things, accepted the 3.5% termination fee.

On June 15, 2016, QLogic’s board of directors held a special meeting, at which members of QLogic senior management and representatives of O’Melveny and Qatalyst Partners were in attendance, to determine whether to approve the merger agreement. A representative of Qatalyst Partners indicated that the financial analyses he had reviewed with QLogic’s board of directors on June 14 had been updated to include the closing stock prices of Cavium’s and QLogic’s stock. Following his review of the updated financial analyses, the representative of Qatalyst Partners rendered to QLogic’s board of directors Qatalyst Partners’ oral opinion, subsequently confirmed in writing, that as of June 15, 2016 and based upon and subject to the various considerations, limitations and other matters set forth in its written opinion, the consideration of $11.00 cash and 0.098 shares of Cavium stock per share to be received by the holders of QLogic’s common stock, other than Cavium or any affiliates of Cavium, pursuant to the merger agreement was fair, from a financial point of view, to such holders. A representative of O’Melveny discussed the changes to the merger agreement since the June 14 Board meeting, noting that the proposed final version of the merger agreement had been provided to QLogic’s board of directors in advance of the meeting. A representative of O’Melveny then described the proposed board resolutions. Following further consideration and discussion, QLogic’s board of directors unanimously determined that (i) the Offer and the Merger are fair to, and in the best interests of, QLogic and its stockholders, (ii) authorized, approved, adopted and declared advisable the merger agreement, the Offer and the Merger, (iii) resolved that the Merger be effected as soon as practicable following consummation of the Offer without a vote of QLogic’s stockholders pursuant to Section 251(h) of the DGCL, and (iv) subject to the terms of the merger agreement, resolved and recommended that the stockholders of QLogic accept the Offer and tender their shares of QLogic common stock pursuant to the Offer.

Also on June 15, 2016, Cavium’s board of directors held a meeting together with members of Cavium’s senior management team and representatives of Skadden and JP Morgan to discuss the outcome of the negotiations with QLogic. Following further consideration and discussion, Cavium’s board of directors unanimously approved the transaction and the execution of the merger agreement and other transaction documents and performance of the obligations and actions and the carrying out of the transactions contemplated thereby.

Later in the day on June 15, 2016, following receipt of the final debt commitment letter documents, the parties entered into the merger agreement and issued a joint press release announcing the merger agreement after the close of trading on June 15, 2016.

None of the parties who executed confidentiality agreements with QLogic in connection with a potential transaction is subject to any contractual restriction with QLogic that prevents that party from making a potential superior proposal or requesting a waiver from QLogic for the purpose of submitting a potential superior proposal.

Cavium’s Reasons for the Offer and the Merger

Cavium’s board of directors unanimously approved the transaction agreement and determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Cavium and its stockholders.

In reaching its determination, Cavium’s board of directors consulted with Cavium’s management, as well as with Cavium’s legal and financial advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below.

Strategic Considerations

•	QLogic’s leading portfolio of advanced connectivity and storage solutions is highly complementary to Cavium’s extensive portfolio of networking, computer, and security solutions;

•	The combination enables Cavium to offer a complete end-to-end offering to customers in Enterprise, Cloud, Data Center, Storage, Telco and Networking markets. QLogic adds an incremental $2 billion-plus market opportunity for Cavium;

•	The combined customer base includes market leading OEMs and end-customers across a broad set of end markets that diversifies Cavium’s revenue and presents a unique opportunity to accelerate further growth;

•	The acquisition of QLogic will significantly expand Cavium’s product portfolio by adding QLogic’s comprehensive network, compute and storage markets;

•	The acquisition of QLogic further diversifies Cavium’s business mix, improves key customer relationships and enhances its growth potential;

•	The acquisition of QLogic will further Cavium’s global footprint and help to create scale necessary to efficiently invest and compete in the semiconductor industry;

•	The combined scale, and go-to-market strategy should create opportunities for cross-selling of the combined company’s products;

•	Cavium will utilize and benefit from the technology leadership of both companies, while accessing QLogic’s strong intellectual property portfolio and other resources;

•	Trends and competitive developments in the industry and the range of strategic alternatives available to Cavium; and

•	The combined company is expected to create long-term stockholder value by creating additional growth opportunities by utilizing the respective strengths of each business, expanding the combined company’s product portfolio and unlocking value in new business lines and product offerings.

Forecasted Synergies and Other Financial Considerations

•	Cavium expects to achieve more than $45 million in annual cost synergies to be realized by the end of 2017; and

•	The acquisition of QLogic is projected to be accretive to Cavium’s non-GAAP earnings per share and cash flow by calendar year 2017.

Market Conditions

•	The board of directors of Cavium also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of QLogic and Cavium common stock.

Due Diligence

•	The board of directors of Cavium further considered its familiarity with the business operations, strategy, earnings and prospects of each of Cavium and QLogic and the scope and results of the due diligence investigation conducted by Cavium’s management and advisors with respect to QLogic.

Financial Terms of The Transaction

•	The board of directors of Cavium reviewed the amount and form of consideration to be paid in the transaction, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the offer and the merger.

Recommendation of Management

•	The board of directors of Cavium took into account the recommendation of Cavium’s management in favor of the offer and the merger.

Debt Financing

•	The board of directors of Cavium considered management’s expectations as to its ability to obtain debt financing and the terms of that financing, including the commitment letter for a $650 million senior secured term B loan facility and a $100 million senior secured interim term loan facility, subject to certain conditions (see “The Offer and The Merger — Source and Amount of Funds”).

Provisions of the Merger Agreement

•	The board of directors of Cavium considered the structure of the offer and the merger and terms and conditions of the merger agreement, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the restrictions placed on QLogic’s ability to seek a superior proposal, the conditions to completion, the termination rights of the parties, the obligation of QLogic to pay a $47.8 million termination fee in certain circumstances; and

•	The expectation that the conditions to consummation of the offer and the merger will be satisfied on a timely basis.

The board of directors of Cavium also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	the risk that the anticipated benefits of the offer and the merger will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved on the expected timeframe;

•	the risk that while Cavium performed due diligence on QLogic and its business, the scope of that due diligence was limited and there may be aspects of QLogic or its business of which Cavium is not aware;

•	the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

•	other costs associated with the offer and the merger;

•	the risk that the trading price of QLogic common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Cavium stockholders for any number of reasons, some of which are outside Cavium’s control, including for example if investors believe that the value of the cash and stock consideration to be exchanged for QLogic shares in connection with the offer and the merger, together with transaction costs, is greater than the value of QLogic’s business, together with any synergies expected to be achieved or actually realized from Cavium’s acquisition of QLogic;

•	potential challenges in integrating the two companies;

•	the provisions of the merger agreement that place restrictions on the interim operations of Cavium and its subsidiaries pending the closing (see “Merger Agreement — Conduct of Cavium’s Business Pending the Merger”);

•	the amount of cash that would be required to fund the cash portion of the transaction consideration and the fact that Cavium’s obligation to complete the offer and the merger is not conditioned on its ability to obtain financing;

•	the greater financial leverage under which Cavium would operate as a result of the indebtedness that Cavium would incur in connection with the offer and the merger, as well as the numerous ongoing financial and operational covenants and restrictions on Cavium proposed to be set forth in the financing agreements (see “The Offer and the Merger — Source and Amount of Funds”);

•	the risks associated with the occurrence of events which may materially adversely affect the operations or financial condition of QLogic and its subsidiaries, which may not entitle Cavium to terminate the merger agreement;

•	the risk of diverting Cavium management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with QLogic, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Cavium and QLogic; and

•	the risks associated with the offer and the merger, the combined company following the offer and the merger, Cavium’s business and QLogic’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the board of directors of Cavium determined that, overall, the potential benefits of the offer and the merger outweighed the potential risks.

This discussion of the information and factors considered by the board of directors of Cavium includes the material positive and negative factors considered by the board of directors of Cavium, but it is not intended to be exhaustive and may not include all the factors considered by the board of directors of Cavium. The board of directors of Cavium did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the offer and the merger. Rather, the board of directors of Cavium viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the board of directors of Cavium may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Cavium and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”

QLogic’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of QLogic

At a meeting held on June 15, 2016, QLogic’s board of directors determined that the offer and the merger were advisable, fair to, and in the best interests of, QLogic and QLogic’s stockholders, approved, declared advisable and adopted the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommended that QLogic’s stockholders accept and tender their shares pursuant to the offer.

In evaluating the offer, the merger, and the merger agreement, QLogic’s board of directors consulted with QLogic’s senior management team, as well as QLogic’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•	the historical share prices of QLogic and Cavium, including the fact that the implied value of the offer price of approximately $15.53 per share (based on the price per share of Cavium common stock of $46.24 on June 14, 2016, the last trading day prior to the approval by QLogic’s board of directors of the merger agreement) represents:

•	an approximate premium of 14% based on the closing price per share of $13.67 and closing price per share of Cavium common stock of $46.24 on June 14, 2016; and

•	an approximate premium of 21% based on the unaffected closing price per share of $12.79 on April 7, 2016 (before the April 8, 2016 press reports regarding a possible sale of QLogic) and closing price per share of Cavium common stock of $46.24 on June 14, 2016;

•	current information regarding (i) QLogic’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within QLogic’s industry;

•	the belief of QLogic’s board of directors that the offer and the merger are more favorable to QLogic’s stockholders than the potential value that might result from the other alternatives reasonably available to QLogic, including the alternative of remaining a standalone public company and other strategies that might be pursued as a standalone public company;

•	the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, including the increasing competition facing QLogic, general uncertainty surrounding macroeconomic conditions in various markets in which QLogic does business, and possible alternative business strategies;

•	communications by Qatalyst Partners LP (QLogic’s financial advisor, “Qatalyst Partners”) with other possible buyers, offers submitted by certain other possible buyers, and assessment of the likelihood that a third party would offer a higher price than the price per share offered by Cavium;

•	the fact that the offer price reflects extensive negotiations between QLogic and Cavium and their respective external advisors and QLogic’s board of directors’ belief, after consultation with QLogic’s financial advisors, that the offer price to be received from Cavium is the maximum price Cavium was willing to offer in connection with the merger;

•	QLogic’s board of directors’ and Qatalyst Partners’ familiarity with possible additional third parties who could potentially seek to acquire QLogic and the belief, including based on the process conducted with the assistance of Qatalyst Partners, that any such parties would not have an interest in or the financial capacity to effect the acquisition for a higher price than the price per share offered by Cavium;

•	historical information regarding (i) QLogic’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to QLogic common stock, and (iii) market prices with respect to other industry participants and general market indices;

•	the timing of the offer and the merger and the risk that if QLogic does not accept the Offer now (as provided for in the merger agreement), it may not have another opportunity to do so or a comparable opportunity;

•	the belief of QLogic’s board of directors that it was preferable to conduct a private “market check” of QLogic rather than to conduct a public “auction” of QLogic, particularly in light of (1) the risk that a public auction would not result in a transaction at a more attractive price than offered by a private market check and that a “failed” attempt to sell QLogic by public auction would be highly detrimental to QLogic, (2) the advice of Qatalyst Partners that the approach pursued was the most likely to result in the highest price reasonably available for QLogic, and (3) the fact that QLogic would be permitted, under certain circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal after giving Cavium the opportunity to match the superior proposal and upon payment of a termination fee;

•	(i) the financial analyses presented by Qatalyst Partners to QLogic’s board of directors and (ii) the oral opinion delivered by Qatalyst Partners to QLogic’s board of directors on June 15, 2016, and subsequently confirmed by Qatalyst Partners’ written opinion to QLogic’s board of directors dated June 15, 2016, to the effect that, as of such date and based upon and subject to the qualifications, assumptions, considerations, limitations and other matters set forth therein, the offer price to be received by QLogic’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to QLogic’s stockholders. You are urged to read Qatalyst Partners’ written opinion, which is set forth in its entirety in Annex B, and the description of the opinion and the related financial analyses presented by Qatalyst Partners provided under the heading “The Offer and the Merger — Opinion of QLogic’s Financial Advisor —Opinion of Qatalyst Partners LP”;

•	the fact that the mixed equity and cash nature of the offer price offers QLogic’s stockholders the opportunity to participate in part with respect to the future earnings and growth of the combined company, while also providing QLogic’s stockholders with a substantial cash payout of $11.00 per share;

•	QLogic’s board of directors’ belief that the merger will result in a combined company with an enhanced earnings profile from sustainable synergies;

•	QLogic’s board of directors’ belief that Cavium has the requisite financial wherewithal (after giving effect to the financing contemplated by the debt commitment letter) to consummate the offer and the merger and pay all related fees and expenses;

•	the terms and conditions of the merger agreement and related transaction documents, in addition to those described above, including:

•	the limited and otherwise customary conditions to the parties’ obligations to complete the offer and the merger, in addition to the absence of a financing condition;

•	QLogic’s ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties who put forward an unsolicited offer regarding an acquisition proposal that is, or would reasonably be expected to lead to, a superior proposal;

•	QLogic’s ability, subject to certain conditions, to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Cavium the termination fee of $47.8 million;

•	QLogic’s board of directors’ belief that the $47.8 million termination fee was reasonable and was not likely to deter any potential bidder from making a competing acquisition proposal;

•	the ability of QLogic’s board of directors, under certain circumstances and subject to certain conditions, to change its recommendation of the Offer in response to a superior proposal or in response to an intervening event; and

•	QLogic’s ability in certain circumstances to seek to specifically enforce Cavium’s obligations under the merger agreement, including Cavium’s obligations to consummate the offer and the merger;

•	the scope and results of QLogic’s due diligence investigation of Cavium, which included reviews of organizational, operational, financial, commercial, regulatory, legal and other matters related to Cavium’s business; and

•	that QLogic’s stockholders will have appraisal rights under Section 262 of the DGCL if the merger is completed.

QLogic’s board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement, the offer and the merger, including the following (not in any relative order of importance):

•	the fact that the transaction is not all cash, which precludes QLogic’s stockholders from enjoying complete certainty of value for their shares of QLogic’s common stock;

•	the possible negative effect of the offer and the merger and public announcement of the offer and the merger on QLogic’s financial performance, operating results and stock price and QLogic’s relationships with customers, suppliers, other business partners, management and employees;

•	the fact that the merger agreement (i) precludes QLogic from actively soliciting competing acquisition proposals and (ii) obligates QLogic (or its successor) to pay Cavium a $47.8 million termination fee under specified circumstances, and the effect these provisions may have on a competing acquisition proposal or the price offered in such a proposal;

•	the fact that the merger agreement imposes restrictions on the conduct of QLogic’s business in the period between signing and closing of the merger, which may adversely affect QLogic’s business in the event the offer and the merger are not completed (including by delaying or preventing QLogic from pursuing business opportunities that may arise or precluding actions that would be advisable if QLogic were to remain an independent company);

•	the risks involved with the offer and the merger and the likelihood that QLogic and Cavium will be able to complete the offer and the merger, the possibility that the offer and the merger might not be consummated and QLogic’s prospects going forward without the combination with Cavium;

•	all known interests of directors and executive officers of QLogic in the offer and the merger that may be different from, or in addition to, their interests as stockholders of QLogic or the interests of QLogic’s other stockholders generally and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement, as more fully described under the heading “Interests of Certain Persons in the Offer and the Merger — Other Arrangements with Executive Officers”;

•	the risks and uncertainties introduced in any transaction in connection with required antitrust and other regulatory filings as compared to the anticipated results of such filings in connection with the offer and the merger;

•	the fact that the offer price would be taxable to QLogic’s stockholders;

•	the challenges of combining the business of QLogic with that of Cavium and the risks associated with achieving anticipated synergies;

•	the fact that the fixed exchange ratio will not adjust to compensate for changes in the price of shares of QLogic common stock or Cavium common stock prior to the consummation of the merger, and that the terms of the merger agreement do not provide QLogic with a right to terminate the merger agreement solely because the trading price of Cavium common stock decreases; and

•	the fact that QLogic has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated.

After considering the foregoing potentially positive and potentially negative factors, QLogic’s board of directors concluded that the potential benefits of the merger agreement, the offer and the merger outweighed the risks and other potentially negative factors associated with the merger agreement, the offer and the merger.

The foregoing discussion of the information and factors considered by QLogic’s board of directors is not intended to be exhaustive, but includes the material factors considered by QLogic’s board of directors. In view of the variety of factors considered in connection with its evaluation of the offer, the merger and the merger agreement, QLogic’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. QLogic’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. QLogic’s board of directors based its recommendation on the totality of the information presented.

For the reasons described above, and in light of other factors that they believed were appropriate, the board of directors of QLogic unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and unanimously recommends that QLogic’s stockholders accept the offer and tender their shares of QLogic common stock to the Offeror pursuant to the offer.

Opinion of QLogic’s Financial Advisor

Opinion of Qatalyst Partners LP

QLogic retained Qatalyst Partners to act as financial advisor to QLogic’s board of directors in connection with a potential transaction such as the offer and merger and to evaluate whether the consideration to be received by the holders of QLogic common stock, other than Cavium or any affiliate of Cavium, pursuant to the merger agreement was fair, from a financial point of view, to such holders. QLogic selected Qatalyst Partners to act as QLogic’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of QLogic and the industry in which QLogic operates. Qatalyst Partners has provided its written consent to the reproduction of Qatalyst Partners’ opinion in this document. At a meeting of the QLogic board on June 15, 2016, Qatalyst Partners rendered its oral opinion, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the per share consideration of $11.00 in cash and 0.098 duly authorized, validly issued, fully paid and nonassessable shares of Cavium common stock to be received by the holders of the QLogic common stock, other than Cavium or any affiliate of Cavium, pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated June 15, 2016, to the QLogic board following the QLogic board meeting.

The full text of the written opinion of Qatalyst Partners, dated June 15, 2016, is attached to this document as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to QLogic’s board of directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be received by the holders of QLogic common stock, other than Cavium or any affiliate of Cavium, pursuant to the merger agreement. It does not address any other aspect of the transactions and does not constitute a recommendation as to whether any holder of QLogic common stock should tender shares of QLogic common stock in connection with the offer and does not in any manner address the price at which the QLogic common stock or Cavium common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement dated June 15, 2016 (the “draft merger agreement”), certain related documents and certain publicly available financial statements and other business and financial information of QLogic. Qatalyst Partners also reviewed certain forward-looking information prepared by the management of QLogic, including financial projections and operating data of QLogic, which is referred to in this document as the “QLogic Projections” described below in the section entitled “Certain Financial Forecasts — Financial Forecasts of QLogic,” beginning on page 62, and certain forward-looking information prepared by management of Cavium, including financial projections and operating data of Cavium which is referred to in this document as the “Cavium Projections” described below in the section entitled “Certain Financial Forecasts — Financial Forecasts of Cavium,” beginning on page 63.

Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of QLogic with QLogic’s senior executives. Qatalyst Partners also reviewed the historical market prices and trading activity for QLogic’s common stock and compared QLogic’s financial performance and the prices and trading activity of QLogic’s common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by QLogic and Cavium. With respect to the QLogic Projections, Qatalyst Partners was advised by the management of QLogic, and Qatalyst Partners assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of QLogic of the future financial performance of QLogic and other matters covered thereby. With respect to the Cavium Projections, Qatalyst Partners was advised by the management of Cavium, and Qatalyst Partners assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cavium of the future financial performance of Cavium and other matters covered thereby. Qatalyst Partners assumed that the final executed merger agreement did not differ from the draft merger agreement reviewed by Qatalyst Partners in any respect material to its opinion. Qatalyst Partners also assumed that the transactions will be consummated in accordance with the terms set forth in the draft merger agreement, without any modification, waiver or delay in any respect material to its opinion. In addition, Qatalyst Partners assumed that in connection with the receipt of all necessary approvals of the proposed transactions, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on QLogic or the contemplated benefits expected to be derived in the proposed transactions. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of QLogic or Cavium, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners has relied, without independent verification, upon the assessment of the management of QLogic and Cavium as to (i) the existing and future technology and products of QLogic and Cavium and the risks associated with such technology and products, (ii) their ability to integrate the businesses of QLogic and Cavium and (iii) their ability to retain key employees of QLogic and Cavium. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of QLogic to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to us. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the per share consideration of $11.00 in cash and 0.098 duly authorized, validly issued, fully paid and nonassessable shares of Cavium common stock to be received by the holders of QLogic common stock, other than Cavium or any affiliate of Cavium, pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of QLogic’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a summary of the material financial analyses undertaken by Qatalyst Partners in connection with its opinion dated June 15, 2016. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. In arriving at its opinion, Qatalyst Partners performed such analyses as it deemed appropriate in its professional judgment. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which is referred to in this document as the “street case,” and the QLogic Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis (DCF), which is designed to imply a potential, present value per share as of June 30, 2016 by:

•	adding:

•	the implied net present value of the estimated future unlevered free cash flows of QLogic, based on the QLogic Projections, for the second through fourth quarters of fiscal year 2017 through fiscal year 2021 (which implied present value was calculated using a range of discount rates of 10.0% to 11.5%, based on an estimated weighted average cost of capital);

•	the implied net present value of a corresponding terminal value of QLogic, calculated by multiplying QLogic’s estimated non-GAAP net operating profit after tax (“NOPAT”) in fiscal year 2022, based on the QLogic Projections, by a range of fully-diluted enterprise value to next-twelve-months NOPAT multiples of 6.5x to 10.5x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future unlevered free cash flows of QLogic described above; and

•	the estimated net cash of QLogic as of June 30, 2016, as provided by QLogic’s management;

•	applying a dilution factor of approximately 5.1% to reflect the dilution to current stockholders, assuming no buybacks, due to the effect of future issuance of equity awards through the end of fiscal year 2021, as projected by QLogic’s management; and

•	dividing the resulting amount by the number of fully-diluted shares of QLogic’s common stock outstanding, adjusted for QLogic RSUs, QLogic PRSUs, and QLogic stock options outstanding (assuming the treasury stock method), as provided by QLogic’s management as of June 14, 2016.

Based on the calculations set forth above, this analysis implied a range of values for QLogic common stock of approximately $14.08 to $18.07 per share. Qatalyst Partners noted that the implied value of the consideration to be received by holders of QLogic common stock pursuant to the merger agreement was $15.53 per share, based on QLogic’s closing stock price on June 14, 2016.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for QLogic with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected because they were publicly traded companies in QLogic’s industry or closely-related industries, have similar financial performance, or have other relevant or similar characteristics.

Selected Companies	NTM NOPAT Multiples	CY2017E P/E Multiples
Avago Technologies Ltd.	14.6x	12.1x
Brocade Communication Systems, Inc.	9.2x	9.1x
Cavium, Inc.	29.0x	22.6x
Inphi Corporation	24.4x	20.4x
Integrated Device Technology Inc.	15.6x	14.5x
Intel Corporation	15.7x	12.2x
Lattice Semiconductor Corp.	10.4x	9.7x
Marvell Technology Group	15.0x	24.9x
Mellanox Technologies, Ltd.	13.5x	11.7x
Microsemi Corporation	13.3x	8.7x
Seagate Technology PLC	15.3x	9.9x
Semtech Corporation	17.5x	15.5x
Western Digital Corporation	13.4x	8.3x
Xilinx, Inc.	17.9x	20.5x

Based upon research analyst consensus estimates for the next twelve-month period ending March 31, 2017 and using the closing prices as of June 14, 2016 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by the estimated consensus NOPAT for the period ending March 31, 2017, for each of the selected companies (the “Market NOPAT Multiples”). Qatalyst Partners also calculated the implied fully-diluted enterprise value of QLogic divided by QLogic’s estimated consensus NOPAT for the next twelve months at each date for the period between January 12, 2011 and June 14, 2016 (the “QLogic NOPAT Multiples”). Based on a review of the Market NOPAT Multiples for the selected companies and the QLogic NOPAT Multiples, Qatalyst Partners selected a representative range of 6.5x to 10.5x and applied this range to estimates of QLogic’s NOPAT for the twelve-month period ending March 31, 2017 based on each of the QLogic Projections and the street case of $86 million and $87 million, respectively. Based on the calculations set forth above, adding the net cash of QLogic as of April 3, 2016, as provided by QLogic’s management, then dividing the resulting amount by the fully-diluted shares of QLogic’s common stock outstanding, adjusted for QLogic RSUs, QLogic PRSUs, and QLogic stock options outstanding (assuming the treasury stock method), as provided by QLogic’s management as of June 14, 2016, this analysis implied a range of values for QLogic’s common stock of approximately $10.39 to $14.29 per share based on the QLogic Projections and $10.47 to $14.41 per share based on the street case. Qatalyst Partners noted that the implied value of the consideration to be received by holders of QLogic common stock pursuant to the merger agreement was $15.53 per share, based on Cavium’s closing stock price on June 14, 2016.

For each of the selected companies listed above, Qatalyst Partners also calculated, among other things, the price per share divided by the estimated earnings per share for calendar year 2017 for each of the selected companies, which is referred to as the “CY2017E P/E Multiple.” Based on a review of the CY2017E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 8.5x to 14.0x and applied this range to QLogic’s estimated calendar year 2017 earnings per share based on each of the QLogic Projections and the street case of $1.13 and $1.08, respectively. This analysis implied a range of values for QLogic common stock of approximately $9.60 to $15.81 per share based on the QLogic Projections and $9.19 to $15.14 per share based on the street case. Qatalyst Partners noted that the implied value of the consideration to be received by holders of QLogic common stock pursuant to the merger agreement was $15.53 per share, based on Cavium’s closing stock price on June 14, 2016.

No company included in the selected companies analysis is identical to QLogic. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of QLogic, such as the impact of competition on the business of QLogic or the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of QLogic or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared selected public transactions involving companies providing semiconductors or systems to networking and storage end markets that were announced between December 2013 and November 2015.

Announcement Date	Target	Acquirer	NTM Revenue Multiples	NTM P/E Multiples
November 24, 2015	PMC-Sierra, Inc.	Microsemi Corporation	4.2x	18.6x

November 9, 2015	Pericom Semiconductor Corporation	Diodes Inc.	2.1x	19.9x

September 30, 2015	EZchip Semiconductor Ltd.	Mellanox Technologies, Ltd.	4.8x	16.2x

May 28, 2015	Broadcom Corporation	Avago Technologies Ltd.	3.8x	19.0x

February 25, 2015	Emulex Corporation	Avago Technologies Ltd.	1.5x	14.3x

December 16, 2013	LSI Corporation	Avago Technologies Ltd.	2.7x	17.1x

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months’ revenue of the target company (the “NTM Revenue Multiple”). Based on this review, Qatalyst Partners selected a representative range of 1.5x to 3.5x and applied it to QLogic’s estimated next-twelve-months’ revenue for the period ending March 31, 2017 based on the street case of $478 million. Based on the calculations set forth above, adding the net cash of QLogic as of April 3, 2016, as provided by QLogic’s management, then dividing the resulting amount by the fully-diluted shares of QLogic’s common stock outstanding, adjusted for QLogic RSUs, QLogic PRSUs, and QLogic stock options outstanding (assuming the treasury stock method), as provided by QLogic’s management as of June 14, 2016, this analysis implied a range of values for QLogic common stock of approximately $12.21 to $22.72 per share. Qatalyst Partners noted that the implied value of the consideration to be received by holders of QLogic common stock pursuant to the merger agreement was $15.53 per share, based on Cavium’s closing stock price on June 14, 2016.

For each of the transactions listed above, Qatalyst Partners also reviewed the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months’ earnings per share of the target company (the “NTM P/E Multiple”). Based on this review, Qatalyst Partners selected a representative range of 14.5x to 19.0x and applied it to QLogic’s estimated next-twelve-months’ earnings for the period ending March 31, 2017 based on the street case of $1.05. This analysis implied a range of values for QLogic common stock of approximately $15.23 to $19.96 per share. Qatalyst Partners noted that the implied value of the consideration to be received by holders of QLogic common stock pursuant to the merger agreement was $15.53 per share, based on Cavium’s closing stock price on June 14, 2016.

No company or transaction utilized in the selected transactions analysis is identical to QLogic or the transactions. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of QLogic, such as the impact of competition on the business of QLogic or the industry generally, industry growth and the absence of any material adverse change in the financial condition of QLogic or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the transactions, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the transactions by QLogic’s board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of QLogic. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond QLogic’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share consideration of $11.00 in cash and 0.098 duly authorized, validly issued, fully paid and nonassessable shares of Cavium common stock to be received by the holders of QLogic common stock, other than Cavium or any affiliate of Cavium, pursuant to the merger agreement, and in connection with the delivery of its opinion to QLogic’s board of directors. These analyses do not purport to be appraisals or to reflect the price at which QLogic common stock or Cavium common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to QLogic’s board of directors was one of many factors considered by QLogic’s board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of QLogic’s board of directors with respect to the consideration to be received by QLogic’s stockholders pursuant to the transactions or of whether QLogic’s board of directors would have been willing to agree to different consideration. The consideration was determined through arm’s-length negotiations between QLogic and Cavium and was approved by QLogic’s board of directors. Qatalyst Partners provided advice to QLogic during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to QLogic or that any specific consideration constituted the only appropriate consideration for the transactions.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of QLogic, Cavium or certain of their respective affiliates.

During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and QLogic or Cavium pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to QLogic or Cavium and their respective affiliates, for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided QLogic with financial advisory services in connection with the transactions for which it will be paid approximately $20 million (provided that the final actual fee will be, in part, based on an average of the closing price of Cavium common stock over ten trading days approaching the consummation of the offer), $125,000 of which was payable upon execution of the engagement letter, $1.5 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the offer. QLogic has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. QLogic has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Financial Forecasts

The management of QLogic prepared certain unaudited, non-public financial projections for the fiscal years 2017 through 2022 as set forth below. The unaudited projections represented management’s reasonable judgment as to the results that could be achieved, taking into account QLogic’s management’s judgment as to the likelihood of winning the business for which QLogic was competing, and whether there would be delays with respect to when customers will roll out new products, among other risks (the “QLogic Projections”). The QLogic Projections were prepared and provided to QLogic’s board of directors in connection with the evaluation of QLogic’s strategic alternatives. The QLogic Projections were also provided to Qatalyst Partners for purposes of its financial analyses and opinion. Qatalyst Partners’ financial analyses and opinion are described above under the heading “Opinion of QLogic’s Financial Advisor.” QLogic’s management provided the QLogic Projections to certain parties interested in a potential strategic transaction with QLogic that entered into confidentiality agreements with QLogic, including to Cavium. The QLogic Projections were provided by management with a view to showing potential bidders the potential performance of QLogic, subject to certain assumptions reflected therein. In addition, Cavium’s management prepared certain unaudited financial projections for Cavium for the second, third and fourth fiscal quarters of fiscal year 2016 (the “Cavium Projections”). The Cavium Projections were provided to QLogic’s management for purposes of considering and evaluating Cavium’s acquisition proposal.

The summary of the QLogic Projections and the Cavium Projections presented below is included in this offer to exchange / prospectus solely to give QLogic’s stockholders access to information that was made available to QLogic’s board of directors and to Qatalyst Partners and, with respect to the QLogic Projections, that was made available to Cavium and its representatives. These summaries of the QLogic Projections and the Cavium Projections are not being included in this offer to exchange / prospectus to influence any stockholder’s decision whether to tender shares in the offer or for any other purpose. The inclusion of this information should not be regarded as an indication that QLogic’s or Cavium’s respective management or board of directors, advisors or any other person considered, or now considers, it to be a reliable prediction of actual future results, and should not be relied upon as such. The QLogic Projections and the Cavium Projections were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data. The QLogic Projections and the Cavium Projections are forward-looking statements.

No independent registered public accounting firm provided any assistance in preparing the QLogic Projections or Cavium Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the QLogic Projections or Cavium Projections or expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the information contained in the QLogic Projections or the Cavium Projections. The report of KPMG LLP included in QLogic’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016 relates solely to the historical financial information of QLogic and to an assessment of QLogic’s internal control over financial reporting. The report of PricewaterhouseCoopers LLP included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 relates solely to the historical financial information of Cavium and to an assessment of Cavium’s internal control over financial reporting. KPMG LLP and PricewaterhouseCoopers LLP disclaim any association with the QLogic Projections and the Cavium Projections.

By including QLogic Projections and Cavium Projections in this offer to exchange / prospectus, neither QLogic nor any of its representatives has made or makes any representation to any security holder regarding the information included in the QLogic Projections or the Cavium Projections or the ultimate performance of QLogic, Cavium, the combined company following the offer and the merger or any of their affiliates compared to the information contained in the QLogic Projections and the Cavium Projections. The assumptions and estimates underlying the QLogic Projections and the Cavium Projections, all of which are difficult to predict and many of which are beyond the control of QLogic and Cavium, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the QLogic Projections and the Cavium Projections, whether or not the offer and the merger are completed.

In particular, the QLogic Projections and the Cavium Projections, while presented with numerical specificity necessarily, were based on numerous variables and assumptions that are inherently uncertain. Since the QLogic Projections and the Cavium Projections cover multiple years, by their nature, they become subject to greater unpredictability with each successive year. Important factors that may affect actual results and cause results in the QLogic Projections and the Cavium Projections to not be achieved include, but are not limited to, the risk factors described in QLogic’s and Cavium’s respective SEC filings, including QLogic’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016, Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Cavium’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, and described in this offer to exchange / prospectus under “Forward-Looking Statements” The QLogic Projections and Cavium Projections also reflect assumptions as to certain business decisions that are subject to change and susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for QLogic’s business or Cavium’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the QLogic Projections or the Cavium Projections were prepared. The information set forth in the QLogic Projections and the Cavium Projections is not fact and should not be relied upon as being necessarily indicative of actual future results.

The QLogic Projections and the Cavium Projections were each developed on a standalone basis without giving effect to the offer and the merger, and therefore the QLogic Projections and Cavium Projections do not give effect to the offer, the merger or any changes to QLogic’s or Cavium’s operations or strategy that may be implemented after the consummation of the offer and the merger, if the offer and merger are consummated, including potential cost synergies to be realized as a result of the offer and the merger, or to any costs incurred in connection with the offer and the merger. Furthermore, the QLogic Projections and the Cavium Projections do not take into account the effect of any failure of the offer and the merger to be completed and should not be viewed as accurate or continuing in that context.

The QLogic Projections and the Cavium Projections summarized in this section were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. Neither QLogic nor Cavium undertakes any obligation, except as required by law, to update or otherwise revise the QLogic Projections or the Cavium Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the QLogic Projections and the Cavium Projections, readers of this offer to exchange / prospectus are cautioned not to place undue, if any, reliance on the QLogic Projections and the Cavium Projections.

QLogic and Cavium do not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates. The QLogic Projections and the Cavium Projections and the amounts derived from these projections contain certain non-GAAP financial measures. QLogic’s and Cavium’s management, respectively, believes such measures are helpful in understanding forecasts of QLogic’s and Cavium’s future results. QLogic and Cavium have not reconciled these non-GAAP financial measures (non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share, unlevered free cash flow, and net operating profit after taxes, as applicable) to the most directly comparable GAAP measures (GAAP gross profit, GAAP operating income, GAAP net income, GAAP earnings per share, GAAP operating income, and GAAP net income, respectively) because material items that impact these measures, such as the timing and amount of charges related to stock-based compensation, amortization of acquisition-related intangible assets, amortization of license fee, transaction-related costs, special charges and income tax adjustments, are out of QLogic’s and Cavium’s control and/or cannot be reasonably forecasted. Accordingly, reconciliations of these non-GAAP financial measures to the corresponding GAAP financial measures are not available without unreasonable effort. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The calculations of non-GAAP financial measures reflected in the QLogic Projections and Cavium Projections may differ from others in QLogic’s or Cavium’s respective industry and are not necessarily comparable with similar titles used by other companies. Each of QLogic and Cavium strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Financial Forecasts of QLogic

The following is a summary of the QLogic Projections:

($MM, except percentages and per share amounts)

	Fiscal Year (1)
	2017	2018	2019	2020	2021	2022
Revenue	$480	$494	$510	$528	$546	$569
Revenue Growth %	5%	3%	3%	4%	3%	4%
Gross Profit (2)	$293	$301	$319	$336	$344	$356
Gross Profit Margin % (2)	61%	61%	63%	64%	63%	63%
Operating Income (3)	$97	$102	$120	$135	$140	$148
Operating Income Margin % (3)	20%	21%	24%	26%	26%	26%
Earnings Per Share (4)	$1.05	$1.12	$1.36	$1.57	$1.66	$1.81
Earnings Per Share Growth % (4)	7%	7%	21%	16%	6%	9%

(1)	QLogic’s fiscal year end is the Sunday nearest March 31 (e.g., fiscal year 2017 will end on April 2, 2017).
(2)	Gross profit, as used in the QLogic Projections, is a non-GAAP financial measure and represents GAAP gross profit adjusted to exclude stock-based compensation, amortization of acquisition-related intangible assets and amortization of license fee.
(3)	Operating income, as used in the QLogic Projections, is a non-GAAP financial measure and represents GAAP operating income adjusted to exclude stock-based compensation, amortization of acquisition-related intangible assets, amortization of license fee and special charges.

(4)	Earnings per share, as used in the QLogic Projections, is a non-GAAP financial measure and represents GAAP earnings per share adjusted to exclude stock-based compensation, amortization of acquisition-related intangible assets, amortization of license fee, special charges and income tax adjustments. QLogic derives non-GAAP earnings per share from non-GAAP net income using non-GAAP fully diluted share count.

The following is a summary of the projected QLogic unlevered free cash flow, which is derived from the QLogic Projections summarized in the table above:

($MM)

	Fiscal Year (1)
	Q2-Q4 2017	2018	2019	2020	2021
UFCF (2)	$73	$101	$113	$126	$128

(1)	QLogic’s fiscal year end is the Sunday nearest March 31 (e.g., fiscal year 2017 will end on April 2, 2017).
(2)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting cash taxes paid, capital expenditures and investment in working capital and then adding back depreciation expense. Unlevered free cash flow excludes any projected stock repurchases.

In addition, Qatalyst Partners utilized QLogic’s projected net operating profit after taxes for fiscal year 2022 of approximately $131 million, which amount is derived from the QLogic Projections summarized above by starting with operating income (as shown above) and subtracting QLogic’s estimated taxes payable in cash (assuming an effective tax rate of 12%, which includes the effect of QLogic’s estimated tax attributes). Qatalyst Partners’ financial analyses and opinion are described above under the heading “Opinion of QLogic’s Financial Advisor.”

Financial Forecasts of Cavium

The following is a summary of Cavium Projections:

($MM, except percentages and per share amounts)

	Q2 2016	Q3 2016	Q4 2016	Fiscal Year 2016 (1)
Revenue	$107	$114	$123	$446
Revenue Growth %	2%	9%	22%	8%
Gross Profit (2)	$72	$78	$84	$302
Gross Profit Margin % (2)	67%	68%	68%	68%
Operating Income (3)	$18	$23	$29	$86
Operating Income Margin % (3)	17%	20%	23%	19%
Net Income (4)	$18	$22	$27	$82
Net Income Margin % (4)	17%	19%	22%	18%
Earnings Per Share (5)	$0.29	$0.36	$0.44	$1.35
Earnings Per Share Growth % (5)	(28)%	(3)%	59%	(8)%

(1)	Cavium’s fiscal year end is December 31.
(2)	Gross profit, as used in the Cavium Projections, is a non-GAAP financial measure and represents GAAP gross profit adjusted to exclude stock-based compensation and related taxes and amortization of acquired assets.
(3)	Operating income, as used in the Cavium Projections, is a non-GAAP financial measure and represents GAAP operating income adjusted to exclude stock-based compensation and related taxes, transaction-related costs and amortization of acquired assets.

(4)	Net income, as used in the Cavium Projections, is a non-GAAP financial measure and represents GAAP net income adjusted to exclude stock-based compensation and related taxes, transaction-related costs and amortization of acquired assets.
(5)	Earnings per share, as used in the Cavium Projections, is a non-GAAP financial measure and represents GAAP earnings per share adjusted to exclude stock-based compensation and related taxes, transaction-related costs and amortization of acquired assets.

Ownership of Cavium After the Offer and the Merger

It is estimated that former stockholders of QLogic will own in the aggregate approximately 12.48% of the outstanding shares of Cavium common stock immediately following consummation of the offer and the merger, assuming that:

•	Cavium acquires through the offer and the merger 100% of the outstanding shares of common stock of QLogic;

•	in the offer and the merger, Cavium issues approximately 8,223,000 shares of Cavium common stock as part of the transaction consideration (see note 5 for the calculation of the estimated shares to be issued); and

•	immediately following completion of the merger, there are approximately 65,884,961 shares of Cavium common stock outstanding (calculated by adding 57,661,961, the number of shares of Cavium common stock outstanding as of July 21, 2016 (excluding treasury shares), plus approximately 8,223,000, the number of shares of Cavium common stock estimated to be issued as part of the transaction consideration).

Dissenters’ Rights

No appraisal rights are available to QLogic stockholders in connection with the offer. However, if the merger is consummated, the holders of record of shares of QLogic common stock immediately prior to the effective time of the merger who (1) did not tender their shares of QLogic common stock in the offer; (2) demand appraisal of their shares of QLogic common stock in accordance with Section 262 of the DGCL and otherwise follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive in lieu of the consideration payable in the merger payment of the “fair value” of such shares, determined as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any shares of QLogic common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of such shares. QLogic stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, Cavium and QLogic may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of QLogic common stock is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that is being mailed to you together with this document constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a QLogic stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:

•	within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to QLogic a written demand for appraisal of shares of QLogic common stock held by the stockholder, which demand must reasonably inform QLogic of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such holder’s QLogic shares in the offer; and

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the merger.

This does not purport to be a complete statement of the procedures to be followed by QLogic stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

Plans for QLogic

In connection with the offer, Cavium has reviewed and will continue to review various possible business strategies that it might consider in the event that Cavium acquires control of QLogic, whether pursuant to the offer and/or the merger or otherwise. Following a review of additional information regarding QLogic, these changes could include, among other things, changes in QLogic’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer and the Merger —Cavium’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the offer and the merger, shares of QLogic common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing. Assuming that QLogic qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the offer and the merger are consummated, Cavium also intends to seek to terminate the registration of shares of QLogic common stock under the Exchange Act.

Board of Directors, Management and Organizational Documents

Upon consummation of the merger the directors of the Offeror immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, and the officers of QLogic immediately prior to the effective time of the merger will continue as the officers of the surviving corporation, in each case until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal. At the effective time of the merger, the certificate of incorporation and bylaws of QLogic will become the certificate of incorporation and bylaws of the surviving corporation.

From and after the effective time of the merger until the sixth anniversary thereof, the organizational documents of the surviving company and its subsidiaries as of the effective time of the merger will contain provisions no less favorable with respect to indemnification and exculpation of individuals for actions taken prior to the effective time of the merger who were, prior to the effective time of the merger, directors or officers of QLogic or any of its present or former subsidiaries, or any of the heirs, executors, trustees, fiduciaries and administrators of such officers or directors, than are presently set forth in the organizational documents of QLogic and its subsidiaries.

After Cavium’s review of QLogic and its corporate structure, management and personnel, Cavium will determine what additional changes, if any, are desirable.

Regulatory Approvals

Cavium is not aware of any governmental license or regulatory permit that appears to be material to QLogic’s business that might be adversely affected by the Offeror’s acquisition of QLogic shares pursuant to the offer or the merger or, except as described below, or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of QLogic shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Cavium and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to QLogic’s business or (c) certain parts of QLogic’s or Cavium’s businesses, or those of any of their respective subsidiaries, would not have to be disposed of or held separate.

Cavium and QLogic agreed to use their reasonable efforts to obtain any required governmental or third party consents and approvals required in connection with the offer and the merger (including in connection with the HSR Act and foreign antitrust laws) and, including with respect to antitrust laws, use their reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the offer and the merger as promptly as reasonably practicable.

It is a condition to completion of the offer and the merger that the waiting period under the HSR Act has expired or been terminated. Accordingly, and in accordance with their obligations under the merger agreement, Cavium filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division and the FTC on June 29, 2016. QLogic filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division and the FTC on June 29, 2016.

Under the HSR Act, the purchase of QLogic common stock in the offer may not be completed until the expiration of a thirty (30) calendar day waiting period, which began when Cavium filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on June 29, 2016, unless the FTC and Antitrust Division grant early termination of such waiting period. If the thirty (30) calendar day waiting period expires on a federal holiday or weekend, the waiting period is automatically extended until 11:59 p.m. the next business day. The required waiting period with respect to the offer and the merger is expected to expire at 11:59 p.m., New York City time, on or about July 29, 2016, unless the FTC and Antitrust Division grant early termination of the waiting period, or Cavium receives a request for additional information or documentary material prior to that time. If within the thirty (30) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Cavium, the waiting period with respect to the offer and the merger would be extended for an additional period of thirty (30) calendar days following the date of Cavium’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the additional thirty (30) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

At any time before or after consummation of the offer and the merger, notwithstanding any termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer and the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the offer and the merger, and notwithstanding any termination or expiration of the waiting period under the HSR Act, any state or other governmental entity could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer and the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer and the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Interests of Certain Persons in the Offer and the Merger

Certain of QLogic’s executive officers and directors may have financial interests in the transaction that may be different from, or in addition to, the interests of QLogic’s stockholders generally. The board of directors of QLogic was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.

Treatment of Equity and Equity-Based Awards

Certain QLogic directors and executive officers hold one or more of the following equity-based awards: QLogic options to purchase shares of QLogic common stock (“QLogic stock options”), restricted stock units that vest based solely on the holder’s continued service with QLogic or one of its subsidiaries (“QLogic RSUs”), and restricted stock units that are subject to both time-based and performance-based vesting requirements (“QLogic PRSUs”), which equity-based awards will be treated as follows in connection with the merger.

QLogic Stock Options

At the effective time of the merger, each outstanding and unvested QLogic stock option (other than any such unvested QLogic stock option that is an underwater option (as defined below)), shall, without any further action on the part of any holder thereof, be assumed by Cavium and converted into an option to purchase, on the same terms and conditions as were applicable under such QLogic stock option, that number of shares of Cavium common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of QLogic common stock subject to such unvested QLogic stock option and (B) the “equity conversion ratio” (defined as the sum of (i) 0.098, which represents the number of shares of Cavium common stock payable per share of QLogic common stock in the Offer (the “exchange ratio”) and (ii) the quotient obtained by dividing (x) $11.00, the cash consideration, by (y) the volume weighted average trading price of Cavium common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger (the “Cavium measurement price”)), at an exercise price per share of Cavium common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the per-share exercise price for the QLogic common stock subject to such QLogic stock option, by (2) the equity conversion ratio (each, as so adjusted, a “converted Cavium option”). An “underwater option” means a QLogic stock option (whether vested or unvested) with an exercise price equal to or greater than the sum of (a) the cash consideration and (b) the “share consideration value” (defined as the product of the exchange ratio and the Cavium measurement price).

The converted Cavium options shall have the same vesting schedule and other terms and conditions as the corresponding QLogic stock options; provided, that Cavium shall convert QLogic stock options into converted Cavium options in such a manner as to ensure that the converted Cavium options are not subject to Section 409A of the Code, as a result of the assumption and conversion and that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted Cavium options will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic stock option that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control). For a description of the Change in Control Severance Agreements with QLogic’s named executive officers, see below under the heading “Other Arrangements with Executive Officers.”

At the effective time of the merger, each outstanding and vested QLogic stock option with an exercise price less than the sum of (a) the cash consideration and (b) the share consideration value (including those QLogic stock options that become vested by their terms immediately prior to or as of the effective time of the merger) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive the vested option consideration (as defined below) (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding shall first be applied against the cash portion of the vested option consideration). Following the effective time of the merger, any such cancelled QLogic stock option shall no longer be exercisable for shares of QLogic common stock and shall entitle the holder of such QLogic stock option only to the payment, if any, described in this paragraph, which shall be made by the surviving corporation within ten (10) business days after the effective time of the merger. For the avoidance of doubt, at the effective time of the merger, each outstanding QLogic stock option that is an underwater option shall, without any further action on the part of any holder thereof, be cancelled, and the holder thereof shall receive no payment on account thereof. “Vested option consideration” means (x) an amount of cash equal to the positive difference, if any, between the “total cash consideration” (defined as the product of (i) the cash consideration and (ii) the number of shares of QLogic common stock subject to such vested QLogic stock option immediately prior to the effective time of the merger) less the “total cash exercise price” (defined as, with respect to each vested QLogic stock option, the aggregate exercise price of such vested QLogic stock option, multiplied by a fraction, the numerator of which is the cash consideration and the denominator of which is the sum of (I) the cash consideration and (II) the share consideration value); and (y) a number of shares of Cavium common stock equal to (A) the positive difference, if any, between the product of (X) the share consideration value and (Y) the number of shares of QLogic common stock subject to such vested QLogic stock option immediately prior to the effective time of the merger less, with respect to each vested QLogic stock option, the aggregate exercise price of such vested QLogic stock option reduced by the total cash exercise price, divided by (B) the Cavium measurement price, in each case as determined with respect to the particular vested QLogic stock option.

QLogic RSUs

At the effective time of the merger, by virtue of the merger, the unvested QLogic RSUs outstanding immediately prior to the effective time of the merger shall be converted into that number of Cavium restricted stock units of Cavium common stock (“converted RSUs”) equal to the product of (A) the number of shares of QLogic common stock subject to such unvested QLogic RSUs and (B) the equity conversion ratio. Any converted RSUs so issued shall be subject to the same terms and conditions as were applicable under such QLogic RSUs; provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted RSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic RSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

At the effective time of the merger, each outstanding and vested QLogic RSU (including those QLogic RSUs that become vested by their terms immediately prior to or as of the effective time) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested QLogic RSU) (i) an amount in cash equal to the product of (A) the cash consideration multiplied by (B) the total number of shares of QLogic common stock subject to such QLogic RSU, and (ii) a number of shares of Cavium common stock equal to the product of (A) the exchange ratio and (B) the total number of shares of QLogic common stock subject to such QLogic RSU. Following the effective time of the merger, any such cancelled QLogic RSU shall entitle the holder of such QLogic RSU only to the payment described in this paragraph, which shall be made by the surviving corporation within ten (10) business days after the effective time of the merger; provided, that such payment shall be made at such other time or times following the effective time of the merger consistent with the terms of the QLogic RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

QLogic PRSUs

At the effective time of the merger, by virtue of the merger, the unvested QLogic PRSUs outstanding immediately prior to the effective time of the merger shall be assumed and converted into that number of restricted stock units of Cavium common stock, rounded down to the nearest whole share (“converted PRSUs”) equal to the product of (x) the number of shares of QLogic common stock subject to such QLogic PRSUs, with such number determined as of the last trading day prior to the closing date of the merger based on achievement as of such date of the performance vesting terms applicable to such QLogic PRSUs with respect of the performance period applicable to such QLogic PRSUs and (y) the equity conversion ratio. Any converted PRSUs so issued shall vest based on the vesting date set forth in the award agreement applicable to the QLogic PRSUs, subject only to the continued service of the grantee with the surviving corporation, Cavium or an affiliate through the applicable vesting date but shall not be subject to any performance-based vesting terms following the effective time of the merger, and shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such QLogic PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes the transactions shall constitute a change of control); provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. Each converted PRSU that vests after the effective time of the merger shall be settled in shares of Cavium common stock; provided, that in the event that Cavium shall reasonably determine at any time prior to the effective time of the merger that it would not be permitted to consummate the transactions contemplated by the merger agreement without the prior approval of Cavium’s stockholders under applicable laws or the rules of Nasdaq, Cavium shall have the power to provide that any such converted PRSU that vests after the effective time of the merger shall be settled by a cash payment equal to the value of a share of Cavium common stock at the time of such settlement. For the avoidance of doubt, the Converted PRSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic PRSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

QLogic Stock Options and QLogic RSUs to Be Cancelled in Exchange for a Payment

The following table sets forth QLogic stock option and QLogic RSU information related to the payments expected to be made to directors and executive officers of QLogic in exchange for cancellation of their vested awards (including those awards that become vested by their terms or pursuant to any applicable plan or agreement immediately prior to or as of the effective time of the merger). The amounts listed below are estimates based on (i) an assumed closing date of July 8, 2016, (ii) equity award holdings as of such date and (iii) the per share transaction consideration payable for each share underlying each vested QLogic stock option and QLogic RSU (calculated based on an assumed price per share of Cavium common stock of $39.726, which is the average closing price per share of Cavium common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger on June 15, 2016), provided that such consideration will be reduced by the applicable exercise price with respect to QLogic stock options. However, the actual amounts, if any, to be received by a director or executive officer will depend on the outstanding QLogic stock options and QLogic RSUs held by such individuals as of the actual closing date of the merger, which may differ from the amounts set forth below.

For purposes of this Section and the assumed awards in the next section, QLogic has assumed that each executive officer’s employment with QLogic will continue after the merger and that, accordingly, the executive’s equity awards that are outstanding and unvested at the effective time of the merger will be assumed and converted into Cavium equity awards as described above. Details on each executive’s unvested awards are provided in the following section.

	Total Payment With Respect to Options(1)		Total Payment With Respect to Vested RSUs(1)		Total Payment With Respect to Options and Vested RSUs(1)
Directors(2)	Shares	Value	Shares	Value
John T. Dickson	32,086	$157,322	19,004	$283,028	$440,350
Balakrishnan S. Iyer	69,605	$131,272	15,000	$223,397	$354,669
D. Scott Mercer	29,432	$76,856	15,000	$223,397	$300,253
Jay A. Rossiter	—	$—	9,533	$141,976	$141,976
George D. Wells	69,605	$131,272	15,000	$223,397	$354,669
William M. Zeitler	29,432	$76,856	15,000	$223,397	$300,253

Named Executive Officers(3)	Shares	Value	Shares	Value
Anthony E. Carrozza	—	$—	—	$—	$—
Jean Hu	44,800	$46,733	—	$—	$46,733
Christine King	27,343	$115,967	15,000	$223,397	$339,364
Roger J. Klein	67,500	$66,287	—	$—	$66,287

(1)	The amounts presented in the “Value” columns of this table are calculated based on the sum of (i) the cash portion of the offer price to be received for shares subject to vested awards owned by the individual, (ii) with respect to the share portion of the offer price, any cash to be received in lieu of fractional shares of Cavium common stock, and (iii) the aggregate value of the Cavium common stock to be exchanged for shares subject to vested awards (including those awards that become vested by their terms or pursuant to any applicable plan or agreement immediately prior to or as of the effective time of the merger) owned by the respective individual (less the applicable exercise price with respect to QLogic stock options).
(2)	QLogic stock options and QLogic RSUs held by QLogic’s non-employee directors (including awards held by Ms. King that were granted in respect of her service on the board of directors prior to her becoming an executive officer of QLogic) will vest in full immediately prior to the effective time and will be treated as vested QLogic stock options and vested QLogic RSUs at the effective time of the merger.
(3)	Mr. Rampalli and Mr. Karnik were named executive officers of QLogic who terminated employment during 2015. They do not hold any outstanding QLogic equity awards and will not receive any payments or benefits in connection with the transactions other than receiving the offer price with respect to any shares they may continue to own, if any.

QLogic Stock Options, QLogic RSUs and QLogic PRSUs to Be Converted or Assumed in the Merger

The following table sets forth QLogic stock option, QLogic RSU and QLogic PRSU ownership information with regard to unvested equity awards held by directors and executive officers that are not expected to be cancelled and paid out at the effective time of the merger. The amounts listed below are estimates based on (i) an assumed closing date of July 8, 2016, and (ii) equity award holdings as of such date. However, the actual number of QLogic stock options, QLogic RSUs or QLogic PRSUs to be converted into converted Cavium options, converted RSUs and converted PRSUs, respectively, will depend on the number of outstanding QLogic stock options, QLogic RSUs and QLogic PRSUs held by such individuals that remain unvested on the actual closing date of the merger. The table below reflects the QLogic shares subject to such awards as of July 8, 2016 and prior to any conversion pursuant to the merger agreement (with QLogic PRSUs presented based on the target number of QLogic shares subject to the award). As described above, the unvested QLogic stock options, QLogic RSUs and QLogic PRSUs will be converted at the effective time of the merger into converted Cavium options, converted RSUs and converted PRSUs based on the formulas described above.

	Unvested QLogic Stock Options	Unvested QLogic RSUs	Unvested QLogic PRSUs(1)
Directors	Shares	Shares	Shares
John T. Dickson	—	—	—
Balakrishnan S. Iyer	—	—	—
D. Scott Mercer	—	—	—
Jay A. Rossiter	—	—	—
George D. Wells	—	—	—
William M. Zeitler	—	—	—

Named Executive Officers	Shares	Shares	Shares
Anthony E. Carrozza	—	58,174	79,315
Jean Hu	—	171,743	147,252
Christine King	—	92,246	83,032
Roger J. Klein	—	45,118	58,285

(1)	The QLogic PRSUs are reported based on the target number of shares subject to the award. The award will be eligible to vest with respect to a range between 0% and 200% of the target number based on a determination of QLogic’s total shareholder return relative to a peer group of companies, as determined as of the last trading day prior to the closing date of the merger in accordance with the terms of the award.

Treatment of Employee Stock Purchase Plan

QLogic’s ESPP will continue to be operated in accordance with its terms and past practice, provided that if the closing of the merger is expected to occur prior to the end of an Offering Period, QLogic will provide for a New Purchase Date as reasonably close to the closing date of the merger as is administratively practicable with respect to each Purchase Period then in progress in accordance with Section 10.5 of the ESPP, and each then-outstanding option under the ESPP with respect to such Offering Period shall be exercised on the New Purchase Date (making such pro-rata adjustments as may be necessary to reflect the shortened Offering Period). The New Purchase Date will be as reasonably close to the closing date of the merger as is administratively practicable, and QLogic will provide notice of the New Purchase Date to each participant as provided in the ESPP. After June 15, 2016, no new participants are permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on June 15, 2016, and no new Offering Period shall commence under the ESPP. The ownership numbers reported in the tables above do not include any shares that the named executive officers may acquire under the ESPP for the Offering Period in effect.

Agreements or Arrangements with Executive Officers and Directors of QLogic

Certain of QLogic’s executive officers and directors may have financial interests in the transactions that may be different from, or in addition to, the interests of QLogic’s stockholders generally. QLogic’s board of directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions.

For further information with respect to the agreements or arrangements between QLogic and its executive officers, directors and affiliates described under this heading “Agreements or Arrangements with Executive Officers and Directors of QLogic”, see the information included under the heading “Other Arrangements with Executive Officers — Golden Parachute Compensation” below.

Consideration for Shares Tendered Pursuant to the Offer

If the directors and executive officers of QLogic who own shares tender their shares for purchase pursuant to the offer, or if their shares are converted into the right to receive the offer price pursuant to the merger agreement, they will receive the same offer price on the same terms and conditions as the other stockholders of QLogic. As of July 8, 2016, the directors and executive officers of QLogic and their affiliates beneficially owned in the aggregate 329,762 shares, which for purposes of this subsection excludes shares issuable upon exercise or settlement of outstanding QLogic stock options and shares issuable upon settlement of outstanding QLogic RSUs and QLogic PRSUs. For a description of the treatment of QLogic stock options, QLogic RSUs and QLogic PRSUs held by the directors and executive officers of QLogic, see above under the heading “Treatment of Equity and Equity-Based Awards.”

The following table sets forth, as of July 8, 2016, the consideration that each executive officer and director and his or her affiliates would be entitled to receive in respect of outstanding shares beneficially owned by him, her or it (excluding shares underlying QLogic stock options, QLogic RSUs and QLogic PRSUs), assuming such individual or his or her affiliate were to tender all of his, her or its outstanding shares pursuant to the offer and those shares were accepted for purchase and purchased by the Offeror, and/or all such shares were converted into the right to receive the offer price by virtue of the merger. The information in the table is based on a price per share of Cavium common stock of $39.726, which is the average closing price per share of Cavium common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger on June 15, 2016. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts have been paid.

Name	Number of Shares(1)	Cash Consideration to Be Received for Shares	Number of Shares of Cavium Common Stock to Be Received for Shares	Total Value of Shares(2)
Executive Officers(3)
Anthony E. Carrozza	10,838	$119,218	1,062	$161,412
Jean Hu	63,267	$695,937	6,200	$942,245
Christine King(4)	25,719	$282,909	2,520	$383,037
Roger J. Klein	15,810	$173,910	1,549	$235,461
Directors
John T. Dickson	20,698	$227,678	2,028	$308,258
Balakrishnan S. Iyer	44,780	$492,580	4,388	$666,915
D. Scott Mercer	41,780	$459,580	4,094	$622,236
Jay A. Rossiter	2,682	$29,502	262	$39,943
George D. Wells	52,408	$576,488	5,135	$780,520
William M. Zeitler	51,780	$569,580	5,074	$771,167

(1)	Includes shares held as of July 8, 2016. Excludes shares underlying outstanding QLogic stock options, QLogic RSUs and QLogic PRSUs.
(2)	Calculated based on the sum of (i) the cash portion of the offer price to be received for shares owned by the individual, (ii) cash to be received in lieu of fractional shares of Cavium common stock (calculated based on an assumed price per share of Cavium common stock of $39.726), and (iii) the aggregate value of the Cavium common stock to be exchanged for shares owned by such individual based on a price per share of Cavium common stock of $39.726.
(3)	QLogic’s executive officers are Mr. Carrozza, Ms. Hu, Ms. King and Mr. Klein, each of whom is a named executive officer of QLogic. Prasad L. Rampalli and Milind A. Karnik were also named executive officers of QLogic for whom disclosure was required in QLogic’s Form 10-K/A for its 2016 fiscal year. However, Mr. Rampalli and Mr. Karnik departed QLogic in August 2015 and December 2015, respectively, and will not receive any payments or benefits in connection with the transactions other than receiving the offer price with respect to any shares they may continue to own, if any.
(4)	Ms. King is both an executive officer and a director.

Treatment of Employee Benefits

The merger agreement provides that for a period of twelve (12) months following the effective time of the merger (or, if shorter, during an employee’s period of employment), and subject to the applicable law of each jurisdiction where employees are located, Cavium will provide each employee of QLogic or its subsidiaries with (x) a base salary or wage rate that is substantially comparable to the base salary or wage rate in effect for similarly situated employees of Cavium immediately prior to the effective time of the merger, and (y) employee benefits (excluding equity and cash incentive compensation) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of Cavium immediately prior to the effective time of the merger. In addition, Cavium will, for the period following the effective time of the merger through December 31, 2016, provide the employees of QLogic with severance benefits not less favorable than those provided to such employees pursuant to QLogic’s severance guidelines as in effect on June 15, 2016 and provided to Cavium.

Each employee of QLogic will be given credit for his or her years of service with QLogic before the effective time of the merger for purposes of determining eligibility to participate and vesting under any employee benefit plan, policy or arrangement maintained by Cavium or any of its subsidiaries following the effective time and in which the employees of QLogic participate (except to the extent necessary to avoid duplication of benefits). In addition, Cavium and its subsidiaries will assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) previously disclosed by QLogic in connection with the merger agreement applicable to employees of QLogic and its subsidiaries, in the same manner and to the same extent that QLogic or such subsidiary would be required to perform and honor such plans, agreements, and arrangements if the transactions had not been consummated. At least one day prior to the closing of the merger, QLogic will terminate its 401(k) plan, subject to the consummation of the transactions.

Cavium Board of Directors

Following the closing of the transactions and subject to a formal nomination by the board of directors of Cavium, Ms. King may become a member of the board of directors of Cavium. In connection with any such appointment, it is expected that Ms. King would receive regular board fees and compensation consistent with that provided to other independent members of Cavium’s board of directors.

Other Arrangements with Executive Officers

Change in Control Agreements

QLogic is a party to change in control severance agreements with each of its named executive officers (other than Mr. Karnik and Mr. Rampalli, who are no longer employed by QLogic) (the “Change in Control Severance Agreements”).

Under the Change in Control Severance Agreements, in the event that QLogic terminates the respective executive officer’s employment without cause or in the event that the executive terminates his or her employment for good reason, in either case within 6 months before or 24 months after a change in control of QLogic, the executive would be entitled to receive a lump sum cash payment equal to the sum of (i) the executive’s annual base salary and (ii) the greater of the executive’s maximum annual cash bonus for the fiscal year in which the termination occurs or the highest annual bonus paid to the executive for any one of the three preceding fiscal years, multiplied by a specified multiplier (for Ms. Hu and Ms. King, the specified multiplier is one and one half; and for Mr. Carrozza and Mr. Klein, the specified multiplier is one). For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Change in Control Severance Agreement. The transactions will constitute a “change in control” for purposes of these agreements. In addition, QLogic will pay or reimburse the executive for the cost of the premiums charged to continue the executive’s and his or her dependents’ health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to one year following the termination. Any stock option or other equity-based award granted by QLogic to the executive, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The Change in Control Severance Agreement typically has a two-year term and will automatically extend for one additional year on the anniversary of the effective date of the agreement, unless the compensation committee of QLogic’s board of directors notifies the executive that the agreement will not be extended.

In each case, the executive’s right to receive severance benefits under the Change in Control Severance Agreement is subject to the executive’s providing a release of claims in favor of QLogic. The executives are not entitled to any tax gross-up payments from QLogic. Instead, should any benefits payable to the executive in connection with a change in control of QLogic be subject to the excise tax imposed under Section 4999 of the Code, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

For an estimate of the value of the amounts that would be payable to each of QLogic’s named executive officers pursuant to the arrangements listed above, assuming that the closing occurred on July 8, 2016 and each named executive officer’s employment terminated without cause on such date, see the information included under the heading “Other Arrangements with Executive Officers — Golden Parachute Compensation” below.

As of the date of this document, none of QLogic’s current directors or executive officers have entered into any agreements or arrangements with Cavium, QLogic, or their respective affiliates regarding continued service with Cavium, QLogic or their respective affiliates after the effective time of the merger, other than as described under “— Cavium Board of Directors.” It is possible that Cavium, QLogic, or their respective affiliates may enter into employment or other arrangements with other members of QLogic’s management in the future. Unless superseded, the Change in Control Severance Agreements described above would continue in accordance with their terms after the effective time of the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of QLogic’s named executive officers (other than Mr. Rampalli and Mr. Karnik, who are no longer employed by QLogic) and that is based on or otherwise relates to the merger. This compensation is sometimes referred to as “golden parachute” compensation. The amounts set forth in the tables below are based on payments and benefits that may become payable under the terms of the Change in Control Severance Agreements between the Company and these executives, pursuant to the terms of equity awards or pursuant to the terms of the merger agreement. The terms and conditions of the Change of Control Severance Agreements, as well as the treatment of equity awards under the merger agreement, are described under the heading “Other Arrangements with Executive Officers,” which is incorporated by reference herein. The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing of the merger occurred on July 8, 2016 and that each named executive officer will be terminated by QLogic without cause at the effective time of the merger. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Named Executive Officers(1)	Cash(2)	Equity(3)	Perquisites / Benefits(4)	Total
Jean Hu	$2,257,800	$4,731,972	$14,934	$7,004,706
Christine King	$1,684,350	$2,822,584	$1,551	$4,508,485
Anthony E. Carrozza	$781,000	$2,039,512	$19,489	$2,840,001
Roger J. Klein	$671,500	$1,533,880	$13,825	$2,219,205

(1)	As noted above, Mr. Rampalli and Mr. Karnik were named executive officers of QLogic who terminated employment during 2015. They do not hold any outstanding QLogic equity awards and will not receive any payments or benefits in connection with the transactions other than receiving the offer price with respect to any QLogic common stock they may continue to own, if any.
(2)

This amount represents cash severance, payable by QLogic in lump sum pursuant to the named executive officer’s Change in Control Severance Agreement equal to (i) a severance multiplier provided in the agreement (which is 1.5 for Ms. Hu and Ms. King and 1.0 for Mr. Carrozza and Mr. Klein), multiplied by (ii) the sum of the executive’s annual base salary and the greater of the executive’s maximum annual cash bonus for the fiscal year in which the termination occurs or the highest annual bonus paid to the executive for any one of the three preceding fiscal years. This amount is a “double trigger” payment (that is, it is only payable upon a qualifying termination following a change in control) and is conditioned on the executive signing and not revoking a release of claims. The following table sets forth the portion of each executive’s severance applicable to the salary component and the bonus component.

	Cash Severance Based on Annual Base Salary ($)	Cash Severance Based on Annual Bonus ($)	Total ($)
Named Executive Officers
Jean Hu	$852,000	$1,405,800	$2,257,800
Christine King	$630,000	$1,054,350	$1,684,350
Anthony E. Carrozza	$355,000	$426,000	$781,000
Roger J. Klein	$340,000	$331,500	$671,500

(3)	This amount represents the value of the unvested portions of each executive’s outstanding equity awards that would accelerate pursuant to the named executive officer’s Change in Control Severance Agreement. For QLogic stock options, this value is calculated by multiplying the amount (if any) by which $14.834 (which is the average closing price per share as quoted on Nasdaq over the first five business days following the first public announcement of the transactions on June 15, 2016) exceeds the exercise price of such QLogic stock option by the number of shares subject to such QLogic stock option. For QLogic RSUs and QLogic PRSUs, this value is calculated by multiplying $14.834 by the number of units subject to the accelerated portion of the award. For purposes of this table, QLogic PRSUs have been included based on the target number of shares subject to the award. As described under the heading “Treatment of Equity and Equity-Based Awards,” the number of QLogic PRSUs that would accelerate in these circumstances will range between 0% and 200% of the target number and will be determined as of the last trading day prior to the closing date of the merger based on achievement as of such date of the performance vesting terms applicable to such QLogic PRSUs with respect of the performance period applicable to such QLogic PRSUs.

The following table sets forth the values of each type of equity and equity-based incentive award held by each executive that would accelerate and become payable in the circumstances described above. These amounts are “double trigger” payments (that is, they are only payable upon a qualifying termination following a change in control) and are conditioned on the executive signing and not revoking a release of claims.

	Value of QLogic Stock Option Payments	Value of QLogic RSU Payments	Value of QLogic PRSU Payments	Value of All Equity Payments
Named Executive Officers
Jean Hu	$0	$2,493,492	$2,238,480	$4,731,972
Christine King	$0	$1,590,887	$1,231,697	$2,822,584
Anthony E. Carrozza	$0	$862,953	$1,176,559	$2,039,512
Roger J. Klein	$0	$643,084	$890,797	$1,533,880

(4)	This amount represents the estimated cost to pay or reimburse the named executive officer for the cost of the premiums charged to continue the executive’s and his or her dependents’ health coverage pursuant to COBRA for up to one year following the termination as provided in the Change in Control Severance Agreements. This amount is a “double trigger” payment (that is, it is only payable upon a qualifying termination following a change in control) and is conditioned on the executive signing and not revoking a release of claims. As of the date of this document, the named executive officers are not expected to receive any other perquisites or benefits that are based on or otherwise relate to the transactions.

Certain Relationships With QLogic

Neither Cavium nor the Offeror have effected any transaction in the securities of QLogic in the past 60 days. Except in connection with the offer and the merger as described in this document, there have been no transactions in the past two years between Cavium, the Offeror or their directors, executive officers or affiliates, on the one hand, and QLogic or its directors, executive officers or affiliates, on the other hand. Cavium and Cavium’s subsidiaries (including the Offeror) do not directly or beneficially own any shares of QLogic common stock.

Prior to signing the merger agreement and in connection with discussions between Cavium and QLogic regarding a potential transaction between them, Cavium and QLogic entered into a Mutual Confidentiality Agreement dated April 19, 2016 (as it may be amended from time to time, the “confidentiality agreement”). Under the terms of the confidentiality agreement, the parties agreed to keep confidential, subject to certain exceptions, information furnished by the other party in furtherance of the proposed transaction between the parties and to use such information solely in connection with a possible transaction between the parties. Each party agreed, subject to certain exceptions, to certain employee non-solicitation provisions for a period of two (2) years following the date of the confidentiality agreement. Cavium also agreed to certain standstill provisions that prohibit Cavium and its affiliates from taking certain actions involving or with respect to QLogic for a two year period, subject to certain exceptions set forth in the confidentiality agreement.

This summary does not purport to be complete and is qualified in its entirety by reference to the confidentiality agreement.

Exclusivity Agreement

Cavium and QLogic entered into an exclusivity agreement on May 27, 2016 (the “exclusivity agreement”), pursuant to which QLogic agreed, among other things, that from the date thereof through 11:59 p.m. Pacific Time on June 23, 2016, neither QLogic nor any of its affiliates, nor any of their directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents, would directly or indirectly (i) agree to, solicit, initiate, or knowingly encourage any expression of interest, offer, proposal or inquiry from any third party relating to any potential acquisition, sale, merger or consolidation, or tender offer or exchange offer with respect to QLogic or any of its subsidiaries or any acquisition or other transfer of any material portion of the business, assets or equity interests of QLogic and its subsidiaries (an “exclusivity agreement acquisition proposal”), (ii) or participate in any negotiations regarding, furnish any person any information or access to the books and records of QLogic or any of its subsidiaries in connection with, an exclusivity agreement acquisition proposal, or (iii) release any third party from or waive any provision of any confidentiality, non-solicitation or standstill agreement to which QLogic or any of its subsidiaries is a party in connection with any exclusivity agreement acquisition proposal.

This summary does not purport to be complete and is qualified in its entirety by reference to the exclusivity agreement.

Source and Amount of Funds

Cavium estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of QLogic common stock sought in the offer (which is 100% of the outstanding shares of QLogic common stock on a fully diluted basis) and complete the merger is approximately $922.0 million, plus related fees and expenses. Cavium anticipates that the funds needed to complete the offer and the merger will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing. Cavium’s obligation to consummate the offer and the merger is not conditioned upon any financing arrangements or contingencies.

Cavium intends to finance the cash portion of the consideration to be paid in the offer and the merger, repay the amounts, if any, outstanding under QLogic’s existing credit facility, and pay related fees and expenses associated therewith with a combination of cash on hand, borrowings of $650.0 million under the new term loan B facility, and borrowings of $100.0 million under the new interim term loan facility. Cavium may increase the amount of borrowings under the new term loan B facility up to $700 million, and make a corresponding reduction in the amount of its borrowings under the interim term loan facility.

Cavium also intends to refinance, repay or terminate, including discharging and releasing all security and guaranties in respect of, all of QLogic’s and its subsidiaries’ existing credit agreement (the “refinancing”).

The availability of the new credit facilities is conditioned on the consummation of Cavium’s acquisition of QLogic in accordance with applicable law and the merger agreement, in all material respects, and other conditions including, but not limited to:

•	the offer shall have been, or shall substantially concurrently be consummated in accordance with the terms of the merger agreement;

•	the execution of final customary documentation;

•	there shall not have occurred and be continuing a “Company Material Adverse Effect” (as defined in the merger agreement);

•	the administrative agent shall have received certain financial statements and forecasts;

•	the chief financial officer of Cavium delivering a solvency certificate in a pre-agreed form;

•	the payment of certain fees and expenses;

•	the delivery of documentation and other information about the borrowers and guarantors required under applicable “know your customer” rules and regulations (including the PATRIOT Act);

•	subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the lead arrangers shall have received information required to prepare a customary information memorandum at least fifteen (15) consecutive business days prior to the date of the initial borrowing;

•	the accuracy in all material respects of specified representations and warranties in the merger agreement and specified representations and warranties to be contained in the definitive documentation for the new credit facilities; and

•	the refinancing shall have been consummated substantially concurrently with the funding of the new credit facilities.

Under the new credit facilities, Cavium will be able to borrow under a “Base Rate” which approximates the prime rate plus an applicable margin or “Eurodollar Rate” which approximates LIBOR plus an applicable margin. Cavium expects the loans under the new term loan B facility to be subject to a Eurodollar Floor of 0.75% and loans under the new interim term loan facility to have no Eurodollar Floor. Borrowings of loans under the new term loan B facility will bear interest, at Cavium’s option, at either a base rate or a Eurodollar rate plus a margin of 3.00% in the case of base rate loans and 4.00% in the case of Eurodollar rate loans. Borrowings of loans under the new interim term loan facility will bear interest, at Cavium’s option, at either a base rate or a Eurodollar rate plus a margin of 1.00% in the case of base rate loans and 2.00% in the case of Eurodollar rate loans.

The obligations under the new credit facilities will be Cavium’s and the guarantors’ senior secured obligations, collateralized by a lien on substantially all of Cavium’s and the guarantors’ personal property assets (collectively, the “collateral”) and will rank senior to any of its and the guarantors’ unsecured indebtedness to the extent of the value of the collateral.

The new term loan B facility will not contain any financial maintenance covenant. The new interim term loan facility will contain a $150 million minimum liquidity covenant. The new credit facilities will also contain restrictive covenants that limit, among other things, Cavium’s and its subsidiaries’ ability to incur additional indebtedness, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, amend the terms of organizational documents or certain other indebtedness, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The new credit facilities also will contain customary events of default, including upon the failure to make timely payments under the new credit facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency. If Cavium has a significant increase in its outstanding debt or if its earnings decrease significantly, Cavium may be unable to incur additional amounts of indebtedness, and the lenders under the new credit facilities may be unwilling to permit Cavium to amend the financial or restrictive covenants described above to provide additional flexibility.

The definitive documentation governing the new credit facilities have not been finalized and, accordingly, the actual terms of the new credit facilities may differ from those described in this document. Although the obligation of the lead arrangers to provide the new credit facilities on the terms set forth in the commitment letter is not subject to due diligence or a “market out,” such financing is subject to a number of conditions and may not be considered assured. There is a risk that these conditions will not be satisfied and the new credit facilities may not be available when needed. In the event that the new credit facilities are not available to Cavium on the terms set forth in the commitment letter or Cavium anticipates that the new credit facilities will not be available on the terms set forth in the commitment letter due to the failure of a condition thereto or for any other reason, Cavium has the right under the merger agreement to seek alternative financing. As of the date of this document, no such alternative financing has been arranged.

Fees and Expenses

Cavium has retained Alliance Advisors LLC, Inc. as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. Cavium will pay the information agent approximately $7,500 for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, Cavium has retained Computershare as exchange agent in connection with the offer and the merger. Cavium will pay the exchange agent approximately $25,500 for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Cavium will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither Cavium nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with GAAP, Cavium will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Shares of Cavium common stock are listed on Nasdaq under the symbol “CAVM.” Cavium intends to submit a supplemental listing application to list on Nasdaq the shares of Cavium common stock that Cavium will issue in the offer and the merger as part of the transaction consideration. Such listing is a condition to completion of the offer and the merger.

Resale of Cavium Common Stock

All Cavium common stock received by QLogic stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Cavium common stock received by any person who is deemed an “affiliate” of Cavium at the time of the closing of the merger. Cavium common stock held by an affiliate of Cavium may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Cavium common stock received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of QLogic common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on QLogic’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of QLogic common stock.

Expiration of the Offer

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of August 9, 2016, which is the “expiration date,” unless terminated or extended. “Expiration date” means August 9, 2016, unless and until the Offeror has extended or re-extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended or re-extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer

Unless the merger agreement has been terminated in accordance with its terms, (i) the Offeror will extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past the termination date), (ii) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than ten (10) business days from the previously scheduled expiration date, except that Offeror shall not be required to, but may in its sole discretion, extend the offer more than two (2) periods of ten (10) business days if all conditions other than the minimum tender condition are satisfied, (iii) if, on the scheduled expiration date, each offer condition has been satisfied, or waived by Cavium or the Offeror if permitted by the merger agreement, and the marketing period has not ended, then the Offeror has the right to extend the offer to the business day immediately following the end of the marketing period or to such later date as may be required by the applicable rules, regulations, interpretations or positions of the SEC or its staff, and (iv) if, immediately prior to the scheduled expiration date, each offer condition has been satisfied, or waived by Cavium or the Offeror if permitted by the terms of the merger agreement, and the proceeds of the debt financing are not available to Cavium and Offeror, in an amount sufficient (in combination with all funds held by or otherwise available to Cavium and the Offeror, including the cash on hand of QLogic) to consummate the transactions contemplated by the merger agreement, then the Offeror has the right, and if requested by QLogic, the obligation, to extend the offer for no more than two periods of up to ten business days each (the length of such period to be determined by Cavium, but in any event no later than five business days prior to the termination date), and shall do so if requested by QLogic. However, in no event will the Offeror be required to extend the offer to a date that is after the termination date, nor will the Offeror be permitted to extend past the termination date without QLogic’s prior written consent.

If the merger agreement is terminated in accordance with its terms, the Offeror will promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the offer.

If the Offeror does not accept any tendered QLogic shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.

Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of QLogic.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

The Offeror expressly reserves the right, prior to the expiration of the offer to waive any offer condition (other than the minimum tender condition which may not be amended or waived) or modify the terms of the offer, except that the Offeror may not take the following actions without QLogic’s prior written consent: (1) reduce the number of shares of QLogic common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of consideration payable in the offer, (4) add any condition to the offer, in addition to those offer conditions already set forth in the merger agreement, (5) amend, modify or supplement any offer condition in a manner that broadens the offer conditions or is adverse to QLogic stockholders, (6) extend the offer other than pursuant to and in accordance with the merger agreement or (7) otherwise amend, modify or supplement any of the terms of the offer in any manner adverse to QLogic stockholders.

In the case of any extension, the Offeror will make a public announcement of such extension that is issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by law to be closed and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The parties do not anticipate making any subsequent offering period available after the offer.

Exchange of Shares

Cavium has retained Computershare as the depositary and exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of QLogic common stock validly tendered and not properly withdrawn. In all cases, a QLogic stockholder will receive consideration for tendered QLogic shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable QLogic stockholders any cash and shares of Cavium common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering QLogic stockholders for the purpose of receiving cash and shares of Cavium common stock from the Offeror and transmitting such cash and stock to the tendering QLogic stockholders. QLogic stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

Without the prior written consent of QLogic, Offeror shall not accept for payment or pay for any QLogic shares if, as a result, Offeror would acquire less than the number of shares required to satisfy the minimum tender condition to the offer.

If the Offeror does not accept any tendered QLogic shares for exchange pursuant to the terms and conditions of the offer for any reason, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.

Withdrawal Rights

QLogic stockholders may withdraw tendered shares of QLogic common stock at any time until the expiration time on the expiration date (as the same may be extended) or if the Offeror fails to promptly accept and pay for such tendered shares.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the QLogic stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the QLogic stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, Cavium, QLogic, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a QLogic stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—  Procedures for Tendering” at any time prior to the expiration date.

Procedures for Tendering

To validly tender shares of QLogic common stock held of record, QLogic stockholders must:

•

if such shares are in certificated form or are held in book entry form directly with QLogic via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered QLogic shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of QLogic common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, QLogic stockholders should instruct such nominee to do so prior to the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure QLogic stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, QLogic stockholders must tender shares by means of delivery of QLogic share certificates. The Offeror is not providing for guaranteed delivery procedures and therefore QLogic stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of QLogic share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering QLogic stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, QLogic stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each QLogic stockholder that is a “United States person” (within the meaning of the U.S. Internal Revenue Code, as amended (the “Code”)) must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the offer. For more information, see “Tax Withholding” in the instructions to the accompanying letter of transmittal.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering QLogic stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore QLogic stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. QLogic stockholders must tender their QLogic shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of transmittal, a QLogic stockholder will irrevocably appoint the Offeror’s designees as such QLogic stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered QLogic shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the QLogic stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of QLogic’s stockholders or otherwise.

The Offeror reserves the right, prior to the expiration of the offer, to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares until such acceptance.

Fees and Commissions

Tendering registered QLogic stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering QLogic stockholders who hold QLogic shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Cavium, QLogic, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of QLogic under the merger agreement, the Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

QLogic stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent, Alliance Advisors LLC, toll-free at (855) 928-4483 or at the address set forth elsewhere in this document.

Announcement of Results of the Offer

Cavium will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether the Offeror will accept the tendered shares of QLogic common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

No Stockholder Approval

If the offer is consummated, Cavium is not required to and will not seek the approval of QLogic’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for the outstanding shares of voting stock of a corporation whose shares are listed on a national securities exchange, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement providing for the merger of the target corporation, and as soon as practicable thereafter each outstanding share of each class or series of stock of the target corporation subject to, but not tendered in, the tender offer is subsequently converted by virtue of such a merger into or into the right to receive, the same amount and kind of consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect such a merger without the vote of the stockholders of the target corporation. If the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger may be consummated pursuant to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Cavium intends to effect the closing of the merger without a vote of the QLogic stockholders in accordance with Section 251(h) of the DGCL.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer. It is anticipated that, because the merger may be effected pursuant to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated.

Effect of the Offer on the Market for QLogic Common Stock

The purchase of shares of QLogic common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of QLogic common stock, and the number of shares of QLogic common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of QLogic common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of QLogic stockholders, the aggregate market value of the shares of QLogic common stock held by the public at such time, the interest in maintaining a market in the shares of QLogic common stock, analyst coverage of QLogic on the part of any securities firms and other factors. It is anticipated that, because the merger may be effected pursuant to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated. As a result of the merger, shares of QLogic common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Nasdaq Listing

The shares of QLogic common stock are currently listed on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of listing of the shares of QLogic common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of QLogic common stock pursuant to the offer or otherwise, shares of QLogic common stock no longer meet the requirements of Nasdaq for continued listing and the listing of shares of QLogic common stock is discontinued, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of QLogic common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of QLogic stockholders and the aggregate market value of shares of QLogic common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of QLogic common stock under the Exchange Act and other factors. As a result of the merger, shares of QLogic common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Registration Under the Exchange Act

The shares of QLogic common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by QLogic to the SEC if QLogic shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of QLogic shares under the Exchange Act would substantially reduce the information required to be furnished by QLogic to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to QLogic, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of QLogic and persons holding “restricted securities” of QLogic to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of QLogic common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer and the merger, Cavium and the Offeror currently intend to cause QLogic to terminate the registration of QLogic shares under the Exchange Act as soon as the requirements for termination of registration are met.

Margin Regulations

The shares of QLogic common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of QLogic common stock. Depending upon factors similar to those described above regarding the market for QLogic shares and stock quotations, it is possible that, following the offer, shares of QLogic common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the merger, shares of QLogic common stock will no longer constitute “margin securities.”

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

By first class mail:	By registered mail or overnight courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of terms included in this document have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about QLogic, Cavium, the Offeror or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this document or in the public filings that we or QLogic make with the SEC, as described in the section entitled “Where To Obtain Additional Information” beginning on page 152. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to, or to third parties as specified in, the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of QLogic, Cavium, the Offeror or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the merger agreement, which subsequent information may or may not be fully reflected in QLogic’s or Cavium’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where To Obtain Additional Information” beginning on page 154.

The Offer

The Offeror is offering to exchange the transaction consideration for each outstanding share of QLogic common stock that is validly tendered in the offer and not properly withdrawn.

The Offeror’s obligation to accept for exchange and to exchange shares of QLogic common stock validly tendered in the offer and not properly withdrawn is subject to the satisfaction or waiver of certain conditions, including there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of QLogic common stock that, together with any shares of QLogic common stock then owned by Offeror, represents at least a majority of all then-outstanding shares of QLogic common stock. This condition is referred to as the “minimum tender condition.” See “— Conditions to the Offer” beginning on page 114 for a description of the other offer conditions.

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the expiration date, unless earlier extended or terminated. “Expiration date” means the twentieth (20th) business day following (and including) the date that the offer is commenced, unless the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws or the interpretations of the SEC, in which event the term “expiration date” means the earliest time and date that the offer, as so extended, may expire.

Subject to the provisions of the merger agreement, and unless QLogic consents otherwise or the merger agreement is terminated, (1) the Offeror must extend the offer for any period required by any law or the rules, regulations, interpretations or positions of the SEC or its staff or of Nasdaq that is applicable to the offer, (2) if the offer conditions are not satisfied and have not been waived at any scheduled expiration date, the Offeror must extend the offer for one or more successive extension periods of up to ten business days from the previously scheduled expiration date, (3) if, on the scheduled expiration date, each tender offer condition has been satisfied, or waived by Cavium or Offeror if permitted by the terms of the merger agreement, and the marketing period has not ended, then Offeror has the right to extend the offer to the business day immediately following the end of the marketing period or to such later date as may be required by the applicable rules, regulations, interpretations or positions of the SEC or its staff; and (4) if, immediately prior to the scheduled expiration date, each tender offer condition has been satisfied, or waived by Cavium or Offeror if permitted by the terms of the merger agreement, and the proceeds of the debt financing are not available to Cavium and Offeror, in an amount sufficient (in combination with all funds held by or otherwise available to Cavium and Offeror, including the cash on hand of QLogic) to consummate the transactions contemplated by the merger agreement, then Offeror has the right, and if requested by QLogic, the obligation, to extend the offer for no more than two periods of up to ten business days each (the length of such period to be determined by Cavium, but in any event no later than five business days prior to the termination date). However, Offeror is not required to extend the offer under clause (2) above on more than two (2) occasions if all tender offer conditions other than the minimum tender condition are satisfied on the scheduled expiration date, but offeror may, in its sole discretion, elect to do so. In no event will the Offeror be required to extend the offer past the termination date (November 12, 2016), as the same may be extended under certain circumstances to the date that is three business days following the conclusion of the marketing period, and in no event shall the Offeror be permitted to extend the offer beyond the termination date without the prior written consent of QLogic.

If the offer has not been consummated at or prior to the termination date, either QLogic or Cavium may terminate the merger agreement in accordance with the terms of the merger agreement. If the merger agreement is so validly terminated, the Offeror must promptly (and in any case within twenty-four hours), irrevocably and unconditionally terminate the offer.

Without the prior written consent of QLogic, except as permitted by the merger agreement, no change may be made that decreases the per share transaction consideration, changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of QLogic common stock sought to be purchased in the offer, extends the offer other than in a manner permitted by the merger agreement or modifies, amends, or supplements any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of QLogic common stock.

Without the prior written consent of QLogic, the Offeror shall not accept for payment or pay for any shares of QLogic common stock if, as a result, the Offeror would acquire less than the number of shares of QLogic common stock necessary to satisfy the minimum tender condition.

The Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides that, following the consummation of the offer and subject to the satisfaction or waiver of certain conditions, the Offeror will be merged with and into QLogic, whereupon the separate existence of the Offeror will cease, and QLogic will continue as the surviving corporation and a wholly owned subsidiary of Cavium. Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to adopt the merger agreement or to consummate the merger.

The board of directors of the surviving corporation will be the directors of the Offeror until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed or qualified.

The certificate of incorporation of the surviving corporation will be identical to the certificate of incorporation of QLogic in effect immediately prior to the effective time of the merger and the by-laws of the surviving corporation will be identical to the by-laws of QLogic in effect immediately prior to the effective time of the merger, in each case, until amended in accordance with their terms or applicable law.

Following the completion of the merger, QLogic’s common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place following the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, at 10:00 a.m. New York City time on a mutually agreed upon date, which shall be no later than three business days following the satisfaction or waiver of all of the conditions to closing of the merger described in “— Conditions to the Merger” beginning on page 116 (other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing of the merger), or at such other date and time as Cavium, the Offeror and QLogic have otherwise agreed to in writing.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the third quarter of 2016. The effective time of the merger will occur concurrently with the closing of the merger.

Treatment of QLogic Common Stock and Equity Awards

Common Stock

At the effective time of the merger, each share of QLogic common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held (i) by Cavium or any subsidiary of Cavium or in QLogic’s treasury and (ii) by QLogic’s stockholders who perfect their appraisal rights) will be cancelled and extinguished and automatically convert into the right to receive the transaction consideration, without interest, and net of any required withholding. In case of any change in the number of issued or outstanding shares of QLogic common stock or Cavium common stock in between the date of the merger agreement and the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer as a result of a reclassification, recapitalization, share split, combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, the transaction consideration shall be equitably adjusted to reflect such change. No fraction of a share of Cavium common stock will be issued by virtue of the offer or the merger, but in lieu thereof each holder of QLogic common stock that would otherwise be entitled to a fraction of a share of Cavium common stock (after aggregating all fractional shares of Cavium common stock that would otherwise be received by such holder) will instead receive an amount of cash (rounded to the nearest whole cent) without interest equal to such fraction multiplied by the “Cavium measurement price.” “Cavium measurement price” means the volume weighted average trading price of Cavium common stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the closing of the merger. Shares of QLogic common stock held in QLogic’s treasury and each share of QLogic’s common stock owned by Cavium or a subsidiary of Cavium will be cancelled and cease to exist and no payment shall be made in respect thereof. QLogic common stock owned by stockholders who are entitled to demand and who have properly exercised and perfected their demands for appraisal rights under the DGCL will not be converted into the right to receive the per share transaction consideration. Such stockholders will instead be entitled to the appraisal rights provided under Delaware law. See “The Offer and the Merger — Dissenters’ Rights.”

QLogic Stock Options

As described under “Interests of Certain Persons in the Offer and the Merger — Treatment of Equity and Equity-Based Awards — QLogic Stock Options,” at the effective time of the merger, each outstanding and unvested QLogic stock option (other than any such unvested QLogic stock option that is an underwater option), will, without any further action on the part of any holder thereof, be assumed by Cavium and converted into an option to purchase, on the same terms and conditions as were applicable under such QLogic stock option, that number of shares of Cavium common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of QLogic common stock subject to such unvested QLogic stock option and (b) the equity conversion ratio, at an exercise price per share of Cavium common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the per share exercise price for the QLogic common stock subject to such QLogic stock option, by (2) the equity conversion ratio.

The converted Cavium options will have the same vesting schedule and other terms and conditions as the corresponding QLogic stock options; provided, that Cavium will convert QLogic stock options into converted Cavium options in such a manner as to ensure that the converted Cavium options are not subject to Section 409A of the Code as a result of the assumption and conversion and that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted Cavium options will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016 between QLogic and the holder of the applicable QLogic stock option that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transaction will constitute a change of control).

At the effective time of the merger, each outstanding and vested QLogic stock option with an exercise price less than the sum of (a) the cash consideration and (b) the share consideration value (including those QLogic stock options that become vested by their terms immediately prior to or as of the effective time of the merger), will, without any further action on the part of any holder thereof, be cancelled and the holder thereof will be entitled to receive the vested option consideration (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding will first be applied against the cash portion of the vested option consideration). Following the effective time of the merger, any such cancelled QLogic stock option will no longer be exercisable for shares of QLogic common stock and will entitle the holder of such QLogic stock option only to the payment, if any, described in this paragraph which shall be made by the surviving corporation within ten (10) business days after the effective time of the merger.

At the effective time of the merger, each outstanding QLogic stock option that is an underwater option will, without any further action on the part of any holder thereof, be cancelled, and the holder thereof will receive no payment on account thereof.

QLogic RSUs

As described under “Interests of Certain Persons in the Offer and the Merger — Treatment of Equity and Equity-Based Awards — QLogic RSUs” beginning on page 68, at the effective time of the merger, by virtue of the merger, the unvested QLogic RSUs outstanding immediately prior to the effective time of the merger will be converted into the converted RSUs equal to the product of (A) the number of shares of QLogic common stock subject to such unvested QLogic RSUs and (b) the equity conversion ratio. Any converted RSUs so issued will be subject to the same terms and conditions as were applicable under such QLogic RSUs; provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. For the avoidance of doubt, the converted RSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic RSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

At the effective time of the merger, each outstanding and vested QLogic RSU (including those QLogic RSUs that become vested by their terms immediately prior to or as of the effective time of the merger) will, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, which withholding will first be applied against the cash portion of the consideration paid in respect of a vested QLogic RSU) (i) an amount in cash equal to the product of (A) the cash consideration multiplied by (B) the total number of shares of QLogic common stock subject to such QLogic RSU, and (ii) a number of shares of Cavium common stock equal to the product of (A) the exchange ratio and (B) the total number of shares of QLogic common stock subject to such QLogic RSU. Following the effective time of the merger, any such cancelled QLogic RSU will entitle the holder of such QLogic RSU only to the payment described in this paragraph, which will be made by the surviving corporation within ten (10) business days after the effective time of the merger; provided, that such payment will be made at such other time or times following the effective time of the merger consistent with the terms of the QLogic RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

QLogic PRSUs

As described under “Interests of Certain Persons in the Offer and the Merger — Treatment of Equity and Equity-Based Awards — QLogic PRSUs” beginning on page 69, at the effective time of the merger, by virtue of the merger, the unvested QLogic PRSUs outstanding immediately prior to the effective time of the merger will be assumed and converted into a number of converted PRSUs equal to the product of (a) the number of shares of QLogic common stock subject to such QLogic PRSUs, with such number determined as of the last trading day prior to the closing date based on achievement as of such date of the performance vesting terms applicable to such QLogic PRSUs with respect of the performance period applicable to such QLogic PRSUs and (b) the equity conversion ratio. Any converted PRSUs so issued will vest based on the vesting date set forth in the award agreement applicable to the QLogic PRSUs, subject only to the continued service of the grantee with the surviving corporation, Cavium or an affiliate through the applicable vesting date but will not be subject to any performance-based vesting terms following the effective time of the merger, and will otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such QLogic PRSUs (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes the transactions will constitute a change of control); provided, that all references to the “Company” in QLogic’s equity incentive plan and award agreements will be references to Cavium. Each converted PRSU that vests after the effective time of the merger will be settled in shares of Cavium common stock; provided, that in the event that Cavium reasonably determines at any time prior to the effective time of the merger that it would not be permitted to consummate the transactions contemplated hereby without the prior approval of Cavium’s stockholders under applicable laws or the rules of Nasdaq, Cavium will have the power to provide that any such converted PRSU that vests after the effective time of the merger will be settled by a cash payment equal to the value of a share of Cavium common stock at the time of such settlement. For the avoidance of doubt, the converted PRSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on June 15, 2016, between QLogic and the holder of the applicable QLogic PRSUs that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of QLogic (for which purposes the transactions shall constitute a change of control).

Dissenting Shares

Shares of QLogic’s common stock which are issued and outstanding immediately prior to the effective time of the merger and held by a holder of record who is entitled to demand appraisal rights under Section 262 of the DGCL, and who has (i) not tendered his, her or its shares of QLogic common stock in the offer, (ii) properly demanded appraisal of his, her or its shares of QLogic common stock in accordance with Section 262 of the DGCL, and otherwise followed the procedures set forth in Section 262 of the DGCL and (iii) does not thereafter withdraw such demand for appraisal of such shares or otherwise lose his, her or its right to appraisal, in each case in accordance with the DGCL, shall not be converted into the right to receive the per share transaction consideration but instead such holder shall be entitled to have such shares appraised by the Delaware Court of Chancery and to receive in lieu of the consideration payable in the merger payment of the “fair value” of such dissenting shares determined as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court in accordance with Section 262 of the DGCL. In the event that any such stockholder fails to perfect, or otherwise waives, effectively withdraws or loses his or her right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s dissenting shares shall cease and such shares held by such stockholder will be deemed to have been converted into and shall be exchangeable solely for, the right to receive the per share transaction consideration. QLogic has agreed to give Cavium prompt notice of any demands QLogic receives for appraisal of shares of Cavium’s common stock, withdrawals of such demands and any other instruments served pursuant to Section 262, and, to the extent permitted by applicable law, to provide Cavium with the opportunity to participate in and control any and all negotiations and proceedings with respect to such demands. Neither QLogic nor Cavium will voluntarily make any payment with respect to, settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal without the prior written consent of the other party.

Treatment of Employee Stock Purchase Plan

QLogic’s ESPP will continue to be operated in accordance with its terms and past practice, provided, that if the closing of the merger is expected to occur prior to the end of an Offering Period, QLogic will provide for a New Purchase Date as reasonably close to the closing date of the merger as is administratively practicable with respect to each Purchase Period then in progress in accordance with Section 10.5 of the ESPP, and each then-outstanding option under the ESPP with respect to such Offering Period will be exercised on the New Purchase Date (making such pro-rata adjustments as may be necessary to reflect the shortened Offering Period). The New Purchase Date will be as reasonably close to the closing date of the merger as is administratively practicable, and QLogic will provide notice of the New Purchase Date to each participant as provided in the ESPP. After June 15, 2016, no new participants are permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on June 15, 2016, and no new Offering Period will commence under the ESPP.

Exchange and Payment Procedures

Prior to the effective time of the merger, Cavium will designate a paying and exchange agent to handle the exchange of shares of QLogic’s common stock for the per share transaction consideration and, unless such payments are to be made directly by Cavium or the surviving corporation, the payment of per share transaction consideration for each of QLogic’s vested stock options and restricted stock units (less the applicable exercise price for each vested QLogic stock option). Promptly after the effective time on the closing date of the merger, Cavium will deposit (or cause to be deposited) with the paying and exchange agent an amount of cash and an aggregate number of shares of Cavium common stock sufficient to pay the aggregate transaction consideration, and, unless such payments are to be made directly by Cavium or the surviving corporation, the per share transaction consideration for each of QLogic’s vested stock options and restricted stock units (less the applicable exercise price for each vested QLogic stock option). In addition, Cavium shall make available, as necessary, cash in an amount sufficient for payment in lieu of fractional shares and any dividends or distributions which holders of QLogic common stock may be entitled to pursuant to the merger agreement. At any time after the effective time of the merger, shares of QLogic’s common stock (other than shares held (i) by Cavium or any subsidiary of Cavium or in QLogic’s treasury and (ii) by QLogic’s stockholders who perfect their appraisal rights) will represent only the right to receive the per share transaction consideration.

Promptly after the effective time of the merger, and in any event within five business days after the effective time, the paying and exchange agent will mail to each record holder of QLogic’s common stock whose shares were converted into the right to receive the transaction consideration, a letter of transmittal specifying that delivery of such holders’ certificates or the transfer of book entry shares will be deemed to have occurred, and risk of loss and title to any such certificates or book entry shares will pass, only upon delivery of such certificates or transfer of the book entry shares to the paying and exchange agent, and providing instructions for effecting the surrender of QLogic’s common stock certificates or book-entry shares in exchange for the per share transaction consideration.

After the effective time of the merger, shares of QLogic’s common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented shares of QLogic’s common stock will represent only the right to receive the per share transaction consideration as described above.

Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying and exchange agent that remain unclaimed by QLogic’s former stockholders, including the proceeds from investment thereof, to the extent permitted by applicable law, shall be delivered to Cavium or the surviving corporation. Thereafter, QLogic’s former stockholders may look only to Cavium (subject to abandoned property, escheat or similar laws) for payment with respect to the per share transaction consideration.

At the effective time of the merger, QLogic’s share transfer books will be closed and there will be no further registration of transfers of QLogic’s common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying and exchange agent for transfer, such certificates will be cancelled and exchanged for payment of the per share transaction consideration.

If the payment of the per share transaction consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the per share transaction consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment must pay the paying and exchange agent any applicable stock transfer or other taxes or establish to satisfaction of the Offeror that such taxes have been paid or are not applicable.

Whenever a dividend or other distribution is declared or made after June 15, 2016 with respect to Cavium common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of Cavium common stock issuable pursuant to the merger agreement. No dividends or other distributions declared or made after June 15, 2016 with respect to Cavium common stock with a record date after the effective time of the merger, and no payment in lieu of fractional shares, will be paid to the holders of any QLogic common stock certificate or book-entry shares until such holders shall surrender their certificates or book entry shares. Following the surrender of any such certificates or book entry shares, the paying and exchange agent shall promptly deliver to the holders thereof, without interest, the per share transaction consideration, along with payment in lieu of fractional shares, and the amount of any such dividends or other distributions with a record date after the effective time of the merger that have already been paid with respect to the Cavium common stock included in the per share transaction consideration, and at the appropriate time shall pay the amount of any dividends or other distributions with a record date after the effective time and a payment date subsequent to such surrender payable with respect to the Cavium common stock included in the per share transaction consideration.

No interest will be paid to the holders of any QLogic common stock certificate or book-entry share in connection with, or accrued on, the per share transaction consideration, any cash paid in lieu of the issuance of any fractional shares, or dividends or distributions payable with respect to the stock portion of the per share consideration.

Lost, Stolen or Destroyed Certificates

If any QLogic common stock certificate has been lost, stolen or destroyed then, upon the making of an affidavit in a form reasonably satisfactory to Cavium and the paying and exchange agent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying and exchange agent will provide in exchange for such lost, stolen or destroyed certificate the per share transaction consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Financing; Financing Cooperation

Cavium must take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the aggregate cash consideration and the funds otherwise necessary to effect the consummation of the transactions contemplated by the merger agreement on or prior to the date upon which the merger is required to be consummated. In furtherance and not in limitation of the foregoing, subject to the terms and conditions of the merger agreement, Cavium must use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letter, including using its reasonable best efforts to seek to enforce its rights under the debt commitment letter in the event of a breach thereof by any financing provider.

Without the consent of QLogic, Cavium will not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the debt commitment letter (other than pursuant to “flex” provisions contained in the debt commitment letter) if such amendment, supplement, replacement, modification or waiver (A) reduces the aggregate amount of the debt financing (including by increasing the amount of fees to be paid or original issue discount) to an amount below the amount needed (in combination with all funds held by or otherwise available to Cavium, including the cash on hand of QLogic) to consummate the transactions contemplated by the merger agreement, or (B) imposes new or additional conditions to the initial funding of the debt financing or otherwise expands, amends or modifies any of the conditions to the receipt of the initial debt financing, or otherwise expands, amends or modifies any other provision of the debt commitment letter, in each case, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding in full of the debt financing (or satisfaction of the conditions to the debt financing) on the closing date, (y) adversely impact the ability of Cavium and Offeror to consummate the transactions contemplated by the merger agreement or (z) adversely impact the ability of Cavium to enforce its rights with respect to funding against other parties to the debt commitment letter or the definitive agreements with respect thereto (provided, that Cavium may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to delay or prevent or make less likely the acceptance time, closing or Cavium’s ability to consummate the debt financing (or satisfaction of the conditions to the debt financing)). Cavium shall promptly deliver to QLogic true, complete and correct copies of any such amendment, supplement, modification or replacement (including, all such amendments, supplements, modifications or replacements).

Subject to the terms and conditions of the merger agreement, Cavium will, and will cause its affiliates and representatives to, use its reasonable efforts to:

•	maintain in effect the debt commitment letter, subject to Cavium’s right to obtain substitute financing to the extent permitted by the merger agreement;

•

negotiate, execute and deliver definitive documentation for the debt financing that reflects the terms contained in the debt commitment letter (including to any “market flex” provisions included in the fee letters or any fee letters relating to an alternative debt financing) or such other terms that are more favorable in all material respects to Cavium than the terms and conditions (including any “market flex” provisions related thereto) contained in the debt commitment letter, or, if available, obtain alternative financing on other terms that are acceptable to Cavium, provided, that (i) Cavium promptly provides notice to QLogic of such other terms or such alternative financing and (ii) such other terms or the terms of such alternative financing are (x) in respect of certainty of funding, equivalent in all material respects to (or more favorable to Cavium, the Offeror and QLogic than) the conditions set forth in the debt commitment letter and (y) no less beneficial to Cavium in terms of Cavium’s ability to enforce its rights against the lenders; and

•	satisfy (or seek a waiver of) on a timely basis all of the conditions precedent set forth in the debt commitment letter and any definitive document related to the debt financing.

•	satisfy on a timely basis (or obtain the waiver of), and in a manner that will not adversely impede the ability of the parties to consummate the offer or the merger, all conditions to receipt of the full amount of the debt financing at the closing that are within its control and, upon satisfaction of the conditions set forth in the debt commitment letter, to consummate the debt financing at or prior to the closing;

•	comply with its obligations under the debt commitment letter; and

•	consummate the debt financing at or prior to the effective time of the merger agreement.

Cavium and Offeror will use their reasonable best efforts to enforce its rights with respect to funding under, and cause the financing sources, lenders and the other persons providing or committing to provide the debt financing to comply with their obligations with respect to funding under the debt commitment letter and definitive financing agreements and to fund on or before the effective time the debt financing. Cavium will keep QLogic informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing, including, as QLogic’s requests, promptly providing copies of all executed definitive agreements for the debt financing agreements.

Cavium agrees to notify QLogic promptly, after obtaining knowledge thereof (and in any event within two business days after obtaining knowledge thereof), if at any time prior to the closing date of the merger (i) the debt commitment letter expires or is terminated for any reason, (ii) Cavium becomes aware of, or receives any written notice or other written communication from any person with respect to, any actual or potential material breach, default, termination or repudiation by any party to the debt commitment letter or any debt financing agreement or any provisions of the debt commitment letter or any debt financing agreement, (iii) if for any reason Cavium or Offeror believes in good faith that it will not be able to obtain all or any portion of the debt financing required (together with available cash on hand of Cavium and QLogic) for Cavium and Offeror to pay all of the cash amounts required to be provided by Cavium, Offeror and QLogic for the consummation of the transactions contemplated by the merger agreement, (iv) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the debt financing contemplated by the debt commitment letter on the terms set forth therein. Subject to certain exceptions, Cavium will promptly provide any information reasonably requested by QLogic relating to any circumstances referred to in this paragraph. Cavium will not, and will not permit any of its subsidiaries to, without the prior written consent of QLogic, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the debt financing. Cavium’s obligations under the merger agreement are not subject to a condition regarding Cavium’s or any of its affiliates’ obtaining funds to consummate the offer, the merger and the transactions contemplated by the merger agreement.

QLogic shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its subsidiaries and its representatives to provide, at Cavium’s sole cost and expense, to Cavium such cooperation as may reasonably be requested by Cavium in connection with the debt financing including, without limitation, including by (subject to specified limitations):

•	participation, upon reasonable advance notice, by senior management in a reasonable number of meetings, presentations, sessions with rating agencies, drafting sessions and due diligence sessions at times and in locations reasonably acceptable to QLogic;

•	furnishing Cavium and Cavium’s representatives with all financing information and, to the extent reasonably available to QLogic, other financial and other material information not otherwise available to Cavium relating to QLogic and QLogic’s subsidiaries, as is necessary or customary and as may be reasonably requested in connection with the debt financing, in each case, as and when it becomes available;

•	reasonably assisting Cavium and its financing sources (to the extent relating to QLogic and QLogic’s subsidiaries) in the preparation of customary rating agency presentations, syndication documents and materials, information memoranda, lender presentations and similar marketing documents to be used, in connection with the debt financing, including providing customary authorization letters related thereto;

•	assisting in the preparation of definitive financing documents, as may be reasonably requested by Cavium;

•	facilitating the pledging of collateral for the debt financing;

•	using commercially reasonable efforts to obtain such material consents, approvals, authorizations and instruments which may be reasonably requested by Cavium in connection with the debt financing and collateral arrangements, including, without limitation, customary payoff letters, releases of liens, instruments of termination or discharge, legal opinions, surveys and title insurance;

•	using commercially reasonable efforts to ensure that the syndication efforts for the debt financing benefit from Cavium’s existing lending and banking relationships;

•	using commercially reasonable efforts in assisting Cavium in its efforts to obtain corporate credit or family ratings of Cavium;

•	to the extent reasonably requested by Cavium, subject to customary confidentiality agreements, cooperate with reasonable due diligence requests from the financing sources, including as promptly as practicable after reasonable request thereof, furnishing the financing sources with reasonable documents or other information reasonably requested by the financing sources relating to QLogic and QLogic’s subsidiaries required by bank regulatory authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011;

•	obtaining a customary repayment notice, payoff letter and other customary payoff and release documentation and authorizations on or prior to the closing date of all obligations under QLogic’s existing credit agreement; and

•	using commercially reasonable efforts to cooperate with Cavium to satisfy the conditions precedent to the debt financing to the extent reasonably requested by Cavium and within the control of QLogic and QLogic’s subsidiaries, and using commercially reasonable efforts to take all corporate actions, subject to the occurrence of the closing, reasonably requested by Cavium to permit the consummation of the debt financing.

QLogic will ensure that all financial and other projections concerning QLogic and QLogic’s subsidiaries that are made available to Cavium by QLogic after the date of the merger agreement and prior to the closing are prepared in good faith and, prior to the earlier of the closing date and the termination of the merger agreement, QLogic will use its reasonable best efforts to provide to Cavium and the financing sources such information as may be necessary so that the financing information provided by QLogic (other than projections, budgets, estimates and other forward-looking information or information of a general economic or general industry nature) is, when taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. QLogic consents to the use of all of QLogic’s and QLogic’s subsidiaries’ logos in connection with the debt financing (subject to specified limitations).

Cavium has agreed to promptly, upon request by QLogic, reimburse QLogic and its subsidiaries, as applicable, for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by QLogic or its subsidiaries and their respective representatives in connection with the debt financing or the cooperation with Cavium to obtain the debt financing. Cavium has further agreed to indemnify and hold harmless each of QLogic, QLogic’s subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the debt financing and any information used in connection with such financing or cooperation, in each case except to the extent any of the foregoing arise from the bad faith, fraud, intentional misrepresentation or willful misconduct of QLogic, QLogic’s subsidiaries and their respective representatives, as finally determined by a court of competent jurisdiction.

Representations and Warranties

QLogic made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in confidential disclosure schedules delivered to Cavium concurrently with the execution of the merger agreement (the “QLogic disclosure schedules”). These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on QLogic’s business as it is currently being conducted;

•	the accuracy and completeness of each of QLogic’s and QLogic’s subsidiaries certificate of incorporation, by-laws or equivalent constituent documents, and the absence of any violations of these documents;

•	QLogic’s and QLogic’s subsidiaries’ capitalization;

•	QLogic’s corporate power and authority to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against QLogic, subject to certain specified customary assumptions and exceptions;

•	the absence of violations of, or conflicts with, QLogic’s constitutional documents, applicable law and certain agreements as a result of QLogic’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

•	QLogic’s SEC reports (including all amendments) since December 31, 2013, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to QLogic’s SEC reports;

•	compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•	QLogic’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a QLogic Material Adverse Effect since April 3, 2016, and the absence of specified actions since April 3, 2016 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

•	material contracts, the absence of any default or breach under any material contract, and the absence of any event, circumstance or condition which would give rise to a right to accelerate the maturity or performance of, or cancel, terminate or modify, any material contract;

•	employee benefit plans, ERISA and the applicability of the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act;

•	except as would not, individually or in the aggregate, reasonably be expected to have a QLogic Material Adverse Effect, the absence of actions, claims, suits or proceedings against QLogic or any of its subsidiaries, or any property or asset of QLogic or any of its Subsidiaries, the absence of governmental investigations against QLogic or any of its subsidiaries and the absence of injunctions, judgments, orders or decrees against QLogic or any of its subsidiaries;

•	compliance with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, judgments, orders, decrees, injunctions, arbitration awards, franchises, licenses, agency requirements or permits, including compliance with certain export laws and regulations by QLogic and its subsidiaries, and including compliance with restrictions on certain payments by QLogic and its subsidiaries, including those that would violate any provisions of the federal Foreign Corrupt Practices Act of 1977;

•	intellectual property;

•	taxes;

•	real property and tangible assets;

•	environmental matters;

•	labor matters;

•	possession of licenses and permits needed to carry out QLogic’s business and compliance therewith;

•	insurance matters;

•	QLogic’s most significant customers and suppliers;

•	the absence of any undisclosed broker’s or finder’s fees;

•	that no vote or consent of the QLogic stockholders is needed to approve the merger agreement or the transactions contemplated thereby;

•	the QLogic board of directors determination that the merger agreement and the merger are advisable and in the best interest of QLogic and its stockholders, approval of the merger agreement and recommendation that QLogic stockholder tender their shares into the offer;

•	the receipt of a written opinion from Qatalyst Partners to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth in such opinion, the transaction consideration to be received in the offer and the merger by the holders of shares of QLogic’s common stock (other than Cavium or any affiliates of Cavium) is fair, from a financial point of view, to such holders; and

•	that the board of directors of QLogic has taken all action so that the restrictions applicable to business combinations imposed by Section 203 of the DGCL are, and will be, inapplicable to the transactions contemplated by the merger agreement, and that no other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to the merger agreement and the transactions contemplated in the merger agreement.

Many of QLogic’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “QLogic Material Adverse Effect,” which means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of QLogic and its subsidiaries, taken as a whole, or (b) the ability of QLogic to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on November 12, 2016, subject to extension to the date three business days following the conclusion of the marketing period. However, for the purpose of clause (a) above, a QLogic Material Adverse Effect does not include any event, circumstance, change, occurrence, development or effect arising after June 15, 2016 and resulting from or arising in connection with:

(1)	conditions generally affecting the industries and markets in which QLogic and its subsidiaries operate;

(2)	general economic, political, financial or securities market conditions;

(3)	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)	changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable law;

(5)	the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of QLogic or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in QLogic’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)	the taking of any action by QLogic or any of QLogic’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement, or the failure by QLogic or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement;

(7)	any proceeding brought or threatened by stockholders of either Cavium or QLogic (whether on behalf of Cavium, QLogic or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by QLogic with the SEC or required to be distributed or otherwise disseminated to QLogic’s stockholders in connection with the transactions contemplated by the merger agreement; and

(8)	any decrease or decline in the market price or trading volume of QLogic’s common stock or any failure by QLogic to meet any projections, forecasts or revenue or earnings predictions of QLogic or of any securities analysts (although the underlying cause of any such decrease, decline or failure may be considered).

Except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects QLogic and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which QLogic operates.

The merger agreement also contains customary representations and warranties made by Cavium that are subject to specified exceptions and qualifications contained in the merger agreement. Many of the representations and warranties of Cavium are qualified by, among other things, exceptions relating to the absence of a “Cavium Material Adverse Effect” (referred to as a “Parent Material Adverse Effect” in the merger agreement) which means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Cavium and its subsidiaries, taken as a whole, or (b) the ability of Cavium to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on November 12, 2016, subject to extension to the date three business days following the conclusion of the marketing period. However, for the purpose of clause (a) above, a Cavium Material Adverse Effect does not include any event, circumstance, change, occurrence, development or effect arising after June 15, 2016 and resulting from or arising in connection with:

(1)	conditions generally affecting the industries and markets in which Cavium and its subsidiaries operate;

(2)	general economic, political, financial or securities market conditions;

(3)	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)	changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable law;

(5)	the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of Cavium or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in Cavium’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)	the taking of any action by Cavium or any of Cavium’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement, or the failure by Cavium or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement;

(7)	any proceeding brought or threatened by stockholders of either Cavium or QLogic (whether on behalf of QLogic, Cavium or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by QLogic with the SEC or required to be distributed or otherwise disseminated to QLogic’s stockholders in connection with the transactions contemplated by the merger agreement; and

(8)	any decrease or decline in the market price or trading volume of Cavium’s common stock or any failure by Cavium to meet any projections, forecasts or revenue or earnings predictions of Cavium or of any securities analysts (although the underlying cause of any such decrease, decline or failure may be considered).

Except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Cavium and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which Cavium operates.

The representations and warranties of Cavium and the Offeror to QLogic under the merger agreement, relate to, among other things:

•	Cavium’s and the Offeror’s due organization, existence, good standing and authority to carry on their business as it is currently being conducted;

•	the corporate power and authority of Cavium and the Offeror to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Cavium and the Offeror, subject to certain specified customary assumptions and exceptions;

•	Cavium’s capitalization and Offeror’s capitalization and operations;

•	the absence of contraventions of, or conflicts with, the constitutional documents of Cavium and the Offeror, applicable law and certain agreements as a result of Cavium’s and the Offeror’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

•	Cavium’s SEC reports (including all amendments), the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to Cavium’s SEC reports;

•	compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•	Cavium’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Cavium Material Adverse Effect since December 27, 2015 and the absence of certain specified actions since December 27, 2015 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

•	except as would not, individually or in the aggregate, reasonably be expected to have a Cavium Material Adverse Effect, the absence of actions, claims, suits or proceedings against Cavium or any of its subsidiaries, or any property or asset of Cavium or any of its subsidiaries, the absence of governmental investigations against Cavium or any of its subsidiaries, and the absence of injunctions, judgments, orders or decrees against Cavium or any of its subsidiaries;

•	the absence of undisclosed broker’s or finder’s fees;

•	that no vote or consent of the Cavium stockholders is needed to approve the merger agreement or the transactions contemplated thereby;

•	the absence of beneficial ownership of QLogic’s common stock by Cavium, the Offeror or any of their respective controlled affiliates;

•	the financing commitments that Cavium and the Offeror would use to fund the aggregate transaction consideration; and

•	the solvency of Cavium and its subsidiaries taken as a whole immediately following the closing of the merger and after giving effect to the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement or in any schedule, instrument or other document delivered pursuant to the merger agreement of each of QLogic, Cavium and the Offeror will not survive the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of QLogic’s Business Pending the Merger

QLogic has agreed to certain covenants in the merger agreement restricting the conduct of its business between June 15, 2016 and the effective time of the merger. In general, QLogic and its subsidiaries have agreed that QLogic will and will cause its subsidiaries to (i) conduct the business of QLogic and its subsidiaries in the ordinary and usual course of business in all material respects and (ii) to the extent consistent therewith, use commercially reasonable efforts to preserve intact QLogic’s and QLogic’s subsidiaries’ current business organization and preserve their relationships with customers, suppliers and others having business dealings with QLogic and QLogic’s subsidiaries.

QLogic has also agreed that, except as (i) may be required by law, (ii) is contemplated under the merger agreement, (iii) is set forth in QLogic disclosure schedules, or (iv) is permitted pursuant to Cavium’s written consent, from June 15, 2016 until the effective time of the merger, neither QLogic nor any of its subsidiaries will:

•	amend its certificate of incorporation or by-laws (or equivalent organizational or governing documents) or enter into any written agreement with any of QLogic’s stockholders in their capacity as such;

•

issue, grant, deliver, sell, dispose of or authorize or agree to the issuance, sale or other disposition of (a) any capital stock or other ownership interests of QLogic or any of its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, or based on the value or change in value of, any capital stock or other ownership rights of QLogic or any of its subsidiaries, (b) any rights, warrants, options, calls, rights agreements or plans, commitments or any other agreement of any character to purchase or acquire shares of capital stock, or any other ownership interest in QLogic or any of its subsidiaries, or any convertible or exchangeable securities of QLogic, or (c) any other securities of QLogic or any of QLogic’s subsidiaries in substitution for QLogic common stock outstanding on June 15, 2016 or such capital stock, ownership interests, securities or rights in any subsidiary of QLogic (other than, in each case, issuances, sales, and dispositions by a wholly owned subsidiary to QLogic or any other wholly owned subsidiary of QLogic), except for (i) awards of certain QLogic stock options, QLogic RSUs and QLogic PRSUs granted on terms and in amounts not to exceed those set forth in QLogic disclosure schedules and in the ordinary course of business consistent with past practice and subject to certain specified terms and restrictions, or

(ii) shares of QLogic common stock to be issued or delivered in accordance with QLogic’s equity plans or rights under the ESPP subject to certain specified terms and restrictions;

•	redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding QLogic common stock or other capital stock or other equity securities of QLogic or any of its wholly-owned subsidiaries, subject to certain limited exceptions;

•	split, combine, subdivide or reclassify any capital stock of QLogic or any of its subsidiaries or declare, set aside for payment or pay any dividends or other distribution in respect of QLogic common stock or other capital stock of QLogic or any of its subsidiaries, except for dividends and distributions paid by a subsidiary of QLogic to QLogic or to any of its wholly owned subsidiaries, or otherwise make any payments to QLogic’s stockholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of QLogic or any subsidiary, other than solely among QLogic’s wholly-owned subsidiaries, other than the offer or the merger;

•	acquire, sell or dispose of, or agree to acquire, sell or dispose of, any assets material to QLogic and its subsidiaries, taken as a whole, including any business, division or equity interest therein or QLogic’s real property (or real property that would be QLogic’s real property if owned or leased by QLogic as of June 15, 2016), whether by merger, amalgamation, consolidation or other business combination, sale, or similar transaction, other than (i) acquisitions, sales or dispositions among QLogic and any of its subsidiaries, (ii) acquisitions, sales or dispositions as described in QLogic disclosure schedules, or (iii) purchases or sales of inventory or QLogic products in the ordinary course of business;

•	incur any indebtedness for borrowed money beyond that incurred as of June 15, 2016 or guarantee any such indebtedness or make any loans or advances to any other person or entity, other than indebtedness, guarantees, loans and advances between or among QLogic and its subsidiaries, letters of credit issued, maintained or guaranteed by QLogic and its subsidiaries in the ordinary course of business and related reimbursement obligations, or performance bonds issued and maintained by QLogic and its subsidiaries in the ordinary course of business;

•	except as required by applicable law or the merger agreement, pursuant to agreements existing on June 15, 2016, or pursuant to the terms of any benefit plan in effect on June 15, 2016 with regard to any service provider:

•	enter into, adopt, terminate or materially amend any compensation or benefit plan, policy, practice, arrangement or agreement;

•	accelerate the vesting or payment of any equity award or other amount;

•	increase the benefits or compensation provided to any service provider, except for salary and/or target bonus increases to service providers below the vice president (or equivalent level) in connection with and corresponding to any promotion or job changes that are provided in the ordinary course of business; or

•	hire, terminate or promote any employee (other than employees below the vice president (or equivalent) level in the ordinary course of business or, in the case of terminations, a termination of a service provider for misconduct) or encourage any employee to resign from QLogic;

•	change in (x) any material respect any of the accounting methods used by QLogic and its subsidiaries unless required by GAAP, SEC rules and regulations or applicable law or (y) with respect to QLogic’s subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such subsidiary, unless required by applicable accounting standards or law;

•	incur any capital expenditures or any obligations or liabilities in respect thereof in excess of QLogic’s capital expenditure budget other than capital expenditures that are not in excess of $750,000 in the aggregate in any fiscal quarter;

•	negotiate, enter into, amend or terminate any collective bargaining agreement or other contract or agreement with any employee representative body;

•	convene any special meeting of QLogic’s stockholders;

•	initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation, if the amount at issue is greater than $100,000, other than litigation arising out of the transactions contemplated by the merger agreement or to enforce QLogic’s rights under the merger agreement;

•	terminate, fail to renew, abandon, cancel, fail to maintain, sell, assign or transfer or grant any rights, in any registered owned intellectual property;

•	enter into any contract with respect to, or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any owned intellectual property, other than non-exclusive licenses to customers, suppliers, distributors, original equipment manufacturers, resellers, value added resellers, or service providers granted in the ordinary course of business consistent with past practice;

•	engage in various tax-related actions, including changing any material method of tax accounting, settling or compromising certain audits or other proceedings relating to a material amount of tax, filing any material tax return, making or changing any material tax election, or surrendering any right to claim any material tax refund;

•	enter into, modify or amend any material contract outside of the ordinary course of business, or release or assign any material rights or claims thereunder, outside of the ordinary course of business, to the extent this action would reasonably be expected to be materially adverse to any business or product line of QLogic or its subsidiaries;

•	other than in the ordinary course of business, transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside the United States if any material U.S. withholding or income taxes would be incurred in connection with such repatriation, in each case with respect to QLogic or any of its subsidiaries;

•	invest any funds available for investments other than in “cash and cash equivalents” as defined in QLogic’s financial statements included in its reports to the SEC;

•	write-down any of QLogic’s material assets, in excess of $750,000, except for depreciation and amortization in accordance with GAAP or in accordance with the ordinary course of business consistent with past practice or make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable law, including Regulation S-X under the Exchange Act (in each case following consultation with QLogic’s independent auditor);

•	agree to any contract that (i) contains any provisions materially restricting the right of QLogic or any of its subsidiaries (A) to engage in any line of business, compete or transact in any business or with any person or in any geographic area, or (B) to acquire any material product or other material asset or service from any other person; (ii) grants exclusive rights to license, market, sell or deliver any QLogic product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party, or which would have any such effect on Cavium or any of its affiliates after the consummation of the merger or the closing date;

•	cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor;

•	become party to or approve or adopt any stockholder rights plan or “poison pill” agreement; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

Conduct of Cavium’s Business Pending the Merger

Cavium has agreed to certain covenants in the merger agreement restricting the conduct of its business between June 15, 2016 and the effective time of the merger. Cavium has agreed that, except as (i) may be required by law, (ii) is contemplated or permitted by the merger agreement, or (iii) is permitted pursuant to QLogic’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the effective time of the merger, neither Cavium nor any of its subsidiaries will:

•	amend its certificate of incorporation or by-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the offer, the merger, or the consummation of the other transactions contemplated by the merger agreement or have a material and adverse impact on the value of Cavium common stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Cavium, other than the offer or the merger;

•	issue, split, combine, subdivide or reclassify any Cavium capital stock, or declare, set aside for payment or pay any dividend of any Cavium capital stock, or other distribution in respect of any Cavium capital stock or otherwise make any payments to stockholders in their capacity as such, other than issuances of Cavium common stock pursuant to (i) Cavium’s employee equity plans or exercise of equity-based awards granted pursuant to Cavium’s employee equity plans, or (ii) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to Cavium’s employee equity plans in the ordinary course of business consistent with past practice;

•	acquire, sell or dispose of, or agree to acquire, sell or dispose of, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that, at the time such action is taken, would reasonably be likely to materially delay, prevent or impede the consummation of the offer, the merger and the other transactions contemplated by the merger agreement prior to the termination date;

•	issue shares of Cavium common stock (or securities convertible into or exercisable for Cavium common stock) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Cavium common stock of the transactions contemplated hereby; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

Access

Subject to certain specified exceptions, QLogic will afford the authorized representatives of Cavium reasonable access, in a manner not unreasonably disruptive to the operations of QLogic and its subsidiaries, during normal business hours and upon reasonable notice, to QLogic and its subsidiaries’ properties, books and records, and shall furnish promptly to such representatives all information concerning the business, properties and personnel of QLogic and QLogic’s subsidiaries as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by the merger agreement.

Subject to certain specified exceptions, Cavium and Offeror will afford the authorized representatives of QLogic reasonable access, in a manner not unreasonably disruptive to the operations of Cavium, Offeror and their respective subsidiaries, during normal business hours and upon reasonable notice, to Cavium, Offeror and their respective subsidiaries’ properties, books and records, and shall furnish promptly to such representatives all information concerning the business, properties and personnel of Cavium, Offeror and their respective subsidiaries as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by the merger agreement.

Registration Statement; Schedule TO

Cavium agreed to prepare and file a registration statement on Form S-4 with the SEC as soon as reasonably practicable, and in any event within 20 business days, of the date of the merger agreement.

Cavium and the Offeror shall, on the commencement date of the offer, file an offer statement on Schedule TO with the SEC, which will contain or incorporate by reference the preliminary prospectus included in the registration statement and related offer documents, and cause these offer documents to be disseminated to holders of QLogic’s common stock as required by applicable law.

Cavium and the Offeror shall use reasonable best efforts to cause the registration statement and offer documents to comply in all material respects with applicable law, and have agreed to provide QLogic and its counsel with reasonable opportunity to review and comment on the registration statement and the offer documents prior to filing with the SEC. Cavium and the Offeror have further agreed to promptly provide QLogic and its counsel with a copy or description of, and to use reasonable best efforts to respond promptly to, any comments received by Cavium, the Offeror or their counsel from the SEC with respect to the registration statement, the offer documents or the offer. To the extent required by applicable law, Cavium, the Offeror and QLogic shall use reasonable best efforts to correct promptly any information provided by it for use in the registration statement or the offer documents to the extent it becomes aware that such information shall have become false or misleading in any material respect and to take all steps necessary to promptly cause the registration statement and the offer documents, as supplemented or amended to correct such information, to be filed with the SEC and disseminated to holders of shares of QLogic common stock. Cavium shall use reasonable best efforts to have the registration statement declared effective as promptly as possible after its filing and maintain its effectiveness for so long as is required for the issuance of Cavium common stock pursuant to the offer and the merger, and shall file the final prospectus once the registration statement is declared effective. QLogic shall promptly furnish to Cavium and the Offeror all information concerning QLogic and its stockholders that may be required or reasonably requested to comply with the foregoing requirements.

Schedule 14D-9; Assistance with the Offer

Promptly following the filing of the Schedule TO by the Offeror, QLogic shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, containing the recommendation of the board of directors of QLogic. QLogic has agreed to use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO, and has agreed to promptly mail the Schedule 14D-9 to the holders of shares of QLogic common stock together with the offer documents and a notice of appraisal rights, and to use its reasonable best efforts to cause the offer documents to be disseminated in compliance with applicable law.

QLogic shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with applicable requirements of federal securities laws. QLogic, Cavium and the Offeror have agreed to promptly correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and QLogic has further agreed to use its reasonable best efforts to cause the Schedule 14D-9, as corrected, to be filed with the SEC and disseminated to holders of shares of QLogic common stock as required by applicable federal securities laws. Unless QLogic’s board of directors has effected a change of recommendation pursuant to the merger agreement, QLogic has agreed to give Cavium, the Offeror and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, to promptly provide Cavium, the Offeror and their counsel in writing with any written comments received from the SEC with respect to the Schedule 14D-9, to use reasonable best efforts to promptly provide Cavium, the Offeror and their counsel a reasonably detailed description of any oral comments received from the SEC with respect to the Schedule 14D-9, and to provide Cavium, the Offeror and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing of them with the SEC. Cavium and the Offeror shall promptly furnish all information concerning Cavium or the Offeror that is required or reasonable requested by QLogic to comply with the foregoing requirements.

In connection with the offer, QLogic has also agreed to promptly furnish or cause to be furnished to the Offeror mailing labels containing the names and addresses of all record holders of shares of QLogic common stock and with security position listings of shares of QLogic common stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non objecting beneficial owners of shares of QLogic common stock. QLogic shall use its reasonable best efforts to promptly furnish or cause to be furnished to the Offeror such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the offer documents to holders of shares of QLogic common stock as Cavium or the Offeror may reasonably request. Subject to the requirements of law or as is required to disseminate the offer documents or any other documents necessary to consummate the offer or the merger, Cavium and the Offeror shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by the merger agreement. If the offer is terminated or if the merger agreement shall be terminated, the Offeror and Cavium will promptly deliver and cause their representatives to deliver to QLogic (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

No Solicitation of Acquisition Proposals

QLogic has agreed to, and to direct its representatives to, immediately cease and cause to be terminated all discussions or negotiations that commenced prior to the date of the merger agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal, to terminate access to any virtual data room established by QLogic, and to request that all confidential or proprietary information previously furnished to any party (other than Cavium) in connection with any such discussions and negotiations be promptly returned or destroyed. Any breach of the foregoing covenants by any of QLogic’s subsidiaries or QLogic’s or its subsidiaries’ representatives shall be deemed to be a breach by QLogic.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as any offer or proposal made by any party other than Cavium, the Offeror or any of their controlled affiliates relating to, in a single transaction or a series of related transactions (other than the transactions contemplated by the merger agreement with Cavium): (i) any purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing 15% or more of QLogic’s issued and outstanding common stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving QLogic; (ii) any purchase or other acquisition, directly or indirectly, of 15% or more of QLogic’s assets (including the capital stock of QLogic’s subsidiaries) of QLogic and its subsidiaries, taken as a whole; (iii) the issuance by QLogic of securities representing 15% or more of any class of its outstanding voting securities; or (iv) a liquidation, dissolution or other winding up of QLogic or, to the extent representing 15% or more of the assets (including the capital stock of QLogic’s subsidiaries) of QLogic and its subsidiaries, taken as a whole, one or more of QLogic’s subsidiaries.

QLogic and its subsidiaries have agreed to not, and to cause each of QLogic and its subsidiaries’ respective officers, directors, employees and other representatives to not, directly or indirectly, do or publicly propose to do any of the following:

•	initiate, solicit, or knowingly take any action to facilitate or encourage or participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•

in connection with any potential acquisition proposal, disclose or furnish any nonpublic information or data to any person or entity (other than Cavium or its representatives) concerning QLogic’s business or properties or afford any person or entity other than Cavium or its representatives access to QLogic’s properties, books, or records other than as required by law or pursuant to a governmental request for information;

•	enter into or execute, or propose to enter into or execute, any agreement or enter into, continue or otherwise participate in any discussions relating to an acquisition proposal;

•	approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill,” confidentiality or similar obligation of any person other than Cavium or its affiliates (other than provisions in such obligations customarily referred to as “don’t ask” provisions); or

•	take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in QLogic’s organizational documents, in each case inapplicable to any person (other than Cavium or any of its affiliates) or any acquisition proposal (and QLogic shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or acquisition proposal under any such provisions).

However, at any time prior to the time at which the Offeror first accepts payment of the shares of QLogic common stock tendered in the offer, in the event that QLogic receives an unsolicited acquisition proposal that did not result or arise in connection with a material breach of QLogic’s non-solicitation obligations under the merger agreement, QLogic and its board of directors may participate in discussions or negotiations (including making any counterproposals) with, or furnish any nonpublic information to, any third party or parties making such acquisition proposal and its representatives and potential sources of financing if prior to the time at which Offeror first accepts payment of the shares of QLogic common stock tendered in the offer, the board of directors of QLogic determines in good faith, after consultation with its financial advisors and outside legal counsel, (i) that such acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and (ii) that the failure to participate in such discussion or negotiations, furnish such information, enter into any agreement related to any acquisition proposal or accept any offer or proposal relating to an acquisition proposal would reasonably be expected to constitute a breach by QLogic’s directors of their fiduciary duties under applicable law. QLogic may only furnish nonpublic information to a third party as described above after such third party or parties enter into a confidentiality agreement containing confidentiality provisions (but that need not contain standstill or similar restrictions) not less restrictive to such person than such provisions under the confidentiality agreement QLogic entered into with Cavium are to Cavium. In addition, the confidentiality agreement entered into with such third party may not provide for an exclusive right to negotiate with QLogic or restrict QLogic from complying with QLogic’s non-solicitation obligations under the merger agreement.

QLogic will, as promptly as reasonably practicable (and in any event within 24 hours after receipt), notify Cavium of the receipt of any acquisition proposal (including any request for information or other inquiry which QLogic would reasonably expect to lead to an acquisition proposal). QLogic will also, as promptly as practicable and in no event later than 24 hours after such determination was reached, notify Cavium, in writing, of any decision of the board of directors of QLogic to enter into discussions or negotiations concerning any acquisition proposal or to provide nonpublic information with respect to QLogic to any third party. The written notice QLogic provides to Cavium will include all information that is material or reasonably necessary to keep Cavium informed of the status and terms and conditions of any such acquisition proposal and any changes or other amendments thereto, the identity of the person making such acquisition proposal, and attach a copy of any such written acquisition proposal, or if such acquisition proposal is provided orally to QLogic, QLogic will summarize in writing the terms and conditions of such acquisition proposal. QLogic will keep Cavium informed as promptly as practicable with respect to changes or proposed changes to the terms and conditions of an acquisition proposal submitted to QLogic (and in any event within 24 hours of such changes or proposed changes), including by providing a copy of all written proposals received by QLogic relating to any acquisition proposal and promptly following the provision of any non-public information to a third party (and in any event within 24 hours), provide such information to Cavium to the extent such information has not previously been provided or made available to Cavium. QLogic will also notify Cavium within 24 hours of any determination by the board of directors of QLogic that such acquisition proposal constitutes a superior proposal.

For the purposes of the merger agreement, the term “superior proposal” is defined as any acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50%) that is made by a third party that the board of directors of QLogic determines in good faith judgment, after consultation with its financial advisors and outside legal counsel, and after taking into account all of the terms and conditions of such acquisition proposal as compared to the transactions contemplated by the merger agreement, including any required financing, termination or breakup fees, and conditions to consummation, the likelihood and timing of consummation, and all other financial, legal, regulatory and other aspects of such acquisition proposal, is more favorable to QLogic’s stockholders from a financial point of view than the transactions contemplated by the merger agreement, after giving effect to any changes to the terms of the merger agreement proposed by Cavium in response to such acquisition proposal.

The merger agreement provides that at any time prior to the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, the board of directors of QLogic may change its recommendation that QLogic’s stockholders tender their shares into the offer if the board of directors of QLogic has determined in good faith, after consultation with its outside legal counsel, that, in light of an intervening event (as defined below) unrelated to an acquisition proposal, failure to take such action would constitute a breach by QLogic’s board of their fiduciary duties under applicable law. However, the board of directors of QLogic may not withdraw or qualify its recommendation that QLogic’s stockholders tender their shares into the offer with respect to an intervening event unless:

•	QLogic has provided Cavium at least four business days prior written notice that it intends to change its recommendation that QLogic’s stockholders tender their shares in the offer, which notice must specify the reasons for proposing to change its recommendation to QLogic’s stockholders with respect to the merger agreement and include a reasonably detailed description of the intervening event; and

•	Cavium has not made a proposal that, if accepted, would be binding on Cavium and that has not been withdrawn, within four business days (during which period QLogic shall, and shall cause its representatives to, negotiate with Cavium in good faith regarding any proposal by Cavium) after receipt of such notice from QLogic, to make adjustments in the terms and conditions of the merger agreement such that (taking into account any such changes to the terms and conditions of the merger agreement agreed to or proposed by Cavium) failure by QLogic’s directors to effect a Change of Recommendation would not reasonably be expected to constitute a breach by QLogic’s directors of their fiduciary duties under applicable law.

For the purposes of the merger agreement, the term “intervening event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of QLogic (other than any event, fact or development or occurrence resulting from a material breach of the merger agreement by QLogic) that was not known to, or reasonably foreseeable by, the board of directors of QLogic as of the date of the merger agreement and becomes known to the board of directors of QLogic after the date of the merger agreement and prior to the Offeror first accepting for payment the shares of QLogic common stock tendered in the offer, except that no event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following shall give rise to an intervening event:

•	the receipt of any acquisition proposal;

•	the public announcement, execution, delivery or performance of the merger agreement, the identity of Cavium or the Offeror, or the public announcement, pendency or consummation of the transactions contemplated in the merger agreement (or the public announcement of any discussions among the parties to the merger agreement);

•	any change in the trading price or trading volume of QLogic’s common stock on Nasdaq or any change in QLogic’s credit rating (although any underlying facts, events, changes, developments or set of circumstances may be considered, along with the effects or consequences thereof);

•	the fact that QLogic has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of QLogic or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (although any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

•	changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or changes in the interpretation thereof after the date of the merger agreement; or

•	any changes in general economic or political conditions, or in the financial, credit or securities markets in general, including changes in interest rates, exchange rates, stock, bond and/or debt prices.

The merger agreement also provides that prior to the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, the board of directors of QLogic, with respect to an acquisition proposal it receives from a third party, may approve or recommend a superior proposal (and take similar actions) or cause QLogic to terminate the merger agreement as permitted under the merger agreement relating to accepting a superior proposal, if:

•	the board of directors of QLogic determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach by QLogic’s directors of their fiduciary duties under applicable law;

•	QLogic has notified Cavium in writing, at least four business days in advance, of QLogic’s intent to take such action, which notice shall:

•	specify the reasons for proposing to take such action;

•	if applicable, include the terms and conditions of such proposal, including, if applicable, a written copy of the relevant proposed transaction agreements with the party making such potential superior proposal; and

•	during the four business day period following such written notice described above, QLogic shall have and shall have caused QLogic’s representatives to have, engaged in good faith negotiations with Cavium to make such adjustments in the terms and conditions of the merger agreement such that (taking into account any such changes to the terms and conditions of the merger agreement agreed or proposed by Cavium) failure by QLogic’s directors to take such action would not reasonably be expected to constitute a breach by QLogic’s directors of their fiduciary duties under applicable law.

Any revision to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and QLogic must deliver a new written notice to Cavium and again comply with the above requirements, except that the four business day notice period would be reduced to two business days with respect to such revised superior proposal.

If the merger agreement is terminated in such a circumstance, QLogic is required to pay Cavium the termination fee of $47.8 million as more fully described in “— Termination Fee” beginning on page 118.

Filings; Other Actions; Notification

Except with regards to antitrust laws, QLogic, Cavium and Offeror, including each party’s respective subsidiaries will cooperate with each other and each use their respective reasonable best efforts:

•	to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•	to obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, provided that none of the parties are required to make any material payment or accept any material conditions or obligations including amendments to existing conditions and obligations;

•	to, as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to the merger agreement, the offer and the merger required under any applicable statute, law, rule or regulation;

•	to execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	to furnish each other all information required for any filing, submission, application or request in connection with the transactions contemplated by the merger agreement.

With respect to antitrust laws, QLogic, Cavium and the Offeror have agreed, subject to certain exceptions and applicable law, to among other things:

•	to make an appropriate filing pursuant to the HSR Act within 10 business days of the date of the merger agreement, and to make all other filings, or draft filings, required by, or advisable under, applicable foreign antitrust laws within 45 calendar days of the date of the merger agreement;

•	to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required or advisable in connection with foreign antitrust approvals;

•	to permit Cavium to direct the antitrust defense of the transactions contemplated by the merger agreement in any investigation or litigation by, or negotiations with, any governmental entity or other person relating to the offer or the merger or regulatory filings under applicable antitrust laws, as long as Cavium consults with and considers in good faith the views of QLogic throughout such antitrust defense, including by providing QLogic with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense;

•	to give each other: (i) reasonable advance notice of all meetings with any governmental entity relating to any antitrust laws, (ii) an opportunity to participate in each of such meetings, (iii) to the extent practicable reasonable advance notice of all substantive oral communications, (iv) reasonable advance opportunity to review and comment upon all written communications with a governmental entity regarding any antitrust laws, (v) notification of the substance of any substantive oral communication initiated by any governmental entity regarding any antitrust laws and (vi) copies of all written communications to or from any governmental entity relating to any antitrust laws; and

•	to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign antitrust laws, to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate each and every impediment under applicable antitrust laws asserted by any governmental entity.

Employee Benefit Matters

The merger agreement provides that for a period of twelve months following the effective time of the merger (or, if shorter, during an employee’s period of employment), and subject to the applicable law of each jurisdiction where employees are located, Cavium will provide, or cause its subsidiaries (including the surviving corporation) to provide, each employee of QLogic or any of its subsidiaries with (a) a base salary or wage rate that is substantially comparable to the base salary or wage rate in effect for similarly situated employees of Cavium immediately prior to the effective time of the merger, and (b) employee benefits (excluding equity and cash incentive compensation) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of Cavium immediately prior to the effective time of the merger. To the extent required by applicable law, base salary or wage rate and incentive compensation opportunities and employee benefits for any employee of QLogic or any of its subsidiaries will be no less favorable than the base salary or wage rate and incentive compensation opportunity in effect for such employee immediately prior to the effective time of the merger, and nothing in the merger agreement will be interpreted as conferring, or intending to confer, on any employee of QLogic or any of its subsidiaries a right to continued employment with Cavium, the surviving corporation or any of their subsidiaries. For the period following the effective time of the merger through December 31, 2016, Cavium will provide employees of QLogic and its subsidiaries with severance benefits not less favorable than those provided by QLogic and its subsidiaries to such employees pursuant to the severance guidelines adopted by QLogic and as in effect on the date of the merger agreement.

With respect to each benefit plan, program, practice, policy or arrangement maintained by Cavium or its subsidiaries (including the surviving corporation) following the effective time of the merger agreement and in which any of the employees of Cavium participate (the “Cavium benefit plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with QLogic and its subsidiaries (or predecessor employers to the extent QLogic provides past service credit under its benefit plans) will be treated as service with Cavium and its subsidiaries. Each applicable Cavium benefit plan will waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding QLogic benefit plan. Cavium will, or will cause its subsidiaries (including the surviving corporation) to, give employees of QLogic credit under the applicable Cavium benefit plan for amounts paid prior to the effective time of the merger during the calendar year in which the effective time of the merger occurs under a corresponding QLogic benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Cavium benefit plan.

No later than one day prior to the closing of the merger, QLogic will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate QLogic’s 401(k) plan. Promptly following the closing, Cavium will cause its 401(k) plan to accept (a) rollover contributions of amounts distributed to employees of QLogic and its subsidiaries from QLogic’s 401(k) plan and (b) in-kind rollovers of such employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than fourteen days following the date of such rollover.

Notices of Events

QLogic has agreed to promptly notify Cavium in writing, and Cavium has agreed to promptly notify QLogic in writing, of:

•	any written communication from any third party alleging that the consent of such third party (or another third party) is or may be required in connection with the transactions contemplated by the merger agreement;

•	any written communication from any governmental authority delivered in connection with the transactions contemplated by the merger agreement, except for government communications with regards to antitrust matters which are regulated as described above in the “Filings; Other Actions; Notification” section; and

•	any actions, claims, investigations, suits or proceedings commenced or, to the knowledge of QLogic or Cavium, as applicable, threatened against QLogic, Cavium or any of their respective subsidiaries that are related to the transactions contemplated by the merger agreement (including any transaction litigation brought by a stockholder of QLogic or Cavium, as applicable).

QLogic has agreed to promptly notify Cavium, and Cavium has agreed to promptly notify QLogic, of the occurrence, or non-occurrence of any event, of which either party becomes aware, which would be reasonably likely to cause:

•	any representation or warranty of such party contained in the merger agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time;

•	any representation or warranty of such party contained in the merger agreement that is not qualified by materiality to not be true and accurate in any material respect as if such representation were made at such time; and

•	QLogic or Cavium, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Litigation Related to the Transaction

Following the June 15, 2016 announcement that QLogic had entered into a merger agreement with Cavium, on July 22, 2016, a putative securities class action complaint challenging the proposed transaction was filed on behalf of QLogic stockholders in the United States District Court for the Central District of California. The complaint is captioned Bushansky v. QLogic Corporation, et al., Case No. 8:16-cv-01363.

The complaint names QLogic, the members of its board of directors, and a current officer as defendants. In general, the complaint alleges that the defendants violated certain federal securities laws by: (i) agreeing to supposedly unfair and inadequate transaction consideration for the shares of QLogic common stock, (ii) accepting supposedly unreasonable deal-protection measures in the merger agreement that dissuade other potential bidders from making competing offers, (iii) allegedly failing to properly value QLogic and take steps to maximize the sale value of QLogic, (iv) engaging in supposed self-dealing, and (v) providing allegedly misleading and incomplete disclosures in QLogic’s Solicitation/Recommendation Statement on Schedule 14D-9, filed with the SEC on July 13, 2016, regarding the background to the proposed transaction, QLogic’s financial projections, and the opinion of QLogic’s financial advisor.

The plaintiff in this action has requested relief including, among other things, an injunction enjoining the proposed transaction, a declaration that the defendants violated certain federal securities laws, compensatory damages, and reasonable attorneys’ fees and costs.

Because the lawsuit is in its early stages, it is not possible to determine the potential outcome of the lawsuit or to make any estimate of probable losses at this time. The defendants believe that the claims asserted in the lawsuit are without merit and intend to defend their position. A negative outcome in the lawsuit could have a material adverse effect on QLogic if it results in preliminary or permanent injunctive relief or rescission of the merger agreement. Additional lawsuits arising out of or relating to the merger agreement or the proposed transaction may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, QLogic will not necessarily announce such additional filings.

Conditions to the Offer

The obligations of Cavium and the Offeror to accept for payment or, subject to the Securities and Exchange Act of 1934 (including without limitation Section 14(e) thereof) and any applicable rules and regulations of the SEC, pay for any shares of QLogic common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition.

The obligations of Cavium and the Offeror to accept for payment or, subject to the Securities and Exchange Act of 1934 (including without limitation Section 14(e) thereof) and any applicable rules and regulations of the SEC, pay for any shares of QLogic common stock tendered pursuant to the offer are also subject to the satisfaction or waiver by Cavium and the Offeror at or prior to the expiration of the offer of the following additional tender conditions:

•	all applicable waiting periods (or any extension thereof) applicable to the offer and the merger under the HSR Act have expired or otherwise been terminated;

•	the registration statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC; and

•	the shares of Cavium common stock issuable in the offer and the merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Furthermore, the obligations of Cavium and the Offeror to accept for payment or, subject to the Securities and Exchange Act of 1934 (including without limitation Section 14(e) thereof) and any applicable rules and regulations of the SEC, pay for any shares of QLogic common stock tendered pursuant to the offer are subject to the following additional conditions having not occurred and continue to exist as of immediately prior to the expiration of the offer:

•	a governmental authority having jurisdiction over QLogic, Cavium or the Offeror shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting the consummation of the offer or the merger substantially on the terms contemplated by the merger agreement, other than any order, decree or ruling with respect to foreign antitrust laws;

•	the occurrence and continuance of a QLogic Material Adverse Effect;

•	any of QLogic’s representations and warranties in the merger agreement regarding QLogic’s and QLogic’s subsidiaries’ capitalization shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Cavium and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations or warranties that address matters only as of a particular date or only with respect to a specific period of time, in which event such representation or warranty need only be true and correct only as of such date or with respect to such period);

•	any of QLogic’s representations and warranties in the merger agreement regarding QLogic’s and QLogic’s subsidiaries’ corporate existence, power and good standing, QLogic’s authority to enter into the merger agreement and the validity of the merger agreement, undisclosed brokers’ or finders’ fees, the vote required to approve the merger, receipt of fairness opinion from Qatalyst Partners and takeover statutes and rights plans shall not be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the expiration of the offer as if made on and as of such date (other than those representations and warranties that address matters only as of a particular date or with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such period);

•	QLogic’s representation and warranty in the merger agreement regarding the absence of a QLogic Material Adverse Effect (other than a QLogic Material Adverse Effect related only to the ability of QLogic to consummate the transactions contemplated by the merger agreement on or before the termination date) shall not be true and correct as of immediately prior to the expiration of the offer as if made on or as of such date;

•

any of QLogic’s other representations and warranties shall not be true and correct as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period in which event such representation or warranty need only be true and correct as of such date or only with respect to such period), except where the failure to be so true and correct (without giving effect to any limitations as to “materiality” “QLogic Material Adverse Effect” or similar qualifications set forth in the merger agreement) would not, either individually or in the aggregate, have a QLogic Material Adverse Effect;

•	QLogic shall have failed to comply with or perform in all material respects its obligations under the merger agreement that are required to be performed at or prior to the expiration date of the offer;

•	QLogic shall not have furnished Cavium with a certificate signed by an authorized officer of QLogic, dated as of the expiration date of the offer, to the effect that, to the knowledge of such officer, the conditions in the preceding five bullet points have been satisfied; or

•	the merger agreement shall have been terminated in accordance with its terms or the offer shall have been terminated in accordance with the terms of the agreement.

The offer is not subject to a financing condition.

The Offeror reserves the right to amend or waive any of the above conditions (other than the minimum tender condition, which may not be amended or waived, and subject to QLogic’s consent for amendment or waiver of certain conditions), to increase the price per share of QLogic common stock payable in the offer, and to make any other changes in the terms and conditions of the offer. However, without the prior written consent of QLogic, no change may be made that decreases the per share transaction consideration (except as a result of a change in the number of issued or outstanding shares of QLogic or Cavium common stock as provided in the merger agreement), changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of QLogic common stock sought to be purchased in the offer, extends the offer other than as permitted by the terms of the merger agreement, or modifies or amends any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of QLogic common stock. The offer conditions are for the sole benefit of the Offeror and Cavium and subject to the terms of the merger agreement, the Securities and Exchange Act of 1934 (including without limitation Section 14(e) thereof) and rules and regulations of the SEC, may be asserted by the Offeror or Cavium prior to the expiration of the offer, or may be waived by the Offeror or Cavium (other than the minimum tender condition, which may not be waived) prior to the expiration of the offer.

The failure by Cavium or the Offeror prior to the expiration of the offer to exercise its rights not to consummate the offer shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right may be asserted prior to the expiration of the offer.

Conditions to the Merger

The respective obligations of Cavium, the Offeror and QLogic to consummate the merger are subject to the satisfaction or waiver (if permissible under applicable law) of the following conditions:

•	no governmental entity having jurisdiction over QLogic, Cavium or the Offeror shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the merger substantially on the terms contemplated by the merger agreement; provided, that any order, decree or ruling with respect to foreign antitrust laws shall be disregarded where the failure to comply with such order, decree or ruling would not reasonably be expected to reduce the benefits to Cavium of the transactions contemplated by the merger agreement in any material respects; and

•	the Offeror shall have accepted for payment all shares of QLogic common stock validly tendered and not withdrawn pursuant to the offer.

Termination

QLogic or Cavium may terminate the merger agreement and abandon the offer and the merger at any time prior to the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer:

•	by mutual written consent;

•	if the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer shall not have occurred at or prior to 11:59 p.m. (New York City Time) on November 12, 2016, which date, as the same may be extended, we refer to as the termination date, provided that if the marketing period has commenced and is continuing but the acceptance time has not yet occurred as of such date, then such date shall automatically be extended to the date that is three business days following the then-scheduled end date of the marketing period, and that a party to the merger agreement shall not be permitted to terminate the merger agreement for this reason if its action or failure to fulfill any obligation under the merger agreement proximately caused (i) the failure of any of the conditions to the offer to be satisfied, or if such action or failure to act constitutes a material breach of the merger agreement, or (ii) the expiration or termination of the offer in accordance with the terms of the offer and the merger agreement without the Offeror having accepted for payment any shares of QLogic common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement; or

•	other than with respect to foreign antitrust laws, the failure to comply with which would not reasonably be expected to materially reduce the benefits of the merger to Cavium, if any governmental entity having jurisdiction over QLogic, Cavium or the Offeror, shall have issued an order, decree or ruling or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the merger substantially on the terms contemplated by the merger agreement, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to have such order, decree, ruling or other action avoided or lifted.

QLogic may also terminate the merger agreement:

•	upon a breach of any covenant or agreement on the part of Cavium or the Offeror such that Cavium or the Offeror shall not have performed in all material respects all of the respective obligations required to be performed by Cavium or the Offeror at or prior to the closing of the merger;

•	or if any representation or warranty of Cavium or the Offeror shall be untrue as of the closing date of the merger, such that:

•	any of the representations and warranties of Cavium or the Offeror in the merger agreement regarding Cavium’s capitalization shall not be true, except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Cavium and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such specified period of time);

•	any of the representations and warranties of Cavium or the Offeror in the merger agreement regarding Cavium’s and the Offeror’s corporate existence, power and good standing, authority to enter into the merger agreement and undisclosed brokers’ or finders’ fees shall not be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period, in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period); or

•	any of the other representations and warranties of Cavium or the Offeror in the merger agreement shall not be true as of the date of the merger agreement and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality,” “Cavium Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Cavium Material Adverse Effect;

provided that if such breach is reasonably capable of being cured by Cavium or the Offeror through the exercise of their reasonable best efforts within the earlier of (i) the 45 day period after QLogic notifies Cavium of such inaccuracy or breach, or (ii) the then-scheduled expiration date of the offer (provided, that for purposes of this clause (ii), Cavium may extend the expiration date of the offer up to the forty-fifth day after receipt of such notice in order to extend the cure period, provided that such extension does not extend beyond the termination date) and Cavium and the Offeror continue to exercise such reasonable best efforts, QLogic may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that QLogic shall not be permitted to terminate the merger agreement for this reason if QLogic has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that specified conditions to the obligation of Cavium and the Offeror to consummate the offer would not be satisfied; or

•	at any time before the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, if the board of directors of QLogic determines to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with QLogic’s non-solicitation obligations under the merger agreement, QLogic’s board of directors approves and QLogic enters into a definitive agreement with respect to such superior proposal and, prior to or substantially concurrently with such termination, QLogic pays Cavium the termination fee as described in “— Termination Fee” beginning on page 118.

Cavium may also terminate the merger agreement:

•	upon a breach of any covenant or agreement on the part of QLogic, or if any of QLogic’s representations or warranties shall be untrue, in any case such that the closing conditions to the offer related to such representations and warranties or covenant and agreement would not be satisfied, except if such breach is reasonably capable of being cured by QLogic through the exercise of QLogic’s reasonable best efforts during the 45 day period after Cavium notifies QLogic of such inaccuracy or breach, and QLogic continues to exercise reasonable best efforts, Cavium may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that Cavium shall not be permitted to terminate the merger agreement for this reason if it has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that QLogic has the right to terminate the merger agreement as specified above; or

•	before the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, if the board of directors of QLogic changes its recommendation or such change of recommendation has otherwise been publicly disclosed, or if QLogic has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement.

Termination Fee

QLogic will pay Cavium a termination fee equal to $47.8 million if:

•	the merger agreement is terminated by QLogic because, at any time before the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, the board of directors of QLogic determined to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with QLogic’s non-solicitation obligations under the merger agreement, and QLogic’s board approved and QLogic entered into a definitive agreement with respect to such superior proposal;

•	the merger agreement is terminated by Cavium because, at any time before the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer, the board of directors of QLogic has changed its recommendation or such change of recommendation has otherwise been publicly disclosed or QLogic has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement; or

•	the merger agreement is terminated by either Cavium or QLogic:

•	because the time at which the Offeror first accepts for payment the shares of QLogic common stock tendered in the offer shall not have occurred at or prior to the termination date as a result of the failure to satisfy the minimum tender condition prior to such termination, provided that no action or failure to fulfill any obligation by the terminating party proximately caused (i) the failure of any of the conditions to the offer to be satisfied (or such action or failure to act constituted a material breach of the merger agreement) or (ii) the expiration or termination of the offer without the Offeror having accepted for payment any shares of QLogic common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement;

•	there has been received after the date of the merger agreement and not withdrawn or publicly disclosed prior to the termination of the agreement an acquisition proposal; and

•	within 12 months of the termination of the merger agreement QLogic either:

•	enters into a definitive agreement for the consummation of an acquisition proposal and such acquisition proposal is subsequently consummated; or

•	consummates an acquisition proposal.

For purposes of the above bullet points, references to 15% in the definition of “acquisition proposal” are deemed to be references to 50%.

Upon payment of such fee, QLogic will have no further liability to Cavium or the Offeror with respect to the merger agreement or the transactions contemplated thereby, absent fraud or a knowing and intentional breach of the merger agreement.

Expenses

All costs and expenses incurred in connection with the offer, the merger, the merger agreement and the consummation of the transactions contemplated thereby shall be paid by the party to the merger agreement incurring such costs and expenses, whether or not the offer, the merger or any of the other transactions contemplated by the merger agreement is consummated.

Upon QLogic’s request, Cavium will reimburse QLogic and its subsidiaries, as applicable for all reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred by QLogic, any of QLogic’s subsidiaries, or any of QLogic’s respective representatives in connection with the debt financing or the cooperation of the financing indemnitees.

Remedies

Each party to the merger agreement has consented to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of the merger agreement, to enforce specifically the terms and provisions of the merger agreement, and to compel performance of each party’s obligations (including the taking of such actions as are required of such party to consummate the offer and the merger), in addition to any other remedy to which they are entitled. The parties further agree to waive any requirement for the securing or posting of any bond in connection with seeking specific performance.

If the merger agreement is terminated under circumstances in which QLogic will pay the termination fee to Cavium, QLogic will have no further liability to Cavium or the Offeror arising from the merger agreement or the transactions contemplated thereby, absent liability for fraud or a knowing and intentional breach of the merger agreement.

Other than Cavium and the Offeror, neither QLogic nor any of QLogic’s subsidiaries, affiliates or QLogic’s respective stockholders, partners, members, officers, directors, employees, controlling persons, agents or representatives (each, a “Company Related Party”), shall have any rights or claims against any agent, arrangers, lenders and other entities that have committed to provide or arrange the debt financing (“Financing Sources”), in connection with the merger agreement, the debt financing or the transactions contemplated thereby and thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Cavium or the Offeror) in connection with the merger agreement, the debt financing or the transactions contemplated thereby and thereby, whether at law or equity, in contract, in tort or otherwise. However, following the consummation of the merger and the debt financing, there will be no restrictions on the rights the Financing Sources have against QLogic and QLogic’s subsidiaries under the debt commitment letter.

Indemnification; Directors’ and Officers’ Insurance

QLogic (as it exists after the merger has been consummated, the “surviving corporation”) and Cavium agree to cause the surviving corporation, to the fullest extent permitted by law and QLogic’s by-laws or the by-laws of any applicable subsidiary, to indemnify and hold harmless, and advance expenses to, the individuals who at any time prior to the effective time of the merger were directors or officers of QLogic or its present or former subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. After the effective time of the merger agreement, Cavium and the surviving corporation shall (and Cavium shall cause the surviving corporation to) fulfill and honor, to the extent permitted by applicable law, all rights to exculpation, advancement of expenses or indemnification for acts or omissions occurring prior to the effective time of the merger existing as of the effective time of the merger in favor of present or former directors and officers of QLogic, QLogic’s subsidiaries or any of QLogic’s respective predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (each, a D&O Indemnitee), as provided in QLogic’s or each of QLogic’s subsidiary’s respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, which shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect in accordance with their terms.

For six years following the effective time of the merger, Cavium and the surviving corporation will (and Cavium shall cause the surviving corporation to) cause the certificate of incorporation and by-laws (or comparable organizational or governing documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnities for actions taken prior to the effective time that are at least as favorable as the indemnification and exculpation provisions contained in QLogic’s and QLogic’s subsidiaries’ certificates of incorporation and by-laws (or other similar organizational documents) immediately prior to the effective time of the merger, and during such six-year period such provisions shall not be amended, repealed or otherwise modified with respect to the D&O Indemnities for actions taken prior to the effective time in any respect, except as required by applicable law.

QLogic is required to (or, if QLogic is unable to do so, Cavium shall cause the surviving corporation as of the effective time of the merger to) obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of QLogic’s existing directors’ and officers’ insurance policies and

QLogic’s existing fiduciary liability insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger in an amount and scope at least as favorable as QLogic’s existing policies, except that the cost of such policies may not exceed 250% of the annual premium currently paid by QLogic for such coverage, and provided further, that if the annual premiums of such insurance coverage exceeds this 250% cap, Cavium shall cause the surviving corporation to obtain a policy with the greatest coverage available, for a cost not exceeding 250% of the annual premium currently paid by QLogic for such coverage.

These indemnification and directors’ and officers’ insurance requirements are intended to be for the benefit of, and enforceable by, each D&O Indemnitee and his or her heirs or representatives.

If Cavium, the surviving corporation or any of their respective successors or assigns consolidates or amalgamates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or transfers or conveys a majority of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Cavium or the surviving corporation, or their respective successors or assigns, as the case may be, shall assume these obligations with respect to indemnification and directors’ and officers’ insurance.

Modification or Amendment

At any time prior to the date of the closing of the merger, the parties to the merger agreement may amend, modify or supplement the merger agreement by written agreement signed by each of the parties as approved by action taken by each of their respective boards of directors. Certain sections of the merger agreement, including those relating to third-party beneficiaries, governing law, jurisdiction, remedies and a right to jury trial may not be substantively amended in a way that is adverse in any respect to the Financing Sources without the written consent of the adversely affected Financing Sources.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Cavium common stock is listed on Nasdaq under the symbol “CAVM,” and QLogic common stock is listed on Nasdaq under the symbol “QLGC.” The following table sets forth, for the periods indicated, as reported by Nasdaq, the per share intraday high and low sales prices of each company’s common stock.

	Cavium common stock			QLogic common stock
	High	Low	Dividend	High	Low	Dividend
2012
First Calendar Quarter	$38.67	$28.61	$—	$19.00	$14.93	$—
Second Calendar Quarter	$31.89	$22.59	—	$17.85	$13.14	—
Third Calendar Quarter	$36.61	$22.30	—	$14.07	$9.56	—
Fourth Calendar Quarter	$36.00	$29.83	—	$11.61	$8.63	—
2013
First Calendar Quarter	$39.52	$29.97	—	$12.90	$9.66	—
Second Calendar Quarter	$38.99	$28.65	—	$11.67	$9.29	—
Third Calendar Quarter	$41.81	$34.10	—	$11.73	$9.57	—
Fourth Calendar Quarter	$42.41	$32.70	—	$12.67	$10.32	—
2014
First Calendar Quarter	$47.47	$32.35	—	$12.90	$10.82	—
Second Calendar Quarter	$53.32	$40.13	—	$13.07	$9.54	—
Third Calendar Quarter	$56.60	$43.80	—	$10.70	$8.70	—
Fourth Calendar Quarter	$63.99	$38.73	—	$13.44	$8.83	—
2015
First Calendar Quarter	$74.26	$55.55	—	$15.41	$12.55	—
Second Calendar Quarter	$77.42	$62.32	—	$15.93	$13.35	—
Third Calendar Quarter	$74.24	$57.26	—	$14.47	$8.37	—
Fourth Calendar Quarter	$73.95	$59.45	—	$13.53	$9.89	—
2016
First Calendar Quarter	$64.92	$45.59	—	$13.52	$10.97	—
Second Calendar Quarter	$64.04	$35.90	—	$15.00	$11.73	—
Third Calendar Quarter (through July 25, 2016)	$44.15	$35.97	—	$15.30	$14.46	—

On June 15, 2016, the last day of trading prior to the public announcement of the execution of the merger agreement, the closing price per share of QLogic common stock on Nasdaq was $13.54, and the closing price per share of Cavium common stock on Nasdaq was $48.00. On July 25, 2016, the most recent practicable trading date prior to the filing of this document, the closing price per share of QLogic common stock on Nasdaq was $15.21, and the closing price per share of Cavium common stock on Nasdaq was $43.56. The table below also shows the implied value of one share of QLogic common stock on such dates, which was calculated by adding (1) the per-share cash consideration of $11.00 and (2) the product of the exchange ratio of 0.098 multiplied by the closing price of Cavium common stock on such date.

	Per-Share QLogic Closing Price	Per-Share Cavium Closing Price	Implied Transaction Value of QLogic Share
June 15, 2016	$13.54	$48.00	$15.70
July 25, 2016	$15.21	$43.56	$15.27

The market value of the stock portion of the transaction consideration will change as the market value of Cavium common stock fluctuates during the offer period and thereafter. QLogic stockholders should obtain current market quotations for shares of QLogic common stock and Cavium common stock before deciding whether to tender their QLogic shares in the offer.

Dividends

Cavium has never paid cash dividends and has no current plans to do so.

QLogic has never paid cash dividends and has no current plans to do so.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending merger of Quasar Acquisition Corp. (“Offeror”), a wholly owned subsidiary of Cavium, Inc. (“Cavium”) and QLogic Corporation (“QLogic”), with QLogic continuing as the surviving corporation a wholly owned subsidiary of Cavium and the related financing transactions, which were announced on June 15, 2016.

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Cavium, after giving effect to the merger with QLogic. The unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the merger with QLogic. The merger has not yet closed. Under the terms of the merger agreement, Cavium is offering to acquire each outstanding share of QLogic common stock in exchange for $11.00 in cash and 0.098 of Cavium common stock, without interest and less any applicable withholding taxes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 combines the historical balance sheet of Cavium as of March 31, 2016 and QLogic’s historical balance sheet as of April 3, 2016, giving effect to the merger with QLogic, and the financing transactions, as if they had been completed on March 31, 2016.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2015 combines Cavium’s audited consolidated statement of operations for the year ended December 31, 2015 with QLogic’s consolidated statement of operations for the twelve months ended April 3, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2016 combines Cavium’s unaudited consolidated statement of operations for the three months ended March 31, 2016 with QLogic’s unaudited consolidated statement of operations for the three months ended April 3, 2016. The historical results of QLogic for the fiscal year ended April 3, 2016 and the three months ended April 3, 2016, each include QLogic’s historical results for the three months ended April 3, 2016. QLogic reported revenues of $119.4 million and net income of $18.2 million for the three months ended April 3, 2016. The unaudited pro forma condensed combined statement of operations gives effect to the merger with QLogic and the financing transactions, as if they had occurred on January 1, 2015.

For purposes of the unaudited pro forma condensed combined statement of operations for three months ended March 31, 2016, the historical QLogic amounts were derived from subtracting the consolidated statement of operations for the fiscal year ended April 3, 2016 and the consolidated statement of operations for the nine months ended December 27, 2015.

Certain amounts in the consolidated historical financial statements of QLogic have been reclassified in the pro forma financial information to conform to Cavium’s financial statement presentation.

The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Cavium and QLogic adjusted to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the:

•	separate audited consolidated financial statements of Cavium as of and for the year ended December 31, 2015 and the related notes, as incorporated by reference in this document;

•	separate unaudited consolidated financial statements of Cavium as of and for the three months ended March 31, 2016 and the related notes, as incorporated by reference in this document;

•	separate audited consolidated financial statements of QLogic as of and for the fiscal year ended April 3, 2016 and the related notes, as incorporated by reference in this document; and

•	separate unaudited consolidated financial statements of QLogic as of and for the nine months ended December 27, 2015 and the related notes, as incorporated by reference in this document.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Cavium’s management’s best estimate and are based upon currently available information and certain assumptions that Cavium believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 3 of Notes to Unaudited Pro Forma Condensed Combined Financial Information for more information on the basis of preparation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

	Historical Cavium as of March 31, 2016	Historical QLogic as of April 3, 2016	Reclassification Adjustments [4]	Financing Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$129,629	$125,408	$—	$731,153	[6a]	$(923,074)	[5]	$63,116
Marketable securities	—	229,439	—	—		—		229,439
Accounts receivable, net	79,594	55,546	—	—		—		135,140
Inventories	48,092	39,745	—	—		34,855	[7a]	122,692
Prepaid expenses and other current assets	8,233	13,268	—	—		—		21,501

Total current assets	265,548	463,406	—	731,153		(888,219)		571,888
Property and equipment, net	63,303	71,738	—	—		36,422	[7b]	171,463
Intangible assets, net	37,907	62,998	—	—		653,302	[7c]	754,207
Goodwill	71,478	167,232	—	—		(65,145)	[5]	173,565
Deferred tax assets	—	41,003	—	—		(40,298)	[7d]	705
Other assets	1,738	17,491	—	(424)	[6b]	(225)	[7d]	18,580

Total assets	$439,974	$823,868	$—	$730,729		$(304,163)		$1,690,408

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$25,668	$29,576	$—	$—		$—		$55,244
Accrued expenses and other current liabilities	8,326	11,156	17,653	—		38,675	[8]	75,280
						(530)	[7e]
Accrued compensation	—	19,389	(19,389)	—		—		—
Accrued taxes	—	955	(955)	—		—		—
Deferred revenue	6,425	—	2,691	—		(2,153)	[7f]	6,963
Current portion of long-term debt	—	—	—	102,852	[6a]	—		102,852
Capital lease and technology license obligations	17,286	—	—	—		—		17,286

Total current liabilities	57,705	61,076	—	102,852		35,992		257,625
Long-term debt	—	—	—	628,301	[6a]	—		628,301
Capital lease and technology license obligations, net of current portion	6,932	—	—	—		—		6,932
Accrued taxes	—	9,510	(9,510)	—		—		—
Deferred tax liability	3,785	—	—	—		3,133	[7d]	6,918
Other non-current liabilities	2,907	5,904	9,510	—		(589)	[7e]	17,085
						(647)	[7f]

Total liabilities	71,329	76,490	—	731,153		37,889		916,861

Stockholders’ equity
Common stock	57	218	—	—		(218)	[7g]	65
						8	[5]
Preferred Stock	—	—	—	—		—		—
Additional paid-in capital	561,833	1,015,666	—	—		(1,015,666)	[7g]	901,537
						339,704	[5]
Accumulated other comprehensive loss	—	(334)	—	—		334	[7g]	—
Treasury stock	—	(2,037,302)	—	—		2,037,302	[7g]	—
Retained Earnings (accumulated deficit)	(193,245)	1,769,130	—	(424)	[6b]	(1,703,516)	[7h]	(128,055)

Total stockholders’ equity	368,645	747,378	—	(424)		(342,052)		773,547

Total liabilities and stockholders’ equity	$439,974	$823,868	$—	$730,729		$(304,163)		$1,690,408

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015

	Twelve Months Ended
	Historical Cavium - December 31, 2015	Historical QLogic - April 3, 2016	Reclassification Adjustments [4]	Financing Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$412,744	$458,913	$—	$—		$—		$871,657

Cost of revenue	143,767	187,464	—	—		(581)	[7b]	399,531
						68,507	[7c]
						374	[9]

Gross profit	268,977	271,449	—	—		(68,300)		472,126

Operating expenses:
Research and development	203,778	128,774	—	—		(5,424)	[7b]	331,267
						4,139	[9]
Sales, general and administrative	78,926	—	93,878	—		(2,162)	[7b]	179,295
						5,635	[7c]
						3,018	[9]
Sales and marketing	—	56,618	(56,618)	—		—		—
General and administrative	—	25,454	(25,454)	—		—		—
Special charges	—	11,806	(11,806)	—		—		—

Total operating expenses	282,704	222,652	—	—		5,206		510,562

Income (loss) from operations	(13,727)	48,797	—	—		(73,506)		(38,436)

Other income (expense), net:
Interest and other, net	—	1,929	(1,929)	—		—		—
Interest expense	(1,241)	—	(215)	(36,216)	[6c]	—		(37,672)
Other, net	(410)	—	2,144	—		—		1,734

Total other income (expense), net	(1,651)	1,929	—	(36,216)		—		(35,938)

Income (loss) before income taxes	(15,378)	50,726	—	(36,216)		(73,506)		(74,374)
Provision for (benefit from) income taxes	1,682	4,260	—	—	[10]	(7,362)	[10]	(1,420)

Net income (loss)	$(17,060)	$46,466	$—	$(36,216)		$(66,144)		$(72,954)

Earnings per share:
Net loss per common share, basic	$(0.31)							$(1.14)
Shares used in computing basic net loss per common share	55,589					8,223	[11]	63,812
Net loss per common share, diluted	$(0.31)							$(1.14)
Shares used in computing diluted net loss per common share	55,589					8,223	[11]	63,812

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

	Three Months Ended
	Historical Cavium - March 31, 2016	Historical QLogic - April 3, 2016	Reclassification Adjustments [4]	Financing Adjustments		Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$101,882	$119,424	$—	$—		$—		$221,306

Cost of revenue	33,866	48,059	—	—		45	[7b]	99,305
						17,269	[7c]
						66	[9]

Gross profit	68,016	71,365	—	—		(17,380)		122,001

Operating expenses:
Research and development	50,455	31,287	—	—		(793)	[7b]	81,684
						735	[9]
Sales, general and administrative	20,925	—	22,049	—		(415)	[7b]	44,602
						1,409	[7c]
						634	[9]
Sales and marketing	—	14,236	(14,236)
General and administrative	—	6,621	(6,621)
Special charges	—	1,192	(1,192)	—		—		—

Total operating expenses	71,380	53,336	—	—		1,570		126,286

Income (loss) from operations	(3,364)	18,029	—	—		(18,950)		(4,285)

Other income (expense), net:
Interest and other, net	—	856	(856)	—		—		—
Interest expense	(208)	—	(54)	(8,536)	[6c]	—		(8,798)
Other, net	14	—	910	—		—		924

Total other income (expense), net	(194)	856	—	(8,536)		—		(7,874)

Income (loss) before income taxes	(3,558)	18,885	—	(8,536)		(18,950)		(12,159)
Provision for (benefit from) income taxes	275	646	—	—	[10]	(2,788)	[10]	(1,867)

Net income (loss)	$(3,833)	$18,239	$—	$(8,536)		$(16,162)		$(10,292)

Earnings per share:
Net loss per common share, basic	$(0.07)							$(0.16)
Shares used in computing basic net loss per common share	56,932					8,223	[11]	65,155
Net loss per common share, diluted	$(0.07)							$(0.16)
Shares used in computing diluted net loss per common share	56,932					8,223	[11]	65,155

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger with QLogic

On June 15, 2016, Cavium, Inc. (“Cavium”) entered into an agreement and plan of merger (“the merger agreement”) with QLogic Corporation (“QLogic”). Subject to the terms and conditions of the merger agreement, Cavium will acquire all of the outstanding QLogic common stock for approximately $15.50 per share, comprised of $11.00 per share in cash and 0.098 of a share of Cavium common stock for each share of QLogic common stock (“Merger Consideration”), through an exchange offer. In the merger, QLogic will survive as a wholly owned subsidiary of Cavium, and each issued and outstanding share of QLogic common stock, other than shares held in treasury, will be converted into the right to receive the Merger Consideration. The merger will be funded with a combination of balance sheet cash, committed financing and new Cavium equity.

As a result of the merger, subject to the terms and conditions of the merger agreement, at the effective time of the merger: (i) each outstanding and unvested QLogic stock option (other than any such unvested option that has an exercise price greater than Merger Consideration per share, an “ Underwater Option”), shall be assumed by Cavium and converted into an option to purchase, on the same terms and conditions as were applicable under such QLogic stock option, shares of Cavium common stock as determined pursuant to the terms of the merger agreement; (ii) each outstanding and vested QLogic stock option with an exercise price less than the sum of (a) the cash consideration and (b) the share consideration value, shall be cancelled and the holder thereof shall be entitled to receive vested option consideration; (iii) each outstanding QLogic stock option that is an Underwater Option shall be cancelled, and the holder thereof shall receive no payment on account thereof; (iv) the unvested QLogic restricted stock units, or RSUs, outstanding immediately prior to the effective time shall be assumed and converted into RSUs of Cavium common stock; (v) each outstanding and vested QLogic RSU unit shall be cancelled and extinguished and the holder thereof shall be entitled to receive an amount equal to the Merger Consideration that would be payable in respect of the total number of shares of QLogic common stock subject to such QLogic RSU; and (vi) the unvested QLogic performance based RSUs outstanding immediately prior to the effective time shall be assumed by Cavium and converted into RSUs of Cavium common stock.

2.	Description of the Financing

On June 15, 2016, Cavium entered into a commitment letter (the “commitment letter”) with JPMorgan Chase Bank, N.A. (“JPMCB”) pursuant to which JPMCB has committed to provide (i) a $650.0 million senior secured term loan facility and (ii) a $100.0 million senior secured interim term loan facility ((i) and (ii) together, the “Facilities” and the provision of such funds as set forth in the commitment letter, the “Financing”), subject to satisfaction of customary closing conditions. The Facilities are available to (i) finance the offer and the merger, (ii) repay existing indebtedness of QLogic under its existing credit facility, and (iii) pay fees and expenses related to the merger and the Financing. The interest rates per annum applicable to each term loan facility will be either (i) LIBOR plus the applicable margin or (ii) the base rate plus the applicable margin. The senior term loan facility will mature on the date that is 6 years after the closing date of the merger and the interim term loan facility will mature on February 15, 2017. Under the terms of the commitment letter, JPMCB will act as a joint lead arranger and a joint bookrunning manager. The actual documentation governing the Facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the commitment letter.

3.	Basis of Preparation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Cavium being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical consolidated financial statements of Cavium and QLogic. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their assumed merger date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the Merger Consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are considered amortizable, finite-lived assets.

The allocation of the respective purchase consideration of the merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Fair value of QLogic’s identifiable intangible assets and the estimated amortization periods are based primarily on publicly available information and these assumptions likely will change, as Cavium conducts a valuation of QLogic’s identifiable assets following the closing of the merger. A final determination of fair values of assets acquired and liabilities assumed relating to the merger could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of QLogic existing at the merger date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Cavium management’s best estimate and are based upon currently available information and certain assumptions that Cavium believes are reasonable under the circumstances. Cavium is not aware of any material transactions between Cavium and QLogic (prior to the merger agreement on June 15, 2016) during the periods presented hence adjustments have not been reflected in the unaudited pro forma condensed combined financial information for any such transaction.

Upon consummation of the merger with QLogic, Cavium will perform a comprehensive review of QLogic’s accounting policies. As a result of the review, Cavium may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Cavium did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger of QLogic, the costs to integrate the operations of Cavium and QLogic or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Notes to Unaudited Pro Forma Adjustments

4.	Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Cavium’s financial statements as of December 31, 2015. With the information currently available, Cavium has determined that no significant adjustments are necessary to conform QLogic’s financial statements to the accounting policies used by Cavium in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been made to QLogic’s historical balance sheet as of April 3, 2016 and consolidated results of operations for the three months ended April 3, 2016 and for the year ended April 3, 2016 to conform to Cavium’s presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform QLogic’s presentation to that of Cavium due to limitations on the availability of information as of the date of this document. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

5.	Calculation of Merger Consideration and Preliminary Purchase Price Allocation

Merger Consideration

The estimated preliminary Merger Consideration has been calculated based on the number of outstanding shares of QLogic common stock. The fair value of the Merger Consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the fair value of the common stock and assumed equity awards transferred per the merger agreement. The fair value per share of Cavium common stock was assumed for pro forma purposes to be $39.55 per share. This is the closing stock price of Cavium on July 8, 2016 (the closest date of preparing the unaudited pro forma combined financial information). The calculation of the Merger Consideration is as follows:

Estimated Cash Consideration:

	(in thousands except per share data)
Shares of QLogic’s common stock outstanding as of the merger agreement	83,812
Cash consideration per share to common stockholders as per merger agreement	$11.00

Estimated cash consideration to QLogic’s common stock holders	$921,930
Estimated cash consideration for QLogic’s vested “in the money” stock options	1,144	(1)

Total estimated cash consideration	$923,074

Estimated Share Consideration:

	(in thousands except per share data)
Shares of QLogic’s common stock outstanding as of the merger agreement	83,812
Common stock exchange ratio as per merger agreement	x 0.098

Estimated shares of Cavium’s common stock in exchange to outstanding QLogic’s common stock	8,213
Estimated shares of Cavium’s common stock in exchange for QLogic’s vested “in the money” stock options	10	(2)

Total estimated shares of Cavium’s common stock to be issued as a Merger Consideration	8,223
Fair Value of Cavium stock as of July 8, 2016	$39.55

Estimated value of Cavium’s common stock to be issued as a Merger Consideration	$325,236
Estimated value of replacement equity awards attributable to pre-merger service	14,476	(3)

Estimated total equity consideration	$339,712	(4)

(1)	Represents the estimated cash consideration for the settlement of QLogic’s vested stock options after applying the Underwater Option provision of the merger agreement.
(2)	Represents the share consideration for the replacement of QLogic’s vested stock options after applying the Underwater Option provision of the merger agreement.
(3)	Represents share consideration value for the replacement of unvested RSUs, unvested market-based RSUs, and “in the money” unvested stock options which are attributable to pre-merger service. The replacement of these awards is based on the respective clauses within the merger agreement resulting in the issuance of unvested RSUs and unvested stock options of Cavium.

(4)	The total estimated equity consideration was recorded to common stock at par ($.001 per share) and the remainder to additional paid-in capital.

Total Merger Consideration:

(in thousands)
Estimated cash consideration	$923,074
Estimated equity consideration	339,712

Total merger consideration	$1,262,786

The following table illustrates the effect of change in Cavium’s stock price and the resulting impact on the estimated total Merger Consideration and estimated goodwill:

Effect of fluctuation of share price from pro forma measurement date to estimated closing date
Change in Stock Price	Stock Price	Estimated Purchase Price	Goodwill
(in thousands, except stock price)
Increase of 10%	$43.51	$1,296,102	$135,403
Decrease of 10%	35.60	1,229,486	68,787
Increase of 20%	47.46	1,329,692	168,993
Decrease of 20%	31.64	1,196,223	35,524

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of QLogic are recorded at the merger date fair values and added to those of Cavium. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger with QLogic. The final determination of the purchase price allocation, upon the consummation of the merger, will be based on QLogic’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of QLogic based on QLogic’s April 3, 2016 consolidated balance sheet, with the excess recorded as goodwill (amounts in thousands):

Preliminary allocation of Merger Consideration:
Book value of QLogic net assets as of the pro forma merger date	$747,378

Adjustments to historical net book value:
Inventories	34,855	7[a]
Property and equipment	36,422	7[b]
Intangible assets	653,302	7[c]
Accrued expense and other current liabilities	530	7[e]
Deferred revenue	2,153	7[f]
Deferred tax liability	(147,945)	7[d]
Other non-current liabilities	1,236	7[e]; 7[f]

Adjusted book value of QLogic net assets as of the pro forma merger date	1,327,931

Adjustment to goodwill	(65,145)
Historical goodwill of QLogic	167,232

Goodwill attributable to QLogic merger	$102,087

Goodwill represents the excess of the preliminary estimated Merger Consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, and synergies expected to be achieved from the combined operations of Cavium and QLogic. Goodwill recorded in the merger is not expected to be deductible for tax purposes.

The pro forma historical net book value adjustments and goodwill adjustment as shown above are further described in Note 7 of Notes to Unaudited Pro Forma Condensed Combined Financial Information.

6.	Financing Activities

(a)	To record the proceeds, net of deferred financing fees and record the corresponding current and long-term debt related to the planned borrowings to fund the merger. The following table summarizes the borrowings under the secured term loan facilities:

	Principal Outstanding	Blended Interest Rate	Deferred Financing Cost	Net Proceeds	Term	Current Portion of Long- Term Debt	Long- Term Debt
	(in thousands, except for interest rate and term)
Senior secured term loan facility	$650,000	4.80%	$17,888	$632,112	6 Years	$3,811	$628,301
Secured interim term loan facility	100,000	2.32%	959	99,041	Mature 2/15/2017	99,041	—

	$750,000		$18,847	$731,153		$102,852	$628,301

(b)	Reflects adjustments to eliminate historical QLogic outstanding deferred financing fees of $0.4 million on QLogic’s credit facility expected to be terminated on the merger date.
(c)	To record the estimated incremental interest expense and amortization of deferred financing costs under the new facilities.

	Pro Forma Twelve Months Ended December 31, 2015	Pro Forma Three Months Ended March 31, 2016
	(in thousands)
Interest expense on new debt financing	$32,568	$7,847
Amortization of deferred financing costs on new secured term loan facilities	3,648	689

Pro forma adjustment	$36,216	$8,536

For pro forma purposes, the interest expense adjustments have been calculated using the assumed weighted average interest rates. A sensitivity analysis on interest expense for the year ended December 31, 2015 and the three month period ended March 31, 2016 has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on the new secured term loan facilities. The increase or decrease in interest expense following the hypothetical change in the interest rate of 0.125% for the pro forma condensed combined statements of operations for the twelve months ended December 31, 2015 and three months ended March 31, 2016 would be approximately $0.94 million and $0.20 million, respectively.

The Company may increase the amount of borrowings under the new senior secured term loan facility up to $700 million, and make a corresponding reduction in the amount of its borrowings under the secured interim term loan facility. Following this potential change in financing structure, the interest expense and amortization of debt financing costs will increase by approximately $1.5 million and $0.6 million for the twelve months ended December 31, 2015 and three months ended March 31, 2016, respectively, compared to the interest expense and amortization of debt financing costs adjustments calculated under the pro forma financing structure as discussed above. The balance sheet would depict a decrease of approximately $0.9 million in net cash proceeds, decrease in current portion of long-term debt of approximately $49.2 million and an increase in long-term debt of approximately $48.3 million.

7.	Purchase Accounting Adjustments

(a)	Represents the adjustment necessary to state inventories acquired as of the pro forma assumed merger date to their preliminary estimated fair value. The valuation approached used in the preliminary assessment of the fair value of inventories were cost approach and comparative sales method approach. The fair value adjustment to the inventories was excluded in the pro forma condensed combined statements of operations as the amount is expected to have a one-time impact on the pro forma combined net income.

(b)	The table below indicates the estimated fair value of each of the property and equipment and the related estimated useful life:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Estimated Depreciation Expense for the Twelve Months Ended December 31, 2015	Estimated Depreciation Expense for the Three Months Ended March 31, 2016
	(in thousands, except estimated useful life)
Land	$26,100	n/a	$—	$—
Buildings and improvements	24,170	41	686	171.59
Production and test equipment	56,474	4	15,477	3,869
Furniture and fixtures	1,416	3	472	118

	108,160		$16,635	$4,159

Less: Net property and equipment reported on QLogic’s historical financial statements	71,738

Pro forma adjustment	$36,422

The following table summarizes the fair value methods used for the preliminary assessment of the fair value of the property and equipment:

Owned Real Property	Sale Comparison Approach, Cost Approach, and Income Approach

Personal Property	Cost Approach

The adjustments to the depreciation expense of the property, plant and equipment are as follows:

	Pro Forma Twelve Months Ended December 31, 2015
	Cost of Revenue	R&D	SG&A	Total
	(in thousands)
Estimated pro forma depreciation expense	$1,184	$11,047	$4,404	$16,635
QLogic historical depreciation expense	1,765	16,471	6,566	24,802

Pro forma adjustment	$(581)	$(5,424)	$(2,162)	$(8,167)

	Pro Forma Three Months Ended March 31, 2016
	Cost of Revenue	R&D	SG&A	Total
	(in thousands)
Estimated pro forma depreciation expense	$296	$2,762	$1,101	$4,159
QLogic historical depreciation expense	251	3,555	1,516	5,322

Pro forma adjustment	$45	$(793)	$(415)	$(1,163)

The amount of depreciation expense of property, plant and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. Depreciation expense is allocated among costs of revenue, research and development (“R&D”) and selling, general and administrative expenses (“SG&A”) based upon the nature of activities associated with the property, plant and equipment acquired.

(c)	The table below indicates the estimated fair value of each of the identifiable intangible assets and the related estimated useful life:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Estimated Amortization Expense for the Twelve Months Ended December 31, 2015	Estimated Amortization Expense for the Three Months Ended March 31, 2016
	(in thousands, except for useful life)
Existing and core technology	$532,300	7	$79,323	$19,830
In process research and development (“IPR&D”)	89,200	n/a	—	—
Customer relationships	63,100	10	6,310	1,578
Trade name and trademark	31,700	10	3,170	793

	716,300		$88,803	$22,201

Less: Net intangible assets reported on QLogic’s historical financial statements	62,998

Pro forma adjustment	$653,302

Preliminary identifiable intangible assets consist of anticipated intangibles derived from owned existing technology, IPR&D, customer relationships and trade name/ trademarks. The following summarizes the valuation methods used to estimate the fair value of the identifiable intangible assets:

Existing Technology	Income Approach — Multi Period Excess Earnings Method
IPR&D	Income Approach — Multi Period Excess Earnings Method
Customer Relationships	Income Approach — Distributor Method
Trade Name / Trademarks	Income Approach — Relief from Royalty Method

IPR&D will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. For purposes of estimating the fair values of the intangible assets, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used.

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described below. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the closing of the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. Amortization expense is allocated among costs of revenue and SG&A based upon the nature of activities associated with the identifiable intangible assets.

The adjustment for the amortization of the identifiable intangible assets is as follows:

	Pro Forma Twelve Months Ended December 31, 2015
	Cost of Revenue	SG&A	Total
	(in thousands)
Estimated pro forma amortization expense	$82,493	$6,310	$88,803
QLogic historical amortization expense	13,986	675	14,661

Pro forma adjustment	$68,507	$5,635	$74,142

	Pro Forma Three Months Ended March 31, 2016
	Cost of Revenue	SG&A	Total
	(in thousands)
Estimated pro forma amortization expense	$20,623	$1,578	$22,201
QLogic historical amortization expense	3,354	169	3,523

Pro forma adjustment	$17,269	$1,409	$18,678

(d)

The following table summarizes the adjustments to deferred tax assets and liabilities resulting from pro forma fair value adjustments of acquired assets and assumed liabilities, pro forma adjustments related to deferred financing and merger costs and adjustment due to repatriation of QLogic’s foreign earnings necessary to fund a portion of the merger. The table also includes the release of deferred income tax asset valuation allowance of Cavium as a result of the U.S.-based acquired taxable temporary differences. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Cavium’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

	(in thousands)
Adjustments to Deferred Tax Assets
Reclassification to deferred tax liability	$(40,523)
Reclassification of other assets to deferred tax assets	225

Pro forma adjustment	(40,298)

Adjustments to Deferred Tax Liabilities
Fair value adjustments on certain assets and liabilities	$93,552	(1)
Adjustment due to the fair value of awards assumed attributable to the pre-merger periods	7,276	(1)
Adjustment due to repatriation of foreign earnings by QLogic	47,117	(1)
Reclassification from deferred tax assets	(40,523)
Release of valuation allowance	(104,289	)(2)

Pro forma adjustment	$3,133

(1)	The sum of these items amounted to $147.9 million. This represents the adjustments to the historical deferred tax liabilities of QLogic included in the preliminary purchase price allocation.
(2)	Due to the merger, deferred tax liabilities will be established for the book-tax basis differences. The net deferred tax liabilities from the merger provides an additional source of income to support the realization of Cavium’s pre-existing deferred tax assets. As a result, Cavium will release a portion of the valuation allowance that was established in prior years and recorded a tax benefit in the pro forma condensed combined balance sheet. However, due to the lack of continuing nature of this adjustment, this adjustment has not been reflected in the condensed combined consolidated pro forma statement of operations.

(e)	Reflects the elimination of QLogic’s current and non-current deferred rent liability as a purchase accounting adjustment.

(f)	Reflects the adjustment to reflect QLogic’s current and non-current deferred revenue at fair value.

(g)	Reflects the elimination of QLogic’s historical Common Stock, Treasury Stock, Additional Paid-In Capital and Accumulated Other Comprehensive Loss.

(h)	The following table summarizes the pro forma adjustments to retained earnings (accumulated deficit):

(in thousands)
Elimination of historical QLogic’s retained earnings	$(1,769,130)
Release of deferred tax assets valuation allowance (Note 7d)	104,289
Reflect the estimated merger costs (Note 8)	(38,675)

Pro forma adjustment	$(1,703,516)

8.	Merger Related Costs

The pro forma adjustment related to merger costs of $38.7 million reflected in the accrued expense and other current liabilities consists of the accrual estimated to be incurred by QLogic and Cavium in connection with the merger which were not reflected in each of the historical consolidated balance sheets. These merger-related costs are not expected to have a continuing impact on the combined results. There was no material merger related costs included in Cavium or QLogic’s historical results of operations that requires pro forma adjustment for the twelve months ended December 31, 2015 and the three months ended March 31, 2016.

9.	Incremental stock based compensation expense

Amount represents estimated incremental stock based compensation related to unvested options, market based RSUs, and RSUs that Cavium expects to replace pursuant to the merger agreement.

10.	Income tax effects of pro forma adjustments

The pro forma adjustment to provision for income taxes represents the reversal of the historical deferred income tax provision of QLogic due to anticipated full valuation allowance of the combined company.

No income tax effect has been provided for the pro forma adjustments, as it is anticipated that the adjustments will be in either jurisdictions with zero tax rate or in the U.S. where no tax benefit can be recognized because of the full valuation allowance. The effective tax rate of the combined company could be significantly different depending on post-merger activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Please refer to Note 7d of Notes to Unaudited Pro Forma Condensed Combined Financial Information for detailed discussion of the pro forma adjustments to deferred tax assets and deferred tax liabilities.

11.	Earnings per Share:

Pro forma earnings per common share are based on historical Cavium weighted average shares outstanding, adjusted to assume the shares estimated to be issued by Cavium for the merger with QLogic were outstanding for the entire periods presented.

	Pro Forma Twelve Months Ended December 31, 2015	Pro Forma Three Months Ended March 31, 2016
	(in thousands)
Calculation of Pro Forma Shares used in basic and diluted net loss per common share
Cavium historical shares used in computing basic and diluted net loss per common share	55,589	56,932

Pro Forma Adjustments:
Estimated shares of Cavium’s common stock in exchange for outstanding QLogic’s common stock	8,213	8,213
Estimated shares of Cavium’s common stock in exchange for outstanding QLogic’s vested stock options	10	10

Pro Forma shares used in computing basic and diluted net loss per common share	63,812	65,155

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of U.S. federal income tax consequences of the offer and the merger generally applicable to U.S. holders (as defined below) of QLogic common stock who exchange shares of QLogic common stock for the transaction consideration pursuant to the offer or the merger. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of QLogic common stock in light of their particular facts and circumstances. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to such holders who hold their QLogic common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) only and have the U.S. dollar as their functional currency. This discussion does not purport to address or consider all of the U.S. federal income tax consequences that may be relevant or applicable to holders of QLogic common stock in light of their particular facts and circumstances, nor does it address the consequences to holders subject to special treatment under U.S. federal income tax laws, such as:

•	non-U.S. holders (as defined below);

•	banks or other financial institutions;

•	broker-dealers in securities or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	insurance companies;

•	tax-exempt entities;

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes (and investors therein);

•	subchapter S corporations;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	real estate investment trusts;

•	regulated investment companies;

•	holders who hold QLogic common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	holders who exercise dissenters’ rights;

•	holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s QLogic common stock pursuant to the offer or the merger) 5% or more of the QLogic common stock; and

•	holders who acquired their shares of QLogic common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

This discussion also does not address the tax consequences of the offer and the merger for holders of stock options and other equity-based awards with respect to QLogic common stock. This discussion does not address any U.S. federal estate, gift, Medicare, alternative minimum tax or other non-income tax considerations, or any state, local or non-U.S. income or other tax laws that may be relevant or applicable to a particular holder in connection with the offer or the merger. This discussion does not address the tax consequences of any transaction other than the offer and merger.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of QLogic common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership holding shares of QLogic common stock should consult its own tax advisors regarding the tax consequences of the offer and the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of QLogic common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of QLogic common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

WE URGE BENEFICIAL OWNERS OF SHARES OF QLOGIC COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL, STATE, LOCAL OR FOREIGN INCOME, OR OTHER TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

A U.S. holder’s receipt of shares of Cavium common stock and cash for shares of QLogic common stock pursuant to the offer or merger will generally be a taxable transaction for U.S. federal income tax purposes, with respect to which the U.S. holder will recognize gain or loss equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Cavium common stock (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received, and (b) the holder’s adjusted tax basis in the shares exchanged for the right to receive the shares of Cavium common stock and cash in the offer or merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of QLogic common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of QLogic common stock is more than one year at the effective time of the offer or merger. Long-term capital gains recognized by certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses.

A U.S. holder’s holding period in the shares of Cavium common stock received begins the day after shares of QLogic common stock are exchanged for shares of Cavium common stock and cash. The U.S. holder’s tax basis in the Cavium common stock received will be equal to its fair market value at the time the offer is consummated or the merger is effective, as the case may be.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF QLOGIC COMMON STOCK. BENEFICIAL OWNERS OF SHARES OF QLOGIC COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CAVIUM COMMON STOCK AND CASH FOR THEIR SHARES OF QLOGIC COMMON STOCK PURSUANT TO THE OFFER OR MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME, OR OTHER TAX LAWS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Cavium

Information about ownership of Cavium common stock by directors and executive officers of Cavium may be found in Cavium’s definitive proxy statement for its 2016 annual meeting and Cavium’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus/offer to exchange. See “Where to Obtain Additional Information” for more information.

QLogic

Information about ownership of QLogic common stock by directors and executive officers of QLogic may be found in QLogic’s Annual Report on Form 10-K, as amended, for the year ended April 3, 2016, which is incorporated by reference in this prospectus/offer to exchange. See “Where to Obtain Additional Information” for more information.

DESCRIPTION OF CAVIUM CAPITAL STOCK

As of the date of this document, Cavium is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of July 21, 2016, there were 57,661,961 shares of Cavium common stock outstanding, and no shares of preferred stock issued or outstanding.

The following summary describes the material terms of Cavium’s capital stock but is not complete and is qualified by reference to Cavium’s restated certificate of incorporation, as amended (its “charter”), and Cavium’s amended and restated bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this document forms a part. See “Where To Obtain Additional Information.”

Common Stock

Each outstanding share of Cavium common stock is fully paid and nonassessable.

Voting. Each holder of Cavium common stock is entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting, except at an election of directors, if at the time of the election, Cavium is subject to Section 2115(b) of the California General Corporation Law (the “CGCL”).

Dividends and Other Distributions. Dividends may be paid in cash, in property, or in shares of the capital stock.

Liquidation Rights. Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Cavium’s liquidation, dissolution or winding up, holders of Cavium’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights. Cavium’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of Cavium’s common stock or any other securities convertible into shares of any class of Cavium’s common stock, or any redemption rights.

Listing. Cavium’s common stock is listed on Nasdaq under the symbol “CAVM.”

Preferred Stock

Under Cavium’s certificate of incorporation, the board of directors of Cavium has the authority, without further action by stockholders, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such shares and as may be permitted by the DGCL. The board of directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Cavium.

Delaware law provides that holders of preferred stock will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Cavium’s Certificate of Incorporation and Bylaws

The provisions of Delaware law and of Cavium’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by the directors of Cavium, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of Cavium common stock. However, Cavium believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the board of directors of Cavium and by providing the board of directors of Cavium with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make Cavium immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some Cavium stockholders and could delay or prevent an acquisition that the board of directors of Cavium determines is not in the best interests of Cavium and its stockholders.

Delaware Law

Cavium is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the time that the stockholder became an “interested stockholder” (as such term is defined in Section 203), unless:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined in Section 203 of the DGCL as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that, together with such person’s affiliates and associates, (i) owns (directly or indirectly, or otherwise has the right to acquire or the right to vote (other than a right to vote arising solely from a revocable proxy or consent)) 15% or more of a corporation’s outstanding voting stock, or (ii) is an affiliate or associate of a corporation and was the owner (to the same extent as described in clause (i)) of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.

Bylaw and Charter Provisions

Cavium’s charter and bylaws:

•	provide that special meetings of Cavium’s stockholders may be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the chief executive officer, or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

•	provide further that any time or times that Cavium is subject to Section 2115(b) of the CGCL, stockholders holding five percent (5%) or more of the outstanding shares shall have the right to call a special meeting of stockholders if, after the filling of any vacancy the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office. If a special meeting is properly called by such stockholders, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary of Cavium.

•	do not provide for a minimum or maximum number of directors.

•	do not include a provision for cumulative voting for directors, except at an election of directors, if at the time of the election, Cavium is subject to Section 2115(b) of the CGCL.

•	provide an advance written notice procedure with respect to stockholder proposals, nominations of candidates for election to the board of directors of Cavium and meetings.

•	authorize the board of directors of Cavium to establish one or more series of preferred stock, the terms of which can be determined by the board of directors of Cavium at the time of issuance.

Transfer Agent and Registrar

The transfer agent and registrar for Cavium’s common stock is Computershare Shareowner Services LLC.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Cavium and QLogic are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Cavium common stock and QLogic common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Cavium common stock and QLogic common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the offer and the merger, holders of QLogic common stock will receive shares of Cavium common stock as partial consideration for their shares of QLogic common stock. As a result, upon completion of the offer and the merger, the rights of holders of QLogic common stock who become holders of Cavium common stock in connection with the offer and the merger will be governed by the DGCL, Cavium’s certificate of incorporation and Cavium’s bylaws.

The following is a summary of the material differences between the current rights of Cavium stockholders and the current rights of QLogic stockholders. Although Cavium and QLogic believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Cavium stockholders and QLogic stockholders, and it is qualified in its entirety by reference to Cavium’s and QLogic’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document forms a part and incorporated into this document by reference, the DGCL, the rules and regulations of the SEC and the various other documents of Cavium and QLogic referred to in this summary. In addition, the characterization of some of the differences in the rights of Cavium stockholders and QLogic stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.”

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Authorized Capital Stock

The authorized capital stock of QLogic currently consists of (i) 500,000,000 shares of common stock, par value $0.001 per share and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share.

QLogic preferred stock may be issued from time to time in one or more series.

As of July 21, 2016, there were issued and outstanding (i) 83,910,148 shares of QLogic common stock, and (ii) no shares of QLogic preferred stock.

The authorized capital stock of Cavium currently consists of (i) 200,000,000 shares of common stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

Cavium preferred stock may be issued from time to time in one or more series.

As of July 21, 2016, there were issued and outstanding (i) 57,661,961 shares of Cavium common stock (with no shares of common stock held by Cavium in treasury), and (ii) no shares of Cavium preferred stock.

Dividends
None.	Cavium’s bylaws provide that dividends may be paid in cash, in property or in shares of capital stock. However, Cavium has never paid any cash dividends on its common stock.

Liquidation Rights
Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then-outstanding preferred stock, in the event of QLogic’s liquidation, dissolution or winding up, holders of QLogic’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of	Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then-outstanding preferred stock, in the event of Cavium’s liquidation, dissolution or winding up, holders of Cavium’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the

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any outstanding preferred stock. QLogic’s certificate of incorporation permits the board of directors of QLogic to designate preferred stock and in connection with such designation, fix liquidation rights.	liquidation preferences of any outstanding preferred stock. Cavium’s certificate of incorporation permits the board of directors of Cavium to designate preferred stock, but does not explicitly permit the board to fix liquidation rights in connection with such designation.

Voting Rights
Each stockholder is entitled to one vote for each share of common stock held by such stockholder.	Each stockholder is entitled to one vote for each share of common stock held by such stockholder.

Conversion Rights
QLogic’s certificate of incorporation permits the board of directors of QLogic to designate preferred stock and in connection with such designation fix conversion rights.	Cavium’s certificate of incorporation permits the board of directors of Cavium to designate preferred stock, but does not explicitly permit the board to fix conversion rights in connection with such designation.

Number of Directors and Size of Board

QLogic’s bylaws provide that the number of directors shall be fixed from time to time by a majority of the authorized number of directors constituting the board of directors of QLogic.

The board of directors of QLogic currently consists of seven directors.

Cavium’s certificate of incorporation provides that the number of directors shall be fixed from time to time by a majority of the authorized number of directors constituting the board of directors of Cavium.

The board of directors of Cavium currently consists of five directors.

Structure and Term of Directors
The board of directors of QLogic is not classified. Directors are elected annually.	The board of directors of Cavium is classified into three classes of directors, with one class of directors coming up for election each year. Directors serve three-year terms.

Election of Directors

QLogic’s bylaws provide that at the annual meeting, or a special meeting called for the purpose of electing one or more directors, the stockholders shall elect a board of directors of QLogic by the vote of a majority of the votes cast with respect to that director’s election; provided, however, that if such election is a contested election, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders at such meeting. An election will be deemed a contested election if, as of the 10th day preceding the date the notice of the meeting is first mailed for such meeting to the stockholders of QLogic, the number of nominees exceeds the number of directors to be elected.

An incumbent director who stands for reelection to the board of directors of QLogic shall have tendered, prior to the mailing of the proxy statement for the annual or special meeting at which he or she is to be nominated for election as a director, an irrevocable resignation that

Cavium’s bylaws provide that at the annual meeting, or a special meeting called for the purpose of electing one or more directors, the stockholders shall elect a board of directors of Cavium by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL.

Cavium’s corporate governance policies provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating and Corporate

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is contingent on (i) that person not receiving a majority of the votes cast in an election that is not a contested election, and (ii) acceptance of that resignation by the board. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee of the board shall make a recommendation to the board as to whether to accept or reject the resignation of such incumbent director, or whether such other action should be taken. The board will act on the resignation, taking into account the recommendation, and QLogic shall publicly disclose the board’s decision and, if the resignation is rejected, the rationale behind such decision, within 90 days following the certification of the election results.	Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the board the action to be taken with respect to such offer of resignation. The board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the board’s decision, Cavium will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Removal of Directors
QLogic’s bylaws provide that any director or the entire board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. QLogic’s bylaws also provide that no reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

Cavium’s certificate of incorporation and bylaws provide that, pursuant to Section 141(k) of the DGCL, a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Cavium’s certificate of incorporation provides that no reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

During such times that Cavium is subject to Section 2115(b) of the CGCL, a director may be removed without cause by the affirmative vote of holders of a majority of the outstanding shares entitled to vote for that director, provided, however, that unless the entire board of directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Vacancies on Board of Directors
QLogic’s bylaws provide that any vacancy on the board of directors of QLogic may be filled by a vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director, or such vacancy may be filled by the stockholders of the corporation.	Cavium’s certificate of incorporation and bylaws provide that vacancies on the board of directors of Cavium shall, unless the board determines by resolution that any such vacancies shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even

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though less than a quorum, or by a sole remaining director, and not by the stockholders.

At any time or times that Cavium is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then: (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or (ii) the Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

Supermajority Provisions
None.	Apart from the voting thresholds described under “Amendment of Certificate of Incorporation and Bylaws” below, Cavium’s certificate of incorporation and bylaws do not include supermajority provisions.

Special Meetings of Stockholders
QLogic’s bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called by at any time by (i) the board of directors of QLogic, (ii) the chairperson of the board, or (iii) the president of QLogic. Only such business shall be considered at a special meeting as shall have been stated in the notice for such meeting.

Cavium’s bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called by at any time by (i) the chairperson of the board of directors of Cavium, (ii) the chief executive officer of Cavium, or (iii) the board pursuant to a resolution adopted by a majority of the total number of authorized directors. Only such business shall be considered at a special meeting as shall have been stated in the notice for such meeting.

Cavium’s bylaws also provide that at any time Cavium is subject to Section 2115(b) of the CGCL, stockholders holding 5% or more of the outstanding shares shall have the right to call a special meeting of stockholders if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
Under QLogic’s bylaws, for a nomination for the election of directors or the proposal of other business at a stockholder meeting to be property brought by a stockholder, such stockholder must deliver written notice in proper form to the secretary of QLogic at QLogic’s principal executive office on a timely basis.	Cavium’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Cavium’s bylaws. To be timely, the notice must be

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To be timely, the notice must be received not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by QLogic.

QLogic’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder, a brief description of the business to be brought, certain information about the requesting stockholder (and, if applicable, the stockholder’s nominee for the board of directors of QLogic) and a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business.

received by the secretary of Cavium at Cavium’s principal executive office in writing not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by Cavium.

Cavium’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder, a brief description of the business to be brought and certain information about the requesting stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made (and, if applicable, the stockholder’s nominee for the board of directors of Cavium).

Additionally, Cavium’s bylaws permit stockholder proposals properly brought pursuant to Rule 14a-8 promulgated under the Exchange Act included in Cavium’s proxy statement for an annual meeting of stockholders.

Stockholder Action by Written Consent
QLogic’s bylaws do not prohibit stockholders to act by written consent, provided that such written consent is made in accordance with the requirements set forth in QLogic’s bylaws	Cavium’s certificate of incorporation and bylaws provide that no stockholder action shall be taken except at an annual or special meeting of the stockholders called in accordance with Cavium’s bylaws and no action shall be taken by the stockholders by written consent or by electronic transmission.

Amendment of Certificate of Incorporation and Bylaws
QLogic reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed by statute. QLogic’s bylaws may be altered, amended or repealed, and new bylaws may be made, either (i) by the board of directors of QLogic, or (ii) by the stockholders, at any annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.	Cavium reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed by statute, except that notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of Cavium entitled to vote in the election of directors, voting together as a single class, shall be required to alter the provisions

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related to the structure of the board of directors, amending the bylaws and the certificate of incorporation and director indemnification. Cavium’s bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of Cavium entitled to vote in the election of directors, voting together as a single class. In addition, the board of directors of Cavium is authorized to adopt, amend or repeal the bylaws.

Proxy Access for Director Nominations
None.	None.

Stockholder Rights Plan
QLogic does not currently have a stockholder rights plan in place.	Cavium does not currently have a stockholder rights plan in place.

Business Combination Statute
QLogic has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Cavium Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Cavium’s Certificate of Incorporation and Bylaws — Delaware Law.”	Cavium has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Cavium Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Cavium’s Certificate of Incorporation and Bylaws — Delaware Law.”

Exclusive Forum for Adjudication of Disputes
QLogic’s bylaws provide that, unless QLogic consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of QLogic, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of QLogic to QLogic or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware.	None.

LEGAL MATTERS

The validity of the Cavium common stock offered by this document will be passed upon for Cavium by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Cavium, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2105 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of QLogic Corporation as of April 3, 2016 and March 29, 2015, and for each of the years in the three-year period ended April 3, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of April 3, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the April 3, 2016 consolidated financial statements refers to a change in the presentation of deferred taxes.

WHERE TO OBTAIN ADDITIONAL INFORMATION

Cavium and QLogic file annual, quarterly and current reports, proxy statements and other information with the SEC. QLogic stockholders may read and copy any reports, statements or other information that Cavium or QLogic file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Cavium’s and QLogic’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Cavium has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Cavium common stock to be issued in the offer and the merger. This document is a part of that registration statement. Cavium may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Cavium and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Cavium and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Cavium to incorporate information into this document “by reference,” which means that Cavium and the Offeror can disclose important information to QLogic stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Cavium and QLogic have previously filed with the SEC. These documents contain important information about Cavium and QLogic and their financial conditions, businesses, operations and results.

Cavium Filings

Cavium Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2015, as filed with the SEC on February 22, 2016

Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, as filed with the SEC on April 29, 2016

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on April 26, 2016

The description of Cavium’s common stock set forth in Cavium’s Registration Statement on Form 8-A	As filed with the SEC on April 27, 2007, together with all amendments and reports filed for the purpose of updating such description

Current Reports on Form 8-K	Filed with the SEC on: • June 15, 2016 • June 15, 2016

QLogic Filings

QLogic Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended April 3, 2016, as filed with the SEC on May 26, 2016, as amended on July 1, 2016

The description of QLogic’s common stock set forth in QLogic’s Registration Statement on Form 8-A	As filed with the SEC on June 19, 1996, together with all amendments and reports filed for the purpose of updating such description

Current Report on Form 8-K	Filed with the SEC on: • June 15, 2016

Cavium also hereby incorporates by reference any additional documents that either it or QLogic may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Cavium’s and QLogic’s websites.

QLogic stockholders may obtain any of these documents without charge upon request to the information agent toll-free at (800) 467-0821 or from the SEC at the SEC’s website at www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CAVIUM, INC.,

QUASAR ACQUISITION CORP.,

and

QLOGIC CORPORATION

June 15, 2016

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2016 (this “Agreement”), by and among QLogic Corporation, a Delaware corporation (the “Company”), Cavium, Inc., a Delaware corporation (“Parent”), and Quasar Acquisition Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Sub”).

RECITALS

WHEREAS, the boards of directors of Parent, Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that, upon the terms and subject to the conditions set forth herein, Sub make a tender offer to purchase each of the issued and outstanding shares of Company Common Stock (as defined herein) (other than shares of Company Common Stock to be cancelled in accordance with Section 4.1(b)) for (i) $11.00 in cash, without interest (such amount, or any greater cash amount per Company Share paid pursuant to the Offer, the “Cash Consideration”) and (ii) 0.098 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock per share of such Company Common Stock, net to the holder thereof (the “Share Consideration” and together with the Cash Consideration, the “Merger Consideration”) on the terms and subject to the conditions of this Agreement and the Offer (such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer” );

WHEREAS, Parent, Sub and the Company acknowledge and agree that as soon as practicable following the Acceptance Time, Sub will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the DGCL (as defined herein);

WHEREAS, the board of directors of the Company has: (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the board of directors of each of Parent and Sub has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Sub, respectively, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“401(k) Plan” has the meaning set forth in Section 7.4(f).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Sub or any controlled Affiliate thereof relating to, in a single transaction or a series of related transactions, other than in the transactions contemplated by this Agreement, any (i) purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing fifteen percent (15%) or more of the issued and outstanding Company Common Stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving the Company, (ii) purchase or other acquisition, directly or indirectly, of fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (iii) the issuance by the Company of securities representing fifteen (15%) or more of any class of its outstanding voting securities or (iv) a liquidation, dissolution or other winding up of the Company or, to the extent representing fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, one or more Subsidiaries of the Company.

“Action” means litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.

“Additional Offer Period” has the meaning set forth in Section 2.1(d).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Financing” has the meaning set forth in Section 7.13(c).

“Antitrust Laws” has the meaning set forth in Section 7.7(a).

“Benefit Plans” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, consulting, severance, change of control, retention or similar plan, agreement, arrangement or policy, and (c) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance, retention, or change in control benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, other than any such benefits or arrangements required to be provided, maintained or contributed to under applicable Law.

“Board Recommendation” has the meaning set forth in Section 5.22.

“Book Entry Shares” means outstanding non-certificated Company Common Stock represented by book-entry shares.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.1(a).

“Change of Recommendation” has the meaning set forth in Section 7.3(d).

“Cleanup” means any actions, activities or other measures required or necessary pursuant to Environmental Law to investigate, clean up, remove, treat, remediate, correct, abate, mitigate, or monitor any Hazardous Materials in any manner.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Arrangements” has the meaning set forth in Section 5.9(g).

“Company Balance Sheet” has the meaning set forth in Section 5.6.

“Company Balance Sheet Date” means April 3, 2016.

“Company Common Stock” means the Common Stock, $0.001 par value, of the Company.

“Company Compensation Committee” has the meaning set forth in Section 5.9(g).

“Company Credit Agreement” means the Credit Agreement dated as of March 20, 2013, by and among the Company, the lenders from time to time party thereto, and JP Morgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plan” means the Company’s 2005 Performance Incentive Plan, as amended and restated effective July 10, 2014.

“Company Financial Advisor” has the meaning set forth in Section 5.20.

“Company Financial Statements” has the meaning set forth in Section 5.5(b).

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include or take into account any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement, or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which the Company operates.

“Company Performance Restricted Stock Unit” means a performance-based restricted stock unit issued pursuant to the Company Equity Plan that remains unvested and subject to performance-based vesting criteria as of immediately prior to the Effective Time (before giving effect to any performance determination required under the terms of the award in connection with the Effective Time).

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Products” means the products (including software) and services developed (including products for which development is ongoing), designed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by the Company or any of its Subsidiaries.

“Company Real Property” has the meaning set forth in Section 5.14(b).

“Company Related Party” means the Company, its Subsidiaries and its Affiliates and its and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company Restricted Stock Unit” means a restricted stock unit issued pursuant to the Company Equity Plan that remains outstanding as of immediately prior to the Effective Time (other than Company Performance Restricted Stock Units).

“Company SEC Reports” has the meaning set forth in Section 5.5(a).

“Company Stock Option” means an option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

“Confidentiality Agreement” means that certain mutual confidentiality agreement dated as of April 19, 2016, by and between the Company and Parent.

“Consideration Fund” has the meaning set forth in Section 4.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement and all other legally binding arrangements, whether oral or written.

“Converted Parent Option” has the meaning set forth in Section 4.4(a).

“Converted PRSUs” has the meaning set forth in Section 4.4(f).

“Converted RSUs” has the meaning set forth in Section 4.4(d).

“Covered Securityholders” has the meaning set forth in Section 5.9(g).

“Debt Commitment Letter” has the meaning set forth in Section 6.12.

“Debt Financing” has the meaning set forth in Section 6.12.

“Debt Financing Agreements” has the meaning set forth in Section 7.13(b).

“D&O Indemnitee” has the meaning set forth in Section 7.6(a).

“D&O Insurance” has the meaning set forth in Section 7.6(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement.

“Dissenting Shares” has the meaning set forth in Section 4.3.

“Effective Time” has the meaning set forth in Section 3.2.

“Employees” has the meaning set forth in Section 7.4(a).

“Employee Representative Body” has the meaning set for in Section 5.16(a)

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, proceeding, demand, abatement order or any other order or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence or release of any Hazardous Materials into the environment or at any location (whether or not owned or operated by the Company, now or in the past), or exposure to, any Hazardous Materials, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution, or the protection of human health and safety, in respect of exposure to Hazardous Materials, or the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including (a) Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, recycling, release, transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases, and (b) Laws relating to, governing or requiring Permits for the importation, use, distribution and disposal of any materials, chemicals, equipment and substances within any member state of the European Union (or signatory thereto), including, without limitation, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, as amended (RoHS), and the Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on Waste Electrical and

Electronic Equipment, as amended (WEEE), and Directive 2006/121/EC of the European Parliament and of the Council of 18 December 2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, as amended (REACH), each as amended.

“Equity Conversion Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient obtained by dividing (x) the Cash Consideration by (y) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“ESPP” means the Company’s 1998 Employee Stock Purchase Plan, as amended and restated effective May 28, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth in the Recitals.

“Expiration Date” has the meaning set forth in Section 2.1(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing Cooperation Indemnity” has the meaning set forth in Section 7.14(b).

“Financing Information” means (A) audited consolidated balance sheets and related statements of operations, income and cash flows and shareholders’ equity of the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, operations and cash flows of the Company for each subsequent fiscal quarter ended at least forty five (45) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), and (C) all other customary financial information with respect to the financial condition, projections and prospects of the Company (that is reasonably available to or readily obtainable by the Company) as may be reasonably requested by Parent or its Financing Sources that is required to produce the financial statements and information identified in paragraph (v) of Annex II of the Debt Commitment Letter or otherwise required to be delivered in order to satisfy a condition precedent relating to financial information of the Company and its Subsidiaries to the funding of the Debt Financing under the Debt Commitment Letter (it being understood and agreed that the foregoing provisions of this definition shall not obligate the Company to prepare or provide (1) any pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in its preparation of such materials), (2) risk factors relating to all or any component of the Debt Financing or any Alternative Debt Financing, (3) separate financial statements in respect of the Company’s Subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities).

“Financing Indemnitees” has the meaning set forth in Section 7.14(b).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (but excluding Parent and Sub), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Foreign Antitrust Approvals” has the meaning set forth in Section 7.7(a).

“Foreign Benefit Plan” means any Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any Service Provider residing or working outside the United States.

“GAAP” has the meaning set forth in Section 5.5(b).

“Governmental Entity” has the meaning set forth in Section 5.4.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment, and including, without limitation, any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Intellectual Property” means all intellectual property rights throughout the world, including (i) patents and patent applications, including any provisionals, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions and reissues of the foregoing, (ii) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, and applications and registrations for the foregoing, (iii) copyrights (including any applications, registrations and renewals for the foregoing) and proprietary rights in software, (iv) rights in semiconductor mask works, (v) trade secrets, including in know-how, technical documentation, specifications, software code, designs, plans, and financial information, (vi) rights in databases, data and data collections, and (vi) any similar or equivalent rights to any of the foregoing.

“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company) that was not known to, or reasonably foreseeable by, the board of directors of the Company as of the date hereof and becomes known to the board of directors of the Company after the date hereof and prior to the Acceptance Time; provided that in no event shall any event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt of any Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock on Nasdaq or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the U.S. Internal Revenue Service or successors thereto.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of this Agreement.

“Knowledge” means, as of the date of determination, (i) with respect to the Company, the knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule, after reasonable inquiry, and (ii) with respect to Parent, the knowledge of Syed Ali, Arthur Chadwick and Vincent Pangrazio, after reasonable inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 5.14(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance in respect of such property or asset, but does not include, with respect to Owned Intellectual Property (i) non-exclusive licenses or (ii) covenants not to assert that, in each of the case of the foregoing (i) and (ii), are not and would not be binding on the Intellectual Property of Parent or any of its Affiliates upon consummation by the Company of the transactions contemplated hereby. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date on which the Company shall have delivered to Parent the Financing Information and throughout and at the end of which all of the Tender Offer Conditions are satisfied (except (x) the Minimum Condition, subject to the satisfaction of the Minimum Condition as of the last day of such period, and (y) those other conditions that by their terms are to be satisfied at or immediately prior to the Acceptance Time, but subject to such conditions being able to be satisfied); provided that (i) if the Marketing Period has not been completed on or prior to August 19, 2016, then the Marketing Period shall not commence prior to September 5, 2016 and (ii) for the purposes of such fifteen (15) consecutive Business Day period, July 1, 2016 shall not be deemed a Business Day; provided, further, that in no event shall the fifteen (15) consecutive Business Days period be restarted or cease to continue if additional or updated financial information is required to be delivered pursuant to clauses (A) or (B) of the definition of “Financing Information” after the start of the Marketing Period so long as such additional or updated financial information is delivered in accordance with the definition thereof; provided, however, the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Parent by the Financing Sources are made available to Parent to complete the transactions contemplated hereby. If the Company shall in good faith reasonably believe that it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Financing Information on the date such notice is received by the Parent unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within three Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered).

“Material Company License-In Agreements” has the meaning set forth in Section 5.12(b).

“Material Company License-Out Agreements” has the meaning set forth in Section 5.12(c).

“Material Contract” has the meaning set forth in Section 5.8(a).

“Maximum Amount” has the meaning set forth in Section 7.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Section 2.1(b).

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Common Stock or Parent Common Stock, as applicable, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock or Parent Common Stock, as applicable, is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“New Debt Commitment Letter” has the meaning set forth in Section 7.13(d).

“New Purchase Date” has the meaning set forth in Section 7.8.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-the-Shelf Software” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $25,000 for a perpetual license for a single user or workstation (or $100,000 in the aggregate for all users and workstations).

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.1(g).

“Offering Period” has the meaning set forth in Section 7.8.

“Open Source Material” means any software that is distributed as “free software”, “open source software” (a) under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or substantially similar licenses, or (b) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such software, the licensee of such software grants, or purports to grant, to any third party, rights or immunities under Intellectual Property owned by such licensee in any derivative works on the same terms and conditions as for such software, including that , as a condition of the modification, distribution or other use of such software, that any software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge or minimal charge, in each case to any third parties.

“Owned Intellectual Property” has the meaning set forth in Section 5.12(a).

“Owned Real Property” has the meaning set forth in Section 5.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Parent Material Adverse Effect” shall not include or take into account any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Parent and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable Law, (vi) the taking of any action by Parent or any Subsidiary of Parent to the extent the taking of such action is expressly required by this Agreement, or the failure by the Parent or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Parent Common Stock or any failure by Parent to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Parent operates.

“Parent Measurement Price” means the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent SEC Reports” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2013, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and amendments thereto.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent’s common stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent’s common stock is then traded.

“Partnership” means any partnership, joint venture or similar entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

“Paying and Exchange Agent” has the meaning set forth in Section 4.2(a).

“Permits” has the meaning set forth in Section 5.17.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (c) Liens reflected in the Company Balance Sheet, as applicable, (d) with respect to any Company Real Property, Liens of record or imposed or promulgated by operation of applicable Law with respect to real property and improvements, including, zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which in each case are not violated by the current use or occupancy of the real property or the operation of the business of the Company and its Subsidiaries as presently conducted,(e) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on non-material items in the course of collection or in favor of a banking or other financing institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry but not related to indebtedness; and (f) Liens that do not materially detract from the value or materially interfere with any present or intended use or other exploitation of such property or assets.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.

“Preliminary Prospectus” has the meaning set forth in Section 2.1(g).

“Qualifying Transaction” shall have the meaning assigned to the term “Acquisition Proposal,” except that all references therein to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”.

“Real Property Lease” has the meaning set forth in Section 5.14(b).

“Registration Statement” has the meaning set forth in Section 2.1(g).

“Representatives” has the meaning set forth in Section 7.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(d).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 4.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.

“Share Consideration” has the meaning set forth in the Recitals.

“Share Consideration Value” means the product of the Exchange Ratio and the Parent Measurement Price.

“Significant Customer” has the meaning set forth in Section 5.19(a).

“Significant Supplier” has the meaning set forth in Section 5.19(b).

“Standard Outbound License” means a written Contract between the Company or any of its Subsidiaries and a third party pursuant to which the Company or any of its Subsidiaries grants to customers, distributors, OEMs or end users a non-exclusive license or covenant not to assert Intellectual Property in connection with the sale of the products of the Company or its Subsidiaries in the ordinary course, which Contract does not materially differ in substance from the Company’s and its Subsidiaries’ standard form agreements, copies of which have been made available to Parent.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that the Company’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any required financing, termination or break-up fees, and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated hereby, after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Tax Incentive” has the meaning set forth in Section 5.13(l).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments, schedules or attachments to any of the foregoing, and including, for the avoidance of doubt, FinCen Form 114.

“Taxes” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, escheat, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tender Offer Conditions” has the meaning set forth in Section 2.1(b).

“Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Total Cash Consideration” means, with respect to each vested Company Stock Option, the product of (a) the Cash Consideration and (b) the number of shares of Company Common Stock subject to such vested Company Stock Option immediately prior to the Effective Time.

“Total Cash Exercise Price” means, with respect to each vested Company Stock Option, the aggregate exercise price of such vested Company Stock Option, multiplied by a fraction, the numerator of which is the Cash Consideration and the denominator of which is the sum of (a) the Cash Consideration and (b) the Share Consideration Value.

“Total Share Consideration” means, with respect to each vested Company Stock Option, the product of (a) the Share Consideration Value and (b) the number of shares of Company Common Stock subject to such vested Company Stock Option immediately prior to the Effective Time.

“Total Share Exercise Price” means, with respect to each vested Company Stock Option, the aggregate exercise price of such vested Company Stock Option reduced by the Total Cash Exercise Price.

“Underwater Option” means, with respect to each Company Stock Option, each Company Stock Option (whether vested or unvested) with an exercise price equal to or greater than the sum of (a) the Cash Consideration and (b) the Share Consideration Value.

“United States” and “U.S.” mean the United States of America.

“Vested Option Consideration” means (a) an amount of cash equal to the positive difference, if any, between the Total Cash Consideration, less the Total Cash Exercise Price, and (b) a number of shares of Parent Common Stock equal to the positive difference, if any, between the Total Share Consideration less the Total Share Exercise Price, divided (ii) by the Parent Measurement Price, in each case as determined hereunder with respect to the particular vested Company Stock Option.

“WARN Act” has the meaning set forth in Section 5.16(g).

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, clauses, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available in that certain virtual data room established by the Company, for the purposes of the transactions contemplated by this Agreement no later than 5:00 p.m. (New York City time) on the date which is one day prior to the date of this Agreement.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided, that this Agreement shall not have been terminated in accordance with its terms and provided that none of the events set forth in clause (v)(a) of Annex A shall have occurred and subject to no Law having been enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any Subsidiary or Affiliate thereof having such effect, Sub shall (and Parent shall cause Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable, and in any event within twenty (20) Business Days, after the date hereof (the date of such commencement, the “Offer Commencement Date”). Following such launch, each of Parent and Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.

(b) The obligation of Sub to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall only be subject to the satisfaction or waiver pursuant to the terms hereof of (x) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Offer (other than shares of Company Common Stock tendered by guaranteed delivery that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer), when added to any shares of Company Common Stock already owned by Sub, if any, equals a majority of the then outstanding shares of Company Common Stock, and (y) the other conditions set forth in Annex A hereto (the conditions described in clauses (x) and (y) are collectively referred to as the “Tender Offer Conditions”). Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition which may not be amended or waived or the conditions set forth in clauses (ii), (iii), (iv) or (v)(a) of Annex A which may not be amended or waived without the Company’s prior written consent), to in good faith increase the price per share of Company Common Stock payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Merger Consideration (except as provided in Section 2.1(h)), changes the form of consideration payable in the Offer, adds to the conditions to the Offer, decreases the number of shares of Company Common Stock sought to be purchased in the Offer, extends the Offer other than in a manner pursuant to and in accordance with the terms of this Section 2.1 or modifies, amends or supplements any Tender Offer Condition in any manner that broadens such conditions or is adverse to the holders of shares of Company Common Stock.

(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.1 or as required by applicable Laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 9.1,

(i) Sub shall extend the Offer for any period required by any Law or any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer; and

(ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more successive extension periods of up to ten (10) Business Days each (each such extension period, an “Additional Offer Period”); provided, however, that Sub shall not be required to extend the Offer pursuant to this clause (ii) on more than two (2) occasions if all Tender Offer Conditions other than the Minimum Condition are satisfied on the date on which the Offer is scheduled to expire, but the Minimum Condition is not satisfied, but may, in its sole and absolute discretion, elect to do so;

(iii) if, on the scheduled Expiration Date, each Tender Offer Condition has been satisfied, or waived by Parent or Sub if permitted hereunder, and the Marketing Period has not then ended, then Sub shall have the right in its sole discretion to extend the Offer to the Business Day immediately following the end of the Marketing Period or to such later date as may be required by the applicable rules, regulations, interpretations or positions of the SEC or its staff; and

(iv) if, immediately prior to the scheduled Expiration Date, each Tender Offer Condition has been satisfied, or waived by Parent or Sub if permitted hereunder, and the proceeds of the Debt Financing (or Alternative Debt Financing) are not available to Parent and Sub, in an amount sufficient (in combination with all funds held by or otherwise available to Parent and Sub, including the cash on hand of the Company) to consummate the transactions contemplated by this Agreement, then Sub shall have the right to, and, if requested by the Company, Sub shall, extend the Offer for no more than two (2) periods of up to ten (10) Business Days each (the length of such period to be determined by Parent, but in any event no later than five (5) Business Days prior to the Termination Date);

provided, however, that notwithstanding the foregoing clauses (i) — (iv) of this Section 2.1(d), in no event shall Sub be required to extend the Offer beyond the Termination Date (as the Termination Date may be extended pursuant to Section 9.1(b)(i)); provided, further, that in no event shall Sub be permitted to extend the Offer beyond the Termination Date (as the Termination Date may be extended pursuant to Section 9.1(b)(i)) without the prior consent of the Company; provided further, that the foregoing clauses (i) — (iv) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1.

(e) In the event that this Agreement is validly terminated pursuant to Section 9.1, Sub shall (and Parent shall cause Sub to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

(f) The Merger Consideration shall, subject to applicable withholding of Taxes, be net to the applicable seller, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement, Sub or Parent on Sub’s behalf shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn promptly following the expiration of the Offer; provided, however, that without the prior written consent of the Company, Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The time at which Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Acceptance Time.” If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Sub that such Taxes either have been paid or are not applicable. The Company shall register (and shall instruct its transfer agent to register) in the name of Sub the shares of Company Common Stock accepted for payment by Sub immediately after the Acceptance Time.

(g) As soon as reasonably practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement and other customary ancillary documents with respect to the Offer (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by applicable Law, each of Parent, Sub and the Company shall use reasonable best efforts to (1) correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect, and (2) take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(g). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(h) If, between the date of this Agreement and the Acceptance Time, any change in the number of issued or outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock) with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change to provide Parent and the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(h) shall be construed to permit the Company, Parent or Sub to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(i) No fraction of a share of Parent Common Stock will be issued in connection with the Offer, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall in lieu of such fractional share, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: such fraction, multiplied by the Parent Measurement Price.

(j) Unless this Agreement is terminated pursuant to Section 9.1, Sub shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 9.1, Sub shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Sub shall promptly return, or cause any depositary acting on behalf of Sub to return, all tendered shares of Company Common Stock to the tendering stockholders.

Section 2.2 Company Action.

(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Documents of such approval and Board Recommendation, unless the Company shall have withdrawn or modified such Board Recommendation as provided in Section 7.3(e) or Section 7.3(f). The Company shall not withdraw or modify such Board Recommendation in any manner adverse to Sub or Parent except as provided in Section 7.3(e) or Section 7.3(f).

(b) Promptly following the filing of the Schedule TO by Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.3(e) or Section 7.3(f), the Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC. The Company shall promptly mail the Schedule 14D-9 to the holders of shares of Company Common Stock together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities laws. The Company shall also include a notice, in compliance with Section 251(h) and Section 262 of the DGCL and reasonably satisfactory to Parent, of appraisal rights in connection with the Merger under the DGCL. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case in all material respects as required by applicable federal securities laws. Parent or Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. Unless the Company’s board of directors has effected a Change of Recommendation, the Company shall give Parent, Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, unless the Company’s board of directors has effected a Change of Recommendation, the Company agrees to (i) provide Parent, Sub and their counsel in writing with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Parent, Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) provide Parent, Sub and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Sub mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent or Sub may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated hereby. If the Offer is terminated or if this Agreement shall be terminated, Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

ARTICLE III

THE MERGER

Section 3.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving company and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. The Merger shall be effected under Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. The parties hereto agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

Section 3.2 Effective Time. Subject to the terms of this Agreement, the parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Effective Time”).

Section 3.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., New York City Time, on a date to be mutually agreed by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing actually occurs is the “Closing Date”)

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.

Section 3.6 Directors and Officers of the Surviving Corporation. The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE IV

CONVERSION OF SHARES

Section 4.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock to be cancelled pursuant to Section 4.1(b) and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration. At the Effective Time, the holders of Book Entry Shares and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 4.2, the Merger Consideration, without any interest thereon, for each such share of the Company Common Stock, or with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

(b) All shares of Company Common Stock that are owned by the Company as treasury shares and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 4.2(g), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Parent Measurement Price.

Section 4.2 Surrender and Payment.

(a) At or prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying and Exchange Agent”) that is reasonably acceptable to the Company to act, among other things, as paying agent and exchange agent for the Merger and to deliver the Merger Consideration to former stockholders of the Company. The Company and Parent shall enter into a Paying and Exchange Agent agreement with the Paying and Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying and Exchange Agent consistent with the terms of this Agreement. Promptly after the Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Paying and Exchange Agent, for the account and benefit of the former holders of Company

Common Stock, the aggregate Cash Consideration payable and the aggregate number of shares of Parent Common Stock issuable pursuant to this Article IV, in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying and Exchange Agent in accordance with this Agreement (such cash and Parent Common Stock shall be referred to in this Agreement as the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 4.1(d) and any dividends or distributions which holders of Company Common Stock may be entitled pursuant to Section 4.2(h). In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including with respect to Company Common Stock held by stockholders who did not exercise, or who shall have effectively withdrawn or lost, their rights to appraisal of such Company Common Stock under the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds and shares of Parent Common Stock to the Paying and Exchange Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying and Exchange Agent to mail to each stockholder whose shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying and Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying and Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying and Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article IV, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration, any cash paid in lieu of the issuance of any fractional shares or dividends or distributions payable with respect to Share Consideration. If any Merger Consideration is to be paid to a Person other than the stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying and Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying and Exchange Agent that such Tax has been paid or is not applicable.

(c) The cash in the Consideration Fund shall be invested by the Paying and Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying and Exchange Agent from promptly making the payments required by this Article IV, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying and Exchange Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective

Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying and Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article IV, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company stockholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation for no consideration. Any Company stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article IV with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying and Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any stockholder of such Certificate or Book Entry Share who has not theretofore complied with this Article IV with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Paying and Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying and Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article IV.

(h) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 4.1(d) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to Parent Common Stock represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Paying and Exchange Agent shall deliver to the holders thereof, without interest (i) promptly after such surrender, the Cash Consideration payable and the Share Consideration payable in exchange therefor, in each case pursuant to Section 4.1(a), along with payment in lieu of fractional shares pursuant to Section 4.1(d) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such Parent Common Stock.

Section 4.3 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 4.1. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. To the extent permitted by applicable Law, Parent shall have the opportunity to participate in and control any and all negotiations and proceedings with respect to such demands. Neither the Company nor Parent shall, without the prior written consent of the other party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or agree to do any of the foregoing.

Section 4.4 Treatment of Company Stock Options; Company Restricted Stock Units; and Company Performance Restricted Stock Units.

(a) At the Effective Time, each outstanding and unvested Company Stock Option (other than any such unvested Company Stock Option that is an Underwater Option), shall, without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Stock Option, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Equity Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the per-share exercise price for the Company Common Stock subject to such Company Stock Option, by (2) the Equity Conversion Ratio (each, as so adjusted, a “Converted Parent Option”).

(b) The Converted Parent Options shall have the same vesting schedule and other terms and conditions as such Company Stock Options; provided, that Parent shall convert Company Stock Options into Converted Parent Options in such a manner as to ensure that the Converted Parent Options are not subject to Section 409A of the Code as a result of the assumption and conversion; provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. For the avoidance of doubt, the Converted Parent Options will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Stock Option that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(c) At the Effective Time, each outstanding and vested Company Stock Option with an exercise price less than the sum of (a) the Cash Consideration and (b) the Share Consideration Value (including those Company Stock Options that become vested by their terms immediately prior to or as of the Effective Time) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive Vested Option Consideration (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld, which withholding shall first be applied against the cash portion of the Vested Option Consideration). Following the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable for shares of Company Common Stock and shall entitle the holder of such Company Stock Option only to the payment, if any, described in this Section 4.4(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time. For the avoidance of doubt, at the Effective Time, each outstanding Company Stock Option that is an Underwater Option shall, without any further action on the part of any holder thereof, be cancelled, and the holder thereof shall receive no payment on account thereof.

(d) At the Effective Time, by virtue of the Merger, the unvested Company Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into that number of Parent restricted stock units of Parent Common Stock (“Converted RSUs”) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Units and (B) the Equity Conversion Ratio.

Any Converted RSUs issued pursuant to this Section 4.4(d) shall be subject to the same terms and conditions as were applicable under such Company Restricted Stock Units; provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. For the avoidance of doubt, the Converted RSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Restricted Stock Unit that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(e) At the Effective Time, each outstanding and vested Company Restricted Stock Unit (including those Company Restricted Stock Units that become vested by their terms immediately prior to or as of the Effective Time) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested Company Restricted Stock Unit) (i) an amount in cash equal to the product of (A) the Cash Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (ii) a number of shares of Parent Common Stock equal to the product of the (A) Share Consideration and (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit. Following the Effective Time, any such cancelled Company Restricted Stock Unit shall entitle the holder of such Company Restricted Stock Unit only to the payment described in this Section 4.4(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time; provided, that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(f) At the Effective Time, by virtue of the Merger, the unvested Company Performance Restricted Stock Units outstanding immediately prior to the Effective Time shall be assumed and converted into that number of restricted stock units of Parent Common Stock, rounded down to the nearest whole share (“Converted PRSUs”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Performance Restricted Stock Units, with such number determined as of the last trading day prior to the Closing Date based on achievement as of such date of the performance vesting terms applicable to such Company Performance Restricted Stock Units with respect of the performance period applicable to such Company Performance Restricted Stock Units and (y) the Equity Conversion Ratio. Any Converted PRSUs issued pursuant to this Section 4.4(f) shall vest based on the vesting date set forth in the award agreement applicable to the Company Performance Restricted Stock Units, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through the applicable vesting date but shall not be subject to any performance-based vesting terms following the Effective Time, and shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such Company Performance Restricted Stock Units (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes this transaction shall constitute a change of control); provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. Each Converted PRSU that vests after the Effective Time shall be settled in shares of Parent Common Stock; provided, that in the event that Parent shall reasonably determine at any time prior to the Effective Time that it would not be permitted to consummate the Merger or the other transactions contemplated hereby without the prior approval of Parent’s stockholders under applicable Laws or the rules of Nasdaq, Parent shall have the power to provide that any such Converted PRSU that vests after the Effective Time shall be settled by a cash payment equal to the value of a share of Parent Common Stock at the time of such settlement. For the avoidance of doubt, the Converted PRSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Performance Restricted Stock Unit that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(g) Prior to the Effective Time, the parties shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 4.4; provided, that no action taken shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary to minimize the tax impact of the provisions set forth in this Section 4.4, cooperate in good faith prior to the Effective Time to develop a mechanism with respect to Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 4.5 Withholding Rights. The Paying and Exchange Agent, Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Company SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, or (b) in the Company Disclosure Schedule (subject to Section 10.4), the Company represents and warrants to Parent and Sub as follows:

Section 5.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 5.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement. Each Subsidiary of the Company (i) has been duly organized and is validly existing, in good standing under the Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(c) The Company has made available to Parent (i) accurate and complete copies of the certificate of incorporation and by-laws (or equivalent constituent documents), including all amendments thereto through the date hereof, of the Company and its Subsidiaries, and (ii) the minutes of the meetings and other proceedings

(including any actions taken by written consent or otherwise without a meeting) of the stockholders and board of directors (or to the extent applicable, any committee thereof) of the Company and its Subsidiaries, since December 31, 2013 through the date hereof. The minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Company made available to Parent were complete and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.

Section 5.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the close of business on June 14, 2016, there were issued and outstanding (i) 83,811,802 shares of Company Common Stock (with 135,118,123 shares of Company Common Stock held by the Company in treasury), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 4,615,746 shares of Company Common Stock (of which options to purchase an aggregate of 4,582,267 shares of Company Common Stock were exercisable), (iv) Company Restricted Stock Units in respect of 3,278,701 shares of Company Common Stock, and (v) Company Performance Restricted Stock Units in respect of 632,836 shares of Company Common Stock (assuming achievement of the target level of performance at the end of the applicable performance period), and (vii) no shares of Company Common Stock held by any Subsidiary of the Company. Since the close of business on June 14, 2016, no shares of Company Common Stock, shares of Company Preferred Stock, Company Stock Options, Company Restricted Stock Units or Company Performance Restricted Stock Units have been issued or granted except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options, or the vesting of Company Restricted Stock Units or Company Performance Restricted Stock Units, in each case outstanding on June 14, 2016 or issued or granted after June 14, 2016 in accordance with the requirements of this Agreement, and in accordance with their terms. All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, all shares of the Company’s capital stock subject to issuance, upon issuance on terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights. As of the date of this Agreement, other than pursuant to the Company Equity Plan, or the ESPP, there are no existing (i) options, restricted stock units, shares of restricted stock, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest (or securities convertible or exchangeable into such capital stock or equity interest) in, the Company or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Company Common Stock, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) All of the outstanding capital stock or equivalent equity interests of each of the Company’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all material Liens, pledges, security interests or other encumbrances.

(c) No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(d) Neither the Company nor any of its Subsidiaries owns any interest or investments (whether equity or debt), or any interest or investment convertible into or exchangeable for any such interest or investment, in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its Subsidiaries).

(f) Section 5.2(f) of the Company Disclosure Schedule accurately sets forth with respect to each award of Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units that was outstanding on June 14, 2016: (i) the name and domicile address of the holder of such award; (ii) the extent to which such award is vested or unvested; (iii) the number of shares of Company Common Stock issuable upon the exercise or vesting of such award; (iv) the date on which such award was granted and the term of such award, if applicable; (v) the vesting schedule (including any provisions relating to accelerated vesting) and vesting commencement date for such award; (vi) the exercise price per share of Company Common Stock purchasable under such award, as applicable; and (vii) whether any Company Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Each grant of Company Stock Options was validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable law and no such grants involved any “back dating” or similar practices with respect to the effect date of grant. No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Company Stock Option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option or rights. All grants of Company Restricted Stock Units, and Company Performance Restricted Stock Units were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the Nasdaq Rules, and with the rules of any other applicable stock exchanges.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) contravene or conflict with or result in a violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(iv)(A)-(C), require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, under any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality (a “Governmental Entity”), except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 5.5 SEC Reports; Company Financial Statements.

(a) The Company has filed or furnished, as applicable, all registration statements, reports, forms, certifications, proxy statements and other documents required to be filed or furnished, as applicable, with the SEC by the Company since December 31, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto, the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment made prior to the date hereof, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).

(c) Since December 31, 2013, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since the date of the most recent consolidated balance sheet of the Company included in the Company SEC Reports, incurred any liabilities or obligations of any nature (whether absolute, contingent, accrued, contingent, fixed or otherwise), except for (a) liabilities or obligations reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016 or in the notes thereto (the “Company Balance Sheet”), (b) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) liabilities owed by one wholly owned Company Subsidiary to another wholly owned Company Subsidiary or liabilities owed by the Company to any wholly owned Company Subsidiary, (e) liabilities and obligations that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, take as a whole, or (f) liabilities or obligations listed on Section 5.6 of the Company Disclosure Schedule.

Section 5.7 Absence of Certain Changes. Since April 3, 2016 through the date hereof, (i) there has not occurred any event, circumstance, change, occurrence, development or effect that has had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 7.1(b), if taken after the date hereof.

Section 5.8 Material Contracts.

(a) As of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any Contract (excluding the Benefit Plans listed on Section 5.9(a) of the Company Disclosure Schedule):

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that is or creates a Partnership with any other Person that is material to the Company and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such Partnership;

(iii) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases) in excess of $500,000 (other than agreements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary), (B) materially restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or (D) is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes;

(iv) that is a Contract (other than this Agreement) for the acquisition of any corporation, partnership or limited liability company or business, or sale of any of its Subsidiaries or businesses, in each case, after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of $500,000 (other than (x) in the ordinary course of business or (y) intercompany agreements);

(v) that is a Contract providing for the outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any products, technology or services of the Company or any of its Subsidiaries under which the Company and its Subsidiaries have made or received payments in excess of $750,000 in the fiscal year ended March 29, 2015, or April 3, 2016, or that would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(vi) that is a dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products (A) with a third party that was one of the Company’s top twenty (20) customers by revenue in the fiscal year ended March 29, 2015, or April 3, 2016 or (B) under which the Company and its Subsidiaries made or received payments in excess of $750,000 in the fiscal year ended March 29, 2015, or April 3, 2016;

(vii) with respect to the acquisition or disposition of any corporation, partnership, limited liability company or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (and was entered into after March 1, 2005), or (B) any “earn-out” or similar contingent payment obligations in excess of $500,000 (other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course);

(viii) that contains a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any asset that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ix) that prohibits or restricts the payment of dividends or distributions in respect of the Company’s shares or capital stock;

(x) that is a purchase or sale agreement with any Significant Customer or Significant Supplier under which the Company and its Subsidiaries have made or received payments in excess of $500,000 in the fiscal year ended March 29, 2015, or April 3, 2016;

(xi) under which (A) any person (other than the Company or any of its Subsidiaries) is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has “take-or-pay” obligations;

(xii) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors or officers or stockholders who own five percent (5%) or more of the Company Common Stock;

(xiii) providing for the creation or imposition of any Lien, other than a Permitted Lien, with respect to any assets (including Intellectual Property or other intangible assets) that would reasonably be expected to be material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;

(xiv) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity which (A) materially restricts or imposes material obligations upon the Company or its Subsidiaries, or (B) disrupts the business of the Company and its Subsidiaries as currently conducted in any material respect, or (y) which would require the Company or any of its Subsidiaries to make aggregate payments of more than $250,000 after the date of this Agreement; or

(xv) with any Governmental Entity, or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer, that would reasonably be expected to be material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

Each such Contract described in clauses (i)-(xiv) or Section 5.8(c), together with each Material Company License-In Agreement and Material Company License-Out Agreement, is referred to herein as a “Material Contract”.

(b) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company or its Subsidiaries, on the one hand, and, to the Knowledge of the Company, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract, and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice, or otherwise has Knowledge, (A) that any other party to any Material Contract intends to terminate or request material changes in any Material Contract, or (B) of any material dispute related to any Material Contract.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (A) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other material asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party.

Section 5.9 Employee Benefit Plans; ERISA.

(a) Section 5.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Benefit Plans and separately identifies each material Foreign Benefit Plan. With respect to each material Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies), including forms of equity award agreements (and any award agreement that materially deviates from the form) and all amendments thereto, (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) the most recent annual report, including annual reports on Form 5500 (including all schedules thereto), (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, advisory, or opinion letter received from the IRS, and (v) the most recent actuarial reports and financial statements, and (vi) all material correspondence to or from a Governmental Entity with respect to any Benefit Plan.

(b) With respect to each Benefit Plan, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Benefit Plan is and has been in material compliance with applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms, and (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted with respect to any Benefit Plan. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, advisory, or opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification. Except as would not be material, no Benefit Plan (including any Company Stock Option, Company Restricted Stock Unit or Company Performance Restricted Stock Unit, in each case whether currently outstanding or previously exercised or settled) is, has been or would be, as applicable, subject to any tax penalty or interest under Section 409A of the Code

(c) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA, (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or a plan described in Section 413(c) of the Code, or (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan. No Benefit Plan subject to ERISA holds securities issued by the Company or any of its current ERISA Affiliates.

(d) Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law, insured death or disability benefits, or benefits in the nature of severance pay pursuant to one or more severance arrangements listed on Section 5.9(a) of the Company Disclosure Schedule).

(e) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event that would not in and of itself trigger such payment or benefit) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its

Subsidiaries to any Service Provider, or (iv) result in the forgiveness of any indebtedness, trigger any funding obligation, or limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement would be nondeductible under Sections 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Service Provider for any excise taxes incurred by such Service Provider, including under Sections 409A and 4999 of the Code.

(f) In all material respects, (i) each Foreign Benefit Plan and related trust, if any, complies with and has been administered in material compliance with its terms and the Laws of the applicable foreign country, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment, and (iv) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Company Balance Sheet.

(g) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company and the Company Subsidiaries, including the Plans, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements (i) have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) were not, and are not, calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Company Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the board of directors of the Company, the compensation committee of the board of directors of the Company (the “Company Compensation Committee”) or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken on or after December 31, 2013 and prior to the date of this Agreement has been made available to Parent prior to the execution of this Agreement.

Section 5.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, (ii) there are no investigations by any Governmental Entity pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree.

Section 5.11 Compliance with Law.

(a) The Company and its Subsidiaries (i) are and have at all times since December 31, 2013 been in compliance with all applicable Laws, and (ii) since December 31, 2013, have not received any written notice from any Governmental Entity alleging, or to the Knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of or under investigation in connection with any applicable Law, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries are and have at all times since December 31, 2013, been in material compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or licenses or other approvals.

(c) Since December 31, 2013, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent, director, officer, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;

(ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 5.12 Intellectual Property.

(a) To the Knowledge of the Company, (i) the Company and/or one or more of its Subsidiaries are the sole owners of each item of Intellectual Property owned (or purported to be owned) by the Company and/or one or more of its Subsidiaries (the “Owned Intellectual Property”), free and clear of any Lien (except for Permitted Liens), (ii) each item of Owned Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, (iii) no action, suit, proceedings, complaint or claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing during the six (6) years prior to the date of this Agreement that challenges the validity, enforceability, or the Company’s ownership of any item of Owned Intellectual Property, (iv) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all registered Owned Intellectual Property and applications therefor (except for any registered Owned Intellectual Property that, as of the date hereof, is abandoned, lapsed, expired, terminated, canceled or withdrawn), each of which is subsisting and, to the Knowledge of the Company, valid and to the extent a registration has issued thereon, enforceable and (v) all fees currently due in the United States and, to the Knowledge of the Company, in any other jurisdiction, as of the signing date of this Agreement for maintaining any registered Owned Intellectual Property have been paid in full to the proper Governmental Entity, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(b) Each material agreement under which, as of the date of this Agreement, a third party licenses or provides to the Company or any of its Subsidiaries any material Intellectual Property, except for Open Source Materials and Off-the-Shelf Software, including such licenses to software (including as a service) that the Company and any of its Subsidiaries use in the ordinary course of business, (“Material Company License-In Agreements”) (i) is in full force and effect, and (ii) to the Knowledge of the Company, is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Company License-In Agreements.

(c) Each material agreement pursuant to which the Company or any of its Subsidiaries has granted a license to a third party with respect to material Intellectual Property that is owned by the Company or such Subsidiary, including such licenses to software (“Material Company License-Out Agreements”) (i) is in full force and effect, and (ii) to the Knowledge of the Company, is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(c) of the Company Disclosure Schedule contains a complete and accurate list of all Material Company License-Out Agreements other than Standard Outbound Licenses.

(d) The consummation of the transactions contemplated by this Agreement will neither violate nor directly result in the breach, modification, cancellation, termination or suspension of any of the Material Company License-In Agreements or Material Company License-Out Agreements or require the consent of any third party to maintain or avoid the loss of rights under any Material Company License-In Agreements or Material Company License-Out Agreements. Neither this Agreement nor the transactions contemplated by this Agreement will result in (under any Contract under which Company or any of its Affiliates is a party) (i) any Person being granted rights or access to, or the placement in or release from escrow, of any source code of the Company or its Subsidiaries, (ii) Parent or the Surviving Corporation being obligated to grant to any third party any right in any Intellectual Property, (iii) Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (iv) Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(e) To the Knowledge of the Company, no Person (including, any current or former employee or consultant of the Company or its Subsidiaries) is infringing, claiming ownership rights in, misappropriating or otherwise violating any of the Owned Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property owned by a third party, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(f) of the Company Disclosure Schedule lists any written complaint, claim, notice or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries during the six (6) years prior to the date of this Agreement alleging any such infringement, misappropriation or other violation and any written request or demand for indemnification or defense of an infringement claim received by the Company or any of its Subsidiaries during the six (6) years prior to the date of this Agreement from any reseller, distributor, customer or end user of a Company Product, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(g) There is no Intellectual Property that is owned by the Company or any of its Subsidiaries in which any third party has any exclusive right(s), except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(h) There are no royalties or similar other payments based on revenues (such as earn-outs) that are payable by the Company or any of its Subsidiaries to any third party (excluding, for the avoidance of doubt, salaries, benefits, employee invention and achievement award programs and any legally required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors) for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Intellectual Property of such third party used by the Company or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(i) The Company has maintained a process whereby each new employee of the Company or any of its Subsidiaries executes a written agreement expressly assigning to the Company or its Subsidiary all of such employee’s right, title and interest in any Intellectual Property created by such employee within the scope of his or her employment during the term of such employment. All employees of the Company and its Subsidiaries have executed written agreements expressly assigning to the Company or a Subsidiary all of such employee’s right, title and interest in any Intellectual Property created by such employees, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(j) The Company and its Subsidiaries take commercially reasonable actions to protect the confidentiality and security of trade secrets, confidential information, personally identifiable information and of its information technology systems and material proprietary data, and, to the Knowledge of the Company, there have been no violations or unauthorized access to the same, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(k) No source code that is Owned Intellectual Property and that is material to the business of the Company and its Subsidiaries, taken as a whole, has been disclosed, delivered or licensed by the Company or any of its Subsidiaries to a third party, and no obligation exists to disclose, deliver or license any such source code in the future, except to employees, consultants, independent contractors and agents of the Company or any of its Subsidiaries acting on the Company’s or any of its Subsidiaries’ behalf. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company has not used and is not using Open Source Materials in any manner that would, with respect to any Owned Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof or (iv) create obligations for the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or grant to any third party any rights under any Owned Intellectual Property. With respect to any Open Source Materials that are being used by the Company or any of its Subsidiaries, the Company and its Subsidiaries are in material compliance with all applicable licenses with respect thereto.

(l) Neither the Company nor any of its Subsidiaries (i) is obligated to license or otherwise make available any Intellectual Property to any forum, consortium, patent pool, standards body or similar entity, (ii) has made any submission or contribution to, and is not subject to any Contract with, any forum, consortium, patent pool, standards body or other entity that would obligate the Company or any of its Subsidiaries to grant licenses or other rights to, or otherwise impair its control of, any Owned Intellectual Property, or (iii) has received a request in writing from any third party for any licenses or other rights to any Owned Intellectual Property in connection with the activities of or any participation in any forum, consortium, patent pool, standards body or similar entity, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization were used in the development of the Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property.

Section 5.13 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries ongoing or pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved prior to the date of this Agreement. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld, including from payments made to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Company Balance Sheet.

(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation (other than contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes).

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) The U.S. federal income tax entity classification of each Subsidiary of the Company not organized within the United States is set forth on Section 5.13(j) of the Company Disclosure Schedule.

(k) The Company is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(l) The Company and each of its Subsidiaries (i) have made available to Parent true, correct and complete copies of all written agreements with any Governmental Entity relating to any material Tax exemption,

Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), as in effect as of the date hereof, and (ii) are in compliance in all material respects with all terms and conditions of any such Tax Incentive and (iii) the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m) No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n) The Company and each of its Subsidiaries are in material compliance with all applicable Laws relating to transfer pricing, including (i) compliance with Section 482 of the Code or a similar provision of any applicable Law and (ii) the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since December 31, 2015, other than in the ordinary course of business or in connection with any transaction contemplated by this Agreement.

Section 5.14 Real Property and Tangible Assets.

(a) With respect to any real property owned in fee simple by the Company or any of its Subsidiaries (together with all buildings, structures, improvements, and fixtures thereon, and appurtenances pertaining or belonging thereto, collectively, the “Owned Real Property”): (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) there are no outstanding options, rights of first offer or first negotiation, or rights of first refusal in favor of any other party to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein; (iii) to the extent in the possession of the Company, the Company has delivered or made available to Parent complete and accurate copies of all deeds, mortgages, surveys, licenses, title insurance policies, or equivalent documentation with respect to the Owned Real Property and other documents relating to or affecting title to the Owned Real Property; and (iv) all Owned Real Property (A) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (B) have access to public roads or valid easements for such ingress and egress and (C) have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage, and other utilities, in each case as sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used by the Company or its applicable Subsidiaries. Section 5.14(a) of the Company Disclosure Schedule contains a complete list of the Owned Real Property.

(b) Except in each case as would not materially affect the business and operations of the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries (i) has valid leasehold title (as applicable) to each location occupied or otherwise used by the Company or any of its Subsidiaries as of the date of this Agreement (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Company Real Property”) pursuant to leases, subleases, licenses, occupancy or other similar agreements to which the Company or any of its Subsidiaries is a party (each, a “Real Property Lease”), and (ii) has good and marketable title or valid leasehold interest to the other tangible assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (x) for Permitted Liens, and (y) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Section 5.14(b) of the Company Disclosure Schedule contains a complete list of all Leased Real Property.

(c) Except as would not reasonably be expected to interfere in any material respects with the current use and operation of the applicable Leased Real Property by the Company or its Subsidiaries, (i) each Real Property Lease is valid, binding and in full force and effect, (ii) there is not under any Real Property Lease any existing default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and (iii) to the Knowledge of the Company, there is not any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease. Neither the Company nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Real Property or any portion thereof or interest therein, and to the Knowledge of the Company, no such proceedings are threatened or proposed. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Real Property.

Section 5.15 Environmental.

(a) Except for such matters that have not resulted, and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole, or otherwise require disclosure under the Securities Act:

(i) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required or necessary for their operations under Environmental Laws, and compliance with the terms and conditions thereof, and neither the Company nor any of its Subsidiaries has received any written (or, if oral, reasonably likely to result in a formal notice or proceeding) notice or communication alleging that any of them are not in such compliance, and, to the Knowledge of the Company, there are no circumstances reasonably likely to prevent or interfere with such compliance in the future;

(ii) There is no Environmental Claim pending or threatened against or affecting the Company or any Subsidiary that would reasonably be expected to result in liability to the Company or any of its Subsidiaries;

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Cleanup of any Hazardous Materials that could reasonably be expected to (A) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or (B) otherwise result in any costs or liability to the Company or any of its Subsidiaries, or against any other Person for or to whom the Company or any of its Subsidiaries are responsible, under Environmental Law; and

(iv) Neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials that could reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or any other Person, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c) The Company has made available to Parent any and all written (including electronic) communications with or documentation from any Person regarding any alleged violation of Environmental Laws, and all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters relating to the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws, except, in each case, those documents or communications that would not reasonably be considered material or currently relevant to the Company or any of its Subsidiaries, or any of their operations.

Section 5.16 Labor Matters.

(a) Except as set forth in Section 5.16(a) of the Company Disclosure Schedule, (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other contract or agreement with any labor or trade union, works council or other employee representative body (collectively, “Employee Representative Body”), (ii) to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are represented by any Employee Representative Body in connection with employment by the Company or any of its subsidiaries, and (iii) to the Knowledge of the Company, there are no pending or threatened activities or proceedings of any Employee Representative Body to organize any employees of the Company or any of its Subsidiaries.

(b) There is no pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have complied with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings, affirmative action, immigration and collective bargaining, (ii) the Company and its Subsidiaries have not received notice of any pending or threatened charge or complaint with respect to or relating to them before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or the enforcement of labor, employment, wages and hours of work, child labor, affirmative action, immigration, or occupational safety and health Laws, or notice of the intent of any such Governmental Entity to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, independent contractor or consultant or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) The Company has made available to Parent and Purchaser a true and complete list (as of the date shown thereon) of the Company employee identification numbers and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and, for employees located in the United States, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, professional, or other nonexempt job position.

(f) Neither the Company nor any of its Subsidiaries is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

(g) Within the last three years, neither the Company nor any Subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act or similar foreign, state or local applicable Law (collectively, the “WARN Act”), issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act with respect to which any obligation remains unsatisfied.

(h) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in material violation of any term of any employment, consulting, nondisclosure or noncompetition agreement, fiduciary duty, restrictive covenant or other similar obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual, in each such instance, relating (A) to the right of such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(i) As of the date hereof, to the Knowledge of the Company, no current employee, consultant or independent contractor of the Company or any Company Subsidiary at the level of Vice President or above or making $300,000 or more in annual base compensation intends to terminate his or her employment, consulting, or independent contractor relationship.

(j) Neither the Company nor any of its Subsidiaries are delinquent in respect of any payments to any current or former employees, consultants or independent contractors for services or amounts required to be reimbursed or otherwise paid, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(k) The Company and its Subsidiaries are in compliance with all Laws relating to the confidentiality, security, use and treatment of employee information and personally identifiable data, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.17 Licenses and Permits. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since December 31, 2013, have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries, (ii) since December 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 5.18 Insurance. The Company and its Subsidiaries are insured by insurers, believed by the Company to be financially responsible, against such losses and risks and in such amounts are customary in the business in which they are engaged. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) since December 21, 2013, no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid.

Section 5.19 Significant Suppliers and Customers.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors) (i) who was one of the twenty (20) largest sources of revenues for the Company during the fiscal year ended March 29, 2015, or April 3, 2016, based on amounts paid or payable or (ii) that would otherwise reasonably be expected to be material to the Company and its Subsidiaries (each, a “Significant Customer”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of the date of this Agreement, to the Knowledge of the Company, the Company has not received written notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with the Company and its Subsidiaries.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier or service provider (i) who was one of the twenty (20) largest sources of amounts paid or payable to suppliers for the Company during any the fiscal year ended March 29, 2015, or April 3, 2016, based on amounts paid or payable or (ii) that would otherwise reasonably be expected to be material to the Company and its Subsidiaries (each a “Significant Supplier”). As of the date hereof, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of the date of this Agreement, to the Knowledge of the Company, the Company has not received written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with the Company and its Subsidiaries.

Section 5.20 Brokers or Finders. No investment banker, broker, consultant, finder, financial advisor or intermediary, other than Qatalyst Partners LP (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 5.21 Vote Required. No vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.22 Board Recommendation. The Company’s board of directors, at a meeting duly called and held on June 15, 2016, at which all of the directors of the Company were present unanimously (a) determined that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, including the Offer and the Merger and the other transactions contemplated hereby and thereby, in accordance with the DGCL and (c) subject to Section 7.3, resolved to recommend that the stockholders of the Company tender their shares into the Offer, ((a), (b) and (c) together, the “Board Recommendation”). As of the date of this Agreement, none of such actions by the Company’s board of directors has been amended, rescinded, or modified.

Section 5.23 Opinion of Financial Advisors. The board of directors of the Company has received from the Company Financial Advisor, an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received in the Offer and the Merger by the Company stockholders (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion was or will be promptly delivered to Parent for information purposes only. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in the Schedule 14D-9.

Section 5.24 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 6.10, the board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, none of such actions by the Company’s board of directors has been amended, rescinded, or modified. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Offer and the Merger). The Company has no stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the Parent SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Parent SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization.

(a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Sub is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Company a copy of Parent and Sub’s certificate of incorporation and by-laws, as currently in effect, and neither Parent nor Sub is in violation of any provision of, respectively, its certificate of incorporation or by-laws. The minutes of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Parent made available to the representatives of the Company were complete, other than with respect to the exhibits thereto, and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters.

Section 6.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby (other than the approval of this Agreement and the transactions contemplated hereby by Parent in its capacity as sole stockholder of Sub, which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock of Parent. As of the close of business on June 13, 2016, there were issued and outstanding (i) 57,602,511 shares of Parent Common Stock (with no shares of Parent Common Stock held by Parent in treasury), (ii) no shares of Parent preferred stock, (iii) options to purchase an aggregate of 1,470,547 shares of Parent Common Stock (of which options to purchase an aggregate of 1,136,186 shares of Parent Common Stock were exercisable), (iv) 2,695,252 Parent restricted stock units, and (v) no warrants for shares of Parent Common Stock exercisable. From the close of business on June 13, 2016 until the date of this Agreement, no shares of Parent Common Stock or Parent preferred shares have been issued except for shares of Parent Common Stock issued pursuant to the exercise of Parent options or warrants, or the vesting of any restricted stock units of Parent, in each case outstanding on June 13, 2016 and in accordance with their terms. All of the issued shares of Parent’s capital stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Parent’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any equity plans or employee share purchase plans of Parent, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, depositary receipts in respect of shares, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Parent or any of its Subsidiaries, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.

Section 6.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) contravene or conflict with or result in a violation of breach of, any provision of the certificate of incorporation or by-laws of Parent or Sub, in each case, as currently in effect, (ii) assuming compliance with the matters referred to in Section 6.4(iv)(A)-(C), require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act and the Securities Act, require on the part of Parent or Sub any filing or registration with or notification to, or require Parent to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole.

Section 6.5 SEC Reports; Parent Financial Statements.

(a) All Parent SEC Reports have been filed on a timely basis. As of their respective filing dates, or, if applicable, as of the time of their most recent amendment made prior to the date hereof, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since December 31, 2013, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 10-K and each interim report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. To the Knowledge of Parent, Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

Section 6.6 Absence of Certain Changes. Except as contemplated by this Agreement, since December 27, 2015 through the date hereof, Parent (i) has not suffered a Parent Material Adverse Effect, and (ii) has not taken any action that would be prohibited by Section 7.1(c) if taken after the date hereof.

Section 6.7 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or any property or asset of the Parent or any of its Subsidiaries, (ii) there are no investigations by any Governmental Entity pending, or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, and (iii) neither the Parent nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree.

Section 6.8 Brokers or Finders. Except for J.P. Morgan Securities LLC, no investment banker, broker, consultant, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 6.9 Vote Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 6.10 Share Ownership. None of Parent, Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 6.11 Capitalization and Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.12 Availability of Funds; Financing. Parent’s and Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Sub’s obtaining of funds to consummate the Offer and the Merger and the other transactions contemplated hereby. Parent has delivered to the Company true, complete and correct copies of a fully executed commitment letter, together with the related fee letters (solely in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted), each in effect as of the date of this Agreement from the Financing Sources parties thereto (together, as they may be amended, modified or replaced in accordance with Section 7.13 and together with all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified in any manner, and (ii) to the Knowledge of Parent, no amendment or modification of the Debt Commitment Letter is contemplated (except for any amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents or similar entities). As of the date hereof, (i) the Debt Commitment Letter, including the commitments contained therein has not been terminated, reduced, withdrawn or rescinded in any respect and, (ii) to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and satisfied all of the other terms and conditions required to be satisfied by Parent as of the date hereof. As of the date hereof, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no conditions precedent or other contingencies (other than pursuant to any “market flex” provisions set forth therein) related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter and the accuracy of the representations and warranties set forth in Article V and performance by the Company of its obligations under this Agreement, in each case, to the extent necessary to satisfy the conditions set forth in Section 8.1 and Annex A, the net cash proceeds contemplated by the Debt Commitment Letter, together with available cash on hand of the Parent, Sub and the Company, will, in the aggregate, be sufficient for Parent and Sub to pay all of the cash amounts required to be provided by Parent and Sub for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Offer and the Merger, and all related fees and expenses required to be paid as of the date of the consummation of the Merger. As of the date hereof, except as set forth in the Debt Commitment Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter or the Debt Financing contemplated therein that could reasonably be expected to affect the availability of the Debt Financing contemplated by the Debt Commitment Letter. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter and, assuming the conditions set forth in Section 8.1(a) and Annex A are satisfied at Closing, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent prior to the Acceptance Time or that the full amount of the Debt Financing will not be available to Parent on the date of the Closing.

Section 6.13 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, and excluding the effect of any inaccuracy of the representations and warranties contained in Article V, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 6.13 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

ARTICLE VII

COVENANTS

Section 7.1 Interim Operations of the Company and Parent.

(a) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of Parent, (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course of business in all material respects, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (w) as may be required by Law, (x) with the prior written consent of Parent, (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents), or enter into any written agreement with any of the Company’s stockholders in their capacity as such;

(ii) except as set forth in Section 7.1(b)(ii) of the Company Disclosure Schedules, and except for shares of Company Common Stock to be issued or delivered pursuant to the (A) Company Equity Plan on exercise or settlement of Company Stock Options, Company Restricted Stock Units and

Company Performance Restricted Stock Units outstanding on the date hereof, or (B) the ESPP (subject to Section 7.8) in accordance with the requirements of this Agreement, issue, grant, deliver, sell, dispose of, or authorize or agree to the issuance, sale, grant or other disposition of (a) any capital stock or other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or other ownership interest of the Company or any of its Subsidiaries, (b) any rights, warrants, options, calls, rights agreements or plans, commitments or any other agreements of any character to purchase or acquire capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, or based on the value or change in value of, any capital stock or other ownership interest of the Company or any of its Subsidiaries, or (c) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof or such capital stock, ownership interests, securities or rights in any Subsidiary of the Company (other than, in each case, any such issuances, sales and dispositions by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary of the Company);

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Company Common Stock (except in respect of any Tax withholding or exercise price in connection with the Company Equity Plan) or other capital stock or other equity securities of the Company or any of its Subsidiaries (other than a wholly-owned Subsidiary);

(iv) split, combine, subdivide or reclassify any Company Common Stock or other capital stock of the Company or any of its Subsidiaries, or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Company Common Stock or other capital stock of the Company or any of its Subsidiaries (except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries) or otherwise make any payments to stockholders of the Company in their capacity as such;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than solely among the Company’s wholly-owned Subsidiaries), other than the Offer or the Merger;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any assets material to the Company and its Subsidiaries, taken as a whole, including any corporation, partnership, limited partnership, or business or division thereof, or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer or similar transaction) or any Company Real Property (or real property that would be Company Real Property if owned or leased by the Company as of the date of this Agreement), other than (x) acquisitions, sales, or dispositions among the Company and any of its Subsidiaries, or (y) purchases or sales of inventory or Company Products in the ordinary course of business;

(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans or advances to any other Person, other than (x) indebtedness, guarantees, loans and advances between or among the Company and its Subsidiaries, (y) letters of credit issued, maintained or guaranteed by the Company or its Subsidiaries in the ordinary course of business and reimbursement obligations in respect thereof, or (z) performance bonds issued and maintained by the Company or its Subsidiaries in the ordinary course of business;

(viii) other than as set forth on Section 7.1(b)(viii) of the Company Disclosure Schedules, as required by applicable Law or agreements existing on the date hereof, or as required pursuant to the terms of any Benefit Plan in effect on the date hereof, or as required or contemplated by this Agreement, (A) enter into, adopt, terminate or materially amend any Benefit Plan or other compensation or benefit plan, policy, practice, arrangement or agreement or accelerate the vesting or payment of any equity award or other amount, (B) increase the benefits or compensation provided to any Service Provider (except for salary and/or target bonus increases to Service Providers below the vice president (or equivalent) level in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business), or (C) hire, terminate or promote any employee (other than any employee below the vice president (or equivalent) level in the ordinary course of business or, in the case of terminations, a termination of a Service Provider for misconduct) or encourage any employee to resign from the Company;

(ix) change in (x) any material respect any of the accounting methods used by the Company and its Subsidiaries unless required by GAAP, SEC rules and regulations or applicable Law, or (y) with respect to the Subsidiaries of the Company, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary unless required by applicable accounting standards or Law;

(x) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of the Company’s capital expenditure budget as set forth on Section 7.1(b)(x) of the Company Disclosure Schedule other than capital expenditures that are not in excess of $750,000 in the aggregate in any fiscal quarter;

(xi) negotiate, enter into, amend or terminate any collective bargaining agreement or other contract or agreement with any Employee Representative Body;

(xii) convene any special meeting of the Company’s stockholders;

(xiii) initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation (other than any such litigation arising out of any of the transactions contemplated by this Agreement) (except to enforce the Company’s rights thereunder) if the amount at issue is greater than $100,000;

(xiv) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign or transfer or grant any rights in any registered Owned Intellectual Property;

(xv) enter into any Contract with respect to, or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses to customers, suppliers, distributors, OEMs, resellers, VARs, or service providers granted in the ordinary course of business consistent with past practice;

(xvi) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax (excluding for these purposes any settlement or compromise relating to a Tax item to the extent that such settlement or compromise does not materially exceed the reserves for such Tax item established in the Company Financial Statements), make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;

(xvii) other than in the ordinary course of business, transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside the United States if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation, in each case with respect to the Company or any of its Subsidiaries;

(xviii) enter into, modify or amend any material Contract outside of the ordinary course of business, or release or assign any material rights or claims thereunder outside of the ordinary course of business, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of the Company or its Subsidiaries;

(xix) invest any funds available for investment (including any proceeds received upon maturity of existing investments) other than in “cash and cash equivalents” (as defined in the financial statements included in the Company SEC Reports);

(xx) (A) write-down any of its material assets, in excess of $750,000, except for depreciation and amortization in accordance with GAAP or in accordance with the ordinary course of business consistent with past practice or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(xxi) agree to any Contract that (i) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (A) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other material asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(xxii) cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor;

(xxiii) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement; or

(xxiv) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) Except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned or (y) as contemplated or permitted by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the Offer or the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent, other than the Offer or the Merger;

(iii) issue, split, combine, subdivide or reclassify any Parent capital stock, or declare, set aside for payment or pay any dividend of any Parent capital stock, or other distribution in respect of any Parent capital stock or otherwise make any payments to stockholders in their capacity as such (other than issuances of Parent Common Stock pursuant to (x) Parent’s employee equity plans or exercise of equity-based awards granted pursuant to Parent’s employee equity plans, or (y) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s employee equity plans in the ordinary course of business consistent with past practice);

(iv) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that, at the time such action is taken would reasonably be likely to materially delay, prevent or impede the consummation of the Offer, the Merger and the other transactions contemplated hereby prior to the Termination Date;

(v) issue shares of Parent Common Stock (or securities convertible into or exercisable for Parent Common Stock) with the Knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Parent Common Stock of the transactions contemplated hereby; or

(vi) enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 7.2 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, be expected to (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (as long as the Company has used all commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by the Company or any of its Subsidiaries; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by the Company or its Subsidiaries without the prior written consent of the Company. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement). The Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.

(b) Each of Parent and Sub shall (and shall cause each of their respective Subsidiaries to) afford to Representatives of the Company reasonable access, in a manner not unreasonably disruptive to the operations of the business of Parent, Sub and their respective Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of Parent, Sub and their respective Subsidiaries and, during such period, shall (and shall cause each of their respective Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent, Sub and their respective Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Parent, Sub and their respective Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, be expected to (i) violate applicable Law or the provisions of any agreement to which Parent, Sub and their respective Subsidiaries is a party as of the date of this Agreement (as long as each of Parent and Sub has used all commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by Parent, Sub or their respective Subsidiaries; provided further, however, that nothing herein shall authorize the Company or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by Parent or its Subsidiaries without the prior written consent of Parent. Without limiting the foregoing, in the event that Parent or Sub does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to the Company that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of Parent, Sub, their respective Subsidiaries and their respective Representatives (as defined in the Confidentiality Agreement).

Section 7.3 Board Recommendation; Acquisition Proposals.

(a) The Company will not, will cause its Subsidiaries not to, and will cause each of the Company’s and its Subsidiaries respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person (other than Parent or its Representatives) concerning the Company’s business or properties, or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement or enter into, continue or otherwise participate in any discussions relating to an Acquisition Proposal, (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal, or (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill,” confidentiality or similar obligation of any person other than Parent or its Affiliates (other than provisions in such obligations customarily referred to as “don’t ask” provisions); or (vi) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent or any of its Affiliates) or any Acquisition Proposal (and the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and shall terminate access to any virtual data room established by the Company and request that all confidential or proprietary information previously furnished to any party (other than Parent) in connection with any such discussions and negotiations be promptly returned or destroyed. Any breach of the foregoing provisions of this Section 7.3 by any of the Company’s Subsidiaries or the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that after the date hereof and prior to the Acceptance Time, the Company receives an unsolicited Acquisition Proposal that did not result or arise in connection with a material breach of the restrictions set forth in Section 7.3(a), the Company and its board of directors may (I) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or (II) furnish nonpublic information to, any Person or Persons (but only after any such Person enters into a confidentiality agreement with the Company containing confidentiality provisions (but that need not contain standstill or similar restrictions) not less restrictive to such person than such provisions of the Confidentiality Agreement are to Parent, which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 7.3(b) and Section 7.3(c)) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Acceptance Time (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action, would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal). The Company shall notify Parent, in writing, of any decision of its board of directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide Parent with written notice setting forth all information that is material or reasonably necessary to keep Parent informed of the status and terms and conditions of any such Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal) and of any changes or other amendments thereto, and the identity of the person making such Acquisition Proposal, and attach a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry), (ii) keep Parent informed as promptly as practicable with respect to any changes or proposed changes to the terms and conditions of an Acquisition Proposal submitted to the Company (and in any event within twenty-four (24) hours following any such changes or proposed changes), including by providing a copy of all written proposals received by the Company relating to any Acquisition Proposal, (iii) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent and (iv) promptly (and in any event within twenty-four (24) hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to Section 7.3(e) and Section 7.3(f), unless and until this Agreement has been terminated in accordance with Section 9.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A)(i) fail to make in accordance with the terms of Section 2.2(b), withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent), or propose publicly to withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent) the Board Recommendation, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days of the commencement of such offer or (iii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal (any action described in clauses (i) — (iii) being referred to as a “Change of Recommendation”) or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (other than a confidentiality agreement of the type described in Section 7.3(b)) (i) constituting, or related to, or that would reasonably be expected to lead to, any Acquisition Proposal, or (ii) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (any of the foregoing in clause (B) of this Section 7.3(d), an “Acquisition Agreement”).

(e) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law, (x) solely in response to a Superior Proposal, make a Change of Recommendation, or (y) cause the Company to terminate this Agreement pursuant to Section 9.1(c)(ii) and concurrently with such termination enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays by wire transfer of immediately available funds the termination fee in accordance with Section 9.2(b); provided, further, that the Company shall not be entitled to exercise its right to make a Change in Recommendation pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless:

(i) the Company notifies Parent at least four (4) Business Days in advance that it intends to take such action (it being understood and agreed that any amendment to the financial terms or any other material term of any Superior Proposal shall require a new notice with a new two (2) Business Day notice period), which notice must specify the reasons for taking such action and, if applicable, the terms and conditions of such proposal (including, if applicable, the most recent draft of any written agreement providing for the proposed transaction, and prior to taking such action, the Company shall, and shall cause its Representatives to, during such four (4) Business Day period (or two (2) Business Day period with respect to a “new notice” as such term is used in this sentence), negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation or termination of this Agreement pursuant to Section 9.1(c)(ii) is no longer necessary; and

(ii) at the end of such four (4) Business Day period (or two (2) Business Day period with respect to a “new notice” as such term is used in Section 7.3(e)(i)), (A) such Acquisition Proposal has not been withdrawn and the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent as a result of the negotiations required by clause (i) or otherwise) and the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law, make a Change of Recommendation unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 7.3(e)) in response to an Intervening Event; provided, that:

(i) the Company has provided to Parent at least four (4) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event; and

(ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within four (4) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make adjustments in the terms and conditions of this Agreement such that (taking into account any such changes to the terms and conditions of this Agreement agreed to or proposed by Parent) failure by the Company’s directors to effect a Change of Recommendation would not reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law.

(g) Nothing in this Agreement shall prohibit the board of directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of the Company that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law; provided, that the foregoing shall not permit the board of directors of the Company to make a Change of Recommendation except as expressly permitted by Section 7.3(e) or Section 7.3(f).

Section 7.4 Employee Benefits.

(a) For the benefit of employees of the Company and its Subsidiaries employed as of the Effective Time (the “Employees”), for a period of 12 months following the Effective Time (or, if shorter, during an Employee’s period of employment), and subject to the applicable Law of each jurisdiction where Employees are located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each Employee with (i) a base salary or wage rate that is substantially comparable to the base salary or wage rate in effect for similarly situated employees of Parent immediately prior to the Effective Time, and (ii) with employee benefits (excluding equity and cash incentive compensation) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of Parent immediately prior to the Effective Time. Notwithstanding the foregoing, (x) to the extent required by applicable Law, base salary or wage rate and incentive compensation opportunities and employee benefits for any Employee shall be no less favorable than the base salary or wage rate and incentive compensation opportunity in effect for such Employee immediately prior to the Effective Time and (y) nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Employee a right to continued employment with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything to the contrary herein, for the period following the Effective Time through December 31, 2016, Parent shall provide the Employees with severance benefits not less favorable than those provided by the Company and its Subsidiaries to such Employees pursuant to the Severance Guidelines adopted by the Company and as in effect on the date hereof and provided to Parent.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan. Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) set forth in Section 5.9(a) of the Company Disclosure Schedule applicable to employees of the Company and its Subsidiaries, in the same manner and to the same extent that the Company or such Subsidiary would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any direct or third party beneficiary right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Foreign Benefit Plan or Parent Plans, or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 7.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Company Subsidiary or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.

(e) The Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company or any ERISA Affiliate, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company (or such ERISA Affiliate) will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors (or the board of directors of the applicable ERISA Affiliate) so terminating any such 401(k) Plan. In the event that termination of any such 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than three (3) Business Days prior to the Closing Date. Promptly following the Closing, Parent shall cause its 401(k) Plan to accept (x) rollover contributions of amounts distributed to Employees from the Company’s 401(k) Plan and (y) in-kind rollovers of Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than fourteen (14) days following the date of such rollover.

(f) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, all such amounts payable under such Company Arrangement shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Company Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date of all necessary actions by the board of directors of the Company, the Company Compensation Committee or its independent directors.

Section 7.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be approved by each of Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will not be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) the Company’s board of directors has effected or in connection with a Change of Recommendation pursuant to Section 7.3(e) or Section 7.3(f), (b) in connection with any such press release or public announcement pursuant to Section 7.3(e) or Section 7.3(f), or

(c) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 7.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and advance expenses to, the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the by-laws of the Company or any applicable Subsidiary. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor, to the extent permitted by applicable Law, all rights to exculpation, advancement of expenses or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of present or former directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, which shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnities for actions prior to the Effective Time that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation or by-laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified with respect to the D&O Indemnities for actions taken prior to the Effective Time in any respect, except as required by applicable Law.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, that in no event shall the Company pay, and in no event shall Parent or the Surviving Corporation be required to pay, an aggregate annual premium for any such insurance policy or policies in excess of 250% of the annual premium currently paid by the Company for such coverage (the “Maximum Amount”); provided, further, that if the annual premium of such policy exceeds the Maximum Amount, Parent shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or

(ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 7.6(b) of the Company Disclosure Schedule sets forth in reasonable detail a description of the Company’s D&O Insurance existing as of the date hereof, including the annual premium for such D&O Insurance.

(c) This Section 7.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be enforceable by, each Indemnified Party or D&O Indemnitee, his or her heirs and his or her representatives.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation, or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.6.

Section 7.7 Reasonable Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by, or advisable under, applicable foreign Antitrust Laws (collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided, that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days of the date of this Agreement, and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within forty-five (45) calendar days of the date of this Agreement; provided, further that, in the case of clause (ii), if a party is not prepared to file any such submission or filing within such period, such party’s senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required or advisable in connection with the Foreign Antitrust Approvals or any other Antitrust Law. Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Offer or the Merger or regulatory filings under applicable Antitrust Laws, provided that Parent shall consult with, and consider in good faith the views of, the Company throughout the antitrust defense of the transaction contemplated by this Agreement, including by providing the Company with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its reasonable best efforts to support Parent in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Parent. Without limiting the foregoing, the parties shall provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. The parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws, and (vi) provide each other promptly with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s right to direct the antitrust defense of the transaction contemplated by this Agreement, each of the Company and Parent agrees, and shall cause each of its Subsidiaries, to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the consummation of the Offer, the Merger and the other transactions contemplated hereby to occur prior to the Termination Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent or any of its Subsidiaries. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to (and, without the prior written consent of Parent, the Company shall not and shall not allow any of its Subsidiaries to) consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Company and its Subsidiaries that would reasonably be expected to reduce the benefits to Parent of the transactions contemplated by this Agreement in any material respect. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to litigate or participate in the litigation of any suit, claim, charge, action, hearing, proceeding, arbitration or mediation, whether judicial or administrative, brought by any Governmental Entity or appeal any order (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Merger or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in each case as a result of or in connection with the Merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Company’s capital stock or any shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to require divestiture by Parent, the Company or any of their respective Subsidiaries of any shares of Company Common Stock or any business or assets of the Company or its Subsidiaries or Parent or its Subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 7.7(a), the Company, Parent and Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Parent, Sub, the Company or their respective Subsidiaries will be required to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement, the Offer and the Merger required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.7(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 7.7(a).

Section 7.8 ESPP. The ESPP shall continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP) (“Offering Period”), the Company shall take action to provide for an earlier Purchase Date concurrent with the New Purchase Date with respect to each Purchase Period then in progress in accordance with Section 10.5 of the ESPP and each then-outstanding option under the ESPP with respect to such Offering Period shall be exercised on the New Purchase Date (making such pro-rata adjustments as may be necessary to reflect the shortened Offering Period but otherwise treating such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the ESPP). Such earlier New Purchase Date shall be as reasonably close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing at least ten (10) days prior to the New Purchase Date that the exercise date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Purchase Date, and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Sections 8.1 and 10.5 of the ESPP. After the date of this Agreement, no new participants shall be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new Offering Period shall commence under the ESPP.

Section 7.9 Section 16 Matters. Prior to the Expiration Date, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Stock, Company Stock Options, Company Performance Restricted Stock Units and Company Restricted Stock Units pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Expiration Date, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Parent Common Stock, Converted Parent Options, Converted PRSUs and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 7.10 Filing of Form S-8; Listing of Additional Shares. Parent agrees to file, as soon as reasonably practicable but in no event later than ten (10) Business Days following the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Parent Options, Converted PRSUs, and Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Parent Options, Converted PRSUs and Converted RSUs assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Company Stock Options, Company Performance Restricted Stock Units and Company Restricted Stock Units. Parent shall take all action reasonably necessary to cause the shares of Parent Common Stock to be issuable upon the exercise of Company Stock Options, or vesting of the Company Restricted Stock Units and the Company Performance Restricted Stock Units, to be approved for listing on Nasdaq at or prior to the Effective Time.

Section 7.11 Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Offer, the Merger and the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated hereby (other than such communications contemplated by Section 7.7(a), which shall be governed by such Section) or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Offer, the Merger and the transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence of any event, of which either party becomes aware, which would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified to not be true and accurate in any material respect as if such representation were made at such time, or (ii) the Company or Parent, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder.

Section 7.12 Transaction Litigation. Subject to applicable Law, other than with respect to any litigation where Parent is adverse to the Company, the Company will give Parent the reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby, and no such settlement will be agreed to or offered without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Parent, Parent will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any action, claim, suit or proceeding against Parent or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby. Prior to the consummation of the Merger, without the prior written consent of the Company, Parent shall not settle any action, claim, suit or proceeding related to the Offer, the Merger or the other transactions contemplated hereby unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement or the Merger, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.12. The parties acknowledge that this Section 7.12 in no way limits the parties’ obligations under Section 7.7(a).

Section 7.13 Financing.

(a) Parent shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the aggregate Cash Consideration and the funds otherwise necessary to effect the consummation of the transactions contemplated by this Agreement on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Debt Financing on the terms and conditions (including any “market flex” provisions) described in the Debt Commitment Letter pursuant to the terms thereof, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter; (ii) negotiate, execute and deliver definitive documentation for the Debt Financing that reflects the terms contained in the Debt Commitment Letter (subject to any “market flex” provisions included in the fee letters or any fee letters relating to an Alternative Debt Financing) or such other terms that are more favorable to Parent; (iii) satisfy (or seek a waiver of) on a timely basis all of the conditions precedent set forth in the Debt Commitment Letter and any definitive document related to the Debt Financing, in each case that are within the control of Parent and comply with their obligations thereunder; and (iv) to seek to enforce its rights with respect to funding under the Debt Commitment Letter in the event of a breach thereof by the financing provider(s) thereunder. Without the consent of the Company, Parent shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter (other than pursuant to “flex” provisions contained in the Debt Commitment Letter) if such amendment, supplement, replacement, modification or waiver (A) subject to Parent’s right to obtain substitute financing set forth in this Section 7.13, reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount below the amount needed (in combination with all funds held by or otherwise available to Parent and Sub, including the cash on hand of the Company) to consummate the transactions contemplated by this Agreement, or (B) imposes new or additional conditions to the initial funding of the Debt Financing or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (y) adversely impact the ability of Parent and Sub to consummate the transactions contemplated hereby or (z) adversely impact the ability of Parent to enforce its rights with respect to funding against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided, that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to delay or prevent or make less likely the Acceptance Time, Closing or Parent’s ability to consummate the Debt Financing (or satisfaction of the conditions to the Debt Financing)). Parent shall promptly deliver to the Company true, complete and correct copies of any such amendment, supplement, modification or replacement (including, all such amendments, supplements, modifications or replacements that are permitted hereunder).

(b) Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts (A) to, subject to Parent’s right to obtain substitute financing set forth in this Section 7.13, maintain in full force and effect the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on other terms that are on terms no less favorable, in all material respects to Parent and Sub than the terms and conditions (including any “market flex” provisions related thereto) contained in the Debt Commitment Letter, or, if available, obtain alternative financing on other terms that are acceptable to Parent, provided, that (i) Parent promptly provides notice to the Company of such other terms (in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted) or such alternative financing, and (ii) such other terms or the terms of such alternative financing are (x) in respect of certainty of funding, equivalent in all material respects to (or more favorable to Parent, Sub and the Company than) the conditions set forth in the Debt Commitment Letter as in effect on the date hereof and (y) no less beneficial in any material respect to Parent in terms of its ability to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or the definitive agreements with respect thereto, (C) to satisfy on a timely basis (or obtain the waiver of), and in a manner that will not adversely impede the ability of the parties to consummate the Offer or the Merger, all conditions to receipt of the full amount of the Debt Financing at the Closing set forth therein that are within its control and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (D) to comply with its obligations under the Debt Commitment Letter, and (E) to consummate the Debt Financing at or prior to the Effective Time. Parent and Sub shall use their reasonable best efforts to enforce their rights with respect to funding under, and cause the Financing Sources, lenders and the other persons providing or committing to provide the Debt Financing to comply with their obligations with respect to funding under the Debt Commitment Letter and definitive financing agreements and to fund on or before the Effective Time the Debt Financing. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, including, as the Company’s request, promptly providing copies of all executed definitive agreements for the Debt Financing Agreements.

(c) Without limiting the foregoing, Parent agrees to notify the Company promptly, after obtaining Knowledge thereof (and in any event within two (2) Business Days after obtaining Knowledge thereof), if at any time prior to the Closing Date (i) the Debt Commitment Letter expires or is terminated for any reason, (ii) Parent becomes aware of, or receives any written notice or other written communication from any Person with respect to, any actual or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Debt Financing Agreement or any provisions of the Debt Commitment Letter or any Debt Financing Agreement, (iii) if for any reason Parent or Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing required (together with available cash on hand of the Parent, Sub and the Company) for Parent and Sub to pay all of the cash amounts required to be provided by Parent, Sub and the Company for the consummation of the transactions contemplated by this Agreement, (iv) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstances referred to in this Section 7.13(c); provided, however, that in no event will Parent be under any obligation to disclose (x) any ordinary course negotiations with respect to the terms of the Financing and (y) any information shared among Parent and its professional advisors in connection with matters contemplated by this Section 7.13(c) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Without limiting Parent’s other obligations under this Section 7.13(c), if the commitments with respect to all or any portion of the Debt Financing expire or are terminated or all or any portion of the Debt Financing otherwise becomes unavailable or it becomes reasonably likely that any portion of the Debt Financing may become unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter, and such portion of the Debt Financing are reasonably required to consummate the Merger and other transactions contemplated hereby, then Parent shall (x) promptly notify the Company of such event and the reasons therefor, (y) use reasonable best efforts to arrange and obtain, at its sole expense, in replacement thereof alternative financing from the same or alternative financing sources in an amount sufficient to pay all amounts required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”), and (z) obtain, and when obtained, promptly provide the Company with a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing (“New Debt Commitment Letter”), together with all related fee letters and associated engagement letters (solely in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted). Parent’s obligations under the foregoing sentence in this Section 7.13(c) shall apply to any other Alternative Debt Financing. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and each fee letter relating to New Debt Commitment Letter to the extent then in effect.

(d) Notwithstanding anything to the contrary contained herein, Parent’s obligations under this Agreement are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Offer, the Merger and the transactions contemplated by this Agreement.

(e) On the Closing Date, Parent shall provide all funds required to effect the repayment of all indebtedness under the Company Credit Agreement in full in accordance with the Company Credit Agreement, subject to compliance with Section 7.14(a)(x).

Section 7.14 Financing Cooperation.

(a) Subject to Section 7.14(b), (c) and (d), prior to the Closing Date, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and its and its Subsidiaries Representatives to provide, at Parent’s sole cost and expense, to Parent such cooperation as may reasonably be requested by Parent in connection with the Debt Financing including, without limitation, (i) participation, upon reasonable advance notice, by senior management in a reasonable number of meetings, presentations, sessions with rating agencies, drafting sessions and due diligence sessions at times and in locations reasonably acceptable to the Company, (ii) furnishing Parent and its Representatives with all Financing Information and, to the extent reasonably available to the Company, other financial and other material information not otherwise available to Parent relating to the Company and its Subsidiaries, including any such customary information contemplated by the Debt Commitment Letter to be delivered after the date of this Agreement, as is necessary or customary and as may be reasonably requested in connection with the Debt Financing, in each case, as and when it becomes available (in the case of the Financing Information, at the times required by the Debt Commitment Letter), (iii) reasonably assisting Parent and its Financing Sources (to the extent relating to the Company and its Subsidiaries) in the preparation of customary rating agency presentations, syndication documents and materials, information memoranda, lender presentations and similar marketing documents to be used, in connection with the Debt Financing, including providing customary authorization letters related thereto, (iv) assisting in the preparation of definitive financing documents, as may be reasonably requested by Parent, (v) facilitating the pledging of collateral for the Debt Financing, (vi) using commercially reasonable efforts to obtain such material consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including, without limitation, customary payoff letters, releases of liens, instruments of termination or discharge, legal opinions, surveys and title insurance, (vii) using commercially reasonable efforts to ensure that the syndication efforts for the Debt Financing benefit from the Company’s existing lending and banking relationships, (viii) using commercially reasonable efforts in assisting Parent in its efforts to obtain corporate credit or family ratings of Parent, (ix) to the extent reasonably requested by Parent, subject to customary confidentiality agreements, cooperate with reasonable due diligence requests from the Financing Sources, including as promptly as practicable after reasonable request thereof, furnishing the Financing Sources with reasonable documents or other information reasonably requested by the Financing Sources relating to the Company and its Subsidiaries required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, (x) obtaining a customary repayment notice, payoff letter and other customary payoff and release documentation and authorizations on or prior to the Closing Date of all obligations under the Company Credit Agreement; and (xi) using commercially reasonable efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by Parent and within the control of the Company and its Subsidiaries, and using commercially reasonable efforts to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; provided, however, that, no obligation of the Company under any agreement, certificate, document or instrument shall be effective until the Closing. Without limiting the generality of the foregoing, the Company shall ensure that all financial and other projections concerning the Company and its Subsidiaries that are made available to Parent by the Company after the date of this Agreement and prior to the Closing are prepared in good faith and, prior to the earlier of the Closing Date and the termination of this Agreement, the Company will use its reasonable best efforts to provide to Parent and its Financing Sources such information as may be necessary so that the Financing Information provided by the Company (other than projections, budgets, estimates and other forward-looking information or information of a general economic or general industry nature) is, when taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. The Company consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights. Nothing contained in this Section 7.14 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Tender Offer Condition set forth in clause (v)(d) of Annex A, as applied to the Company’s obligations under this Section 7.14(a), shall be deemed satisfied unless the Debt Financing has not been obtained as a direct and primary result of the Company’s Knowing and Intentional Breach of its obligations under Section 7.14(a) as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(b) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries and their respective Representatives (collectively, the “Financing Indemnitees”) as applicable, in connection with the Debt Financing or the cooperation of the Financing Indemnitees, as applicable, contemplated by this Section 7.14. Parent shall indemnify and hold harmless the Financing Indemnitees from and against any and all losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith or providing the assistance contemplated by this Section 7.14, in each case except to the extent any of the foregoing arise from the Financing Indemnitees’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction (the obligations of Parent in this sentence, the “Financing Cooperation Indemnity”). The Financing Cooperation Indemnity shall survive the consummation of the Merger and any termination of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, (x) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to become unable to satisfy any Tender Offer Condition, (C) require the Company or any of its Subsidiaries or any of their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations or give any indemnities prior to the Closing that are not contingent on the Closing (D) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the organizational documents of the Company or any of its Subsidiaries or any applicable material Laws, (F) result in the contravention or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party, (G) provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or that would be prohibited by applicable Law or legal proceeding, or (H) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; (y) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided that this clause (y) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date (after giving effect to the Closing) by any persons that shall remain or will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time; and (z) any documentation executed by the Company of any of its Subsidiaries shall not become effective until the Effective Time.

(d) Parent acknowledges and agrees that, other than reasonable out-of-pocket costs and expense subject to reimbursement pursuant to this Section 7.14, neither the Company nor any of its Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14. All non-public or otherwise confidential information regarding the Company or any of its Affiliates and Subsidiaries obtained by Parent or its Affiliates or Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement or customary confidential undertakings in connection with the Debt Financing.

Section 7.15 Approval of the Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Sub and the Company as soon as practicable following the Acceptance Time without a stockholders meeting or a vote of stockholders pursuant to Section 251(h) of the DGCL.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the

Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws shall be disregarded for purposes of this Section 8.1(a) where the failure to comply with such order, decree or ruling would not reasonably be expected to reduce the benefits to Parent of the transactions contemplated by this Agreement in any material respects; and

(b) Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned at any time prior to the Acceptance Time:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Time shall not have occurred at or prior to 11:59 p.m. (New York City Time) on November 12, 2016 (the “Termination Date”); provided, however, that (i) if the Marketing Period has commenced and is continuing, but the Acceptance Time has not yet occurred as of the Termination Date, then the Termination Date shall automatically be extended to (and shall be deemed for all purposes to be) the date that is three (3) Business Days following the then-scheduled end date of the Marketing Period; and (ii) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement proximately caused (A) any of the conditions to the Offer set forth in Annex A having failed to be satisfied or such action or failure to act constitutes a material breach of this Agreement or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Sub having accepted for payment any shares of Company Common Stock tendered in the Offer and such action or failure constitutes a material breach of this Agreement;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 8.1(a) or clause (v)(a) of Annex A would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to have such order, decree, ruling or other action avoided or lifted; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any of the representations and warranties of Parent and the Sub shall be untrue, in any case such that any of the representations of Parent and the Sub (assuming that the date of such determination is the Closing Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y) of this Section 9.1(c)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect, or (assuming that the date of such determination is the Closing Date) if Parent or Sub shall not have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; provided, that if such breach is reasonably capable of being cured by Parent and Sub through the exercise of their reasonable best efforts within the earlier of (A) the forty-five (45) day period following notification by the Company to Parent of such breach or inaccuracy or (B) the then-scheduled expiration date of the Offer (provided, for purposes of this clause (B), Parent may extend the expiration date of the Offer up to the forty-fifth day after the notice contemplated by clause (A) in order to extend the cure period to forty-five days, provided that Parent may not extend the expiration date of the Offer beyond the Termination Date), and in each case Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(c)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in clauses (v)(c) or (v)(d) of Annex A would not be satisfied; or

(ii) prior to the Acceptance Time, if all of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 7.3(e) in order to accept a Superior Proposal in compliance with Section 7.3; (C) the board of directors of the Company approves, and the Company substantially concurrently with the termination of this Agreement, enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 9.2(b).

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the events set forth in clauses (v)(c) or (v)(d) of Annex A shall have occurred; provided, that if such breach is reasonably capable of being cured by the Company through the exercise of its reasonable best efforts during the forty-five (45) day period following notification by Parent to the Company of such breach or inaccuracy and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.1(d)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or if any of the representations and warranties of Parent and the Sub (assuming that the date of such determination is the Closing Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y) of this Section 9.1(d)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect; or

(ii) prior to the Acceptance Time, if either of the following occur: (A) a Change of Recommendation shall have occurred or been otherwise publicly disclosed, or (B) the Company shall have committed a Knowing and Intentional Breach of its obligations under Section 7.3.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to the Confidentiality Agreement, the Financing Cooperation Indemnity set forth in Section 7.14(b), this Section 9.2, and Article X. Nothing contained in this Section 9.2 shall relieve Parent, Sub or the Company from liability for fraud or a Knowing and Intentional Breach of this Agreement.

(b) If, but only if,

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii),

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), or

(iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) as a result of the failure to satisfy the Minimum Condition prior to such termination, (B) there has been received after the date of this Agreement and not withdrawn or publicly disclosed prior to the termination of this Agreement an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction, which is subsequently consummated, or (2) a Qualifying Transaction is consummated, then the Company shall pay to Parent a termination fee of forty-seven million eight hundred thousand dollars ($47,800,000) in cash,

(iv) concurrently with any termination pursuant to Section 9.1(c)(ii);

(v) within three (3) Business Days following any termination pursuant to Section 9.1(d)(ii); and

(vi) within three (3) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 9.2(b)(iii);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 9.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or a Knowing and Intentional Breach of this Agreement.

(c) All payments contemplated by this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to timely pay any amount due pursuant to this Section 9.2, or any portion thereof, (i) such amount or portion shall accrue interest from the date such payment was required to be made through the date of payment at the Prime Rate in effect on the date such payment was required to be made plus five percent (5%) and (ii) the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company in respect of the amount set forth in Section 9.2 or any portion thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that Section 10.6, Section 10.8, Section 10.9, Section 10.11, Section 10.16 and this Section 10.1 (to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Sources.

Section 10.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 10.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

                      Cavium, Inc.

                      2315 N. First Street

                      San Jose, CA 95131

                      Attention:     Vincent P. Pangrazio

                      Email:           Vince.Pangrazio@cavium.com

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP

                      525 University Avenue

                      Palo Alto, California 94301

                      Attention:     Kenton J. King

                                           Michael J. Mies

                      Email:           kenton.king@skadden.com

                                            michael.mies@skadden.com

(b) if to the Company, to:

                      QLogic Corporation

                      26650 Aliso Viejo Parkway

                      Aliso Viejo, California 92656

                      Attention:     Michael Hawkins

                      Email:           Michael.hawkins@qlogic.com

                      with a copy to:

                      O’Melveny & Myers LLP

                      610 Newport Center Drive, 17th Floor

                      Newport Beach, CA 92660

                      Attention:     Mark D. Peterson

                                           Andor Terner

                      Email:           mpeterson@omm.com

                                            aterner@omm.com

or to such other address (i.e., e-mail address) for a party as shall be specified in a notice given in accordance with this Section 10.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.3.

Section 10.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information disclosed in one section or subsection of the Company Disclosure Schedule shall be deemed to be included in each other section or subsection of such Company Disclosure Schedule to which the relevance of such information would be reasonably apparent on the face thereof without further inquiry. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. References to “$”, “dollar”, or “dollars” are to the lawful currency of the United States. References to “ordinary course of business,” when used with respect to a party’s business, means the ordinary course of such party’s business, consistent with past practice, including with respect to frequency and amount.

Section 10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any Person or any of their respective successors and permitted assigns, other than the parties hereto, any rights, benefits, remedies, obligations or liabilities hereunder or to otherwise create any third-party beneficiary hereto, except for, from and after the Effective Time, as provided in this Section 10.6 and in Section 7.6 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees) and in Section 7.14 (which is intended for the benefit of the

Financing Indemnitees); provided, that each of the Financing Sources shall be express third party beneficiaries of the first proviso in Section 10.1 (Amendment and Modification), Section 10.8(b) (Governing Law), Section 10.9(b) (Jurisdiction), Section 10.11(b) (Specific Performance; Remedies), Section 10.16 (Waiver of Jury Trial) and this proviso in this Section 10.6, each of such Sections shall expressly inure to the benefit of the Financing Sources and each of the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 10.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.8 Governing Law.

(a) This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained herein, any and all claims or causes of action (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to the Debt Financing (including any claim, controversy or dispute against or involving any Financing Source, including their respective successors and permitted assigns) shall be governed by and construed in accordance with the laws of the State of New York (except as otherwise provided in the Debt Commitment Letter), without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that any proceeding with respect to the Debt Financing, any Financing Source or the Debt Commitment Letter involving (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent and/or Sub have the right to terminate its obligations under this Agreement or decline to consummate the Offer and the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.9 Jurisdiction.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

(b) Notwithstanding anything herein to the contrary, each of the parties agrees that it will not bring or support any proceeding involving the Financing Sources or their respective Affiliates and representatives in any way relating to this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof), including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the definitive documentation for the Debt Financing (and the termination hereof and thereof) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), County of New York, Borough of Manhattan.

Section 10.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.11 Specific Performance; Remedies.

(a) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Offer and the Merger, will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Offer and the Merger), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

(b) Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent or Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following the Closing and the consummation of the Debt Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries (after giving effect to the Merger) under the Debt Commitment Letter.

Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent and/or Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent and/or Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 10.12 shall be null and void.

Section 10.13 Expenses. Subject to Section 9.2(c), all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer, the Merger or any of the other transactions contemplated hereby is consummated.

Section 10.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING AND ANY RELATED COMMITMENT LETTER OR FEE LETTERS RELATED THERETO) OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

QLOGIC CORPORATION

By:	/s/ Jean Hu
Name: Jean Hu
Title: Acting Chief Executive Officer, Senior
Vice President and Chief Financial
Officer

CAVIUM, INC.

By	/s/ Syed B. Ali
Name: Syed B. Ali
Title: President and Chief Executive Officer

QUASAR ACQUISITION CORP.

By:	/s/ Vincent P. Pangrazio
Name: Vincent P. Pangrazio
Title: President

INDEX OF DEFINED TERMS

Section
401(k) Plan	Section 7.4(e)
Acceptance Time	Section 2.1(f)
Acquisition Agreement	Section 7.3(d)
Acquisition Proposal	Section 1.1
Action	Section 1.1
Additional Offer Period	Section 2.1(d)(ii)
Affiliate	Section 1.1
Agreement	Preamble
Alternative Debt Financing	Section 7.13(c)
Antitrust Laws	Section 7.7(a)
Benefit Plans	Section 1.1
Board Recommendation	Section 5.22
Book Entry Shares	Section 1.1
Business Day	Section 1.1
Cash Consideration	Recitals
Certificate of Merger	Section 3.2
Certificates	Section 4.1(a)
Change of Recommendation	Section 7.3(d)
Cleanup	Section 1.1
Closing	Section 3.3
Closing Date	Section 3.3
Code	Section 1.1
Company	Preamble
Company Arrangements	Section 5.9(g)
Company Balance Sheet	Section 5.6
Company Balance Sheet Date	Section 1.1
Company Common Stock	Section 1.1
Company Compensation Committee	Section 5.9(g)
Company Credit Agreement	Section 1.1
Company Disclosure Schedule	Section 1.1
Company Equity Plan	Section 1.1
Company Financial Advisor	Section 5.20
Company Financial Statements	Section 5.5(b)
Company Material Adverse Effect	Section 1.1
Company Performance Restricted Stock Unit	Section 1.1
Company Preferred Stock	Section 1.1
Company Products	Section 1.1
Company Real Property	Section 5.14(b)
Company Related Party	Section 1.1
Company Restricted Stock Unit	Section 1.1
Company SEC Reports	Section 5.5(a)
Company Stock Option	Section 1.1
Confidentiality Agreement	Section 1.1
Consideration Fund	Section 4.2(a)
Contract	Section 1.1
Converted Parent Option	Section 4.4(a)
Converted PRSUs	Section 4.4(f)
Converted RSUs	Section 4.4(d)

Section
Covered Securityholders	Section 5.9(g)
D&O Indemnitee	Section 7.6(a)
D&O Insurance	Section 7.6(b)
Debt Commitment Letter	Section 6.12
Debt Financing	Section 6.12
Debt Financing Agreements	Section 7.13(b)
DGCL	Section 1.1
Disclosure Document	Section 1.1
Dissenting Shares	Section 4.3
Effective Time	Section 3.2
Employee Representative Body	Section 5.16(a)
Employees	73
Environmental Claim	Section 1.1
Environmental Laws	Section 1.1
Equity Conversion Ratio	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
ESPP	Section 1.1
Exchange Act	Section 1.1
Exchange Ratio	Recitals
Expiration Date	Section 2.1(c)
FCPA	Section 1.1
Financing Cooperation Indemnity	Section 7.14(b)
Financing Indemnitees	Section 7.14(b)
Financing Information	Section 1.1
Financing Sources	Section 1.1
Foreign Antitrust Approvals	Section 7.7(a)
Foreign Benefit Plan	Section 1.1
GAAP	Section 5.5(b)
Governmental Entity	Section 5.4
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
Indemnified Parties	Section 7.6(a)
Intellectual Property	Section 1.1
IRS	Section 1.1
Knowing and Intentional Breach	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 5.14(b)
Marketing Period	Section 1.1
Material Company License-In Agreements	Section 5.12(b)
Material Company License-Out Agreements	Section 5.12(c)
Material Contract	Section 5.8(a)(xv)
Maximum Amount	Section 7.6(b)
Merger	Section 3.1, Recitals
Merger Consideration	Recitals
Minimum Condition	Section 2.1(b)
Nasdaq	Section 1.1
Nasdaq Rules	Section 1.1
New Debt Commitment Letter	Section 7.13(c)
New Purchase Date	Section 7.8

Section
OFAC	Section 1.1
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Documents	Section 2.1(g)
Offering Period	Section 7.8
Off-the-Shelf Software	Section 1.1
Open Source Material	Section 1.1
Owned Intellectual Property	Section 5.12(a)
Owned Real Property	Section 5.14(a)
Parent	Preamble
Parent Common Stock	Section 1.1
Parent Financial Statements	Section 6.5(b)
Parent Material Adverse Effect	Section 1.1
Parent Measurement Price	Section 1.1
Parent Plans	Section 7.4(b)
Parent SEC Reports	Section 1.1
Parent Stock Exchange	Section 1.1
Partnership	Section 1.1
Paying and Exchange Agent	Section 4.2(a)
Permits	Section 5.17
Permitted Liens	Section 1.1
Person	Section 1.1
Preliminary Prospectus	Section 2.1(g)
Prime Rate	Section 1.1
Qualifying Transaction	Section 1.1
Real Property Lease	Section 5.14(b)
Registration Statement	Section 2.1(g)
Representatives	Section 7.2(a)
Sarbanes-Oxley Act	Section 5.5(d)
Schedule 14D-9	Section 2.2(b)
SEC	Section 1.1
Section 262	Section 4.3
Securities Act	Section 1.1
Service Provider	Section 1.1
Share Consideration	Recitals
Share Consideration Value	Section 1.1
Significant Customer	Section 5.19(a)
Significant Supplier	Section 5.19(b)
Solvent	Section 6.13
Standard Outbound License	Section 1.1
Sub	Preamble
Subsidiary	Section 1.1
Superior Proposal	Section 1.1
Surviving Corporation	Section 3.1
Tax Incentive	Section 5.13(l)
Tax Return	Section 1.1
Taxes	Section 1.1
Tender Offer Conditions	Section 2.1(b)
Termination Date	Section 9.1(b)(i)
Total Cash Consideration	Section 1.1

Section
Total Cash Exercise Price	Section 1.1
Total Share Consideration	Section 1.1
Total Share Exercise Price	Section 1.1
U.S.	Section 1.1
Underwater Option	Section 1.1
United States	Section 1.1
Vested Option Consideration	Section 1.1
WARN Act	Section 5.16(g)

Annex A

Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement and in addition to (and not in limitation of) Sub’s right to extend or amend the Offer at any time pursuant to the terms of this Agreement, neither Parent nor Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered pursuant to the Offer if at the expiration of the Offer:

(i) the Minimum Condition is not satisfied;

(ii) any applicable waiting period (and any extensions thereof) applicable to the Offer and the Merger under the HSR Act shall not have expired or otherwise been terminated;

(iii) the Registration Statement shall not have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

(iv) the shares of Parent Common Stock issuable pursuant to the Offer and the Merger shall not be authorized for listing on Nasdaq, subject to official notice of issuance;

(v) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(a) a Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Offer or the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws shall be disregarded for purposes of this clause (v)(a);

(b) a Company Material Adverse Effect shall have occurred and be continuing;

(c) any of the representations and warranties of the Company (I) set forth in Section 5.2 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (II) set forth in Section 5.1(a), Section 5.3, Section 5.20, Section 5.21, or Section 5.23 or Section 5.24 shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (III) set forth in Section 5.7(i) shall be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (excluding, however, clause (b) of the definition of Company Material Adverse Effect for the purposes of this clause (III)), and (IV) set forth in this Agreement, other than those Sections specifically identified in clauses (I), (II) and (III) of this clause (d), shall not be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in the case of this clause (IV), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

(d) the Company shall have failed to comply with or perform in all material respects its obligations hereunder required to be performed at or prior to the Expiration Date;

(e) the Company shall not have furnished Parent with a certificate signed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that, to the knowledge of such officer, the conditions set forth in clauses (v)(c) and (v)(d) of this Annex A shall not have occurred; or

(f) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement.

The foregoing conditions are for the sole benefit of Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Sub or Parent in whole or in part at any time and from time to time in their sole discretion, provided, that the Minimum Condition may not be waived, in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

Annex B

June 15, 2016

Board of Directors

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

Members of the Board:

We understand that QLogic Corporation (the “Company”), Cavium, Inc. (the “Parent”) and Quasar Acquisition Corp., a wholly owned subsidiary of the Parent (the “Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 15, 2016 (the “Merger Agreement”), which provides, among other things, for (i) the commencement by the Merger Sub of a tender offer (the “Offer”) for all outstanding shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), other than Company Common Stock to be cancelled in accordance with Section 4.1(b) of the Merger Agreement, for $11.00 in cash and 0.098 duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Parent (the “Parent Common Stock”) (collectively, the “Per Share Consideration”) and (ii) the subsequent merger of the Merger Sub with and into the Company (the “Merger” and, together with the Offer, the “Transaction”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each Company Share, other than the Company Common Stock owned by the Company as treasury shares, or owned by the Parent, the Merger Sub or any direct or indirect subsidiary of the Parent, in each case as of the effective time of the Merger, and the Company Common Stock held by holders who are entitled to demand and who shall have properly demanded appraisal of their Company Common Stock in accordance with Section 262 of the General Corporation Law of the State of Delaware, will be cancelled and converted into the right to receive the Per Share Consideration. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Consideration to be received by the holders of the Company Common Stock, other than the Parent or any affiliates of the Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft, dated June 15, 2016, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (collectively, the “Company Projections”), and certain forward-looking information prepared by management of the Parent, including financial projections and operating data of the Parent (collectively, the “Parent Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for the Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and the Parent. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. With respect to the Parent Projections, we have been advised by the management of the Parent, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Parent of the future financial performance of the Parent and other matters covered thereby. We have assumed that the final executed Merger Agreement will not differ from the Draft Merger Agreement in any respect material to our opinion. We also have assumed that the Transaction will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay in any respect material to our opinion. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Transaction. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Parent, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessments of the managements of the Company and the Parent as to (i) the existing and future technology and products of the Company and the Parent and the risks associated with such technology and products, (ii) their ability to integrate the businesses of the Company and the Parent and (iii) their ability to retain key employees of the Company and the Parent.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction. We will receive a fee for our services payable upon rendering of this opinion, and we will also receive an additional, larger fee if the Offer is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or the Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or the Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, the Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to whether any Holder should tender Company Common Stock in connection with the Offer and does not in any manner address the price at which Company Common Stock will trade or the price at which the Parent Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such Per Share Consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided, in the case of a director or officer, that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article VI, Section B of Cavium’s certificate of incorporation, as amended (the “charter”), provides that Cavium is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL. Article VI, Section A of Cavium’s charter provides that Cavium’s directors will not be personally liable to Cavium or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Cavium or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Cavium has entered into indemnification agreements with its executive officers and directors which requires Cavium, among other things, to (i) indemnify such indemnitees to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of the indemnitee’s service as a director or officer of Cavium or of another company or enterprise at the request of Cavium and (ii) advance such expenses to the indemnitee.

Cavium also maintains directors’ and officers’ liability insurance. Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to Cavium’s directors, officers or controlling persons pursuant to the foregoing provisions, Cavium has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus/offer to exchange to provide such interim financial information.

(d)

(1)	The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 27, 2016.

Cavium, Inc.

By:	/s/ Syed Ali
Name: Syed Ali
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Syed Ali Syed Ali	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2016

/s/ Arthur Chadwick Arthur Chadwick	Chief Financial Officer, Vice President of Finance and Administration (Principal Financing and Accounting Officer)	July 27, 2016

/s/ Sanjay Mehrotra Sanjay Mehrotra	Director	July 27, 2016

/s/ Madhav Rajan Madhav Rajan	Director	July 27, 2016

/s/ C.N. Reddy C.N. Reddy	Director	July 27, 2016

/s/ Anthony Thornley Anthony Thornley	Director	July 27, 2016

/s/ Brad W. Buss	Director	July 27, 2016
Brad W. Buss

/s/ Edward H. Frank, Ph.D.	Director	July 27, 2016
Edward H. Frank, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of June 15, 2016, by and among Cavium, Inc., Qusar Acquisition Corp. and QLogic Corporation (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement on Form S-4).

3.1	Amended and Restated Certificate of Incorporation of Cavium, Inc. (incorporated by reference to Exhibit 3.2 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 20, 2011).

3.2	Amended and Restated Bylaws of Cavium, Inc. (incorporated by reference to Exhibit 3.5 to Cavium’s registration statement on Form S-1/A (File No. 333-140660) as filed with the SEC on April 13, 2007).

4.1	Specimen certificate for the shares of common stock of Cavium, Inc. (incorporated by reference to Exhibit 4.2 to Cavium’s registration statement on Form S-1/A (File No. 333-140660) as filed with the SEC on April 13, 2007).

5.1^	Opinion of Skadden Arps regarding the legality of the securities being registered.

10.1	Form of Indemnity Agreement entered into between Cavium and its directors and officers (incorporated by reference to Exhibit 10.1 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.2**	2001 Stock Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.2 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.3**	Amended 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on May 2, 2014).

10.4**	Form of Option Agreement under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.24 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on May 2, 2008).

10.5**	Form of Option Grant Notice and Form of Exercise Notice under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.6**	Form of Restricted Stock Unit Grant Notice under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on August 8, 2008).

10.7**	Restricted Stock Unit Retention Plan (incorporated by reference to the indicated Exhibit 10.7 to Cavium’s Annual Report on Form 10-K (File No. 001-33435) as filed with the SEC on March 2, 2009).

10.8**	Executive Employment Agreement, dated January 2, 2001, between Cavium and Syed Ali (incorporated by reference to Exhibit 10.5 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.9**	Amendment to Executive Employment Agreement, dated December 24, 2008, between Cavium and Syed Ali (incorporated by reference to Exhibit 10.9 to Cavium’s Annual Report on Form 10-K (File No. 001-33435) as filed with the SEC on March 2, 2009).

10.10**	Employment Offer Letter, dated December 27, 2004, between Cavium and Arthur Chadwick (incorporated by reference to Exhibit 10.6 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

Exhibit Number	Description of Exhibit

10.11**	Employment Offer Letter, dated January 22, 2001, between Cavium and Anil K. Jain (incorporated by reference to Exhibit 10.7 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.12**	Amendment to Offer Letter, dated December 24, 2008, between Cavium and Anil Jain (incorporated by reference to Exhibit 10.12 to the Cavium’s Annual Report on Form 10-K (File No. 001-33435) as filed with the SEC on March 2, 2009).

10.13**	Letter Agreement, dated September 1, 2006, between Cavium and Anthony Thornley (incorporated by reference to Exhibit 10.10 to Cavium’s registration statement on Form S-1 (File No. 333-140660) as filed with the SEC on February 13, 2007).

10.14**	Letter Agreement, dated July 15, 2009, between Cavium and Sanjay Mehrotra (incorporated by reference to Exhibit 10.1 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 24, 2009).

10.15**	Letter Agreement, dated March 22, 2013, between Cavium and Madhav Rajan (incorporated by reference to Exhibit 10.2 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on May 6, 2013).

10.16	Master Technology License Agreement, dated December 30, 2003, between Cavium and MIPS Technologies, Inc. (incorporated by reference to Exhibit 10.21 to Cavium’s registration statement on Form S-1/A (File No. 333-140660) as filed with the SEC on April 6, 2007).

10.17	MIPS Core Technology Schedule, dated as of September 29, 2010, by and among Cavium and MIPS Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on October 29, 2010).

10.18	Lease Agreement dated March 17, 2011, between Cavium and SI 37, LLC (“2315 Lease”) (incorporated by reference to Exhibit 10.1 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on March 1, 2011).

10.19	Lease Agreement dated November 1, 2013, between Cavium and SI 37, LLC (“2345 Lease”) (incorporated by reference to Exhibit 10.1 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on November 4, 2013).

10.20	First Amendment to Lease Agreement dated November 1, 2013, between Cavium and SI 37, LLC (“2315 Lease”) (incorporated by reference to Exhibit 10.2 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on November 4, 2013).

10.21	Employment Offer Letter, dated February 11, 2011, between Cavium and Vincent Pangrazio (incorporated by reference to Exhibit 10.1 to Cavium’s Quarterly Report on Form 10-Q (File No. 001-33435) as filed with the SEC on May 6, 2011).

10.22**	2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 15, 2016).

10.23**	Forms of Option Grant Notice and Option Agreement under 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 15, 2016).

10.24**	Forms of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 15, 2016).

10.25**	Forms of Non-Employee Director Restricted Stock Unit Award Grant Notice and Non-Employee Director Restricted Stock Unit Award Agreement under 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Cavium’s Current Report on Form 8-K (File No. 001-33435) as filed with the SEC on June 15, 2016).

Exhibit Number	Description of Exhibit

21.1	Subsidiaries of Cavium, Inc. (incorporated by reference to Exhibit 21.1 to Cavium’s Annual Report on Form 10-K (File No. 001-33435) as filed with the SEC on February 22, 2016).

23.1*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm to Cavium.

23.2*	Consent of KPMG LLP, as independent registered public accounting firm to QLogic.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

99.1^	Consent of Qatalyst Partners LP.

99.2^	Form of Letter of Transmittal.

99.3^	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4^	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.
**	Indicates a management contract or compensatory plan or arrangement required to be filed pursuant to Item 15(b) of Form 10-K.
^	Previously filed.